As filed with the Securities and Exchange Commission on December 9, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISANT CORPORATION

(Exact name of Registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	3911	90-0207604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marie D. Hlavaty

Senior Vice President, Chief Legal Officer and Secretary

Visant Corporation

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455–2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
10.00% Senior Notes due 2017	$750,000,000	100%	$750,000,000	$53,475
Guarantees of 10.00% Senior Notes due 2017(2)	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number	Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices
AKI, Inc.	Delaware	13-3785856	2844	1700 Broadway 25th Floor New York, NY 10019 (212) 541-2600

Dixon Direct LLC	Delaware	56-2586460	2844	1226 West Seventh Street Dixon, IL 61021 (815) 284-2211

Jostens, Inc.	Minnesota	41-0343440	3911	3601 Minnesota Drive Suite 400 Minneapolis, MN 55435 (952) 830-3300

Memory Book Acquisition LLC	Delaware	26-1095433	3231	357 Main Street Armonk, NY 10504 (914) 595-8200

Neff Holding Company	Delaware	06-1674743	2300	645 Pine Street Greenville, OH 45331 (937) 548-3194

Neff Motivation, Inc.	Ohio	34-4377440	2300	645 Pine Street Greenville, OH 45331 (937) 548-3194

PCC Express, Inc.	Delaware	52-2038306	2759	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix Color Corp.	Delaware	22-2269911	2759	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix (Md.) Realty, LLC	Maryland	22-2269911	2759	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Rock Creek Athletics, Inc.	Iowa	42-1458923	2300	203 6th Avenue W. Grinnell, IA 50112 (888) 762-5273

The Lehigh Press LLC	Delaware	23-1417330	2750	1900 South 25th Avenue Broadview, IL 60155 (708) 681-3612

Visual Systems, Inc.	Wisconsin	39-1025733	2752	8111 N. 87th Street Milwaukee, WI 53224 (414) 464-8333

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2010

PROSPECTUS

$750,000,000

Visant Corporation

Offer to Exchange all outstanding $750,000,000 10.00% Senior Notes due 2017 (the “outstanding notes”) for an equal amount of 10.00% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended (the “exchange notes”).

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•

The exchange notes are being offered in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

•	Certain existing and future domestic subsidiaries of Visant Corporation have guaranteed the outstanding notes, and such domestic subsidiaries will guarantee the exchange notes.

Resales of Exchange Notes

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933, as amended, and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act of 1933, as amended.

You should consider carefully the Risk Factors beginning on page 23 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the exchange notes (as defined below) offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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AVAILABLE INFORMATION

We file reports and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The information we file with the SEC and other information about us is also available on our website at http://www.visant.net. However, the information on our website is not a part of this prospectus.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties.

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SUMMARY

This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the exchange notes. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors which may affect our business, including those set forth in “Risk Factors” and elsewhere in this prospectus.

Except where otherwise indicated or unless the context otherwise requires, any reference in this prospectus to (1) the “Company”, “we”, “our”, “us”, “Issuer” or “Visant” refers to Visant Corporation, (2) “Visant Secondary” refers to Visant Secondary Holdings Corp., our direct parent company, (3) “Holdco”, “our parent” or “our parent company” refers to Visant Holding Corp. (“Visant Holdings”), our indirect parent company, together with Visant and its consolidated subsidiaries, (4) “Jostens” refers to Jostens, Inc. and its subsidiaries, (5) “Lehigh” refers to The Lehigh Press LLC (formerly known as The Lehigh Press, Inc.), (6) “Arcade” refers to AKI, Inc. and its subsidiaries (other than Dixon and Lehigh), (7) “Dixon” refers to Dixon Direct LLC (formerly known as Dixon Direct Corp.), (8) “Neff” refers to Neff Holding Company together with Neff Motivation, Inc. and its subsidiaries, (9) “VSI” refers to Visual Systems, Inc., and (10) “Phoenix Color” refers to Phoenix Color Corp. and its subsidiaries. Visant Secondary holds 100% of the outstanding capital stock of Visant, and Visant Holdings holds 100% of the outstanding capital stock of Visant Secondary. All references to a particular fiscal year are to the four fiscal quarters ended the Saturday nearest to December 31st.

Our Company

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. Our parent company was created in October 2004 when affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and DLJ Merchant Banking Partners III, L.P. (“DLJMBP III” and, together with KKR, the “Sponsors”) completed a series of transactions that combined Jostens, Von Hoffmann Corporation (“Von Hoffmann”) and Arcade (the “Formation Transactions”). Visant was formed to create a platform of businesses with leading positions in attractive end market segments and to establish a highly experienced management team that could leverage a shared services infrastructure and capitalize on margin and growth opportunities. Since 2004, we have developed a unified marketing and publishing services organization with a leading and differentiating approach in each of our segments. Our management team has created and integrated central services and management functions and has reshaped the business to focus on the most attractive and highest growth market opportunities. In fiscal year 2009, we derived approximately 90% of our consolidated net sales and over 97% of our Adjusted EBITDA, which is defined under “Summary—Summary Historical Consolidated Financial Data” and “Selected Historical Consolidated Financial Data”, from products and services in which we believe we maintain a leading segment position.

We sell our products and services to end customers through several different sales channels, including independent sales representatives and dedicated sales forces. Visant Holdings (formerly known as Jostens Holding Corp.) and Visant (formerly known as Jostens IH Corp.) were each originally incorporated in Delaware in 2003. For the year ended January 2, 2010, we generated net sales and Adjusted EBITDA of $1,255.3 million and $330.2 million, respectively. For the nine months ended October 2, 2010, we generated net sales and Adjusted EBITDA of $989.4 million and $295.8 million, respectively, as compared to net sales and Adjusted EBITDA of $1,000.3 million and $283.1 million, respectively, for the nine months ended October 3, 2009.

Our three reportable segments as of October 2, 2010 consisted of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

Scholastic

We are one of the leading providers of services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the Scholastic segment, we target the school channel and primarily serve U.S. high schools, colleges and universities, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. We provide a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. We also provide ongoing warranty service on our class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, and our subsequent acquisitions in 2009 and 2010 in the varsity jacket business, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, varsity jackets, mascot mats, plaques and sports apparel in schools and through a dealer network.

Memory Book

Through our Jostens subsidiary, we are one of the leading sales and marketing organizations providing services in conjunction with the publication, marketing, sale and production of memory books and related products that help people tell their stories and chronicle important events. Jostens’ strong brand recognition is deeply rooted in its school-by-school relationships and in its consistent ability to deliver high quality products and services and innovate to meet market demands. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of online layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers online memory book products and related services, enabling the consumer to create personal, hard or soft-cover memory books to chronicle important events.

Marketing and Publishing Services

The Marketing and Publishing Services segment includes operations in sampling, direct marketing and publishing services. Our sampling operations provide services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments. With over a 100-year history, Arcade Marketing pioneered our leading ScentStrip® product in 1980. Since then, we have developed an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various conventional and on-line marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. Our direct marketing operations specialize in high-quality, in-line printed products and can accommodate large marketing projects with a wide range of dimensional printed products and in-line finishing production, data processing and mailing services. Our products range from conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities can offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts. Our publishing services business produces book components, including book covers and jackets, and employs specialized techniques to create highly decorated covers. We have long-standing relationships with many of our customers in this segment, including the world’s leading fragrance purveyors and educational and trade publishers.

Company Background

On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed the Formation Transactions, which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann and Arcade.

Business Strengths

We believe that we are distinguished by the following business strengths:

Market Leading Positions in Attractive and Diversified Segments

We believe that we have leading positions in the market segments in which we operate. In fiscal year 2009, we derived approximately 90% of our consolidated net sales and over 97% of our Adjusted EBITDA from products and services in which we believe we have a leading market segment position. The majority of sales for our Memory Book and Scholastic segments are “in the schoolhouse”, to school administrators and students, with whom long-standing relationships and the trust that a customized, quality product will be delivered on time are important. We believe that our Marketing and Publishing Services business is an industry leader in the introduction and provision of innovative products and services, including formats produced under proprietary processes.

Consistent Cash Flow Conversion and Proven Ability to Support Leverage

We have extensive experience operating with significant leverage and have established a track record of predictable cash generation. The combination of our capital efficiency, generally stable revenue streams, low investment requirements, margin enhancements and operating efficiency efforts has enabled us to consistently generate significant cash flow and repay a significant amount of indebtedness since the beginning of 2005 and throughout various economic conditions. Over the period from the Formation Transactions and prior to the consummation of the refinancing transactions in September 2010, Holdco reduced its leverage (total net debt (defined as cash and cash equivalents less total debt)/Adjusted EBITDA (as defined under “Summary—Summary Historical Consolidated Financial Data” and “Selected Historical Consolidated Financial Data”)) considerably while during the same period paying aggregate cash dividends to its investors of $478.5 million.

Resilient Business with Significant Operating Leverage

Jostens’ Consistent Performance Across the Economic Cycle. The school affinity products segment has been very resilient and demonstrated steady growth throughout economic cycles for many decades. Jostens has deep relationships with high schools and colleges, who have demonstrated a high degree of loyalty with annual school retention rates of more than 90%. The end customers’ demand for Jostens products has been highly consistent over time due to the commemorative and “once in a lifetime” nature of the purchase by schools and students who desire personalized mementos and are willing to pay a premium for Jostens’ superior products and services.

Our growth opportunity is driven by increases in the overall student population and the number of graduating students both at the high school and tertiary level. The trend towards increased higher education for the U.S. population is expected to continue. The long-term nature of our relationships with key gatekeepers in the school channel, the diversity of the school base and consistent end customer demand, have created a stable competitive landscape and operating environment.

Significant Operating Leverage in Our Marketing and Publishing Services Business. During the economic downturn in 2008-2009, our Marketing and Publishing Services business experienced weaker net sales, in line with the industries it serves, particularly as a result of decreased spending on advertising. However, despite the challenging environment, we believe that our Marketing and Publishing Services business showed the strength of its long-standing customer relationships and maintained a trusted position with our customers, which positions us well to participate in any industry recovery and to achieve growth as our customers resume spending on advertising, marketing and textbook components to support recovery in their own businesses.

Despite the decline in 2009 in net sales in our sampling business, as leading fragrance manufacturers reduced spending on existing fragrances and reduced support behind new product launches, we maintained our leadership position with an approximate 70% category share in flat fragrance sampling and maintained our estimated share of spending by our major customers. We expect our direct business to benefit from any overall recovery in advertising spending and any increased new product launches, along with any increased demand for our highly customized marketing solutions, as direct marketers increasingly look for targeted response-based marketing solutions. We have signed contracts over the last two years with each of the three major educational publishers (Pearson, Houghton Mifflin Harcourt and McGraw Hill) which we expect will provide our publishing services business with a significant share of each of these customers’ cover production requirements for the next several years. We expect our publishing services business to rebound from 2009 levels as expenditures on educational textbooks increase.

We believe our Marketing and Publishing Services segment will benefit going forward from an improving advertising environment and the cost reduction efforts we took in fiscal years 2008 and 2009. We have sufficient production capacity and expect to be able to satisfy the volume requirements underlying our operating plan without adding any significant incremental fixed costs and without undertaking significant expansionary capital expenditures. As a result, we expect any increases in sales to lead to attractive incremental cash generation and conversion of cash to EBITDA.

Highly Experienced and Efficient Sales Network with Long-Standing Relationships

Jostens has the nation’s leading network of independent sales representatives for yearbooks, class rings and graduation products in the school channel. Our network of more than 550 sales representatives (which includes both independent contractors, as well as direct employees of Jostens) maintains relationships with school administrators, faculty advisors and students at more than 41,000 schools throughout the country. Journalism classes focused on the creation and publication of the school’s yearbook are offered as part of the curriculum in

78% of the high schools where Jostens operates. Jostens’ value-added services and reach within the schoolhouse provide us with special access to students and content. More importantly, the curriculum provides clear milestones for the school to complete each edition of their yearbook and strong incentives to maximize yearbook sales.

Most of Jostens’ sales representatives are independent and as such are responsible for operating their own business, which incentivizes them to maximize their account sales. Jostens’ independent sales representative model also provides incentives for the representatives to manage their commissioned sales as a multi-year business. The representatives have an average tenure of 14 years with us and are trusted stewards of long-standing relationships that Jostens has established with school administrators, advisors and students over several decades. Turnover among sales representatives is low, and transition management for retiring sales representatives is typically initiated well in advance of the actual date of retirement. We provide sales representatives with training throughout the year to foster individual development and disseminate best practices throughout the organization.

The Marketing and Publishing Services business has maintained a trusted position with many of its key customers for more than 20 years, positioning it well to participate in any recovery within the industry and to achieve growth to the extent its customers resume spending on advertising, marketing and textbook components. The publishing services business has held close relationships with each of the three major educational publishing houses for an average of 54 years and also has long-standing relationships with the key trade publishers such as HarperCollins, Simon & Schuster and Penguin, in each case for over 30 years.

High Value Added Products and Services with Expansion Opportunities Through New Products and Services

We have consistently made significant investments in technology and in the development of new products and services. These investments and the economies of scale generated from our combined operating footprint have allowed us to develop industry leading products and services and deliver superior value to our customers, which in turn has garnered us a position as a trusted sales and marketing solution provider to our clients. We have identified opportunities to leverage our leading position in core categories to expand internationally and into complementary and adjacent categories.

Memory Book’s innovative offerings include fully customized inserts, automated digital output solutions and industry leading online design tools. Scholastic provides its customers with consistently high quality products, a high level of product assortment and highly flexible tools for online design and ordering. Our sampling business generates more than 90% of its revenue from its top-selling patented and other proprietary products. These products include Arcade’s microencapsulated ScentStrip® product and its patented high-end sampling solutions, such as its BeautiSeal® and LiquaTouch® sampling devices. We have developed these and our next generation sampling technologies, such as BeautiPod™ and iSampler, through extensive research and development, as well as targeted acquisitions to acquire new and complementary capabilities.

Scalable Manufacturing

We operate a scalable and strategically-positioned network of manufacturing facilities which allows us to maintain a sustainable, low-cost competitive advantage. Over the last several years, we have made significant capital investments and completed a number of restructuring initiatives to increase operating efficiency. We anticipate continuing to implement initiatives to improve manufacturing functions and secure a competitive advantage.

Experienced Management Team

Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years of experience in the printing and publishing industries. He also has a proven track record of successfully operating companies with significant amounts of leverage and an ability to execute against a business plan. Our senior operating management team has substantial experience and relationships that are complementary to their responsibilities. Our management team members are also highly motivated stakeholders through their substantial investment in Visant Holdings’ equity and equity-based incentive plans.

Business Strategy

The principal features of our business strategy include the following:

Expand Opportunities Through New Product and Service Innovation and Development

We have continually invested in our businesses to position ourselves as a leader in innovation and to drive organic growth. Through our innovation in product and service introductions, increased customization options for our customers, as well as our investment in new equipment and technology improvements, we have retained our leading market segment positions by driving demand for our differentiated products and services and improving account retention and customer relationships even during turbulent economic cycles. To continue to distinguish ourselves based on our capabilities and innovation and position ourselves for growth, we have instituted a formalized strategic planning process. This process includes an increased focus on product and service innovation to address marketplace changes, including changes arising from developments in technology, alternative methods of content delivery and consumer behavior and opportunities in adjacent market segments and geographies. We expect that our strategic process will allow us to position ourselves to capture growth from these changes and opportunities.

Improve Customer Service and Selling Strategy to Drive Growth

We strive to enhance our relationships with our customers through marketing and selling initiatives focused on innovation, customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which helps to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our product and service innovation and selling strategy. At Jostens, we believe opportunity exists within the extensive Jostens sales network by increasing the cross-selling of additional Jostens products and services to existing schools and by implementing processes and automation to deliver enhanced sales representative performance across the platform.

Selectively Pursue Complementary Acquisitions

We have demonstrated our ability over the last five years to execute complementary acquisitions that have expanded our core capabilities and platform and accelerated entry into adjacent market segments. We believe the acquisitions completed over this period have been successfully integrated into our business by leveraging the operating and marketplace relationships within the Visant platform. Other than the acquisition of Phoenix Color in 2008, the average purchase price per transaction for each of the other acquisition transactions was approximately $14.0 million. We intend to continue to pursue similarly sized opportunistic external growth opportunities as a means to develop our capabilities, broaden our product and service offerings, leverage our existing infrastructure and expand our geographic reach.

Implement Margin Enhancement and Cost Savings Initiatives

Since the consummation of the Formation Transactions, we have been successful in identifying and realizing significant margin enhancements and cost savings. We have achieved these enhancements and savings primarily through procurement and sourcing initiatives aimed at reducing the costs of materials and services used in our operations and the restructuring and integration of our operations and improvements to the efficiency of our sales, administrative and support functions. We intend to continue to identify and pursue efforts to contain and reduce costs and drive operating efficiencies.

Improve Operating Efficiencies and Asset Utilization

The integration of our various businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture select production opportunities as well as to leverage asset utilization across product lines. We intend to capitalize on market opportunities by continuing to leverage our production capabilities, our reputation in the market segments in which we operate and our management team’s industry experience.

The Refinancing

New Credit Facilities and Tender Offers

Concurrent with the private offering of $750.0 million aggregate principal amount of 10.0% Senior Notes due 2017 (the “outstanding notes”), we entered into a $1,250.0 million term loan facility maturing in 2016 (the “New Term Loan Credit Facility”), and a $175.0 million revolving credit facility expiring in 2015 (the “New Revolving Credit Facility” and, together with the New Term Loan Credit Facility, the “New Credit Facilities”). The New Term Loan Credit Facility provides for term loans in an aggregate principal amount of $1,250.0 million and replaced our previously existing term loan credit facility (the “Old Term Loan Credit Facility”) which consisted of a Term Loan C facility, with $316.5 million outstanding as of July 3, 2010, which would have otherwise matured in October 2011. The New Revolving Credit Facility provides for borrowings of up to $175.0 million and replaced our previously existing $100.0 million revolving credit facility (the “Old Revolving Credit Facility” and, together with the Old Term Loan Credit Facility, the “Old Credit Facilities”), which would have otherwise matured in January 2012 at the latest, subject to the occurrence of certain conditions.

We are the primary borrower under the New Credit Facilities. Jostens Canada Ltd. (“Jostens Canada”) is also a borrower under a Canadian facility under the New Revolving Credit Facility. The borrowing capacity under the New Revolving Credit Facility can be used for the issuance of up to $35 million of letters of credit (inclusive of a Canadian letter of credit facility).

The New Credit Facilities are unconditionally guaranteed by Visant Secondary and all of our material wholly-owned domestic subsidiaries. The repayment of these facilities is secured by substantially all of our assets and substantially all of the assets of each of the guarantors, including, but not limited to, a 100% pledge of our capital stock and each of the guarantors’ capital stock (excluding the capital stock of Visant Secondary) and 65% of the capital stock of each first-tier non-U.S. subsidiary owned by Visant or a subsidiary guarantor.

Concurrent with the private offering of outstanding notes, we and Visant Holdings also conducted tender offers and consent solicitations (collectively, the “Tender Offers”) for (1) the 10.25% Senior Discount Notes due 2013 of Visant Holdings (the “Senior Discount Notes”), of which $247.2 million in aggregate principal amount at maturity was outstanding as of July 3, 2010, (2) the 8.75% Senior Notes due 2013 of Visant Holdings (the “Senior Notes”), of which $350.0 million in aggregate principal amount was outstanding as of July 3, 2010, and (3) the 7.625% Senior Subordinated Notes due 2012 of Visant (the “Senior Subordinated Notes” and, together with the Senior Discount Notes and the Senior Notes, the “Old Notes”), of which $500.0 million in aggregate principal amount was outstanding as of July 3, 2010. The Old Notes which were not repurchased pursuant to the Tender Offers were satisfied and discharged by delivering to the applicable trustee amounts sufficient to pay the applicable redemption price, plus accrued and unpaid interest, up to, but not including, the date of redemption.

The proceeds from the New Credit Facilities and the offering of the outstanding notes were used to (1) repay in full the Old Credit Facilities, which would have otherwise begun maturing in October 2011, (2) repurchase directly or through our indirect parent, Visant Holdings, through the Tenders Offers, approximately $241.5 million aggregate principal amount at maturity of the Senior Discount Notes, approximately $349.8 million aggregate principal amount of the Senior Notes and approximately $434.7 million aggregate principal amount of the Senior Subordinated Notes (such repurchased notes, the “Tendered Notes”), (3) redeem approximately $5.7 million aggregate principal amount at maturity of the Senior Discount Notes, approximately $0.2 million aggregate principal amount of the Senior Notes and approximately $65.3 million aggregate principal amount of the Senior Subordinated Notes, in each case, not tendered in the Tender Offers, which notes and related indentures were satisfied and discharged at the closing of the refinancing (the “Redemption and Satisfaction and Discharge”), (4) pay a dividend of approximately $517.0 million to Visant Secondary, which in turn paid such dividend to Visant Holdings, which used such dividend to make dividend and dividend-equivalent payments to Visant Holdings’ common stockholders and optionholders, in an amount of $82.55 per share or vested stock option, as applicable, and (5) pay fees and expenses incurred in connection with the foregoing. We refer to the offering of the outstanding notes, our entry into the New Credit Facilities, the refinancing of our Old Credit Facilities as described above, the repurchase or redemption of the Old Notes pursuant to the Tender Offers or the Redemption and Satisfaction and Discharge, and the application of the proceeds as described herein collectively as the “Refinancing”.

Our Sponsors

Kohlberg Kravis Roberts & Co. L.P.

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global alternative asset manager with $54.4 billion in assets under management as of June 30, 2010. With over 600 people and 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital.

DLJ Merchant Banking Partners III, L.P.

DLJMBP III is a leading private equity investor with a 25-year history of investing in leveraged buyouts and related transactions in the middle-market. DLJMBP III is part of Credit Suisse’s Alternative Capital Division and Credit Suisse’s dedicated alternative asset platform.

Ownership and Corporate Structure

The chart below illustrates our ownership and corporate structure. This chart is not necessarily meant to show the complete organizational structure of Visant, Visant Holdings, Visant Secondary, KKR and DLJMBP III but rather is illustrative in nature. It omits certain intermediate legal entities and subsidiaries and combines others.

(1)	As of November 9, 2010, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.1%, respectively, of Visant Holdings’ voting interest, while each continued to hold approximately 44.6% of Visant Holdings’ economic interest. As of November 9, 2010, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Visant Holdings, and members of management held approximately 1.4% of the voting interest and approximately 1.7% of the economic interest of Visant Holdings (exclusive of exercisable options).
(2)	Visant Secondary pledged the stock of Visant as security for the benefit of the lenders under the New Credit Facilities and is a guarantor of the New Credit Facilities.
(3)	Consists of the $1,250.0 million New Term Loan Credit Facility maturing in 2016 and the $175.0 million New Revolving Credit Facility expiring in 2015.
(4)	Jostens Canada is organized under the laws of Manitoba, Canada and is the co-borrower under the $10.0 million (U.S. dollar denominated) Canadian sub-facility under the New Revolving Credit Facility.
(5)	Includes, as applicable, Visant’s other material wholly-owned domestic subsidiaries that are guarantors of the New Credit Facilities and the notes.

The Exchange Offer

On September 22, 2010, we completed the private offering of $750,000,000 aggregate principal amount of our 10.00% Senior Notes due 2017, which we refer to in this prospectus as the “outstanding notes”. The term “exchange notes” refers to the 10.00% Senior Notes due 2017 as registered under the Securities Act of 1933, as amended (the “Securities Act”). References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We and the guarantors entered into an exchange and registration rights agreement with the initial purchasers in the private offering of outstanding notes in which we and the guarantors agreed to deliver this prospectus to you as part of the exchange offer and agreed to use all commercially reasonable efforts to have the registration statement covering the exchange to be declared effective on or prior to the date 240 days after the closing of such private offering. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the exchange and registration rights agreement; and

•	certain special interest rate provisions are not applicable.

The Exchange Offer	We are offering to exchange up to $750,000,000 aggregate principal amount of our 10.00% Senior Notes due 2017, which have been registered under the Securities Act, for up to $750,000,000 aggregate principal amount of our existing 10.00% Senior Notes due 2017. Outstanding notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” within the meaning of Rule 405 under the Securities Act of Visant or any guarantor) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution”.

Any holder of outstanding notes who:

•	is an affiliate of Visant or any guarantor;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on , 2011, unless extended by us. We do not currently intend to extend the expiration date. You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act of Visant or any guarantor;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures”.

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we and the guarantors will have fulfilled our covenant contained in the exchange and registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the exchange and registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we and the guarantors will not have any further obligations to you to provide for the exchange and registration of untendered outstanding notes under the exchange and registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences of the Exchange Offer”.

Accounting Treatment	We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Regulatory Approvals	Other than compliance with the Securities Act and qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds”.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of the Exchange Notes” of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Visant Corporation

Securities Offered	$750.0 million aggregate principal amount of 10.00% Senior Notes due 2017.

Maturity	October 1, 2017.

Interest	10.00% per annum, payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2011. Interest began to accrue from the issue date of the notes.

Guarantees	All of our material wholly-owned domestic subsidiaries that guarantee obligations under our New Credit Facilities guarantee the notes on a senior unsecured basis.

Ranking	The notes are unsecured senior obligations of Visant Corporation. The notes rank:

•	equally in right of payment with all of Visant’s existing and future senior unsecured indebtedness;

•	senior to all of Visant’s existing and any of Visant’s future subordinated indebtedness;

•

effectively junior to all of our existing and future secured obligations and the existing and future secured obligations of the subsidiary guarantors, including indebtedness under our New Credit Facilities, to the extent of the value of the assets securing such obligations; and

•	structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the notes.

As of October 2, 2010, we and the guarantors of the notes had approximately $2,109.0 million of indebtedness outstanding, including approximately $1,359.0 million of secured indebtedness under the New Credit Facilities (exclusive of letters of credit outstanding), including capital lease and equipment financing arrangements. See “Description of the Exchange Notes—Ranking”.

Our non-guarantor subsidiaries accounted for $46.5 million, or 4.7%, of our total revenues for the nine months ended October 2, 2010. In addition, as of October 2, 2010, our non-guarantor subsidiaries accounted for $59.9 million, or 2.9%, of our assets (excluding intercompany receivables) and had $14.9 million, or 0.6%, of our liabilities (excluding intercompany liabilities).

Optional Redemption	Prior to October 1, 2013, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Exchange Notes—Optional Redemption”.

We may redeem some or all of the notes at any time and from time to time on or after October 1, 2013, in whole or in part, in cash at the redemption prices described under “Description of the Exchange Notes—Optional Redemption”, plus accrued and unpaid interest, if any, to the date of redemption.

In addition, until October 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. See “Description of the Exchange Notes—Optional Redemption”.

Change of Control	If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things,

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments;

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	create liens;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

•	engage in transactions with affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Exchange Notes—Certain Covenants”.

Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Investment in the notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to the exchange offer, our business, our indebtedness and an investment in the notes.

Information About Us

Our principal executive offices are located at 357 Main Street, 1st Floor, Armonk, New York 10504 and our telephone number there is (914) 595-8200. We were incorporated in the state of Delaware in 2003. Our website is located at http://www.visant.net. The information on, or accessible through, our website is not a part of, or incorporated by reference, in this prospectus.

Summary Historical Consolidated Financial Data

The following tables set forth our summary historical consolidated financial data for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, the nine months ended October 3, 2009 and October 2, 2010 and our consolidated financial position as of October 2, 2010. Our statements of operations and statements of cash flows for the years ended December 29, 2007, January 3, 2009 and January 2, 2010 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010, which are included in this prospectus. The statements of operations and statements of cash flows for the nine months ended October 3, 2009 and October 2, 2010 and balance sheet data as of October 2, 2010 were derived from our unaudited condensed consolidated financial statements and the notes thereto included in this prospectus, which have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly our financial position and results of operations. Operating results for the nine months ended October 2, 2010 are not necessarily indicative of the results that may be expected for the entire fiscal year. The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual consolidated and interim condensed consolidated financial statements and related notes included in this prospectus.

	Visant Corporation
Dollars in millions	Year Ended December 29, 2007		Year Ended January 3, 2009		Year Ended January 2, 2010		Nine Months Ended October 3, 2009		Nine Months Ended October 2, 2010
Statement of Operations Data(1):
Net sales	$1,270.2		$1,365.6		$1,255.3		$1,000.3		$989.4
Cost of products sold	623.0		675.8		588.8		462.3		451.1

Gross profit	647.2		689.8		666.5		538.0		538.3
Selling and administrative expenses	425.6		463.6		451.2		337.8		347.3
Loss (gain) on disposal of fixed assets	0.6		1.0		(1.4)		(0.5)		0.2
Special charges(2)	2.9		14.4		14.5		14.8		3.4

Operating income	218.1		210.8		202.2		185.9		187.4
Loss on repurchase and redemption of debt(3)	—		—		—		—		9.7
Interest expense, net	90.2		69.1		55.3		42.1		45.6

Income from continuing operations before income taxes	127.9		141.7		146.9		143.8		132.1
Provision for income taxes	49.7		54.6		56.2		54.4		56.0

Income from continuing operations	78.2		87.0		90.7		89.4		76.1
Income from discontinued operations, net of tax	110.7		—		—		—		—

Net income	$188.9		$87.0		$90.7		$89.4		$76.1

Statement of Cash Flows:
Net cash provided by operating activities	$177.3		$221.2		$207.1		$78.4		$44.6
Net cash provided by (used in) investing activities	280.6		(274.3)		(44.4)		(35.4)		(53.1)
Net cash (used in) provided by financing activities	(417.9)		112.1		(167.0)		(150.3)		(94.7)
Other Financial Data(1):
Ratio of earnings to fixed charges(4)	2.4	x	3.0	x	3.5	x	4.3	x	3.8	x
Depreciation and amortization	$87.0		$103.0		$102.5		$75.9		$77.3
Adjusted EBITDA(5)	313.1		339.9		330.2		283.1		295.8
Capital expenditures	56.4		52.4		46.1		37.0		43.2

Dollars in millions	As of October 2, 2010
Balance Sheet Data:
Cash and cash equivalents	$9.5
Property and equipment, net	214.1
Total assets	2,101.3
Total debt	2,109.0
Stockholders’ deficit	(488.4)

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the Von Hoffmann business, which was discontinued in December 2006, our Jostens photography business, which was discontinued in June 2006 and our exit from Jostens’ recognition business in December 2001.
(2)	For the fiscal year ended December 29, 2007, Visant recorded a $2.3 million restructuring charge for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility which was announced on December 4, 2007, and which was substantially completed by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. Special charges of $14.4 million for the year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $2.7 million of facility related asset impairment charges and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve month period. Special charges for the fiscal year ended January 2, 2010 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.0 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $4.1 million of non-cash facility related asset impairment charges related to facility consolidation activities. The Scholastic segment reported $1.0 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.6 million of costs related to facility consolidation activities and other reductions in force which included $2.6 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.6 million of other facility consolidation costs. For the nine-month period ended October 3, 2009, Visant recorded $8.8 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $0.9 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.2 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston-Salem, North Carolina facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment incurred $2.0 million of severance and related benefits for associated headcount reductions in connection with the closure of its Baltimore, Maryland facility, $0.3 million of restructuring costs associated with the closure of the Pennsauken, New Jersey facilities, $0.3 million of other shutdown related costs and $1.1 million of other severance and related benefits associated with cost reduction initiatives. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. For the nine-month period ended October 2, 2010, Visant recorded $3.2 million of restructuring costs and $0.2 million of other special charges. Restructuring costs for the nine months ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.2 million in the aggregate of non-cash asset impairment charges in the Scholastic and Marketing and Publishing Services segments.
(3)	For the nine months ended October 2, 2010, loss on repurchase and redemption of debt represented a loss of $9.7 million in connection with the Refinancing. Visant repurchased the Senior Subordinated Notes pursuant to a cash tender offer or satisfied and discharged the Senior Subordinated Notes by delivering to the trustee amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notice given by Visant with respect to the Senior Subordinated Notes. In connection with these transactions, Visant recorded $1.1 million of consent payments paid to holders of the Senior Subordinated Notes who tendered by the early tender date under the Tender Offer and $8.6 million of non-cash unamortized deferred financing costs.

(4)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.
(5)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing the notes and under the New Credit Facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our New Credit Facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the notes would prohibit us and our restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA for the 2009 fiscal year has been adjusted to exclude non-recurring costs incurred in connection with certain legal proceedings ongoing during such period. The following sets forth a reconciliation of net income to Adjusted EBITDA:

	Visant Corporation
Dollars in millions	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Net income	$188.9	$87.0	$90.7	$89.4	$76.1
Interest expense, net	90.2	69.1	55.3	42.0	45.7
Provision for income taxes	49.6	54.8	56.2	54.4	55.9
Depreciation and amortization expense	87.0	103.0	102.5	75.9	77.3
Income from discontinued operations, net of tax(a)	(110.7)	—	—	—	—

EBITDA	305.0	313.9	304.7	261.7	255.0
Special charges(b)	2.9	14.4	14.5	14.8	3.4
Costs of legal proceedings and associated resolutions(c)	—	—	2.4	1.6	9.3
Loss (gain) on disposal of fixed assets(d)	0.6	1.0	(1.4)	(0.5)	0.2
Loss on repurchase and redemption of debt(e)	—	—	—	—	9.7
Stock-based compensation(f)	—	—	—	—	10.0
Other(g)	4.6	10.6	10.0	5.5	8.2

Adjusted EBITDA	$313.1	$339.9	$330.2	$283.1	$295.8

	Visant Holdings
Dollars in millions	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Net income	$154.5	$46.3	$53.8	$61.9	$30.8
Interest expense, net	144.0	125.3	113.4	85.5	87.7
Provision for income taxes	29.0	30.7	33.4	37.5	31.2
Depreciation and amortization expense	87.0	103.0	102.5	75.9	77.3
Income from discontinued operations, net of tax(a)	(110.7)	—	—	—	—

EBITDA	303.8	305.3	303.1	260.8	227.0
Special charges(b)	2.9	14.4	14.5	14.8	3.4
Costs of legal proceedings and associated resolution(c)	—	—	2.4	1.6	9.3
Loss (gain) on disposal of fixed assets(d)	0.6	1.0	(1.4)	(0.5)	0.2
Loss on repurchase and redemption of debt(e)	—	—	—	—	37.7
Stock-based compensation(f)	1.0	8.1	1.3	0.6	10.0
Other(g)	4.6	10.6	10.0	5.5	8.2

Adjusted EBITDA	$312.9	$339.4	$329.9	$282.8	$295.8

(a)	For all periods presented, income on discontinued operations, net of tax, consists of charges from the closure of Jostens recognition business and the results of operations and the sale of Jostens photography businesses and the Von Hoffmann businesses.
(b)	Consists of restructuring costs and special charges incurred for fiscal years 2007, 2008 and 2009, the nine months ended October 3, 2009 and the nine months ended October 2, 2010 in connection with a variety of initiatives by us.
(c)	Reflects non-recurring costs incurred in connection with our defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Herff Jones and related parties and recent actions taken to resolve such matters.
(d)	Represents gain on the donation of one of our Chattanooga, Tennessee facilities to the local government in 2009 and gain on disposal of fixed assets for the nine months ended October 3, 2009 primarily related to the sale of equipment. For fiscal years 2007 and 2008 and the nine months ended October 2, 2010, represents losses on disposal of fixed assets primarily related to the sale of equipment.
(e)	For the nine months ended October 2, 2010, Holdco recognized a loss on repurchase and redemption of debt of $37.7 million in connection with the Refinancing for premium paid over the redemption price under the Tender Offers, consent payments paid to holders of the Old Notes who tendered by the early tender date under the Tender Offers, redemption premium payments and non-cash unamortized deferred financing costs. Visant, directly or through Visant Holdings, repurchased the Old Notes pursuant to cash tender offers or satisfied and discharged the Old Notes, directly or through Visant Holdings, by delivering to the applicable trustee amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notices given by Visant Holdings or Visant, as applicable, with respect to the respective series of Old Notes.
(f)	Consists of stock based compensation expense related to all equity and phantom equity awards granted, including awards modified, repurchase or cancelled based on fair values of the awards at the grant date. For the nine months ended October 2, 2010, reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of 2010 stock-based compensation expense.
(g)

For the fiscal year ended December 29, 2007, other charges primarily consisted of $3.1 million of management fees, $0.6 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant. For the fiscal year ended January 3, 2009, other charges primarily consisted of $4.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities as well as certain costs related to the realignment of international operations, $3.3 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.8 million of other costs that are non-recurring in nature. Other charges for the fiscal year ended January 2, 2010 included $6.0 million of consolidation costs in connection with the closure of certain facilities, $3.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.1 million of other costs that are non-recurring in nature. Other charges for the nine months ended October 3, 2009 included $2.5 million of management fees, $2.0 million of consolidation costs in connection with the closure of certain facilities, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.4 million of other costs that are non-recurring in nature. Other charges for the nine-month period ended October 2, 2010 included $2.6 million of management fees, $2.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $1.0 million of acquisition-related costs and $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $1.9 million of other costs that are non-recurring in nature.

RISK FACTORS

An investment in the notes involves substantial risks. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to tender outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, results of operations, cash flows and financial condition and our ability to make payments on the notes would likely suffer.

Risks Related to the Exchange Offer

    If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

    Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution”, certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to Our Business

    If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, moving into new product and service offerings and geographies, enhancing our core product and service offerings and continuing to improve operating efficiencies and asset utilization. We may not be able to implement our business strategy successfully or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we expect, or at all.

Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, changes in demand and buying habits, legal and regulatory developments, conditions in the global economy and in the credit and capital markets, developments within the primary industries we serve and increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, results of operations, cash flows and financial condition and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes.

    Economic weakness and uncertainty, as well as the effects of these conditions on our customers’ and suppliers’ businesses and their demand for our products and services, could have an adverse effect on our business and results of operations.

Our business and operating results are affected by global economic conditions and, in particular, conditions in our customers’ and suppliers’ businesses and the market segments they serve. We have experienced and may continue to experience reduced demand for certain of our products and services. As a result of continued economic weakness and uncertainty in the pace and extent of the economic recovery, including factors such as a high rate of unemployment, bankruptcies and other challenges which continue to affect the global economy, our customers and suppliers may experience further deterioration of their businesses or suffer cash flow shortages. In turn, existing or potential customers may delay or decline to purchase our products and related services, and our suppliers and customers may not be able to fulfill their obligations to us in a timely fashion.

Revenues, particularly in our Marketing and Publishing Services business, are dependent on the level of marketing and advertising spending by our customers. Demand for marketing and advertising tends to correlate with changes in the level of economic activity in the market segments our customers serve, and therefore continued weakness and uncertainty in the pace and extent of recovery in the global economy could negatively affect the demand for the products and related services that we provide these customers. Our educational textbook cover and component business is reliant on continued government funding for educational spending which impacts demand by our customers and may be affected by changes in or continued restrictions on local, state and/or federal funding and school budgets. Continued economic weakness and uncertainty in the pace and extent of recovery in the global economy may continue to constrain marketing and advertising spending resulting in decreased revenue, gross margin, earnings or growth rates and increased challenges with respect to collection of customer receivables. In addition, customer difficulties could result in increases in bad debt write-offs and increases to our allowance for doubtful accounts receivable. Further, our suppliers may experience similar conditions as our customers, which may impact their viability and their ability to fulfill their obligations to us. Negative changes in the global economy, a slow economic recovery or a prolonged period of uncertainty in the economic environment could materially adversely affect our business, results of operations, cash flows and financial condition.

    We are subject to direct competition in each of our respective industries which may have a material and adverse effect on our business, financial condition and results of operations.

We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to maintain an advantageous market position. It is possible that certain of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions and may face additional competition from new competitors, both with respect to our existing product and service lines and new products and services we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or could otherwise result in downward pressure on pricing. To maintain a competitive advantage, we may need to increase our investment in product and service development, manufacturing capabilities and sales and marketing and will need to continue to improve our cost structure and operating efficiencies. Increases in competition could have a material and adverse effect on our business, results of operations, cash flows and financial condition.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

We are dependent upon the availability of raw materials to produce our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold increased dramatically during 2009 and 2010, and we anticipate continued volatility in the price of gold for the foreseeable future, driven by numerous factors, such as changes in supply and demand and investor sentiment. From time to time, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated quantity needed to satisfy projected customer demand. Higher gold prices have impacted, and could further impact, our jewelry sales metal mix. Our Marketing and Publishing Services business primarily uses paper, ink and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials are affected by numerous factors beyond our control. These factors include:

•	the level of consumer demand for these materials and downstream products containing or using these materials;

•	the supply of these materials;

•	foreign government regulation and taxes;

•	market uncertainty;

•	volatility in the capital and credit markets;

•	environmental conditions and regulations; and

•	political and global economic conditions.

Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers or to the extent they materially affect customer buying habits. Therefore, significant fluctuations in prices for gold, paper products or precious, semiprecious and synthetic stones and other of our critical materials could have a material adverse effect on our business, results of operations, cash flows and financial condition.

We rely on a limited number of suppliers for certain of our raw materials and outside services. Global market and economic conditions may affect our suppliers and impact their viability and their ability to fulfill their obligations to us. Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed, we may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which account for a substantial portion of net sales from our sampling system business, utilize specific grades of paper for which we rely primarily on two domestic suppliers, with whom we do not have written supply agreements in place. A loss of this supply of paper could have a material adverse effect on our sampling system business, results of operations, cash flows and financial condition to the extent that we are unable to obtain the specific paper in sufficient quantities from other suppliers or elsewhere. Moreover, certain of our other primary label sampling systems utilize certain foil laminates that are presently sourced primarily from one supplier, with whom we do not have a written supply agreement in place. A significant deterioration in or loss of supply could have a material adverse effect on our business, results of operations, cash flows, financial condition and competitive advantage.

Certain of our businesses are dependent on fuel and natural gas in their operations. Prices of fuel and natural gas have shown volatility over time and in particular as of late. Unanticipated higher prices could impact our operating expenses.

Any failure to obtain raw materials and certain services for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

    We are subject to seasonality in our businesses tied to the North American school year and the inherent seasonality of our customers’ businesses.

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations for fiscal year 2009 during the second quarter of our fiscal year and approximately 63% of our annual cash flow from operations during the fourth quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. The seasonality of our cash flow, which is concentrated in the fourth quarter, is primarily driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements.

The seasonality of our businesses requires us to manage our working capital carefully over the course of the year. If we fail to manage our working capital effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources carefully in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers’ delivery requirements, we could jeopardize our relationships with our customers.

    A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition and results of operations.

We have significant customer concentration within our Marketing and Publishing Services segment. Our top five customers in our sampling system business, for example, represented approximately 18% of our net sales within our Marketing and Publishing Services segment for 2009. We do not generally have long-term contracts for committed volume with our sampling customers. Our top five customers in our cover and component business represented approximately 25% of our net sales within our Marketing and Publishing Services segment for 2009. Customers in our cover and component business include the three major educational textbook publishers, Pearson, Houghton Mifflin Harcourt and McGraw-Hill, all of whom have long-term written agreements with us. Any significant cancellation, deferral or reduction in the quantity or type of product sold to these principal Marketing and Publishing Services customers or a significant number of smaller customers, including as a result of our failure to perform, the impact of economic weakness and challenges on their businesses, a change in buying habits or the impact of any shift to alternative methods of content delivery by customers, could have a material adverse effect on the business, results of operations, cash flows and financial condition of our Marketing and Publishing Services business.

Many of our customer sales arrangements are conducted by purchase order on an order-by-order basis or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens’ failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, results of operations, cash flows and financial condition.

    Changes in Jostens’ relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens’ network of independent sales representatives. Many of Jostens’ relationships with customers and schools are cultivated and maintained by its independent sales representatives. Jostens’ independent sales representatives typically operate under one- to three-year contracts for the sale of Jostens products and services. These contracts are generally terminable upon 90 days’ notice from the end of the current contract year and contain post-termination restrictive covenants. Jostens’ sales representatives can terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant change in the terms of its relationship with, loss of, its independent sales representatives or material disruption or disputes arising out of the engagement or termination of its representatives, such an occurrence could have a material adverse effect upon our business, results of operations, cash flows and financial condition.

    Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We are also increasingly dependent on our information technology systems for our e-commerce efforts. We may not be able to enhance existing information systems or implement new information systems that can successfully integrate our business efforts. Furthermore, we may experience unanticipated delays, complications and expenses in acquiring licenses for certain systems or implementing, integrating and operating such systems. In addition, our information systems may require modifications, improvements or replacements that may involve substantial expenditures and may necessitate interruptions in operations during periods of implementation. Implementation of these systems is further subject to our ability to access and license certain proprietary software in certain cases and in other cases the availability of information technology and other skilled personnel to assist us in developing and implementing systems. Our failure to implement and maintain operational, financial and billing information systems successfully at our businesses could have an adverse effect on our business, results of operations, cash flows and financial condition.

    We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

We are required to invest capital in order to expand and update our capabilities in our businesses. We expect our capital expenditure requirements in the Jostens business to continue to relate primarily to capital improvements and growth initiatives, including information technology, digital and e-commerce initiatives. Our capital expenditure requirements in the Marketing and Publishing Services segment primarily relate to efforts to maintain efficiency and innovation and technological advancement in order to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology in order to remain competitive. If we are unable to fund any such investment, including as a result of constraints in the availability of capital, or otherwise fail to invest in new technologies, our business, results of operations, cash flows and financial condition could be materially and adversely affected.

    Our businesses are subject to changes arising from developments in technology and changes in consumer behavior facilitated by these developments that could render our products obsolete or reduce product consumption.

New emerging technologies, including those involving the Internet, social networking or alternative methods of content delivery, could result in new distribution channels and new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer and consumer preferences and demands, including the use of the Internet, social networking or alternative methods of content delivery. Widespread consumer acceptance of electronic delivery of books is uncertain, as is the extent to which consumers may replace printed materials with electronic alternatives. Accepted methods for delivery of media content that serve as an alternative to obtaining products or services from us may impact our business.

If we fail to anticipate or respond adequately to changes in technology, consumer behavior and user preferences and demands or are unable to finance the capital expenditures necessary, or develop an ability to respond to such changes, our business, results of operations, cash flows and financial condition could be materially and adversely affected.

Any disruption at our principal production facilities could adversely affect our results of operations.

We are dependent on certain key production facilities. Certain of our sampling system, book component, jewelry and graduation products are each produced in dedicated facilities. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, results of operations, cash flows and financial condition.

    Actions taken by the U.S. Postal Service, including the recent approval of competing sampling products for use in periodicals without a postal surcharge, could have a material adverse effect on our business.

Postal costs are a significant component of many of our marketing and advertising customers’ cost structures. Postal rate and format changes can influence the number of pieces and types of products that our customers mail. We do not directly bear the cost of higher postal rates and changes in postal classifications. Demand for products distributed by mail, however, could be adversely affected by continued increases in postal rates. Any resulting decline in the volume of products mailed would have an adverse effect on our business.

Sampling products are approved by the U.S. Postal Service (the “USPS”) for inclusion in periodicals mailed at periodical postage rates. USPS-approved sampling systems have historically enjoyed a significant cost advantage over other competing sampling products, such as miniatures, vials, packettes, sachets and blisterpacks, because the inclusion of these competing products in periodicals may be restricted or result in an increase from periodical postage rates to the higher third-class rates for a periodical’s entire circulation. Periodical sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. The USPS has very recently approved certain competing types of sampling products such as packettes for use in periodicals without requiring a postal surcharge, subject to such samples meeting certain conditions and restrictions, including with respect to combined weight, structure and placement in the periodical. This change in USPS standards is very new and we are not able to predict whether the cost or availability of such other sampling devices for use in periodicals will materially detract from the acceptance of our sampling devices that have historically been approved for mailing in periodicals without surcharge, and, accordingly the competitive impact that the change in USPS standards may have on our sampling business. If such competing sampling devices have widespread acceptability for mailing in periodicals or if the USPS makes additional modifications to postal standards affecting our sampling products, our sampling business, results of operations, cash flows and financial condition could be adversely affected.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

As of October 2, 2010, we had approximately 4,329 full-time employees. As of October 2, 2010, approximately 287 of Jostens’ full-time employees were represented under two collective bargaining agreements that expire in August 2012 and June 2013, respectively, and approximately 241 full-time employees from our Marketing and Publishing Services business were represented under two collective bargaining agreements that expire in March 2012 and June 2012, respectively.

We may not be able to negotiate future labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience disruptions to our operations and/or higher ongoing labor costs, which could adversely affect our business, results of operations, cash flows and financial condition. In addition, if other of our employees were to become unionized, we could experience further disruptions to our operations and/or higher ongoing labor costs, which could adversely affect our business, results of operations, cash flows and financial condition. Given the seasonality of our businesses, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner, which could adversely impact our business, financial condition and results of operations.

    We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

Our operations are subject to a variety of federal, state, local and foreign laws and regulations governing emissions to air, discharge to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters.

Also, as an owner and operator of real property and a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing and other activities that have resulted in or could result in environmental conditions giving rise to liabilities.

    We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

We use a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those in our Marketing and Publishing Services segment, which derive a substantial portion of revenue from processes or products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or may otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of our products and services are not covered by any patent or patent application. Furthermore, the patents that we use in our businesses will expire over time. There is no assurance that ongoing research and development efforts will result in new proprietary processes or products. Our competitors may independently develop equivalent or superior know-how, trade secrets or other proprietary processes or production methods as compared to those employed by us.

In addition, we are involved in proceedings from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties may initiate proceedings against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in proceedings to enforce our intellectual property rights, and the results or costs of any such proceedings may have a material adverse effect on our business, results of operations, cash flows and financial condition. Any proceedings concerning intellectual property could be protracted and costly, are inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of their outcome. The expense involved in protecting our intellectual property has been and could continue to be significant.

Changes in the rules and regulations to which we and our customers are subject may impact demand for our products and services.

We and many of our customers are subject to various government regulations, including applicable rules and regulations governing product safety and the regulation of hazardous substances as well as protecting the privacy of consumer data. Continually evolving and changing regulations, both in the United States and abroad, may impact our and our customers’ businesses and could reduce demand, or increase the cost, for the related products and services.

We are subject to privacy and other related obligations and liabilities that could impose substantial costs upon us and may adversely affect our business or our financial results.

Several of our businesses use, process and store customer or consumer information that may include confidential or personal information. Privacy laws and similar regulations in many jurisdictions where we or our customers do business, as well as contractual provisions, require that we take steps to safeguard this information. Our failure to comply with any of these laws, regulations or contractual provisions or to adequately safeguard this information could adversely affect our reputation and business and subject us to significant liability in the event such information were to be disclosed in breach of our obligations.

Our results of operations in our educational textbook cover and component business are subject to variations due to the textbook adoption cycle and government funding for spending on education.

Our educational textbook cover and component business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for spending on education. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of continued unfavorable economic conditions and volatility in real property values, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations in our educational textbook component business.

Lower than expected sales by us due to the cyclicality of the textbook adoption cycle, pricing pressures that may result during any downturn in our business from increased competition or as a result of a reduction in government funding for spending on education could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to our indebtedness.

We may not be able to consummate additional acquisitions and dispositions on acceptable terms, and future acquisitions and dispositions may be disruptive.

As part of our business strategy, we may continue to pursue strategic acquisitions and dispositions to leverage our existing infrastructure, expand our geographic reach, broaden our product and service offerings and focus on our higher growth businesses. Acquisitions and dispositions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management attention from existing businesses;

•	difficulty with integration of personnel and financial and other systems;

•	increased expenses, including compensation expenses resulting from newly hired employees and/or workforce integration and restructuring;

•	regulatory challenges; and

•	potential disputes (including with respect to indemnification claims) with the buyers of disposed businesses or with the sellers of acquired businesses, technologies, services or products.

We may not be able to continue to consummate acquisitions or dispositions, and we may experience disruption in our businesses as a result. Our ability to continue to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our access to financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any material business that we acquired or invested in encountered problems or liabilities which we were not aware of or were more extensive than believed.

    The controlling stockholders of Visant Holdings, which are affiliates of KKR and DLJMBP III, may have interests that conflict with other investors.

Visant Holdings, our indirect parent which owns 100% of Visant Secondary, which in turn owns 100% of us, is controlled by an affiliate of KKR and by DLJMBP III and certain of its affiliates. The Sponsors indirectly collectively control our affairs and policies. Circumstances may occur in which the interests of the Sponsors could be in conflict with the interests of our debtholders. In addition, the Sponsors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our debtholders if the transactions resulted in our becoming more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of the Sponsors may conflict with those of our debtholders. In that situation, for example, our debtholders might want Visant Holdings to raise additional equity from the Sponsors or other investors for capital contributions to us to reduce our leverage and pay our debts, while the Sponsors might not be in a position to increase their investment in Visant Holdings or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp., Primedia Inc. and First Data Corporation. Further, if they pursue acquisitions or make further investments in our industries, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of Visant Holdings’ equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control us.

    Changes in market factors and declines in the market value of the securities held by our pension plans could materially reduce the funded status of the plans and affect the level of pension expense and required pension contributions in future years.

The funded status of our pension plans is dependent upon many factors, including return on invested assets, the level of certain market interest rates used in determining the value of our obligations and changes to regulatory requirements, each of which can affect our assumptions and have an impact on our cash funding requirements under our plans. Declines in the market value of the securities held by the plans due to the disruption in financial markets during 2008 materially reduced the asset values under our plans. Such changes in asset values in combination with regulatory and other market factors will affect the level of pension income associated with the pension plans that we have historically realized and increase the level of expense and required contributions in future years. In the event that sustained declines in market conditions continue for an extended period of time, our expense and required cash contributions associated with our pension plans may substantially increase in future periods.

We are dependent upon certain members of our senior management.

We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc L. Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch’s services or the services of other members of senior management could have a material adverse effect on our company.

Risks Relating to Our Indebtedness

    Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or industry dynamics and prevent us from meeting our obligations with respect to our indebtedness.

We are highly leveraged. As of October 2, 2010, total indebtedness for Visant and the guarantors was $2,109.0 million (exclusive of $13.3 million letters of credit outstanding and $24.9 million of original issue discount), including $16.5 million of outstanding borrowings under capital lease and equipment financing arrangements. As of October 2, 2010, Visant had availability of $69.2 million (net of standby letters of credit of $13.3 million and outstanding borrowings of $92.5 million) under the New Revolving Credit Facility and cash and cash equivalents totaling $9.5 million. Total outstanding indebtedness for Visant and its guarantors represented approximately 129.9% of its total consolidated capitalization at October 2, 2010.

Our substantial indebtedness could have important consequences. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

•

require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

•	place us at a disadvantage compared to our competitors who have less debt.

Any of the above listed factors could materially adversely affect our business, results of operations, cash flows and financial condition. Furthermore, our interest expense could increase if interest rates increase, because the entire amount of our debt under the New Credit Facilities bears interest at a variable rate, subject to adjustment based on a leverage-based pricing grid. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

In addition, we may be able to incur significant additional indebtedness in the future. For example, we may seek to obtain additional term loans under the New Term Loan Credit Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million, which additional term loans will have the same security and guarantees as the New Term Loan Credit Facility. Although the indenture governing the notes and the credit agreement governing the New Credit Facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions, and under certain circumstances, the indebtedness incurred in compliance with those restrictions could be substantial. The New Credit Facilities, for example, allow us to incur (1) an unlimited amount of “purchase money” indebtedness to finance capital expenditures permitted to be made under the New Credit Facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the New Credit Facilities and (3) additional indebtedness, including indebtedness at subsidiaries that are not guarantors of the notes. All of those borrowings would be senior secured indebtedness and, as a result, would be effectively senior to the notes and the subsidiary guarantees of the notes by the guarantors. To the extent we incur additional indebtedness, the risks described above will increase.

    To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, results of operations, cash flows and financial condition.

We are a highly leveraged company and require a significant amount of cash to meet our debt service obligations. Our annual payment obligations for 2009 with respect to our existing indebtedness consisted of approximately $105.1 million of interest payments on the Old Credit Facilities, the Old Notes (inclusive of the obligations of Visant Holdings) and an aggregate of $1.7 million under our capital lease and equipment financing obligations. Payment obligations for the nine months ended October 2, 2010 with respect to our indebtedness consisted of approximately $92.4 million of interest payments on the Old Credit Facilities, the Old Notes (inclusive of the obligations of Holdco) and an aggregate of $2.6 million under our capital lease and equipment financing obligations. Our ability to make interest payments and payments with respect to the principal amount of our debt obligations primarily depends upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. Changes in global economic conditions, including any decreases in economic activity in many of the industries we serve, may significantly impact our ability to generate funds from operations.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt or undertake alternative financing plans will depend on the credit markets and our financial condition at such time. Any refinancing of our debt could be on less favorable terms, including being subject to higher interest rates. In addition, the terms of our existing or future debt instruments may restrict certain of our alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, results of operations, cash flows and financial condition, as well as on our ability to satisfy our obligations in respect of our indebtedness.

    Repayment of our debt, including the notes and the New Credit Facilities, is dependent on cash flow generated by our subsidiaries.

Visant is a holding company, and all of its assets are owned by its subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to it, by dividend, debt repayment or otherwise. Visant’s non-guarantor subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Visant’s non-guarantor subsidiaries may not be able, or may not be permitted, to make distributions to enable Visant to make payments in respect of its indebtedness, including the notes. Each of Visant’s subsidiaries is a distinct legal entity, and legal and contractual restrictions may limit Visant’s ability to obtain cash from its subsidiaries. While the indenture governing the notes and the New Credit Facilities limit the ability of Visant’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Visant, these limitations are subject to qualifications and exceptions. In addition, Visant’s guarantor subsidiaries may have their obligations under the guarantees of the notes reduced to insignificant amounts pursuant to the terms of the guarantees or subordinated if the guarantees are held to violate applicable fraudulent conveyance laws. See “Risks Relating to the Notes—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received.” If Visant does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness, including the New Credit Facilities and the notes.

Restrictive covenants in our and our subsidiaries’ debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions. Failure to comply with these covenants may result in the acceleration of our indebtedness.

The New Credit Facilities and the indenture governing the notes contain, and any future indebtedness of Visant or of its subsidiaries would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our long-term best interests.

The New Credit Facilities include financial covenants, including requirements that Visant maintain a minimum interest coverage ratio and not exceed a maximum total leverage ratio, and these financial covenants will become more restrictive over time. In addition, the New Credit Facilities limit our ability to make capital expenditures and require that we use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under the New Credit Facilities.

The New Credit Facilities and the indenture governing the notes also include covenants restricting, among other things, our and our subsidiaries’ ability to: create liens; incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements); pay dividends, or make redemptions and repurchases, with respect to capital stock; prepay, or make redemptions and repurchases, with respect to subordinated indebtedness; make loans and investments; engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates and change the business conducted by Visant or our subsidiaries.

Any default under the agreements governing our indebtedness, including a default under our New Credit Facilities, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal, premium, if any, and interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our New Credit Facilities, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our New Credit Facilities, including a failure to satisfy the minimum interest coverage ratio or a stay under the maximum total leverage ratio:

•

the lenders under our New Credit Facilities could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against our assets;

•	even if those lenders do not declare a default, they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Risks Relating to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

The notes are effectively subordinated to our and our subsidiary guarantors’ indebtedness under our New Credit Facilities, including reimbursement obligations under the letter of credit facility included therein, to the extent of the value of the collateral securing such indebtedness.

The notes and the guarantees are effectively subordinated to our and our subsidiary guarantors’ indebtedness under our New Credit Facilities, including any reimbursement obligations under the letter of credit facility included therein, to the extent of the value of the collateral securing such indebtedness. As of October 2, 2010, we and the guarantors of the notes had approximately $2,109.0 million of indebtedness outstanding (exclusive of letters of credit outstanding and $24.9 million of original issue discount), of which approximately $1,359.0 million was secured indebtedness under the New Credit Facilities, including capital lease and equipment financing arrangements. In addition, we may incur additional secured debt in the future. The effect of this is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our or our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures our secured indebtedness will be available to pay obligations on the notes only after all of our secured indebtedness, including all amounts owing under our New Credit Facilities, has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of our secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding. Also, there can be no assurance that, after the sale of the collateral to satisfy our secured obligations, we would have any material assets available to satisfy our remaining unsecured obligations, including the notes.

Not all of our subsidiaries guarantee the notes and, under certain circumstances, the subsidiary guarantees will be released.

Certain of our subsidiaries do not guarantee the notes. Additionally, under the terms of the indenture governing the notes, under certain circumstances, some or all of the guarantors may cease to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and preferred stock and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us or a guarantor. As a result, the notes are structurally subordinated to the debt, preferred stock and other liabilities of our non-guarantor subsidiaries. Our non-guarantor subsidiaries accounted for $46.5 million, or 4.7%, of our total revenues for the nine months ended October 2, 2010 and as of October 2, 2010, accounted for $59.9 million, or 2.9%, of our assets (excluding intercompany receivables) and $14.9 million, or 0.6%, of our liabilities (excluding intercompany liabilities).

A subsidiary guarantor will be released from its guarantee of the notes if such subsidiary guarantor is designated as an unrestricted subsidiary, is released or discharged of its guarantee or indebtedness under the New Credit Facilities (and any other guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor) or upon the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor. If all of the subsidiary guarantors are released from their guarantees of these notes, our subsidiaries will have no obligation to pay any amounts due on the notes. In the event of the release of any subsidiary guarantor’s guarantee, Visant’s right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of preferred stock.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received.

As part of the Refinancing, we paid a significant dividend to our immediate parent company. Our issuance of the notes and the issuance of the guarantees by the guarantors to fund such dividend may be subject to review under state and Federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and a guarantor’s guarantee, or a court may subordinate the notes and such guarantee to our or the applicable guarantor’s existing and future debt obligations.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes and the guarantees if it found that when we issued the notes or when the applicable guarantor entered into its guarantee, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	we or the applicable guarantor was insolvent or rendered insolvent by reason of such incurrence; or

•	we or the applicable guarantor was engaged in a business or transaction for which our or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•

we or the applicable guarantor intended to incur, or believed or reasonably should have believed that we or the applicable guarantor would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or the applicable guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is received or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment with respect to or otherwise retires or redeems equity securities issued by the debtor. For example, in a transaction such as the private offering of the outstanding notes, there is increased risk of a determination that we incurred the debt obligations represented by the notes and the guarantees for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to Visant Secondary or Visant Holdings or its equity or option holders, while neither we nor the guarantors benefited substantially or directly from the notes or the guarantees. Even if a court found that the issuer of the notes received reasonably equivalent value or fair consideration because the Issuer received the net cash proceeds from the sale of the notes, in order to avoid a finding that there was a fraudulent transfer, there is an additional requirement of a determination that the guarantors also received reasonably equivalent value or fair consideration in exchange for the guarantees that they will grant with respect to the notes.

The measures of insolvency applied by the courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•

if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes or any of the guarantees, which could mean that you may not receive any payments on the notes and court may direct you to repay any amounts that you have already received from us or any guarantor to us, such guarantor or a fund for the benefit of our or such guarantor’s creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us or the applicable guarantor. Consequently, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the notes or a guarantee could result in an event of default with respect to our and our guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Each guarantee of the notes contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless and, in any case, this provision may not be effective to protect a guarantee from being voided under fraudulent transfer laws. For example, in a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect similar guarantees.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes that are outstanding at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the New Credit Facilities, a change of control (as defined therein) will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the New Credit Facilities and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our New Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our New Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market with respect to the exchange notes, as permitted by applicable laws and regulations. However, these initial purchasers are not obligated to do so and they may discontinue their market-making activities at any time without notice. In addition, market making activities may be limited during this exchange offer of outstanding notes for exchange notes.

Therefore, an active market for the notes may not develop or be maintained, which could adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

KKR and DLJMBP III are affiliates of KKR Capital Markets LLC and Credit Suisse Securities (USA) LLC, respectively, which were initial purchasers of the outstanding notes. As a result of this affiliate relationship, if either of KKR Capital Markets LLC and Credit Suisse Securities (USA) LLC conducts any market making activities with respect to the exchange notes, KKR Capital Markets LLC or Credit Suisse Securities (USA) LLC, as the case may be, will be required to deliver a market making prospectus when effecting offers and sales of the exchange notes. For as long as a market making prospectus is required to be delivered, the ability of KKR Capital Markets LLC and Credit Suisse Securities (USA) LLC to make a market in the exchange notes may, in part, be dependent on our ability to maintain a current market making prospectus for their use. If we are unable to maintain a current market making prospectus, KKR Capital Markets LLC and Credit Suisse Securities (USA) LLC may be required to discontinue their market making activities without notice.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes and may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without conceding a substantial discount.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	our substantial indebtedness and our ability to service the indebtedness;

•	our inability to implement our business strategy in a timely and effective manner;

•	global market and economic conditions;

•	levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions;

•	competition from other companies;

•	fluctuations in raw material prices;

•	our reliance on a limited number of suppliers;

•	the seasonality of our businesses;

•	the loss of significant customers or customer relationships;

•	Jostens’ reliance on independent sales representatives;

•	our reliance on numerous complex information systems;

•	the amount of capital expenditures required at our businesses;

•	developments in technology and related changes in consumer behavior;

•	the reliance of our businesses on limited production facilities;

•	actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems;

•	labor disturbances;

•	environmental obligations and liabilities;

•	adverse outcome of pending or threatened litigation;

•	the enforcement of intellectual property rights;

•	the impact of changes in applicable law and regulations;

•	the textbook adoption cycle and levels of government funding for education spending; and

•	control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the outstanding notes, and are not subject to certain special interest rate provisions applicable to the outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of October 2, 2010. You should read this table in conjunction with the information contained in “Use of Proceeds”, “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this prospectus.

As of October 2, 2010
Dollars in millions	Actual
Cash and cash equivalents	$9.5

New Credit Facilities:
Standby letters of credit	$13.3
New Revolving Credit Facility	92.5
New Term Loan Credit Facility	1,250.0
Outstanding notes	750.0
Capital leases and equipment financing	16.5

Total debt	2,122.3
Stockholders’ equity (deficit)	(488.4)

Total capitalization	$1,633.9

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data for, or as of the end of, the fiscal years ended December 31, 2005, December 30, 2006, December 29, 2007, January 3, 2009 and January 2, 2010, and the nine months ended October 3, 2009 and October 2, 2010. Our statements of operations and statements of cash flows for the years ended December 29, 2007, January 3, 2009 and January 2, 2010, and balance sheet data as of January 3, 2009 and January 2, 2010 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010, which is included in this prospectus. Our statements of operations and statements of cash flows for the years ended December 31, 2005 and December 30, 2006 and balance sheet data as of December 30, 2006 and December 29, 2007 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2007. The statements of operations and statements of cash flows for the nine months ended October 3, 2009 and October 2, 2010 and balance sheet data as of October 2, 2010 were derived from our unaudited condensed consolidated financial statements and the notes thereto included in this prospectus, which have been prepared on a basis consistent with our audited consolidated financial statements. Our balance sheet data as of October 3, 2009 was derived from our unaudited condensed consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended October 3, 2009, which were prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly our financial position and results of operations. Operating results for the nine months ended October 2, 2010 are not necessarily indicative of the results that may be expected for the entire fiscal year. You should read this information in conjunction with “Use of Proceeds”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual consolidated and interim condensed consolidated financial statements and related notes included in this prospectus.

	Visant Corporation
Dollars in millions	Year Ended December 31, 2005	Year Ended December 30, 2006	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Statement of Operations Data(1):
Net sales	$1,110.7	$1,186.6	$1,270.2	$1,365.6	$1,255.3	$1,000.3	$989.4
Cost of products sold	562.2	587.6	623.0	675.8	588.8	462.3	451.1

Gross profit	548.5	599.0	647.2	689.8	666.5	538.0	538.3
Selling and administrative expenses	389.1	394.4	425.6	463.6	451.2	337.8	347.3
(Gain) loss on disposal of fixed assets	(0.4)	(1.2)	0.6	1.0	(1.4)	(0.5)	0.2
Transaction costs(2)	1.2	—	—	—	—	—	—
Special charges(3)	5.4	2.4	2.9	14.4	14.5	14.8	3.4

Operating income	153.2	203.4	218.1	210.8	202.2	185.9	187.4
Loss on repurchase and redemption of debt(4)	—	—	—	—	—	—	9.7
Interest expense, net	106.8	105.4	90.2	69.1	55.3	42.1	45.6

Income from continuing operations before income taxes	46.3	98.0	127.9	141.7	146.9	143.8	132.1
Provision for income taxes	17.2	31.2	49.7	54.6	56.2	54.4	56.0

Income from continuing operations	29.1	66.8	78.2	87.0	90.7	89.4	76.1
Income from discontinued operations, net of tax	19.0	9.6	110.7	—	—	—	—

Net income	$48.1	$76.4	$188.9	$87.0	$90.7	$89.4	$76.1

Dollars in millions	Year Ended December 31, 2005	Year Ended December 30, 2006	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Statement of Cash Flows:
Net cash provided by operating activities	$167.5	$182.5	$177.3	$221.2	$207.1	$78.4	$44.6
Net cash (used in) provided by investing activities	(39.1)	(52.6)	280.6	(274.3)	(44.4)	(35.4)	(53.1)
Net cash (used in) provided by financing activities	(190.8)	(131.6)	(417.9)	112.1	(167.0)	(150.3)	(94.7)
Other Financial Data(1):
Ratio of earnings to fixed charges(5)	1.4x	1.9x	2.4x	3.0x	3.5x	4.3x	3.8x
Depreciation and amortization	$87.6	$81.6	$87.0	$103.0	$102.5	$75.9	$77.3
Adjusted EBITDA(6)	266.7	291.4	313.1	339.9	330.2	283.1	295.8
Capital expenditures	28.7	51.9	56.4	52.4	46.1	37.0	43.2

Dollars in millions	As of December 31, 2005	As of December 30, 2006	As of December 29, 2007	As of January 3, 2009	As of January 2, 2010	As of October 3, 2009	As of October 2, 2010
Balance Sheet Data:
Cash and cash equivalents	$19.9	$18.0	$59.1	$117.6	$113.1	$9.8	$9.5
Property and equipment, net	137.9	160.6	181.1	221.8	210.8	212.0	214.1
Total assets	2,360.8	2,309.3	2,092.8	2,288.9	2,187.2	2,091.4	2,101.3
Total debt	1,328.4	1,216.5	817.2	953.5	826.5	821.8	2,084.1
Stockholders’ equity (deficit)	420.9	477.7	681.7	687.3	739.8	761.2	(488.4)

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the Von Hoffmann business, which was discontinued in December 2006, our Jostens photography business, which was discontinued in June 2006 and our exit from Jostens’ recognition business in December 2001.
(2)	For 2005, transaction costs represented $1.2 million of expenses incurred in connection with the Formation Transactions.
(3)

For the fiscal year ended December 31, 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For the fiscal year ended December 30, 2006, Visant recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For the fiscal year ended December 29, 2007, Visant recorded a $2.3 million restructuring charge for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility which was announced on December 4, 2007, and which was substantially completed by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. Special charges of $14.4 million for the year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $2.7 million of facility related asset impairment charges and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve month period. Special charges for the fiscal year ended January 2, 2010 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.0 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $4.1 million of non-cash facility related asset impairment charges related to facility consolidation activities. The Scholastic segment reported $1.0 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.6 million of costs related to facility consolidation activities and other reductions in force which included $2.6 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.6 million of other facility consolidation costs. For the nine-month period ended October 3, 2009, Visant recorded $8.8 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $0.9 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.2 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston-Salem, North Carolina facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment incurred $2.0 million of severance and related benefits for associated headcount reductions in connection with the closure of its Baltimore, Maryland facility, $0.3 million of restructuring costs associated with the closure of the Pennsauken, New Jersey facilities, $0.3 million of other shutdown related costs and $1.1 million of other severance and related benefits associated with cost reduction initiatives. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. For the nine-month period ended October 2, 2010, Visant recorded $3.2 million of restructuring costs and $0.2 million of other special charges. Restructuring costs for the nine months ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.2 million in the aggregate of non-cash asset impairment charges in the Scholastic and Marketing and Publishing Services segments.

(4)	For the nine months ended October 2, 2010, loss on repurchase and redemption of debt represented a loss of $9.7 million in connection with the Refinancing. Visant repurchased the Senior Subordinated Notes pursuant to a cash tender offer or satisfied and discharged the Senior Subordinated Notes by delivering to the trustee amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notice given by Visant with respect to the Senior Subordinated Notes. In connection with these transactions, recorded $1.1 million of consent payments paid to holders of the Senior Subordinated Notes who tendered by the early tender date under the Tender Offer and $8.6 million of non-cash unamortized deferred financing costs.
(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

(6)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing the notes and under the New Credit Facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our New Credit Facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the notes would prohibit us and our restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA for the 2009 fiscal year has been adjusted to exclude non-recurring costs incurred in connection with certain legal proceedings ongoing during such period. The following sets forth a reconciliation of net income to Adjusted EBITDA:

	Visant Corporation
Dollars in millions	Year Ended December 31, 2005	Year Ended December 30, 2006	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Net income	$48.1	$76.4	$188.9	$87.0	$90.7	$89.4	$76.1
Interest expense, net	106.8	105.4	90.2	69.1	55.3	42.0	45.7
Provision for income taxes	17.2	31.3	49.6	54.8	56.2	54.4	56.0
Depreciation and amortization expense	87.6	81.6	87.0	103.0	102.5	75.9	77.3
Income from discontinued operations, net of tax(a)	(19.0)	(9.6)	(110.7)	—	—	—	—

EBITDA	240.7	285.1	305.0	313.9	304.7	261.7	255.0
Transaction costs(b)	1.2	—	—	—	—	—	—
Special charges(c)	5.4	2.4	2.9	14.4	14.5	14.8	3.4
Jostens diploma incremental costs(d)	14.7	—	—	—	—	—	—
Costs of legal proceedings and associated resolutions(e)	—	—	—	—	2.4	1.6	9.3
(Gain) loss on disposal of fixed assets(f)	(0.4)	(1.2)	0.6	1.0	(1.4)	(0.5)	0.2
Loss on repurchase and redemption of debt(g)	—	—	—	—	—	—	9.7
Stock-based compensation(h)	—	—	—	—	—	—	10.0
Other(i)	5.1	5.1	4.6	10.6	10.0	5.5	8.2

Adjusted EBITDA	$266.7	$291.4	$313.1	$339.9	$330.2	$283.1	$295.8

	Visant Holding Corp.
Dollars in millions	Year Ended December 31, 2005	Year Ended December 30, 2006	Year Ended December 29, 2007	Year Ended January 3, 2009	Year Ended January 2, 2010	Nine Months Ended October 3, 2009	Nine Months Ended October 2, 2010
Net income	$36.6	$48.0	$154.5	$46.3	$53.8	$61.9	$30.8
Interest expense, net	124.8	149.0	144.0	125.3	113.4	85.5	87.7
Provision for income taxes	10.5	15.7	29.0	30.7	33.4	37.5	31.2
Depreciation and amortization expense	87.6	81.6	87.0	103.0	102.5	75.9	77.3
Income from discontinued operations, net of tax(a)	(19.0)	(9.6)	(110.7)	—	—	—	—

EBITDA	240.5	284.7	303.8	305.3	303.1	260.8	227.0
Transaction costs(b)	1.2	—	—	—	—	—	—
Special charges(c)	5.4	2.4	2.9	14.4	14.5	14.8	3.4
Jostens diploma incremental costs(d)	14.7	—	—	—	—	—	—
Costs of legal proceedings and associated resolutions(e)	—	—	—	—	2.4	1.6	9.3
(Gain) loss on disposal of fixed assets(f)	(0.4)	(1.2)	0.6	1.0	(1.4)	(0.5)	0.2
Loss on repurchase and redemption of debt(g)	—	—	—	—	—	—	37.7
Stock-based compensation(h)	0.1	0.2	1.0	8.1	1.3	0.6	10.0
Other(i)	5.1	5.1	4.6	10.6	10.0	5.5	8.2

Adjusted EBITDA	$266.6	$291.2	$312.9	$339.4	$329.9	$282.8	$295.8

(a)	For all periods presented, income on discontinued operations, net of tax, consists of charges from the closure of Jostens recognition business and the results of operations and the sale of Jostens photography businesses and the Von Hoffmann businesses.
(b)	Consists of costs incurred in connection with the Formation Transactions.
(c)	Consists of restructuring costs and special charges incurred for fiscal years 2005, 2006, 2007, 2008 and 2009, the nine months ended October 3, 2009 and the nine months ended October 2, 2010 in connection with a variety of initiatives by us.
(d)	Relates to higher than planned diploma production and delivery costs in connection with the manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of its Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.
(e)	Reflects non-recurring costs incurred in connection with our defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Herff Jones and related parties and recent actions taken to resolve such matters.
(f)	Represents gain on the donation of one of our Chattanooga, Tennessee facilities to the local government in 2009 and gain on disposal of fixed assets for the nine months ended October 3, 2009 primarily related to the sale of equipment, losses on disposal of fixed assets for fiscal years 2007 and 2008 and nine months ended October 2, 2010 primarily related to the sale of equipment, and gain on the sale of the former Jostens corporate office buildings and Scholastic’s Red Wing, Minnesota facility for 2006.
(g)	For the nine months ended October 2, 2010, Holdco recognized a loss on repurchase and redemption of debt of $37.7 million in connection with the Refinancing for premium paid over the redemption price under the Tender Offers, consent payments paid to holders of the Old Notes who tendered by the early tender date under the Tender Offers, redemption premium payments and non-cash unamortized deferred financing costs. Visant, directly or through Visant Holdings, repurchased the Old Notes pursuant to cash tender offers or satisfied and discharged the Old Notes, directly or through Visant Holdings, by delivering to the applicable trustee amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notices given by Visant Holdings or Visant, as applicable, with respect to the respective series of Old Notes.
(h)

Consists of stock based compensation expense related to all equity and phantom equity awards granted, including awards modified, repurchased or cancelled based on fair values of the awards at the grant date. For the nine months ended October 2, 2010, reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of 2010 stock-based compensation expense.

(i)	For the year ended December 31, 2005, the amounts primarily related to $3.0 million of management fees, $2.0 million of special consulting fees. For the year ended December 30, 2006, other charges included $3.1 million of management fees, $2.3 million of special consulting fees, and $1.0 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal for software costs. For the fiscal year ended December 29, 2007, other charges primarily consisted of $3.1 million of management fees, $0.6 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant. For the fiscal year ended January 3, 2009, other charges primarily consisted of $4.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities as well as certain costs related to the realignment of international operations, $3.3 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.8 million of other costs that are non-recurring in nature. Other charges for the fiscal year ended January 2, 2010 included $6.0 million of consolidation costs in connection with the closure of certain facilities, $3.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.1 million of other costs that are non-recurring in nature. Other charges for the nine months ended October 3, 2009 included $2.5 million of management fees, $2.0 million of consolidation costs in connection with the closure of certain facilities, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.4 million of other costs that are non-recurring in nature. Other charges for the nine-month period ended October 2, 2010 included $2.6 million of management fees, $2.0 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $1.0 million of acquisition-related costs and $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $1.9 million of other costs that are non-recurring in nature.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Forward-Looking Statements” and “Risk Factors”. You should read the following discussion in conjunction with “Selected Historical Consolidated Financial Data” and the consolidated financial statements (including the related footnotes) included in this prospectus.

Presentation

Except where otherwise indicated, management’s discussion and analysis of our financial condition and results of operations is provided with respect to Visant, which has materially the same financial condition and results of operations as its indirect parent, Holdco. Historical financial information in our previous filings with the SEC (which information contained therein is not incorporated by reference into and made a part of this prospectus except where specifically presented herein) was provided with respect to Holdco, which has historically had the same financial condition and results of operations as Visant in all material respects, except for stock-based compensation expense (relating to employees of Visant and its subsidiaries because equity and phantom equity awards granted to such employees are based on Visant Holdings equity) and interest expense related to indebtedness of Visant Holdings and the income tax effects thereof. In view of our prior debt service obligations under Visant Holdings’ Senior Discount Notes and Senior Notes, which have historically been funded by the operations of Visant and its subsidiaries, we have included certain information pertaining to such debt service obligations for all periods prior to September 22, 2010 in the discussion of Visant’s liquidity and capital resources. The amounts disclosed as to net sales, gross profit and special charges and described in this section are the same for both us and Holdco.

Company Background

On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed the Formation Transactions, which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann and Arcade. The Formation Transactions were accounted for as a combination of interests under common control.

Prior to the Formation Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., and DLJMBP III owned approximately 82.5% of Holdco’s outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Formation Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of Visant Holdings’ voting interest and 45.0% of Visant Holdings’ economic interest, affiliates of DLJMBP III held equity interests representing approximately 41.0% of Visant Holdings’ voting interest and 45.0% of Visant Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. As of November 9, 2010, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.1%, respectively, of Visant Holdings’ voting interest, while each continued to hold approximately 44.6% of Visant Holdings’ economic interest. As of November 9, 2010, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Visant Holdings, and members of management held approximately 1.4% of the voting interest and approximately 1.7% of the economic interest of Visant Holdings (exclusive of exercisable options).

Overview

Our Company

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. Our parent company was formed through the Formation Transactions which resulted in the combination of Jostens, Von Hoffmann and Arcade. Visant was formed to create a platform of businesses with leading positions in attractive end market segments and to establish a highly experienced management team that could leverage a shared services infrastructure and capitalize on margin and growth opportunities. Since 2004, we have developed a unified marketing and publishing services organization with a leading and differentiated approach in each of our segments. Our management team has created and integrated central services and management functions and has reshaped the business to focus on the most attractive and highest growth market opportunities. In fiscal year 2009, we derived approximately 90% of our consolidated net sales and over 97% of our Adjusted EBITDA from products and services in which we believe we maintain a leading segment position.

We sell our products and services to end customers through several different sales channels, including independent sales representatives and dedicated sales forces. Visant Holdings (formerly known as Jostens Holding Corp.) and Visant (formerly known as Jostens IH Corp.) were each originally incorporated in Delaware in 2003.

Our Segments

Our three reportable segments as of October 2, 2010 consisted of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

For additional financial and other information about our operating segments, see Note 16, Business Segments, to our unaudited consolidated financial statements for the nine months ended October 2, 2010 included in this prospectus.

Acquisitions and Dispositions

Our business has expanded through recently completed acquisitions, which complement our awards and team jackets business and the jewelry business in our Scholastic segment. These acquisitions include the acquisition of certain assets of Rennoc Corporation (“Rennoc”) (a producer of varsity jackets) in July 2009 and the acquisition of the capital stock of Rock Creek Athletics, Inc. (“Rock Creek”) (a producer of varsity jackets) in February 2010. On April 21, 2010, we announced that we had acquired approximately 96% of the issued and outstanding shares of the common shares of Intergold Ltd. (“Intergold”) (a custom jewelry manufacturer) in connection with a cash offer to acquire all of the issued and outstanding common shares to complement the jewelry business in our Scholastic segment. We subsequently exercised our right to acquire the remaining common shares. The results of the acquired Rennoc assets and the Rock Creek and Intergold operations are reported as part of the Scholastic segment from the respective dates of acquisition. On July 13, 2010, we acquired certain assets of Daden Group, Inc. (a producer of varsity jackets under the DeLong brand). We also previously acquired Phoenix Color (a leading book component manufacturer) in 2008 as part of our Marketing and Publishing Services segment.

General

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. Jostens generates a significant portion of its annual net sales in the second quarter.

Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from operations is concentrated in the fourth quarter, primarily driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate significant sales during our third and fourth quarters. These seasonal variations in net sales are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The seasonality of each of our businesses requires us to allocate our resources to manage our capital and manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most of our product lines at the time we are impacted by such increases.

The price of gold and other precious metals increased dramatically during 2009 and 2010, and we anticipate continued volatility in the price of gold for the foreseeable future driven by numerous factors, such as changes in supply and demand and investor sentiment. These higher metal prices have impacted, and could further impact, our jewelry sales metal mix. While historically the purchase of class rings has been relatively resistant to economic conditions, we saw a shift in jewelry metal mix from gold to lesser priced metals during 2009, which we believe was attributable in part to economic factors and the impact of significantly higher precious metal costs on our jewelry prices. We have continued to experience this dynamic in 2010 and anticipate it will continue to occur through the remainder of 2010, given the significant increase in the price of gold and the remaining strained consumer spending environment.

The continued uncertainty in market conditions and excess capacity that exists in the print and related services industry as well as the variety of other advertising media with which we compete, have amplified competitive and pricing pressures, which we anticipate will continue for the foreseeable future. In addition, we have continued to see the impact of restrictions on school budgets affect spending at the state and local levels resulting in reduced spending for our Memory Book, Scholastic and elementary/high school publishing services products and services.

We seek to distinguish ourselves based on our capabilities, innovative service offerings to our customers, quality and organizational and financial strength. We continue to expand and improve our product and service offerings, including to address changes in technology, consumer behavior and user preferences.

We continue to implement efforts to reduce costs and drive operating efficiencies, including through the restructuring and integration of our operations and the rationalization of sales, administrative and support functions. We expect to initiate additional efforts focused on cost reduction and containment to address uncertain and continuously challenging marketplace conditions as well as competitive and pricing pressures demanding innovation and a lower cost structure.

Restructuring Activity

For the nine-month period ended October 2, 2010, we recorded $3.2 million of restructuring costs and $0.2 million of other special charges. Restructuring costs for the nine months ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.2 million in the aggregate of non-cash asset impairment charges in the Scholastic and Marketing and Publishing Services segments. The associated employee headcount reductions were 142, 13 and 23 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Restructuring accruals of $2.0 million and $3.2 million as of October 2, 2010 and January 2, 2010, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance and related benefits related to headcount reductions in the Scholastic, Memory Book and Marketing and Publishing Services segments.

On a cumulative basis through October 2, 2010, we incurred $19.2 million of employee severance and related benefit costs associated with the 2010, 2009 and 2008 cost savings initiatives, which affected 1,044 employees. The Company has paid $17.2 million in cash related to these cost savings initiatives.

Changes in the restructuring accruals during the first nine months of 2010 were as follows:

In thousands	2010 Initiatives	2009 Initiatives	2008 Initiatives	Total
Balance at January 2, 2010	$—	$3,103	$62	$3,165
Restructuring charges	2,830	355	—	3,185
Severance and related benefits paid	(1,536)	(2,735)	(62)	(4,333)

Balance at October 2, 2010	$1,294	$723	$—	$2,017

We expect the majority of the remaining severance and related benefits associated with the 2010 and 2009 initiatives to be paid by the end of 2011.

Other Factors Affecting Comparability

Our fiscal year ends on the Saturday closest to December 31st and as a result, a 53rd week is added approximately every sixth year. The Company’s 2009 fiscal year ended on January 2, 2010. Fiscal 2009 and 2007 each consisted of 52 weeks. Our 2008 fiscal year included a 53rd week. While quarters normally consist of 13-week periods, the fourth quarter of fiscal 2008 included a 14th week.

Critical Accounting Policies and Estimates

In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and our financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s judgment about the effect of matters that are uncertain.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, the continued value of goodwill and other intangibles, the recoverability of long-lived assets, pension and other postretirement benefits and income tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

We recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectability is probable and pricing is fixed or determinable. Revenue is recognized (1) when products are shipped (if shipped free on board “FOB” shipping point), (2) when products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

We are required to test goodwill and our other intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and our other indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments are required to estimate the fair value of reporting units including projecting future cash flows, determining appropriate discount rates and employing other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The most recent impairment testing was completed as of the beginning of the fourth quarter of fiscal year 2009, and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of both 2009 and 2008 totaled approximately $1.3 billion.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items (such as, for example, capital assets) for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period, and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

On a consolidated basis, we have established a tax valuation allowance of $14.3 million as of the end of fiscal year 2009 related to foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. As described in Note 13, Income Taxes, to our audited consolidated financial statements for the year ended January 2, 2010 included in this prospectus, we repatriated a total of $5.5 million of earnings from our foreign subsidiaries during fiscal year 2009. In connection with those distributions and adjustments resulting from the filing of our 2008 tax return, we decreased our valuation allowance for foreign tax credit carryforwards by $0.4 million.

Significant judgment is also required in determining and evaluating our tax reserves. Tax reserves are established for uncertain tax positions which are potentially subject to challenge by applicable taxing authorities. We review our tax reserves as facts and circumstances change. Although the resolution of issues currently under tax audit is uncertain, based on currently available information, we believe the ultimate outcomes will not have a material adverse effect on our financial statements.

Effective as of the beginning of 2007, we adopted an accounting standard related to income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with this standard, we made a change in accounting principles for the classification of interest income on tax refunds. Under the standard in effect prior to 2007, we recorded interest income on tax refunds as interest income. Under the new standard, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of this standard, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of our unrecognized tax benefit liability.

Pension and Other Postretirement Benefits

Jostens sponsors several defined benefit pension plans that cover nearly all of its employees and certain employees of Visant. Participation in such plans was closed to employees hired after December 31, 2005, other than for certain union employees. Effective January 1, 2008 and July 1, 2008, respectively, the pension plans covering Jostens’ employees subject to Jostens’ two collective bargaining agreements were closed to new hires. Jostens also provides certain medical and life insurance benefits for eligible retirees. This plan was closed to new employees hired after December 31, 2005, other than certain union employees and certain employees grandfathered into the plan on the basis of their age and tenure with Jostens. Eligible employees from Lehigh also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. Effective December 31, 2006, Lehigh closed participation for hourly employees hired after December 31, 2006 and froze the plan for salaried employees.

Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”) that gives additional credit for years of service as a Jostens’ sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Jostens’ tax-qualified, non-contributory pension plan (“Plan D”). Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code, as amended (the “Code”). The Jostens ERISA Excess Plan also pays benefits that would have been provided under Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code. Plan D was merged into the Jostens Pension Plan C on December 31, 2008, but the respective plan benefit formulas remain the same following the merger. We also maintain non-contributory, unfunded supplemental retirement plans for certain executive officers.

The Financial Accounting Standards Board (“FASB”) issued accounting guidance related to pensions and postretirement benefits that requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, the expected return on plan assets and the rate of expected compensation increases.

Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed-income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

The following is a summary of the three key assumptions that were used in determining 2009 pension expense, along with the impact of a 1% change in each assumed rate. Bracketed amounts indicate the amount by which annual pension expense would be reduced. Modification of these assumptions does not impact the funding requirements for the qualified pension plans.

In thousands	Rate	Impact of 1% Increase	Impact of 1% decrease
Discount rate(1)	6.50%	$(1,445)	$214
Expected return on plan assets(2)	9.00%/9.25%	$(2,801)	$2,801
Rate of compensation increases(3)	5.00%	$335	$(302)

(1)	A discount rate of 6.50% was used for both the qualified and non-qualified pension plans.
(2)	The expected long-term rate of return on plan assets was 9.00% for Plan A and 9.25% for Plan B and Plan C.
(3)	The average expected increase for compensation rates were 5.75% and 2.50% for Jostens and The Lehigh Press LLC, respectively. The weighted average of expected increases for compensation rates for the combined salary-related plans was 5.00%.

As of January 2, 2010, we did not expect to have an obligation to contribute to our qualified pension plans in 2010 due to the funded status of the plans. This expectation had not changed as of October 2, 2010, but we continue to monitor our obligation in light of market conditions. For the nine months ended October 2, 2010, we did not make any contributions to our qualified pension plans and contributed $1.7 million and $0.2 million to our non-qualified pension plans and postretirement welfare plans, respectively. The contributions to the non-qualified pension and the postretirement welfare plans were consistent with the amounts anticipated as of January 2, 2010.

Results of Operations

The following table sets forth selected information derived from our consolidated statements of operations for the nine-month periods ended October 2, 2010 and October 3, 2009 and fiscal years 2009, 2008 and 2007. In the text below, amounts and percentages have been rounded and are based on the amounts in our consolidated financial statements.

Visant Corporation	Nine months ended		Fiscal Year			% Change Between 2008 and 2009	% Change Between 2007 and 2008
In thousands	October 2, 2010	October 3, 2009	2009	2008	2007
Net sales	$989,389	$1,000,273	$1,255,325	$1,365,560	$1,270,210	(8)%	8%
Gross profit	538,285	537,931	666,542	689,759	647,164	(3)%	7%
% of net sales	54.4%	53.8%	53.1%	50.5%	50.9%
Selling and administrative expenses	347,313	337,771	451,303	463,563	425,521	(3)%	9%
% of net sales	35.1%	33.8%	36.0%	33.9%	33.5%
Loss (gain) on disposal of fixed assets	203	(453)	(1,405)	958	629	NM	NM
Special charges	3,383	14,816	14,486	14,433	2,922	NM	NM
Operating income	187,386	185,797	202,158	210,805	218,092	(4)%	(3)%
% of net sales	18.9%	18.6%	16.1%	15.4%	17.2%
Interest expense, net	45,675	41,975	55,289	69,110	90,185	(20)%	(23)%
Loss on repurchase and redemption of debt	9,693	—	—	—	—	NM	NM
Provision for income taxes	55,951	54,420	56,209	54,657	49,742	3%	10%
Income from discontinued operations, net of tax	—	—	—	—	110,732	NM	NM
Net income	$76,067	$89,402	$90,660	$87,048	$188,897	4%	(54)%

Visant Holding Corp.	Nine months ended		Fiscal Year			% Change Between 2008 and 2009	% Change Between 2007 and 2008
In thousands	October 2, 2010	October 3, 2009	2009	2008	2007
Net sales	$989,389	$1,000,273	$1,255,325	$1,365,560	$1,270,210	(8)%	8%
Gross profit	538,285	537,931	666,542	689,759	647,164	(3)%	7%
% of net sales	54.4%	53.8%	53.1%	50.5%	50.9%
Selling and administrative expenses	347,353	338,644	452,893	472,097	426,740	(4)%	11%
% of net sales	35.1%	33.9%	36.1%	34.6%	33.6%
Loss (gain) on disposal of fixed assets	203	(453)	(1,405)	958	629	NM	NM
Special charges	3,383	14,816	14,486	14,433	2,922	NM	NM
Operating income	187,346	184,924	200,568	202,271	216,873	(1)%	(7)%
% of net sales	18.9%	18.5%	16.0%	14.8%	17.1%
Interest expense, net	87,699	85,543	113,358	125,251	144,004	(10)%	(13)%
Loss on repurchase and redemption of debt	37,680	—	—	—	—	NM	NM
Provision for income taxes	31,169	37,523	33,418	30,704	29,102	9%	6%
Income from discontinued operations, net of tax	—	—	—	—	110,732	NM	NM
Net income	$30,798	$61,858	$53,792	$46,316	$154,499	16%	(70)%

NM = Not meaningful

Our business is managed on the basis of three reportable segments: Scholastic, Memory Book and Marketing and Publishing Services. The following table sets forth selected segment information derived from our consolidated statements of operations for the nine-month periods ended October 2, 2010 and October 3, 2009 and fiscal years 2009, 2008 and 2007. For additional financial information about our operating segments, see Note 16, Business Segments, to our unaudited consolidated financial statements for the nine months ended October 2, 2010 included in this prospectus.

Visant Corporation	Nine months ended		Fiscal Year			% Change Between 2008 and 2009	% Change Between 2007 and 2008
In thousands	October 2, 2010	October 3, 2009	2009	2008	2007
Net sales
Scholastic	$331,949	$324,986	$462,718	$472,405	$465,439	(2)%	1%
Memory Book	358,351	369,470	386,848	393,309	372,063	(2)%	6%
Marketing and Publishing Services	299,108	306,090	406,032	501,374	434,057	(19)%	16%
Inter-segment eliminations	(19)	(273)	(273)	(1,528)	(1,349)	NM	NM

Net sales	$989,389	$1,000,273	$1,255,325	$1,365,560	$1,270,210	(8)%	8%

Operating income
Scholastic	$12,044	$29,199	$45,529	$39,731	$51,763	15%	(23)%
Memory Book	130,209	119,846	105,767	101,565	89,461	4%	14%
Marketing and Publishing Services	45,133	36,752	50,862	69,509	76,868	(27)%	(10)%

Operating income	$187,386	$185,797	$202,158	$210,805	$218,092	(4)%	(3)%

Visant Holding Corp.	Nine months ended		Fiscal Year			% Change Between 2008 and 2009	% Change Between 2007 and 2008
In thousands	October 2, 2010	October 3, 2009	2009	2008	2007
Net sales
Scholastic	$331,949	$324,986	$462,718	$472,405	$465,439	(2)%	1%
Memory Book	358,351	369,470	386,848	393,309	372,063	(2)%	6%
Marketing and Publishing Services	299,108	306,090	406,032	501,374	434,057	(19)%	16%
Inter-segment eliminations	(19)	(273)	(273)	(1,528)	(1,349)	NM	NM

Net sales	$989,389	$1,000,273	$1,255,325	$1,365,560	$1,270,210	(8)%	8%

Operating income
Scholastic	$12,031	$28,919	$44,940	$36,744	$51,312	22%	(28)%
Memory Book	130,194	119,523	105,274	99,090	89,108	6%	11%
Marketing and Publishing Services	45,121	36,482	50,354	66,437	76,453	(24)%	(13)%

Operating income	$187,346	$184,924	$200,568	$202,271	$216,873	(1)%	(7)%

NM = Not meaningful

Nine Months Ended October 2, 2010 Compared to Nine Months Ended October 3, 2009

Net Sales. Consolidated net sales decreased $10.9 million, or 1.1%, to $989.4 million for the nine months ended October 2, 2010 compared to $1,000.3 million for the prior year comparable period. Included in consolidated net sales for the nine-month period were approximately $7.5 million of incremental sales from acquisitions. Excluding the impact of these acquisitions, consolidated net sales decreased $18.4 million for the nine months ended October 2, 2010 compared to the prior year comparable period, a decline of 1.8%.

Net sales of our Scholastic segment for the nine-month period ended October 2, 2010 increased by $7.0 million, or 2.1%, to $332.0 million compared to $325.0 million for the nine-month period ended October 3, 2009. The increase was primarily attributable to the incremental impact from acquisitions completed during 2009 and 2010 as well as higher prices in our jewelry and non-jewelry scholastic products.

Net sales for the Memory Book segment were $358.4 million for the nine-month period ended October 2, 2010 compared to $369.5 million for the nine-month period ended October 3, 2009, a decrease of 3.0%. The decrease was primarily attributable to lower volumes of memory books.

Net sales of the Marketing and Publishing Services segment decreased $7.0 million, or 2.3%, to $299.1 million for the first fiscal nine months of 2010 compared to $306.1 million during the first fiscal nine months of 2009. This decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our sampling operations.

Gross Profit. Consolidated gross profit increased $0.4 million, less than 1%, to $538.3 million for the nine months ended October 2, 2010 from $537.9 million for the nine-month period ended October 3, 2009. As a percentage of net sales, gross profit margin increased slightly to 54.4% for the nine months ended October 2, 2010 from 53.8% for the comparative prior year period in 2009. This increase in gross profit margin was due to the impact of cost reduction initiatives.

Selling and Administrative Expenses. Visant’s selling and administrative expenses increased $9.5 million, or 2.8%, to $347.3 million for the nine months ended October 2, 2010 from $337.8 million for the corresponding period in 2009. As a percentage of net sales, selling and administrative expenses increased to 35.1% for the nine months ended October 2, 2010 from 33.8% for the comparative period in 2009. This increase was mainly due to recognition of stock-based compensation expense and costs associated with the defense and resolution of certain legal proceedings. Excluding the impact of stock-based compensation expense and the costs related to the legal proceedings, selling and administrative expenses decreased $8.2 million to 33.4% as a percentage of net sales for the nine-month period ended October 2, 2010 compared to 33.8% for the comparative period in 2009. This decrease was primarily attributable to lower overall commissions in our Memory Book segment and savings resulting from cost reduction initiatives offset somewhat by $4.2 million of incremental costs incurred related to investments in new growth initiatives in our Jostens business and $3.0 million of incremental costs from acquisitions.

Holdco’s selling and administrative expenses increased $8.7 million, or 2.6%, to $347.4 million for the nine months ended October 2, 2010 from $338.6 million for the corresponding period in 2009. As a percentage of net sales, selling and administrative expenses increased to 35.1% for the nine months ended October 2, 2010 from 33.9% for the comparative period in 2009. This increase was mainly due to increased stock-based compensation expense and costs associated with the defense and resolution of certain legal proceedings. Excluding the impact of stock-based compensation expense and costs related to legal proceedings, selling and administrative expenses decreased $8.4 million to 34.3% as a percentage of net sales for the nine-month period ended October 2, 2010 compared to 33.9% for the comparative period in 2009. This decrease was primarily attributable to lower overall commissions in our Memory Book segment and savings resulting from cost reduction initiatives offset somewhat by $4.2 million of incremental costs incurred related to investments in new growth initiatives in our Jostens business and $3.0 million of incremental costs from acquisitions.

Special Charges. For the nine-month period ended October 2, 2010, the Company recorded $3.2 million of restructuring costs and $0.2 million of other special charges. Restructuring costs for the nine months ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.2 million in the aggregate of non-cash asset impairment charges in the Scholastic and Marketing and Publishing Services segments. The associated employee headcount reductions were 142, 13 and 23 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

For the nine-month period ended October 3, 2009, the Company recorded $8.8 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $0.9 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.2 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston-Salem, North Carolina facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment incurred $2.0 million of severance and related benefits for associated headcount reductions in connection with the closure of its Baltimore, Maryland facility, $0.3 million of restructuring costs associated with the closure of the Pennsauken, New Jersey facilities, $0.3 million of other shutdown related costs and $1.1 million of other severance and related benefits associated with cost reduction initiatives. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. The associated employee headcount reductions related to the above actions were 17, 231 and 156 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Operating Income. As a result of the foregoing, Visant’s consolidated operating income increased $1.6 million to $187.4 million for the nine months ended October 2, 2010 compared to $185.8 million for the comparable period in 2009. As a percentage of net sales, operating income was 18.9% and 18.6% for the nine-month periods ended October 2, 2010 and October 3, 2009, respectively.

Holdco’s consolidated operating income increased $2.4 million to $187.3 million for the nine months ended October 2, 2010 compared to $184.9 million for the comparable period in 2009. As a percentage of net sales, operating income was 18.9% and 18.5% for the nine-month periods ended October 2, 2010 and October 3, 2009, respectively.

Net Interest Expense. Net interest expense was comprised of the following:

	Nine months ended		$ Change	% Change
In thousands	October 2, 2010	October 3, 2009
Visant:
Interest expense	$41,611	$37,608	$4,003	10.6%
Amortization of debt discount, premium and deferred financing costs	4,211	4,574	(363)	(7.9)%
Interest income	(147)	(207)	60	NM

Visant interest expense, net	45,675	41,975	3,700	8.8%

Holdco (unconsolidated, excluding Visant):
Interest expense	40,626	42,118	(1,492)	(3.5)%
Amortization of debt discount, premium and deferred financing costs	1,398	1,450	(52)	(3.6)%

Holdco interest expense, net	42,024	43,568	(1,544)	(3.5)%

Consolidated interest expense, net	$87,699	$85,543	$2,156	2.5%

NM = Not meaningful

Net interest expense increased $2.2 million, or 2.5%, to $87.7 million for the nine months ended October 2, 2010 compared to $85.5 million for the comparative prior year period, primarily due to higher average borrowings and incremental interest charges related to the debt refinancing.

Loss on Repurchase and Redemption of Debt. In connection with the Refinancing, Visant, directly or through Visant Holdings, repurchased the Old Notes pursuant to cash tender offers or satisfied and discharged the

Old Notes, directly or through Visant Holdings, by delivering to the applicable trustee amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notices given by Visant Holdings or Visant, as applicable, with respect to the respective series of Old Notes. In connection with these transactions, we recognized losses in the aggregate of $37.7 million. These losses included $9.7 million of premium paid over the redemption price under the Tender Offers, $12.9 million of consent payments paid to holders of the Old Notes who tendered by the early tender date under the Tender Offers, $0.2 million of redemption premium payments and an aggregate of $14.9 million of non-cash unamortized deferred financing costs.

Income Taxes. On a consolidated basis, Holdco recorded an income tax provision for the nine months ended October 2, 2010 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates for 2010 are 49.7% and 42.1% for Holdco and Visant, respectively, before consideration of the effects of $0.4 million of net tax and interest accruals considered a current period tax expense. Holdco’s effective tax rate increased significantly as a result of the Refinancing. The repurchase or redemption of the Senior Discount Notes resulted in $97.2 million of tax deferred original issue discount becoming currently deductible. Along with the effect of certain other refinancing expenses, Holdco is expected to report a consolidated federal taxable loss for 2010 and, accordingly, will not be eligible for the favorable domestic manufacturing deduction. The tax rate increase was also caused by unfavorable state income tax effects resulting from the distribution of profits and losses among Holdco’s subsidiaries.

For the comparable nine-month period ended October 3, 2009, the effective rates of income tax expense for Holdco and Visant were 37.8% for both companies.

Net Income. As a result, net income decreased $13.3 million to $76.1 million for the nine months ended October 2, 2010 compared to net income of $89.4 million for the nine months ended October 3, 2009. Holdco’s net income decreased $31.1 million to $30.8 million for the nine months ended October 2, 2010 compared to net income of $61.9 million for the nine months ended October 3, 2009.

Year Ended January 2, 2010 Compared to the Year Ended January 3, 2009

Net Sales. Consolidated net sales decreased $110.3 million, or 8.1%, to $1,255.3 million for the fiscal year ended January 2, 2010 from $1,365.6 million for the 2008 fiscal year. Net sales for the year ended January 2, 2010 included the incremental impact of $28.7 million from acquisitions completed during 2008 and 2009.

Net sales for the Scholastic segment were $462.7 million for the fiscal year ended January 2, 2010, a decrease of 2.1% compared to $472.4 million for the 2008 fiscal year. This decrease was attributable to lower overall volumes offset slightly by higher prices in our jewelry and graduation products.

Net sales for the Memory Book segment were $386.8 million for the fiscal year ended January 2, 2010, a decrease of 1.6% compared to $393.3 million for the 2008 fiscal year. This decrease was attributable to lower volume in both our memory book and commercial print operations year-over-year, offset somewhat by higher prices from new and enhanced products and service offerings.

Net sales for the Marketing and Publishing Services segment decreased $95.3 million, or 19.0%, to $406.0 million during the fiscal year ended January 2, 2010 from $501.4 million for the 2008 fiscal year. This decrease was attributable to lower volumes in our sampling, direct marketing and educational book component operations, offset in part by $26.3 million of incremental volume generated by the Phoenix Color operations acquired in 2008.

Gross Profit. Gross profit decreased $23.2 million, or 3.4%, to $666.5 million for the fiscal year ended January 2, 2010 from $689.8 million for the comparative period in 2008. As a percentage of net sales, gross profit margin for fiscal year 2009 increased to 53.1% from 50.5% in 2008. Excluding the incremental impact of businesses acquired, gross profit decreased $33.3 million from the comparable 2008 period and as a percentage of net sales increased to 53.5%. This increase in gross profit margin as a percentage of net sales was primarily attributable to a greater portion of total sales coming from our Scholastic and Memory Book segments, which generally carry higher gross margins and the impact of cost reduction initiatives taken during the year.

Selling and Administrative Expenses. Visant’s selling and administrative expenses decreased $12.3 million, or 2.6%, to $451.3 million for the fiscal year ended January 2, 2010 from $463.6 million for the corresponding period in 2008. This decrease included approximately $6.8 million of incremental costs related to acquisitions made during 2008 and 2009, including approximately $3.1 million of depreciation and amortization costs. Excluding these incremental costs, selling and administrative expenses as a percentage of net sales increased 180 basis points to 36.4% for the 2009 fiscal year from 34.6% for the 2008 fiscal year. The increase as a percentage of net sales was due to a higher portion of total sales from our Scholastic and Memory Book segments, which generally carry higher selling costs, as well as to lower overall sales for the 2009 fiscal year when compared to the 2008 fiscal year.

Holdco’s selling and administrative expenses decreased $19.2 million, or 4.1%, to $452.9 million for the fiscal year ended January 2, 2010 from $472.1 million for the corresponding period in 2008. This decrease included approximately $6.8 million of incremental costs related to acquisitions made during 2008 and 2009, including approximately $3.1 million of depreciation and amortization costs. Excluding these incremental costs, selling and administrative expenses as a percentage of net sales increased 180 basis points to 36.4% for the 2009 fiscal year from 34.6% for the 2008 fiscal year. The increase as a percentage of net sales was due to a higher portion of total sales from our Memory Book and Scholastic segments, which generally carry higher selling costs, as well as to lower overall sales for the 2009 fiscal year when compared to the 2008 fiscal year.

Loss (Gain) on Disposal of Fixed Assets. For 2009, the gain on disposal of fixed assets of approximately $1.4 million was primarily due to the donation of one of our Chattanooga, Tennessee facilities to the City of Chattanooga. In 2008, the loss on disposal of fixed assets was approximately $1.0 million, which was attributable to the sale of equipment in connection with the closure of certain facilities during the year.

Special Charges. For the year ended January 2, 2010, we recorded $8.5 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $1.0 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.3 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston-Salem, North Carolina Memory Book facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment reported $3.2 million of costs related to facility consolidation activities and other reductions in force, which included $2.6 million of severance and related benefits for associated headcount reductions, and $0.6 million of other facility consolidation costs. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. The associated employee headcount reductions related to the above actions were 92, 227 and 154 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Special charges of $14.4 million for the year ended January 3, 2009 included $7.6 million of restructuring costs and $6.8 million of other special charges. The Scholastic segment incurred $0.7 million of severance and related benefits in connection with the restructuring of certain of Jostens international operations, $0.4 million of severance and related benefits associated with other headcount reductions and less than $0.1 million of costs related to the closure of our Attleboro, Massachusetts facility. Other special charges included $3.1 million of non-cash write-offs in our Scholastic segment related to accumulated foreign currency translation balances and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Our Memory Book segment incurred $0.5 million of severance and related benefits associated with headcount reductions. The Marketing and Publishing Services segment incurred $3.7 million of restructuring costs related to the closure of the Pennsauken, New Jersey facilities, $2.0 million of restructuring costs related to the consolidation of the Chattanooga, Tennessee facilities and $0.3 million of other severance and related benefits. Also included were $3.3 million of charges in our Marketing and Publishing Services segment in connection with the closure of the Pennsauken, New Jersey facilities and consolidation of the Chattanooga, Tennessee facilities which included $2.7 million for non-cash asset impairment charges. Additionally, Visant incurred $0.1 million of other severance and related benefits charges. Headcount reductions related to these activities totaled 28, 35 and 330 for the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Operating Income. Visant’s consolidated operating income decreased $8.6 million, or 4.1%, to $202.2 million for 2009 from $210.8 million for 2008. As a percentage of net sales, operating income increased to 16.1% for the fiscal year ended January 2, 2010 from 15.4% for the comparative period in 2008. Holdco’s consolidated operating income decreased $1.7 million, or 0.8%, to $200.6 million for 2009 from $202.3 million for 2008. As a percentage of net sales, operating income increased to 16.0% for the fiscal year ended January 2, 2010 from 14.8% for the comparative period in 2008.

Net Interest Expense. Net interest expense is comprised of the following:

In thousands	2009	2008
Visant:
Interest expense	$49,608	$64,371
Amortization of debt discount, premium and deferred financing costs	5,914	5,636
Interest income	(233)	(897)

Visant interest expense, net	55,289	69,110

Holdco (unconsolidated, excluding Visant):
Interest expense	56,135	32,660
Amortization of debt discount, premium and deferred financing costs	1,934	23,484
Interest income	—	(3)

Holdco interest expense, net	58,069	56,141

Consolidated interest expense, net	$113,358	$125,251

Visant’s net interest expense decreased $13.8 million, or 20.1%, to $55.3 million for 2009 as compared to $69.1 million for 2008 due to lower average borrowings and lower average borrowing rates. Holdco’s net interest expense increased by $2.0 million, or 3.5%, to $58.1 million for 2009 as compared to $56.1 million for 2008 due to higher average outstanding borrowings offset by lower amortization of debt discount.

Provision for Income Taxes. Holdco’s consolidated effective tax rate was 38.3% for 2009 and 39.9% for 2008. Visant’s consolidated effective tax rate was 38.3% for 2009 and 38.6% for 2008. The 2009 tax rate was favorably impacted by adjustments resulting from the filing of our 2008 income tax return and an adjustment of our net operating loss carryforward in connection with the Phoenix Color acquisition. The state tax rates for Holdco and Visant increased in 2009 due to the mix of income among our subsidiaries and the effect of certain changes in state tax laws. The unfavorable effect of adjusting our state deferred tax rates was significantly less in 2009 than it was in 2008. For 2010, we anticipate a consolidated effective tax rate between 37.0% and 38.0% before the effects of any resolution of outstanding income tax audits. The reduction in the anticipated effective tax rate was due primarily to the effect of the statutory increase from 6% to 9% in the applicable rate used to determine our deduction for domestic manufacturing activities.

Net Income. Visant’s net income increased $3.7 million, or 4.1%, to $90.7 million for 2009 from $87.0 million for 2008. Holdco’s net income increased $7.5 million, or 16.1%, to $53.8 million for 2009 from $46.3 million for 2008.

Year Ended January 3, 2009 Compared to the Year Ended December 29, 2007

Net Sales. Consolidated net sales increased $95.4 million, or 7.5%, to $1,365.6 million in 2008 from $1,270.2 million in 2007. This increase included the incremental sales impact of $114.8 million from businesses acquired during 2007 and 2008.

Net sales for the Scholastic segment were $472.4 million in 2008, an increase of 1.5% or $7.0 million, compared to $465.4 million in the prior year comparative period. This increase was primarily attributable to incremental volume from the acquisition of Neff, which occurred in the first quarter of 2007 and accounted for $5.6 million of the increase, and the impact of higher prices for our jewelry products.

Net sales for the Memory Book segment were $393.3 million in 2008, an increase of 5.7% or $21.2 million, compared to $372.1 million in 2007. The increase included $8.7 million of incremental sales from the acquisition of the assets of Publishing Enterprises, which occurred in the fourth quarter of 2007. The remaining increase of $12.5 million was the result of account growth driven by new and enhanced product and service offerings.

Net sales for the Marketing and Publishing Services segment increased $67.3 million, or 15.5%, to $501.4 million in 2008 from $434.1 million in 2007. This increase was primarily attributable to $100.5 million of incremental sales from the acquisitions of VSI and Phoenix Color which occurred in 2007 and 2008 respectively, partially offset by a decline in volume primarily in our educational book component and direct marketing operations.

Gross Profit. Gross profit increased $42.6 million, or 6.6%, to $689.8 million for the fiscal year ended January 3, 2009 from $647.2 million for the comparative period in 2007. As a percentage of net sales, gross profit margin for 2008 decreased to 50.5% from 50.9% in 2007. Excluding the incremental impact of businesses acquired, gross profit increased $7.5 million from the comparable 2007 period and as a percentage of net sales increased to 52.3%. This increase in gross profit margin was primarily attributable to improved sales mix and higher prices driven by new and enhanced product and service offerings and operating efficiencies in our Memory Book segment.

Selling and Administrative Expenses. Visant’s selling and administrative expenses increased $38.1 million, or 8.9%, to $463.6 million for the fiscal year ended January 3, 2009 from $425.5 million for fiscal year 2007. This increase included incremental depreciation and amortization costs related to our acquisitions of Neff, VSI and Phoenix Color, which accounted for $9.9 million of the total increase. Excluding these incremental costs, selling and administrative expenses as a percentage of net sales decreased 30 basis points to 33.2% for fiscal 2008 from 33.5% for fiscal year 2007.

Holdco’s selling and administrative expenses increased $45.4 million, or 10.6%, to $472.1 million for the fiscal year ended January 3, 2009 from $426.7 million for fiscal year 2007. This increase included approximately $7.1 million of higher stock compensation charges as well as incremental depreciation and amortization costs related to our acquisitions of Neff, VSI and Phoenix Color, which accounted for $9.9 million of the total increase. Excluding these incremental costs, selling and administrative expenses as a percentage of net sales decreased 30 basis points to 33.3% for fiscal 2008 from 33.6% for fiscal year 2007.

Loss (Gain) on Disposal of Fixed Assets. For fiscal year 2008, the loss on disposal of fixed assets was approximately $1.0 million, which was attributable to the sale of equipment in connection with the closure of certain facilities during the year. In fiscal year 2007, the loss on disposal of fixed assets was approximately $0.6 million, which was attributable to the sale of miscellaneous equipment.

Special Charges. Special charges of $14.4 million for the year ended January 3, 2009 included $7.6 million of restructuring costs and $6.8 million of other special charges. The Scholastic segment incurred $0.7 million of severance and related benefits in connection with the restructuring of certain of Jostens international operations, $0.4 million of severance and related benefits associated with other headcount reductions and less than $0.1 million of costs related to the closure of our Attleboro, Massachusetts facility. Other special charges included $3.1 million of non-cash write-offs in our Scholastic segment related to accumulated foreign currency translation balances and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Our Memory Book segment incurred $0.5 million of severance and related benefits associated with headcount reductions. The Marketing and Publishing Services segment incurred $3.7 million of restructuring costs related to the closure of the Pennsauken, New Jersey facilities, $2.0 million of restructuring costs related to the consolidation of the Chattanooga, Tennessee facilities and $0.3 million of other severance and related benefits. Also included were $3.3 million of charges in our Marketing and Publishing Services segment in connection with the closure of the Pennsauken, New Jersey facilities and consolidation of the Chattanooga, Tennessee facilities which included $2.7 million for non-cash asset impairment charges. Additionally, Visant incurred $0.1 million of other severance and related benefits charges. Headcount reductions related to these activities totaled 28, 35 and 330 for the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

For the year ended December 29, 2007, we recorded $2.3 million of restructuring charges for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments. Of net severance costs and related benefits of $1.9 million for 2007, $1.7 million related to Scholastic and $0.2 million related to Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for the Scholastic and Marketing and Publishing Services segments, respectively.

Operating Income. Visant’s consolidated operating income decreased $7.3 million, or 3.3%, to $210.8 million for fiscal year 2008 from $218.1 million for fiscal year 2007. As a percentage of net sales, operating income decreased to 15.4% for the fiscal year ended January 3, 2009 from 17.2% for fiscal year 2007.

Holdco’s consolidated operating income decreased $14.6 million, or 6.7%, to $202.3 million for fiscal year 2008 from $216.9 million for fiscal year 2007. As a percentage of net sales, operating income decreased to 14.8% for the fiscal year ended January 3, 2009 from 17.1% for fiscal year 2007.

Net Interest Expense. Net interest expense is comprised of the following:

In thousands	2008	2007
Visant:
Interest expense	$64,371	$76,974
Amortization of debt discount, premium and deferred financing costs	5,636	14,329
Interest income	(897)	(1,118)

Visant interest expense, net	69,110	90,185

Holdco (unconsolidated, excluding Visant):
Interest expense	32,660	30,542
Amortization of debt discount, premium and deferred financing costs	23,484	23,281
Interest income	(3)	(4)

Holdco interest expense, net	56,141	53,819

Consolidated interest expense, net	$125,251	$144,004

Net interest expense decreased $18.7 million, or 13.0%, to $125.3 million for 2008 as compared to $144.0 million for 2007 due to lower average borrowings from the prepayment of $400.0 million of the Old Term Loan Credit Facility during the second quarter of 2007 and lower amortization of deferred financing costs as a result of the aforementioned prepayments, as well as lower average borrowing rates.

Provision for Income Taxes. Holdco’s consolidated effective tax rate was 39.9% for 2008 and 2007. Visant’s consolidated effective tax rate was 38.6% for 2008 and 38.9% for 2007. Although the overall rates were essentially unchanged, the benefit provided by the domestic manufacturing profits deduction, under the American Jobs Creation Act of 2004, decreased due to the decrease in taxable income resulting from certain costs related to the Phoenix Color acquisition. The 2008 tax rates were favorably impacted by adjustments resulting from the filing of our 2007 income tax return and favorable effects related to our foreign earnings repatriation.

As described in Note 13, Income Taxes, to our audited consolidated financial statements for the year ended January 3, 2009 included in this prospectus, all interest and penalties in connection with income tax assessments or refunds are recorded as income tax expense or benefit, as applicable, and included as part of our unrecognized tax benefit liability. Included in our results of operations for 2008 and 2007 was $0.1 million net tax, interest and penalty accruals for unrecognized tax benefits.

Income from Discontinued Operations. In May 2007, we completed the sale of the Von Hoffmann businesses, recognizing proceeds of $401.8 million and a gain on the sale equal to $97.9 million. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. Additionally, in 2007 we had income from discontinued operations, net of taxes, of $11.1 million from the Von Hoffmann businesses, which were sold in the second quarter of 2007, $0.4 million, net of tax, from the Jostens photography business, which was sold in the second quarter of 2006, and $1.0 million, net of tax, from the Jostens recognition business, which was discontinued in 2001. The income in 2007 from the Jostens recognition business resulted from the reversal of an accrual for potential exposure for which we did not believe we were likely to have an ongoing liability.

Net Income. Visant’s net income decreased $101.9 million to $87.0 million for 2008 from $188.9 million for 2007. Holdco’s net income decreased $108.2 million to $46.3 million for 2008 from $154.5 million for 2007.

Liquidity and Capital Resources

The following table presents cash flow activity of Holdco for the applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

	Nine months ended		2009	2008	2007
In thousands	October 2, 2010	October 3, 2009
Net cash (used in) provided by operating activities	$(4,775)	$64,937	$176,630	$205,866	$159,310
Net cash (used in) provided by investing activities	(53,143)	(35,428)	(44,433)	(274,301)	280,643
Net cash (used in) provided by financing activities	(43,806)	(137,210)	(136,943)	127,540	(400,041)
Effect of exchange rate changes on cash	(324)	(441)	(197)	(542)	1,020

(Decrease) increase in cash and cash equivalents	$(102,048)	$(108,142)	$(4,943)	$58,563	$40,932

Nine Months Ended October 2, 2010 Compared to Nine Months Ended October 3, 2009

For the nine months ended October 2, 2010, cash used in operating activities was $4.8 million compared with cash provided by operating activities of $64.9 million for the comparable prior year period. The decrease in cash from operating activities of $69.7 million was attributable to a cash loss on the repurchase and redemption of debt of approximately $22.9 million in connection with the Refinancing and the earlier timing of the payment of interest of approximately $15.0 million as a result of the Refinancing, as well as an increase in net working capital, primarily due to changes in accounts receivable due to greater business activity year over year, for the nine months ended October 2, 2010 versus the comparable 2009 period.

Net cash used in investing activities for the nine months ended October 2, 2010 was $53.1 million compared with $35.4 million for the comparative 2009 period. The $17.7 million change was primarily driven by increased acquisitions of $9.0 million and higher capital expenditures for property, plant and equipment of $6.1 million during the first nine months of 2010 versus the comparable 2009 period. Our capital expenditures relating to purchases of property, plant and equipment were $43.2 million and $37.0 million for the nine months ended October 2, 2010 and October 3, 2009, respectively.

Net cash used in financing activities for the nine months ended October 2, 2010 was $43.8 million, compared with $137.2 million for the comparable 2009 period. Net cash used in financing activities for the nine months ended October 2, 2010 primarily consisted of $654.7 million for the payment of the Distributions described below, offset by an increase in net borrowings related to our borrowings pursuant to the Refinancing of $659.5 million. During the nine months ended October 2, 2010, we incurred $47.6 million of debt financing costs related to the Refinancing. Net cash used in financing activities for the nine months ended October 3, 2009 primarily consisted of a net repayment of short term borrowings of $131.7 million under the revolving credit facilities in existence prior to the Refinancing.

On February 26, 2010, the Board of Directors of Visant Holdings declared an extraordinary cash distribution in the aggregate amount of $137.7 million (inclusive of the dividend equivalent payment to holders of vested stock options), or $22.00 per share (the “February 2010 Distribution”), on Visant Holdings’ outstanding common stock. The February 2010 Distribution was paid on March 1, 2010 to stockholders/optionholders of record on February 26, 2010. The February 2010 Distribution was funded from cash on hand.

On September 20, 2010, the Board of Directors of Visant Holdings declared an extraordinary cash distribution in the aggregate amount of $517.0 million (inclusive of the distribution to holders of vested stock options), or $82.55 per share (the “September 2010 Distribution” and together with the February 2010 Distribution, the “Distributions”), on Visant Holdings’ outstanding common stock. The September 2010 Distribution was paid on September 22, 2010 to stockholders/optionholders of record on September 20, 2010. The September 2010 Distribution was funded from the net proceeds of the Refinancing.

During the nine months ended October 2, 2010, Visant transferred approximately $654.7 million of cash through Visant Secondary Holdings Corp. to Visant Holdings to allow Visant Holdings to make the Distributions. The Distributions were included in Holdco’s condensed consolidated balance sheet as a reduction in accumulated earnings and additional paid-in-capital, and the transfer was reflected in Visant’s condensed consolidated balance sheet as a reduction in accumulated earnings and presented in Visant’s condensed consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdco’s consolidated financial statements.

During the nine months ended October 2, 2010, Visant also transferred approximately $649.0 million of cash from Visant Secondary Holding Corp. to Visant Holdings to allow Visant Holidngs to repurchase or satisfy and discharge and redeem Visant Holdings’ Senior Discount Notes and the Senior Notes pursuant to the Refinancing, including the satisfaction of accrued interest and the payment of consent and tender premiums. The aggregate transfer was reflected in Visant’s condensed consolidated balance sheet as a reduction in accumulated earnings and presented in Visant’s condensed consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdco’s consolidated financial statements.

During the nine months ended October 3, 2009, Visant transferred approximately $16.0 million of cash through Visant Secondary Holdings Corp. to Visant Holdings to allow Visant Holdings to make scheduled interest payments on the Senior Notes and the Senior Discount Notes. The transfer was reflected in Visant’s condensed consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s condensed consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdco’s consolidated financial statements.

Full Fiscal Year 2009

In 2009, operating activities generated cash of $176.6 million, compared to $205.9 million from operating activities for 2008. The decrease in cash provided by operating activities of $29.2 million was attributable to cash interest paid in 2009 of $25.3 million related to Holdco’s $247.2 million Senior Discount Notes which did not have cash interest payment requirements prior to 2009.

Net cash used in investing activities for 2009 was $44.4 million, compared with $274.3 million for the comparative 2008 period. The $229.9 million change was primarily driven by the acquisition of Phoenix Color in 2008. During 2009, we completed the Rennoc asset acquisition for a purchase price of approximately $2.3 million. In addition, our capital expenditures relating to purchases of property, plant and equipment for 2009 and 2008 were $46.1 million and $52.4 million, respectively.

Net cash used in financing activities for 2009 was $136.9 million compared to cash provided by financing activities of $127.5 million for 2008. The $264.5 million change primarily related to the net repayment of $137.0 million of short term borrowings under the Old Revolving Credit Facility during 2009 versus net borrowings under the Old Revolving Credit Facility of $136.3 million, primarily in connection with the acquisition of Phoenix Color, during the comparable 2008 period. During 2009, we entered into various capital lease and equipment financing arrangements which provided approximately $8.3 million of cash.

During 2009 and 2008, Visant transferred approximately $36.6 million and $23.2 million, respectively, of cash through Visant Secondary to Visant Holdings to allow Visant Holdings to make scheduled interest payments on its Senior Notes and its Senior Discount Notes as well as to repurchase common stock from separated management stockholders and to settle certain outstanding vested stock option awards totaling in the aggregate $9.5 million and $8.4 million in 2009 and 2008, respectively. The repurchase was included in Holdco’s consolidated balance sheet as treasury stock, and the transfer was reflected in Visant’s consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s consolidated statement of cash flows as a distribution to its stockholder. The transfer amount eliminates in consolidation and had no impact on Holdco’s consolidated financial statements.

Full Fiscal Year 2008

In 2008, operating activities generated cash of $205.9 million, compared to $159.3 million from operating activities for 2007. Included in cash flows from operating activities in 2007 was cash used by discontinued operations of $5.1 million. Consequently, the cash provided by continuing operations was $164.4 million for 2007. The $41.5 million increase in cash provided from continuing operations was attributable to higher cash earnings primarily as a result of the inclusion of nine months of earnings attributable to the Phoenix Color acquisition and lower cash paid for taxes. The deductibility of certain transaction costs from the acquisition of Phoenix Color and the utilization of certain net operating losses acquired from Phoenix Color provided a reduction of cash taxes of approximately $18.5 million.

Net cash used in investing activities for 2008 was $274.3 million compared to cash provided by investing activities of $280.6 million for 2007. Included in the 2007 cash flows from investing activities was cash provided by discontinued operations of $396.1 million, driven by the sale of the Von Hoffmann businesses, which generated proceeds of approximately $401.8 million. During 2008 and 2007, we acquired businesses, net of cash, totaling approximately $221.6 million and $58.3 million, respectively. In addition, capital expenditures related to purchases of property, plant and equipment for 2008 and 2007 were $52.4 million and $56.4 million, respectively.

Net cash provided by financing activities for 2008 was $127.5 million compared to cash used in financing activities of $400.0 million for 2007. The $527.5 million increase primarily related to our additional voluntary prepayment in the second quarter of 2007 of $400.0 million of the term loans under the Old Credit Facilities, including all originally scheduled principal payments due under the Old Term Loan Credit Facility through mid-2011. Additionally, we increased average borrowings under the Old Revolving Credit Facility during 2008 by approximately $135.6 million to finance the acquisition of Phoenix.

During 2008 and 2007, Visant transferred approximately $23.2 million and $18.6 million, respectively, of cash through Visant Secondary to Visant Holdings to allow Visant Holdings to make scheduled interest payments on its Senior Notes, as well as to repurchase common stock from a separated management stockholder and to settle certain outstanding vested stock option awards totaling in the aggregate $8.4 million in 2008. The repurchase was included in Holdco’s consolidated balance sheet as treasury stock, and the transfer was reflected in Visant’s consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s consolidated statement of cash flows as a distribution to its stockholder. The transfer amount eliminates in consolidation and had no impact on Holdco’s consolidated financial statements.

Contractual Obligations

The following table shows due dates and amounts of Holdco’s contractual obligations for future payments as of January 2, 2010, on an as adjusted basis after giving effect to the Refinancing:

	Payments due by calendar year
In thousands	Total	2010	2011	2012	2013	2014	Thereafter
Notes outstanding	$750,000	$—	$—	$—	$—	$—	$750,000
Term loans	1,250,000	12,500	12,500	12,500	12,500	12,500	1,187,500
Operating leases	22,638	5,790	5,243	4,619	2,434	1,304	3,248
Capital leases	10,340	2,197	2,194	2,130	1,994	1,825	—
Equipment financing arrangements	1,175	399	203	202	203	168	—
Precious metals forward contracts	18,557	18,557	—	—	—	—	—
Minimum royalties	1,687	1,250	437	—	—	—	—
Pension and other postretirement cash requirements	198,498	16,205	17,018	17,689	18,725	19,470	109,391
Interest expense(1)	1,055,924	162,063	161,188	160,313	159,438	159,563	253,359
Management agreements(2)	22,665	3,504	3,609	3,717	3,829	3,944	4,062
Contractual capital equipment purchases	4,855	4,855	—	—	—	—	—
Repurchase of common shares and note payable to former employees	817	—	—	—	817	—	—
Consulting contract	1,836	1,500	336	—	—	—	—

Total contractual cash obligations(3)	$3,338,992	$228,820	$202,728	$201,170	$199,940	$198,774	$2,307,560

(1)	Projected interest expense based on an interest rate for the New Credit Facilities of 7.00%, taking into account mandatory 1% annual amortization payments.
(2)	In October 2004, we entered into a management agreement with KKR and DLJMBP III to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to 3% annual increases. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2014.
(3)	The Company’s gross unrecognized tax benefit obligation at January 2, 2010 was $17.6 million of which $0.2 million is payable in 2010. It is not presently possible to estimate the years in which part or all of the balance would result in a cash disbursement. Also outstanding as of January 2, 2010 was $13.3 million in the form of letters of credit against the Old Revolving Credit Facility.

Liquidity

We use cash generated from operations primarily for debt service obligations, capital expenditures and to fund other working capital requirements. In assessing our liquidity, we review and analyze our current cash on-hand, the number of days our sales are outstanding and capital expenditure commitments. Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future operating performance. Future principal debt payments are expected to be paid out of cash flows from operations, cash on hand and, if consummated, future financings. Based upon the current level of operations, management expects our cash flows from operations along with availability under our New Credit Facilities will provide sufficient liquidity to fund our obligations, including our projected working capital requirements, debt interest and retirement obligations and related costs, and capital spending for the foreseeable future.

We experience seasonal fluctuations in our net sales and cash flow from operations, tied primarily to the North American school year. In particular, Jostens generates a significant portion of its annual sales in the second quarter in connection with the delivery of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks, and in the fourth quarter driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations and generate a majority of annual net sales during the third and fourth quarters, including based on the timing of customers’ advertising campaigns which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Based on the seasonality of our cash flow, we traditionally borrow under our revolving credit facility during the third quarter to fund general working capital needs during this period of time when schools are generally not in session and orders are not being placed, and repay the amount borrowed for general working capital purposes in the fourth quarter when customer deposits in the Scholastic and Memory Book segment are received and customers’ advertising campaigns in anticipation of the holiday season generally increase.

We have substantial debt service requirements and are highly leveraged. As of October 2, 2010, Visant had total indebtedness of $2,109.0 million (exclusive of $13.3 million letters of credit outstanding) including $16.5 million of outstanding borrowings under capital lease and equipment financing arrangements and cash and cash equivalents of $9.5 million (exclusive of $1.8 million of cash and cash equivalents at Visant Holdings). Our principal sources of liquidity are cash flows from operating activities and available borrowings under the New Credit Facilities, which included $69.2 million of available borrowings under Visant’s $175.0 million revolving credit facilities as of October 2, 2010. As of October 2, 2010, Visant had $1,250.0 million outstanding under the Term B Loan facility, $750.0 million aggregate principal amount outstanding of the notes, $13.3 million outstanding in the form of standby letters of credit under its secured credit facilities and $16.5 million of outstanding borrowings under capital lease and equipment financing arrangements. There were $92.5 million of borrowings under the New Revolving Credit Facility as of October 2, 2010.

Our liquidity and our ability to fund our capital requirements will depend on the credit markets and our financial condition. The extent of any impact of credit market conditions on our liquidity and ability to fund our capital requirements or to undertake future financings will depend on several factors, including our operating cash flows, credit conditions, our credit ratings and credit capacity, the cost of financing and other general economic and business conditions that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings to meet our liquidity needs. Any refinancing of our debt could be on less favorable terms, including becoming subject to higher interest rates. In addition, the terms of existing or future debt instruments, including the New Credit Facilities and the indenture governing the notes, may restrict certain of our alternatives. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our New Revolving Credit Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. The possibility of consummating any such financing will be subject to conditions in the capital markets at such time. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination thereof. We may not be able to obtain this additional liquidity when needed on terms acceptable to us or at all.

As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time redeem or repurchase debt securities, in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise subject to the terms of applicable contractual restrictions. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

As of October 2, 2010, we were in compliance with all covenants under our material debt obligations.

Off-Balance Sheet Arrangements

We have a precious metals consignment agreement with a major financial institution whereby we currently have the ability to obtain up to the lesser of a certain specified quantity of precious metals and $45.0 million in dollar value of consigned inventory. As required by the terms of the agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our consolidated financial statements. The value of consigned inventory at October 2, 2010 and January 2, 2010 was $31.8 million and $27.7 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days’ written notice. The consignment fees expensed for the nine months ended October 2, 2010 and October 3, 2009 were $0.7 million and $0.4 million, respectively. We incurred expenses for consignment fees related to this facility of $0.6 million for both 2009 and 2008 and $0.5 million for 2007. The obligations under the consignment agreement are guaranteed by Visant.

Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that, in any case are material to investors.

Recently Adopted Accounting Pronouncements

In September 2006, the FASB issued an accounting standard that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. The standard requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy, as defined in the standard. We adopted the standard as of the beginning of fiscal year 2008, with the exception of the application to non-recurring non-financial assets and non-financial liabilities. We adopted the standard for non-financial assets and non-financial liabilities as of the beginning of fiscal year 2009. We do not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis. Our adoption of the standard for non-financial assets and non-financial liabilities did not have a material impact on its financial statements.

In December 2007 the FASB issued, and in April 2009 amended, a new business combinations standard, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value for the consideration paid in a business combination (including contingent consideration), exclude transaction costs from acquisition accounting and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. This standard became effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances for the first annual reporting period beginning after December 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009, and it did not have a material impact on its financial statements.

In December 2007, the FASB issued new accounting standards governing the accounting for and reporting on noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things: that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. This standard became effective as of our 2009 fiscal year. The Company adopted this standard as of the beginning of fiscal year 2009, and it did not have a material impact on its financial statements.

In March 2008, the FASB issued an accounting standard to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. The standard applies to all derivative instruments, as well as related hedged items, bifurcated derivatives and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to this standard must provide more robust qualitative disclosures and expanded quantitative disclosures. The standard became effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009, and it did not have a material impact on its financial statements.

In April 2008, the FASB issued an accounting standard that amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies to intangible assets that are acquired individually or with a group of other assets and applies to both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The standard also requires expanded disclosures related to the determination of the useful lives of intangible asset. The standard became effective for fiscal years beginning after December 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009, and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that changes the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of the impairment to be recorded in earnings. The standard became effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009, and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that requires fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. This standard became effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009, and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. This standard became effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009, and it did not have a material impact on its financial statements.

In May 2009, the FASB issued an accounting standard that establishes the principles for subsequent events that are evaluated for each interim and annual period. Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Under this standard, consistent with prior practice, an entity must recognize the effect of subsequent events on its financial condition that existed at the balance sheet date. Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date will be disclosed in a footnote. The Company adopted this standard as of the quarter ended July 4, 2009 and, accordingly, evaluated all subsequent events through the date of issuance of our financial statements, for potential recognition or disclosure in our consolidated financial statements. The Company’s adoption of this standard did not have a material impact on its financial statements.

In June 2009, the FASB issued a standard that established the FASB Accounting Standards Codification (“ASC”) and amended the hierarchy of GAAP such that the ASC became the single source of authoritative non-governmental US GAAP. The ASC did not change GAAP, but it did, however, change the applicable citations and naming conventions used when referencing generally accepted accounting principles. This standard became effective for interim and annual periods ending after September 15, 2009. The Company adopted this standard for the quarter ended October 3, 2009, and it did not have a material impact on its financial statements.

In December 2008, the FASB issued an accounting standard that provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. This standard became effective for fiscal years ending after December 15, 2009. The Company adopted this standard for fiscal year 2009, and it did not have a material impact on its financial statements.

In January 2010, the FASB issued guidance which expanded the required disclosures about fair value measurements. This guidance requires (1) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements along with the reasons for such transfers, (2) information about purchases, sales, issuances and settlements to be presented separately in the reconciliation for Level 3 fair value measurements, (3) fair value measurement disclosures for each class of assets and liabilities and (4) disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for fair value measurements that fall in either Level 2 or Level 3. This guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlement on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The Company’s adoption of this guidance did not have a material impact on its financial statements.

In February 2010, the FASB issued guidance related to events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance amends existing standards to address potential conflicts with SEC guidance and refines the scope of the reissuance disclosure requirements to include revised financial statements only. Under this guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated. The Company’s adoption of this guidance did not have a material impact on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with the New Credit Facilities. The New Credit Facilities include an interest rate floor of 1.75% per annum and we pay interest under the facility based on this LIBOR floor, plus the applicable interest rate margin.

Under the terms of the New Credit Facilities, because LIBOR is currently significantly below the LIBOR floor, if LIBOR increased or decreased on average by 10% and assuming that our leverage and, hence, the applicable interest rate margin, remain the same, our interest expense would not change materially. See footnote (1) to the table relating to contractual obligations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations”.

Foreign Currency Exchange Rate Risk

We are exposed to market risks from changes in currency exchange rates of the currencies in the countries in which we do business. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. operations, fluctuations in such rates may affect the translation of these results into our consolidated financial statements. We have foreign operations primarily in Canada and Europe, where substantially all transactions are denominated in Canadian dollars and Euros, respectively. From time to time, Jostens enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currencies. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we may enter into forward contracts to purchase gold, platinum and silver, in each case, based upon the estimated quantity needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts of approximately $2.0 million as of the end of 2009 and 2008 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase or decrease in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. Our parent company was formed through the Formation Transactions which resulted in the combination of Jostens, Von Hoffmann and Arcade. Visant was formed to create a platform of businesses with leading positions in attractive end market segments and to establish a highly experienced management team that could leverage a shared services infrastructure and capitalize on margin and growth opportunities. Since 2004, we have developed a unified marketing and publishing services organization with a leading and differentiating approach in each of our segments. Our management team has created and integrated central services and management functions and has reshaped the business to focus on the most attractive and highest growth market opportunities. In fiscal year 2009, we derived approximately 90% of our consolidated net sales and over 97% of our Adjusted EBITDA from products and services in which we believe we maintain a leading segment position.

We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, the availability of school funding, product and service offerings and quality and price. Visant Holdings (formerly known as Jostens Holding Corp.) and Visant (formerly known as Jostens IH Corp.) were each originally incorporated in Delaware in 2003.

Business Strengths

We believe that we are distinguished by the following business strengths:

Market Leading Positions in Attractive and Diversified Segments

We believe that we have leading positions in the market segments in which we operate. In fiscal year 2009, we derived approximately 90% of our consolidated net sales and over 97% of our Adjusted EBITDA from products and services in which we believe we have a leading market segment position. The majority of sales for our Memory Book and Scholastic segments are “in the schoolhouse”, to school administrators and students, with whom long-standing relationships and the trust that a customized, quality product will be delivered on time are important. We believe that our Marketing and Publishing Services business is an industry leader in the introduction and provision of innovative products and services, including formats produced under proprietary processes.

Consistent Cash Flow Conversion and Proven Ability to Support Leverage

We have extensive experience operating with significant leverage and have established a track record of predictable cash generation. The combination of our capital efficiency, generally stable revenue streams, low investment requirements, margin enhancements and operating efficiency efforts has enabled us to consistently generate significant cash flow and repay a significant amount of indebtedness since the beginning of 2005 and throughout various economic conditions. Over the period from the Formation Transactions and prior to the consummation of the refinancing transactions in September 2010, Holdco reduced its leverage (total net debt (defined as cash and cash equivalents less total debt)/Adjusted EBITDA (as defined under “Summary—Summary Historical Consolidated Financial Data” and “Selected Historical Consolidated Financial Data”)) considerably while during the same period paying aggregate cash dividends to its investors of $478.5 million.

Resilient Business with Significant Operating Leverage

Jostens’ Consistent Performance Across the Economic Cycle. The school affinity products segment has been very resilient and demonstrated steady growth throughout economic cycles for many decades. Jostens has deep relationships with high schools and colleges, who have demonstrated a high degree of loyalty with annual school retention rates of more than 90%. The end customers’ demand for Jostens products has been highly consistent over time due to the commemorative and “once in a lifetime” nature of the purchase by schools and students who desire personalized mementos and are willing to pay a premium for Jostens’ superior products and services.

Our growth opportunity is driven by increases in the overall student population and the number of graduating students both at the high school and tertiary level. The trend towards increased higher education for the U.S. population is expected to continue. The long-term nature of our relationships with key gatekeepers in the school channel, the diversity of the school base and consistent end customer demand, have created a stable competitive landscape and operating environment.

Significant Operating Leverage in Our Marketing and Publishing Services Business. During the economic downturn in 2008-2009, our Marketing and Publishing Services business experienced weaker net sales, in line with the industries it serves, particularly as a result of decreased spending on advertising. However, despite the challenging environment, we believe that our Marketing and Publishing Services business showed the strength of its long-standing customer relationships and maintained a trusted position with our customers, which positions us well to participate in any industry recovery and to achieve growth as our customers resume spending on advertising, marketing and textbook components to support recovery in their own businesses.

Despite the decline in 2009 in net sales in our sampling business, as leading fragrance manufacturers reduced spending on existing fragrances and reduced support behind new product launches, we maintained our leadership position with an approximate 70% category share in flat fragrance sampling and maintained our estimated share of spending by our major customers. We expect our direct business to benefit from any overall recovery in advertising spending and any increased new product launches, along with any increased demand for our highly customized marketing solutions, as direct marketers increasingly look for targeted response-based marketing solutions. We have signed contracts over the last two years with each of the three major educational publishers (Pearson, Houghton Mifflin Harcourt and McGraw Hill) which we expect will provide our publishing services business with a significant share of each of these customers’ cover production requirements for the next several years. We expect our publishing services business to rebound from 2009 levels as expenditures on educational textbooks increase.

We believe our Marketing and Publishing Services segment will benefit going forward from an improving advertising environment and the cost reduction efforts we took in fiscal years 2008 and 2009. We have sufficient production capacity and expect to be able to satisfy the volume requirements underlying our operating plan without adding any significant incremental fixed costs and without undertaking significant expansionary capital expenditures. As a result, we expect any increases in sales to lead to attractive incremental cash generation and conversion of cash to EBITDA.

Highly Experienced and Efficient Sales Network with Long-Standing Relationships

Jostens has the nation’s leading network of independent sales representatives for yearbooks, class rings and graduation products in the school channel. Our network of more than 550 sales representatives (which includes both independent contractors, as well as direct employees of Jostens) maintains relationships with school administrators, faculty advisors and students at more than 41,000 schools throughout the country. Journalism classes focused on the creation and publication of the school’s yearbook are offered as part of the curriculum in 78% of the high schools where Jostens operates. Jostens’ value-added services and reach within the schoolhouse provide us with special access to students and content. More importantly, the curriculum provides clear milestones for the school to complete each edition of their yearbook and strong incentives to maximize yearbook sales.

Most of Jostens’ sales representatives are independent and as such are responsible for operating their own business, which incentivizes them to maximize their account sales. Jostens’ independent sales representative model also provides incentives for the representatives to manage their commissioned sales as a multi-year business. The representatives have an average tenure of 14 years with us and are trusted stewards of long-standing relationships that Jostens has established with school administrators, advisors and students over several decades. Turnover among sales representatives is low and transition management for retiring sales representatives is typically initiated well in advance of the actual date of retirement. We provide sales representatives with training throughout the year to foster individual development and disseminate best practices throughout the organization.

The Marketing and Publishing Services business has maintained a trusted position with many of its key customers for more than 20 years, positioning it well to participate in any recovery within the industry and to achieve growth to the extent its customers resume spending on advertising, marketing and textbook components. The publishing services business has held close relationships with each of the three major educational publishing houses for an average of 54 years and also has long-standing relationships with the key trade publishers such as HarperCollins, Simon & Schuster and Penguin, in each case for over 30 years.

High Value Added Products and Services with Expansion Opportunities Through New Products and Services

We have consistently made significant investments in technology and in the development of new products and services. These investments and the economies of scale generated from our combined operating footprint have allowed us to develop industry leading products and services and deliver superior value to our customers, which in turn has garnered us a position as a trusted sales and marketing solution provider to our clients. We have identified opportunities to leverage our leading position in core categories to expand internationally and into complementary and adjacent categories.

Memory Book’s innovative offerings include fully customized inserts, automated digital output solutions and industry leading online design tools. Scholastic provides its customers with consistently high quality products, a high level of product assortment and highly flexible tools for online design and ordering. Our sampling business generates more than 90% of its revenue from its top-selling patented and other proprietary products. These products include Arcade’s microencapsulated ScentStrip® product and its patented high-end sampling solutions, such as its BeautiSeal® and LiquaTouch® sampling devices. We have developed these and our next generation sampling technologies, such as BeautiPod™ and iSampler, through extensive research and development, as well as targeted acquisitions to acquire new and complementary capabilities.

Scalable Manufacturing

We operate a scalable and strategically-positioned network of manufacturing facilities which allows us to maintain a sustainable, low-cost competitive advantage. Over the last several years, we have made significant capital investments and completed a number of restructuring initiatives to increase operating efficiency. We anticipate continuing to implement initiatives to improve manufacturing functions and secure a competitive advantage.

Experienced Management Team

Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years of experience in the printing and publishing industries. He also has a proven track record of successfully operating companies with significant amounts of leverage and an ability to execute against a business plan. Our senior operating management team has substantial experience and relationships that are complementary to their responsibilities. Our management team members are also highly motivated stakeholders through their substantial investment in Visant Holdings’ equity and equity-based incentive plans.

Business Strategy

The principal features of our business strategy include the following:

Expand Opportunities Through New Product and Service Innovation and Development

We have continually invested in our businesses to position ourselves as a leader in innovation and to drive organic growth. Through our innovation in product and service introductions, increased customization options for our customers, as well as our investment in new equipment and technology improvements, we have retained our leading market segment positions by driving demand for our differentiated products and services and improving account retention and customer relationships even during turbulent economic cycles. To continue to distinguish ourselves based on our capabilities and innovation and position ourselves for growth, we have instituted a formalized strategic planning process. This process includes an increased focus on product and service innovation to address marketplace changes, including changes arising from developments in technology, alternative methods of content delivery and consumer behavior and opportunities in adjacent market segments and geographies. We expect that our strategic process will allow us to position ourselves to capture growth from these changes and opportunities.

Improve Customer Service and Selling Strategy to Drive Growth

We strive to enhance our relationships with our customers through marketing and selling initiatives focused on innovation, customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which helps to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our product and service innovation and selling strategy. At Jostens, we believe opportunity exists within the extensive Jostens sales network by increasing the cross-selling of additional Jostens products and services to existing schools and by implementing processes and automation to deliver enhanced sales representative performance across the platform.

Selectively Pursue Complementary Acquisitions

We have demonstrated our ability over the last five years to execute complementary acquisitions that have expanded our core capabilities and platform and accelerated entry into adjacent market segments. We believe the acquisitions completed over this period have been successfully integrated into our business by leveraging the operating and marketplace relationships within the Visant platform. Other than the acquisition of Phoenix Color in 2008, the average purchase price per transaction for each of the other acquisition transactions was approximately $14.0 million. We intend to continue to pursue similarly sized opportunistic external growth opportunities as a means to develop our capabilities, broaden our product and service offerings, leverage our existing infrastructure and expand our geographic reach.

Implement Margin Enhancement and Cost Savings Initiatives

Since the consummation of the Formation Transactions, we have been successful in identifying and realizing significant margin enhancements and cost savings. We have achieved these enhancements and savings primarily through procurement and sourcing initiatives aimed at reducing the costs of materials and services used in our operations and the restructuring and integration of our operations and improvements to the efficiency of our sales, administrative and support functions. We intend to continue to identify and pursue efforts to contain and reduce costs and drive operating efficiencies.

Improve Operating Efficiencies and Asset Utilization

The integration of our various businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture select production opportunities as well as to leverage asset utilization across product lines. We intend to capitalize on market opportunities by continuing to leverage our production capabilities, our reputation in the market segments in which we operate and our management team’s industry experience.

Acquisitions and Dispositions

Our business has expanded through recently completed acquisitions, which complement our awards and team jackets business and the jewelry business in our Scholastic segment. These acquisitions include the acquisition of certain assets of Rennoc (a producer of varsity jackets) in July 2009, the acquisition of the capital stock of Rock Creek (a producer of varsity jackets) in February 2010 and the acquisition of certain assets of Daden Group, Inc. (a producer of varsity jackets under the DeLong brand) (the “DeLong Assets”) in July 2010. On April 21, 2010, we announced that we had acquired approximately 96% of the issued and outstanding shares of the common shares of Intergold (a custom jewelry manufacturer) in connection with a cash offer to acquire all of the issued and outstanding common shares to complement the jewelry business in our Scholastic segment. We subsequently exercised our right to acquire the remaining common shares. The results of the acquired Rennoc assets, Rock Creek, the DeLong Assets and the Intergold operations are reported as part of the Scholastic segment from the respective dates of acquisition. We also previously acquired Phoenix Color (a leading book component manufacturer) in 2008 as part of our Marketing and Publishing Services segment.

Our Segments

Our three reportable segments as of October 2, 2010 consisted of:

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Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from operations, concentrated in the fourth quarter, is primarily driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate significant sales during our third and fourth quarters. These seasonal variations in net sales are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The seasonality of each of our businesses requires us to allocate our resources carefully in order to manage our capital and manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods.

The continued uncertainty in market conditions and excess capacity that exists in the print and related services industry as well as the variety of other advertising media with which we compete, have amplified competitive and pricing pressures, which we anticipate will continue for the foreseeable future. In addition, we have continued to see the impact of restrictions on school budgets affect spending at the state and local levels resulting in reduced spending in our Memory Book, Scholastic and elementary/high school publishing services products and services. While historically the purchase of class rings has been relatively resistant to economic conditions, we saw a shift in jewelry metal mix from gold to lesser priced metals during 2009, which we believe was attributable in part to economic factors and the impact of significantly higher precious metal costs on our jewelry prices. We have continued to experience this dynamic in 2010 and anticipate it will continue to occur through the remainder of 2010, given the significant increase in the price of gold and the remaining strained consumer spending environment.

We seek to distinguish ourselves based on our capabilities, innovative service offerings to our customers, quality and organizational and financial strength. We continue to expand and improve our product and service offerings, including to address changes in technology, consumer behavior and user preferences.

We continue to implement efforts to reduce costs and drive operating efficiencies, including through the restructuring and integration of our operations and the rationalization of sales, administrative and support functions. We expect to initiate additional efforts focused on cost reduction and containment to address uncertain and continuing challenging marketplace conditions as well as competitive and pricing pressures demanding innovation and a lower cost structure.

For additional financial and other information about our operating segments, see Note 16, Business Segments, to our unaudited consolidated financial statements for the nine months ended October 2, 2010 included in this prospectus.

Scholastic

We are one of the leading providers of services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the Scholastic segment, we target the school channel and primarily serve U.S. high schools, colleges, universities, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. We provide a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. We also provide ongoing warranty service on our class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, and our subsequent acquisitions in 2009 and 2010 in the varsity jacket business, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, varsity jackets, mascot mats, plaques and sports apparel in schools and through a dealer network.

Memory Book

Through our Jostens subsidiary, we are one of the leading sales and marketing organizations providing services in conjunction with the publication, marketing, sale and production of memory books and related products that help people tell their stories and chronicle important events. Jostens’ strong brand recognition is deeply rooted in its school-by-school relationships and in its consistent ability to deliver high quality products and services and innovate to meet market demands. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of online layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers online memory book products and related services, enabling the consumer to create personal, hard or soft-cover memory books to chronicle important events.

Marketing and Publishing Services

The Marketing and Publishing Services segment includes operations in sampling, direct marketing and publishing services. Our sampling operations provide services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments. With over a 100-year history, Arcade Marketing pioneered our leading ScentStrip® product in 1980. Since then, we have developed an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various conventional and on-line marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. Our direct marketing operations specialize in high-quality, in-line printed products and can accommodate large marketing projects with a wide range of dimensional printed products and in-line finishing production, data processing and mailing services. Our products range from conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities can offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts. Our publishing services business produces book components, including book covers and jackets, and employs specialized techniques to create highly decorated covers. We have long-standing relationships with many of our customers in this segment, including the world’s leading fragrance purveyors and educational and trade publishers.

Products

The following table presents our revenue by product.

		For the fiscal year ended
Dollars in thousands	Revenue by product	2009	%	2008	%	2007	%
Memory Book:	Memory book and yearbook products and services	$386,783	30.8%	$391,981	28.7%	$370,952	29.2%
Scholastic:	Class ring and jewelry products	208,260	16.6%	219,407	16.1%	220,380	17.3%
	Graduation and affinity products	254,458	20.3%	252,998	18.5%	245,059	19.3%
Marketing & Publishing Services:	Sampling products and services	139,506	11.1%	191,546	14.0%	196,478	15.5%
	Direct marketing products and services	111,460	8.9%	135,130	9.9%	144,663	11.4%
	Book components	154,858	12.3%	174,498	12.8%	92,678	7.3%

	Total revenue	$1,255,325	100.0%	$1,365,560	100.0%	$1,270,210	100.0%

Competition

Scholastic

Jostens’ primary competition in class rings consists of two national firms, Herff Jones, Inc. (“Herff Jones”) and American Achievement Corporation (“American Achievement”), which markets the Balfour and ArtCarved brands, as well as a host of regional companies, retailers and traditional jewelry stores, which may compete more effectively based on technology and manufacturing advances. Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and jewelry chain retailers and mass merchandisers. Jostens distributes its products primarily within schools and through online offerings. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and jewelry chain retailers and mass merchandisers are generally less customized and, accordingly, are lower priced than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other scholastic affinity products, we compete primarily with American Achievement and Herff Jones, in the case of graduation products, as well as numerous local and regional competitors, including dealers and retailers, who offer products similar to us. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

Memory Book

In the sale of yearbooks and memory books to schools and students, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones, Walsworth Publishing Company and Lifetouch Inc. as well as a host of other companies providing conventional and online memory book offerings. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production.

Marketing and Publishing Services

The Marketing and Publishing Services business competes primarily with Orlandi, Inc., Ileos, Klocke, Marietta and a number of smaller competitors in the fragrance and cosmetic sampling business. Our sampling system business also competes with numerous manufacturers of sampling products such as miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct marketing products and services compete with numerous other marketing and advertising venues for limited marketing dollars that customers have available to allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by numerous national and regional printers and more recently, on-line offerings. We seek to differentiate ourselves based on our capabilities, innovative products and services, quality and organizational and financial strength. We compete primarily with Coral Graphics Services, Inc., Brady-Palmer, Courier, Worzalla Publishing Company and John P. Pow in the production and sale of book covers and components.

Seasonality

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for fiscal 2009 during the second quarter of our fiscal year and approximately 63% of our annual cash flow from operations for fiscal 2009 during the fourth quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from operations, which is concentrated in the fourth quarter, is primarily driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate significant sales during our third and fourth quarters. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The seasonality of each of our businesses requires us to allocate our resources carefully in order to manage our capital and manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods.

Raw Materials

The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, we may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated quantity needed to satisfy projected customer demand. The price of gold and other precious metals increased dramatically during 2009 and has been volatile during 2010, and we anticipate continued volatility in the price of gold for the foreseeable future driven by numerous factors, such as changes in supply and demand and investor sentiment. These higher prices have impacted, and could further impact, our jewelry sales metal mix. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany, whom we believe is also a supplier to Jostens’ major class ring competitors in the United States.

The principal raw materials purchased by the Marketing and Publishing Services business consist of paper, ink and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs. We do not take significant commodity risk on paper. Our sampling system business utilizes specific grades of paper and foil laminates, which are each available from only a limited number of suppliers.

Matters pertaining to our market risks are set forth above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk”.

Backlog

Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be fulfilled in the second and third quarters of the subsequent year. Orders for yearbooks under those contracts are primarily placed during the third and fourth quarters. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our Memory Book and Scholastic businesses, was in the aggregate $437.7 million and $430.6 million as of the end of fiscal years 2009 and 2008, respectively. The backlog existing at year end 2009 was substantially confirmed and filled in 2010.

Environmental

Our operations are subject to a variety of federal, state, local and foreign laws and regulations governing emissions to air, discharge to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time we may be involved in remedial and compliance efforts.

Intellectual Property

Our businesses rely on a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We also have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes and products used in our Marketing and Publishing Services segment, and we have submitted patent applications for certain other manufacturing processes and products. Many of our processes and products and services are not, however, covered by any patent or patent application. As a result, our businesses may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes as compared to those employed by us. We are involved in proceedings from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate proceedings against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

Our company has ongoing research and development efforts and expects to seek additional intellectual property protection in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Furthermore, the patents that we use in our businesses will expire over time. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

As of October 2, 2010, we had approximately 4,329 full-time employees. As of October 2, 2010, approximately 287 of Jostens’ full-time employees were represented under two collective bargaining agreements that expire in August 2012 and June 2013, respectively, and approximately 241 full-time employees from our Marketing and Publishing Services business were represented under two collective bargaining agreements that expire in March 2012 and June 2012, respectively. We routinely rely on seasonal employees to augment our workforce to meet regular seasonal demand. Many of our seasonal employees return year after year allowing us to enjoy the benefits of a well-trained seasonal workforce.

We consider our relations with our employees to be satisfactory.

International Operations

Our foreign sales from continuing operations are derived primarily from operations in Canada and Europe. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among the risks attendant to foreign operations.

For information on net sales from external customers attributed to the United States and outside the United States and on long-lived assets located in the United States and outside the United States, see Note 16, Business Segments, to our audited consolidated financial statements for the year ended January 2, 2010 included in this prospectus.

Properties

A summary of the key physical properties we currently use is as follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Scholastic	Santiago, Dominican Republic	140,000	Leased
	Laurens, South Carolina	98,000	Owned
	Shelbyville, Tennessee	87,000	Owned
	Unadilla, Georgia(2)	83,000	Owned
	Denton, Texas	70,000	Owned
	Greenville, Ohio	69,000	Owned
	Grinnell, Iowa	60,000	Leased
	Eagan, Minnesota	34,000	Leased
	Owatonna, Minnesota	30,000	Owned
	Calgary, Alberta	14,500	Leased
	Montreal, Quebec	10,400	Leased
	Grinnell, Iowa	5,000	Owned

Memory Book	Topeka, Kansas(3)	236,000	Owned
	Clarksville, Tennessee	105,000	Owned
	Visalia, California	96,000	Owned
	State College, Pennsylvania	66,000	Owned
	Sedalia, Missouri	26,000	Leased
	State College, Pennsylvania	2,500	Leased

Marketing and Publishing Services	Broadview, Illinois	212,000	Owned
	Hagerstown, Maryland	162,000	Owned
	Dixon, Illinois	160,000	Owned
	Chattanooga, Tennessee	124,000	Owned
	Rockaway, New Jersey	84,000	Leased
	Milwaukee, Wisconsin	64,000	Owned
	Hagerstown, Maryland	50,000	Owned
	Chattanooga, Tennessee	36,700	Owned
	Chattanooga, Tennessee	29,500	Owned

(1)	Excludes properties held for sale and warehouse facilities supporting our operations.
(2)	Facility to be closed by year-end 2010.
(3)	Also houses Scholastic segment production.

We also maintain key administrative and sales offices in Armonk, New York (Visant headquarters), Minneapolis, Minnesota (Jostens headquarters) and Winnipeg, Manitoba (Jostens Canada) and New York, New York and Paris, France (Arcade Marketing). In addition, we lease other sales and administrative office space. In management’s opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“U.S. Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with U.S. Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors was that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, U.S. Customs may impose interest and penalties on the loss of revenue, if any was determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to U.S. Customs. U.S. Customs’ allegations indicated that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to U.S. Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from U.S. Customs during the period of December 2006 through May 2007, Jostens learned that U.S. Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty notice, U.S. Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens filed various petitions with U.S. Customs disputing U.S. Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, U.S. Customs withdrew its penalty notice but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for U.S. Customs’ consideration supporting its determination that the subject imports at the time of entry were entitled to duty-free status and extended an offer in compromise for U.S. Customs’ consideration to resolve the matter. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired. Based on recent settlement discussions with U.S. Customs, we tendered an offer in compromise, including the remission of funds to Customs to satisfy the settlement, in final resolution of this matter and certain other proceedings with U.S. Customs. The offer in compromise has been accepted by U.S. Customs Headquarters and the matter is closed.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

MANAGEMENT

Set forth below are the names, ages, positions and business backgrounds of our executive officers and directors as of November 9, 2010.

Name	Age	Position
Marc L. Reisch	55	Chairman, President, Chief Executive Officer and Director
Marie D. Hlavaty	47	Senior Vice President, Chief Legal Officer and Secretary
Paul B. Carousso	41	Senior Vice President and Chief Financial Officer
Timothy M. Larson	36	President and Chief Executive Officer, Jostens
David F. Burgstahler	42	Director
George M.C. Fisher	70	Director
Alexander Navab	45	Director
Tagar C. Olson	33	Director
Charles P. Pieper	64	Director
Susan C. Schnabel	48	Director

Marc L. Reisch joined Visant as Chairman, President and Chief Executive Officer upon the consummation of the Formation Transactions in October 2004. Mr. Reisch had been a director of Jostens since November 2003. Mr. Reisch has served as the Chairman of the Board of Yellow Pages Income Fund since December 2002.

Marie D. Hlavaty has served as an advisor to our businesses since August 2004 and joined Visant upon the consummation of the Formation Transactions in October 2004. Ms. Hlavaty currently serves as our Senior Vice President, Chief Legal Officer and Secretary.

Paul B. Carousso joined Visant in October 2004 upon consummation of the Formation Transactions and currently serves as our Senior Vice President, Chief Financial Officer.

Timothy M. Larson joined Jostens full-time in 1994. He has held a variety of leadership positions at Jostens in general management, technology, e-business and marketing. Mr. Larson became senior vice president and general manager of Jostens’ Memory Book business in 2005. Mr. Larson was appointed President and Chief Executive Officer of Jostens in January 2008.

David F. Burgstahler is President of Avista Capital Partners, a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of Credit Suisse. Mr. Burgstahler joined Credit Suisse in 2000 when it merged with the investment bank Donaldson, Lufkin and Jenrette. Mr. Burgstahler joined Donaldson, Lufkin and Jenrette in 1995. Mr. Burgstahler also serves on the boards of WideOpenWest Holdings, Inc., BioReliance Corporation, Navilyst Medical, Inc., Lantheus Medical Imaging and ConvaTec. Mr. Burgstahler is a past member of the board of Warner Chilcott plc.

George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Eli Lilly & Company, General Motors Corporation, Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. Mr. Fisher is also the former Chairman of PanAmSat Corporation. He was a member of The Business Council and is an elected fellow of the American Academy of Arts & Sciences. Mr. Fisher was also an appointed member of the President’s Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

Alexander Navab is a Member of KKR. He joined KKR in 1993 and he currently co-heads KKR’s North American private equity business and leads the Media/Communications industry team in the United States. Mr. Navab serves on the Investment Committee, as well as the Management Committee, of KKR. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions and corporate finance advisory work. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of The Nielsen Company (formerly VNU Group BV).

Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc., First Data Corporation and KSL Holdings.

Charles P. Pieper is Vice Chairman of Alternative Investments (AI) and Managing Director in the Asset Management division of Credit Suisse. He is responsible for AI Global Joint Ventures and is a member of the AI Management Committee. Prior to joining Credit Suisse in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. He also currently serves as a director of Glacier G.P. (the holding company of Grohe AG), China Renaissance Capital Investment, Global Infrastructure Partners and Mubadala Infrastructure Partners.

Susan C. Schnabel is a Managing Director of Credit Suisse in the Asset Management division and Co-Head of DLJ Merchant Banking Partners. She is responsible for originating new investments and monitoring existing investments. Ms. Schnabel joined Credit Suisse First Boston in 2000 through the merger with Donaldson, Lufkin & Jenrette, where she was a Managing Director. Ms. Schnabel is also a director of DeCrane Aircraft Holdings, DenMat Holdings, Frontier Drilling, Laramie Energy, Luxury Optical Holdings, Pinnacle Gas, Specialized Technology Resources Inc., Target Media Partners and Total Safety USA.

Director Qualifications

Our Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, enable the Board of Directors to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board of Directors, we take into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature, careful judgment, financial acumen and facility in the areas of capital markets, mergers and acquisitions and innovation, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors we may consider appropriate, including alignment with our stockholders, especially the Sponsors.

Messrs. Burgstahler, Fisher, Navab, Olson and Pieper and Ms. Schnabel (the “Sponsor Directors”) were appointed to our Board of Directors as a consequence of their respective relationships with the Sponsors and, in the case of Mr. Reisch, the Sponsors’ knowledge and familiarity with Mr. Reisch and his past accomplishments. Each is appointed under the terms of the 2004 Stockholders Agreement (as defined below). None of the members of our Board of Directors would be considered independent under the listing standards of the New York Stock Exchange.

When considering whether the directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Sponsors and the Board of Directors focus primarily on each candidate’s prior experience, including the information discussed in each of the Board members’ biographical information set forth above.

Each of our directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of our stakeholders. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board of Directors. Alignment with our stockholders is important in building value over time. As a group, Mr. Reisch and the Sponsor Directors possess experience in owning and managing enterprises like Visant and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

Our Board of Directors

Our Board of Directors is currently composed of seven members. Each of the existing directors was appointed upon the consummation of the Formation Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005 and Ms. Schnabel, who was appointed in October 2010. Under the stockholders agreement entered into in connection with the Formation Transactions (the “2004 Stockholders Agreement”), KKR and DLJMBP III each has the right to designate four of our directors (currently three KKR and three DLJMBP III designees serve on our board), and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and the Compensation Committee to rotate annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the 2004 Stockholders Agreement.

Audit Committee

The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of: (1) the integrity of our financial statements and financial reporting process; (2) the integrity of our internal controls regarding finance, accounting and legal compliance; and (3) the independence and performance of our independent auditor and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q and our earnings releases before they are issued. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditor and internal auditor to discuss our internal controls and financial reporting process and also meets regularly with our independent auditor and internal auditor in private.

The current members of the Audit Committee are Messrs. Olson (Chairman) and Burgstahler. The Board of Directors has determined that both of the current members qualify as an “audit committee financial expert” through their relevant work experience as described above. Mr. Burgstahler is President of Avista Capital Partners and Mr. Olson is an Executive with KKR. Neither of the members of the Audit Committee is considered “independent” as defined under the federal securities law.

Compensation Committee

The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices and policies for our executive officers and other key employees, as the Committee may determine, to ensure that management’s interests are aligned with the interest of our equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to our employee benefits plans, compensation and equity based plans and compensation of directors. The current members of the Compensation Committee are Messrs. Burgstahler (Chairman), Navab, Olson and Pieper.

Executive Committee

The current members of the Executive Committee are Messrs. Reisch, Navab and Pieper. The Executive Committee, the members of which are appointed pursuant to the terms of the 2004 Stockholders Agreement, may exercise all decision-making authority on behalf of the Board of Directors other than those matters that under Delaware law are expressly reserved to the entire Board of Directors.

Code of Ethics

We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization and which applies to all of our employees, including our Chief Executive Officer, Senior Vice Presidents, Chief Financial Officer and Corporate Controller, our Directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. We require senior management employees and employees with a significant role in internal control over financial reporting to confirm compliance with the Code on an annual basis. Any changes to, or waiver (as defined under Item 5.05 of Form 8-K) from, our Code that applies to our Chief Executive Officer, Senior Vice Presidents, Chief Financial Officer or Corporate Controller will be posted on our website. A copy of the Code of Business Conduct and Ethics can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Holdco are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

EXECUTIVE COMPENSATION

Presentation

Except where otherwise indicated, the description of executive compensation is provided with respect to Visant. Stock compensation such as equity and phantom equity awards which are granted to employees of Visant and its subsidiaries are based on Visant Holdings equity.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements, policies and practices with respect to our principal executive officer, principal financial officer, and the other two executive officers, which are collectively referred to as the named executive officers. This compensation discussion and analysis also describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers. This section should be read in conjunction with the tables and narrative discussion of our executive compensation program that follows this discussion.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentives in the form of stock options and restricted stock, other long term incentives, retirement and other benefits, perquisites, post-termination severance and acceleration of equity award vesting for named executive officers upon certain termination events and/or a change in control. Certain other post-termination benefits are provided to our Chief Executive Officer (“CEO”). Our retirement and other benefits include life, disability, medical, dental and vision insurance benefits, a qualified 401(k) savings plan and other defined benefit retirement benefits and our perquisites include reimbursement for certain medical expenses and automobile payments. Our philosophy is to provide a total compensation package at a level that is commensurate with our size and provides incentives and rewards for sustained performance and growth and retention of executive talent.

Objectives of our Executive Compensation Program

Our compensation programs are designed to achieve the following objectives:

•	attract, motivate, retain and reward talented and dedicated executives whose knowledge, skill and performance are critical to our success and long-term growth;

•	provide our executive officers with a balanced compensation opportunity, including both cash and equity or equity-based incentives, to further our interests and those of our stockholders;

•	provide cash and long-term incentive compensation that is competitive to comparable market positions based on revenue size;

•

align rewards to measurable performance metrics and to the interest of our stockholders through awards that vest based on compounded growth and are valued based on the per share price of Visant Holdings’ Class A Common Stock (the “Class A Common Stock”); and

•	compensate our executives to manage our business to achieve long-range objectives and sustainable growth.

Compensation Process

Our Compensation Committee, which comprises four members of our Board of Directors, who serve at the pleasure of our Sponsors, reviews and approves all elements of compensation for our named executive officers. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our CEO, Mr. Reisch. The Compensation Committee considers feedback from the Board as well as Mr. Reisch’s direct reports, obtained through an annual anonymous review process, in establishing Mr. Reisch’s compensation and setting objectives for the ensuing year. For all other named executive officers, the Committee meets outside the presence of all executive officers other than Mr. Reisch. Mr. Reisch annually reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee, other than with respect to his own compensation. The Compensation Committee has from time to time reviewed market and industry data in setting compensation and from time to time we have retained outside compensation consultants to benchmark certain of our executive positions to provide another measure of our existing compensation levels for executive positions within our company to companies with a comparative revenue base to ours. Positions were matched based on title and responsibilities of the position with comparable positions in the market based on similar company revenue size found within the published survey data of leading human resource organizations. We evaluated base salary and short- and long-term compensation information within the survey information. We may from time to time in the future have benchmarking performed to assist us and the Compensation Committee in setting executive compensation.

Base Salary

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary in order to attract and retain an appropriate caliber of ability, experience and talent for the position, and to provide base compensation that is not subject to our performance risk. We establish the base salary for each executive officer based in part in consideration of competitive factors as well as individual factors, such as the individual’s scope of duties, performance and experience and, to a certain extent, the pay of others on the executive team. When establishing the base salary of any executive officer, we have also considered competitive market factors, business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the potential impact the individual may make on our company now and in the future. We generally review base salaries for our named executive officers on an 18-month or longer cycle in light of market factors, and increases take into consideration the foregoing factors, individual performance and expanded duties, as applicable.

Our Compensation Committee sets the salary of our CEO. In 2007, Mr. Reisch’s base salary was increased from $850,000 to $950,000. The Compensation Committee approved an increase in base salary for Mr. Reisch in the amount of $50,000 in each of 2008 and for 2010, however, Mr. Reisch declined to accept the increases in base salary in light of market factors (these amounts however, have been included in setting Mr. Reisch’s target opportunity under the annual cash incentive plan as described below and severance compensation). In accordance with Mr. Reisch’s second amended and restated employment agreement entered into in May 2010, his base salary will not be less than $950,000 during the term of his employment agreement and any renewal term, subject to increase at the sole discretion of our Board of Directors, which is required at least annually to review Mr. Reisch’s base salary.

We entered into an employment agreement with Timothy M. Larson effective as of January 7, 2008. Under the terms of the employment agreement, Mr. Larson’s base salary was set at $650,000, subject to increase at the sole discretion of the Board of Directors, which is required at least annually to review Mr. Larson’s base salary.

In light of market factors, none of the executive officers received increases in annual base salary during 2009 and none of the executive officers has received or elected to take an increase in annual base salary during 2010 other than Mr. Carousso, whose salary was adjusted from $280,000 to $310,000 to assure alignment with market rates for his position and level of responsibility.

Annual Performance-Based Cash Incentive Compensation

General. We have historically provided the opportunity for our named executive officers and other key employees to earn an annual cash incentive award in order to further align our executives’ compensation opportunity with our annual business and financial goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Our annual cash incentives generally link the compensation of participants directly to the accomplishment of specific business metrics or individual performance targets, primarily the achievement of EBITDA targets, which are important indicators of increased stockholder value and reflect our emphasis on financial performance and stockholder return. The Compensation Committee may also consider market and other competitive conditions, extraordinary achievements and contributions to strategic and operating initiatives in establishing annual incentive awards.

Under the annual incentive plans, the Compensation Committee may also consider adjustments to performance goals. These adjustments may reflect all or a portion of both the positive or negative effect of external non-recurring events that are outside the reasonable control of our executives, including, without limitation, regulatory changes in accounting or taxation standards. These adjustments may also reflect all or a portion of both the positive or negative effect of unusual or extraordinary transactions that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance or growth, such as consolidation activities, restructurings, acquisitions or divestitures.

Consolidated and business unit budgets and business plans which contain annual financial and strategic objectives are developed by management and reviewed by the Board of Directors each year, which institutes such changes that are deemed appropriate by the Board of Directors. The budgets and business plans have set the basis for the annual incentive plan targets and stretch measures. The annual incentive compensation plan targets and other material terms by business unit are presented to the Compensation Committee for review and approval with such modifications deemed appropriate by the Compensation Committee. The specific financial targets, business plan and other initiatives set for our named executive officers are not disclosed because we believe disclosure of this information would cause our company competitive harm. The targets are intended to be challenging but achievable. Because these targets are tied to our business plan, it is expected that they will be achieved when they are set at the beginning of the fiscal year. However, there is risk that payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under the plan are truly performance-based.

Annual cash award opportunity for the executive officers is expressed as a percentage of qualifying base salary, with an established percentage for payout based on meeting a target, and enhanced opportunity if certain stretch targets are met. Current annual cash incentive opportunities for the named executive officers at target are summarized below:

	Target Annual Cash Incentive Award Opportunity
	% of Salary	Amount
Marc L. Reisch	100%	$1,000,000
Paul B. Carousso	55%	$154,000
Marie D. Hlavaty	55%	$209,000
Timothy M. Larson	100%	$552,500

Annual incentive compensation plan awards for our named executive officers and other executives are determined annually following the completion of the annual audit, based on our performance against the approved annual incentive compensation plan targets, subject to the exercise of discretion by the Compensation Committee as discussed in this section. The annual incentive compensation plan award amounts of all officers, including the named executive officers, must be reviewed and approved by the Compensation Committee. Approved payments under the annual incentive plans are made not later than March 15th of the year following the fiscal year during which performance is measured.

2010 Annual Incentive Opportunity. For 2010, to assess annual cash incentive plan compensation awards for Jostens, which employs Mr. Larson, we have used performance metrics based on our current year financial performance and business plan as well as the accomplishment of strategic and operating initiatives that are expected to contribute to cost containment and drive innovation and long-term growth for Jostens.

Due to the relative impact of recent market and other competitive conditions on our other businesses and their relative growth and in particular our continued limited visibility with respect to the flow and placement of orders in our Marketing and Publishing Services segment, employees at Visant and its subsidiaries other than Jostens will not participate in an annual cash incentive plan, and instead the primary variable incentive offered to these employees for fiscal year 2010 will be under the long-term incentive arrangements described below which awards will take into account, among other things, the respective employee’s level of annual cash incentive plan target opportunity.

We anticipate re-establishing an annual incentive opportunity for eligible Visant and non-Jostens businesses for 2011. The Compensation Committee will continue to consider all market and other competitive conditions, extraordinary achievement and contributions that impact the growth of our business and appreciation of stockholder value in establishing annual incentive awards and other incentive arrangements.

Other. Our Compensation Committee reserves the right to grant discretionary bonuses from time to time based on individual contribution to extraordinary transactions which result in measurable and appreciable return for us and our stockholders.

Equity-Based Incentives

General. We offer incentive opportunities to our executives to promote long-term performance and tenure, through grants of stock options, restricted stock and phantom equity to be paid out in cash based on the achievement of performance or service targets. Other types of long-term equity incentive compensation based on the appreciation of the Class A Common Stock may be considered in the future. Such equity incentive plans and arrangements are designed to:

•

promote our long-term financial interests and growth by attracting and retaining management with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

•	motivate management by means of growth-related incentives to achieve long-range goals; and

•	further the alignment of interests of participants with those of our stockholders through stock-based opportunities.

The Compensation Committee serves as the administrator of such equity incentive plans and arrangements, with the power and authority to administer, construe and interpret the equity plans, to make rules for carrying out the plans and to make changes in such rules, subject to such interpretations, rules and administration being consistent with the basic purpose of the plans. Subject to the general parameters of the plans, the Compensation Committee has the discretion to fix the terms and conditions of the grants. Equity awards are granted based on the fair market value of the Class A Common Stock as determined by the Compensation Committee after evaluation of a fair market valuation conducted by an independent third party expert on a periodic basis.

Our named executive officers each made a personal investment in purchasing shares of the Class A Common Stock in connection with the Formation Transactions with his or her own personal funds. In turn, the number of Class A Common Stock options granted was based on a multiple of the respective level of individual investment. In consideration of his services in consummating the Formation Transactions and in connection with entering into an employment agreement with the Company, Mr. Reisch also received at the consummation of the Formation Transactions a grant of restricted stock as a further long-term incentive opportunity. No additional equity has been awarded to the named executive officers since their original investments, except that Mr. Carousso and Ms. Hlavaty were granted 600 and 1,000 shares, respectively, of restricted Class A Common Stock in 2008, which shares vested as of January 15, 2010, and Mr. Larson was granted 7,000 shares in September 2010, which vest on the third anniversary of the grant or such earlier date in the event of a change in control transaction or termination of Mr. Larson’s employment by us without cause, by him for good reason or due to his death or permanent disability. The restricted stock is used as a means to recognize significant accomplishments of the recipients and to incentivize each individual’s continued tenure, commitment and performance for us.

The Compensation Committee reserves the right to issue additional equity in the form of options, restricted stock or units or phantom equity to the named executive officers upon the recommendation of Mr. Reisch or the Board of Directors in consideration of performance and for the purpose of assuring retention of executive talent aligned with the long-term growth of the Company and, in the case of equity, subject to shares remaining available for grant under the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”). See “—Equity-based Compensation”.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, to the extent that additional grants have been or will be made by us to other members of management, we intend to limit grants to twice per year. We also have and may from time to time issue equity to new members of management, including those who come into our employment in connection with the consummation of acquisitions by us. For compensation decisions regarding the grant of equity compensation, our Compensation Committee typically considers the recommendations from our CEO, taking into consideration the potential impact and contributions of the individual, retention considerations and the level of equity of members of management at a similar level.

Stock Options. Stock option awards provide our executive officers with the right to purchase shares of the Class A Common Stock at a fixed exercise price for a period of up to ten years from the option grant date under the 2004 Plan and may be either “time-based” or “performance-based.” Time based options vest on the passage of time and an executive’s continued tenure. Performance based options vest on the achievement of annual EBITDA targets and on an executive’s continued tenure. The purpose of the performance-based grant is to align management and stockholder interests as measured by EBITDA performance. Options are subject to certain change of control and post-termination of employment vesting and expiration provisions. Mr. Reisch (who also served as a director of Jostens prior to the Formation Transactions) and Mr. Larson each also holds options under the 2003 Stock Incentive Plan (the “2003 Plan”). See “—Equity-based Compensation” for a discussion of the change in control and other provisions related to stock options under the 2004 Plan and the 2003 Plan.

Restricted Stock. We also use restricted Class A Common Stock in our long-term equity incentive program as part of our management incentive, development, succession, and retention planning process. Of our named executive officers, Messrs. Reisch, Carousso and Larson and Ms. Hlavaty have been granted restricted stock of Visant Holdings. The restricted stock is generally subject to the same rights and restrictions set forth in the management stockholders’ agreement and sale participation agreement described under “—Equity-based Compensation”, except that the restricted stock currently held by Messrs. Reisch and Carousso and Ms. Hlavaty is currently 100% vested and nonforfeitable even in the case of termination of employment.

Other Long-Term Incentive Awards

2008 LTIP. During 2008, we implemented long-term phantom share incentive arrangements with certain key employees, including each of Messrs. Reisch, Larson and Carousso and Ms. Hlavaty (the “2008 LTIP”). The 2008 LTIP is described in “—Equity-based Incentive Plans—2008 LTIP”. No named executive officer, other than Mr. Larson, vested in or received payments with respect to any award under the 2008 LTIP.

2010 LTIP. As of March 31, 2010, we implemented long-term phantom share incentive arrangements with certain key employees, including each of Messrs. Reisch, Larson and Carousso and Ms. Hlavaty (the “2010 LTIP”). Under these arrangements the executive is granted a target award based on a specified number of phantom share units, half of which vests on the basis of achievement of performance targets (and continued employment) and the other half of which vests on the basis of continued employment and without regard to the achievement of performance targets. The 2010 LTIP is further described in “—Equity-based Incentive Plans—2010 LTIP”.

The 2010 LTIP grant for each of Messrs. Reisch and Carousso and Ms. Hlavaty is an 18 month arrangement and has a measurement date of the last day of the second fiscal quarter of 2011 (subject to earlier vesting and payment on the performance award if the targets are achieved earlier) and represent the sole incentive compensation opportunity to Messrs. Reisch and Carousso and Ms. Hlavaty for the 2010 fiscal year as the Company did not award such executives an annual cash incentive in respect of fiscal year 2010. The 2010 LTIP arrangement for Mr. Larson is a two year grant and has a measurement date of fiscal year end 2011. Mr. Larson also remains eligible for an annual cash incentive in respect of fiscal year 2010.

Mr. Reisch was granted an award of 22,377 units, Mr. Carousso was granted an award of 3,300 units, and Ms. Hlavaty was granted an award of 4,025 units. Mr. Larson was granted an award of 20,885 units.

The 2010 LTIP arrangements were structured with the primary purposes of incentivizing executive management to remain employed by the Company and focused on achieving a high level of performance. Furthermore, the performance-based incentive provides alignment between executive management and Visant and its stockholders through awards that vest based on compounded growth and a calculation of the award cash payment based on the per share price of the Class A Common Stock. In addition, the equity incentives that were previously awarded to the named executive officers became fully vested by the end of our fiscal year 2009, and, accordingly, the 2010 LTIP arrangements provide continuity in executive incentive to assure executive tenure, performance and executive compensation tied to performance.

Pension Benefits

Each of our named executive officers currently participates in the Jostens tax qualified pension plan C (which by merger includes those participants who used to participate in pension plan D) and a non-qualified supplemental pension plan to compensate for Internal Revenue Service limitations. These benefits are provided as part of the regular retirement program available to eligible employees. We also maintain individual non-contributory, non-qualified, unfunded supplemental retirement plans (“SERPs”) for certain named executive officer participants. Mr. Reisch is entitled to a retirement benefit under the terms of his employment agreement and any payment thereunder is net of benefits to which he would otherwise be entitled under any other qualified or non-qualified defined benefit retirement plans. For more detailed information, see the narrative accompanying the “Pension Benefits” table.

Employment Agreement and Change in Control Provisions

Employment Agreements with Marc L. Reisch and Timothy M. Larson. Except with respect to our Chief Executive Officer, Marc L. Reisch, and Mr. Timothy Larson, the Chief Executive Officer of Jostens, we do not have any employment agreements with any of our named executive officers. It is generally not our philosophy or practice to enter into employment agreements with our executives. Absent exigent competitive factors, we believe that our short- and long-term compensation practices and opportunities are competitively attractive and favorably motivate our executives towards performance and continuity of service.

In October 2004, Visant Holdings entered into an employment agreement with Mr. Reisch with an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless not renewed by prior written notice by either party. This agreement was amended and restated in May 2010 as described below. We are highly dependent on the efforts, relationships and skills of Mr. Reisch, a long-tenured industry executive and, accordingly, this agreement with Mr. Reisch helps to ensure Mr. Reisch’s availability to us. In January 2008, Jostens entered into an employment agreement with Mr. Larson with an initial term extending to January 7, 2013 and automatic one-year renewal terms thereafter unless not renewed by prior written notice by either party. Mr. Larson has been instrumental to the success and growth of Jostens and, accordingly, Jostens entered into the employment agreement in connection with his promotion to the position of Chief Executive Officer of Jostens to help ensure Mr. Larson’s availability to us. The terms of the employment agreements with Messrs. Reisch and Larson provide for certain post-termination payments and benefits to Mr. Reisch and Mr. Larson, respectively.

We provided these arrangements under the respective agreements to attract and retain Messrs. Reisch and Larson and believe that these post-termination payments and benefits are competitively reasonable and reflect Mr. Reisch’s and Mr. Larson’s respective value to us.

Change in Control Agreements. In 2007, we and Visant Holdings entered into a change in control severance agreement with each of Paul B. Carousso, Senior Vice President, Chief Financial Officer, and Marie D. Hlavaty, Senior Vice President, Chief Legal Officer and Secretary. The change in control agreements are effective for an initial term which extended to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) occurring during the term of the agreements. The agreements allow for certain payments and benefits upon a change in control as described in “—Termination, Severance and Change of Control Arrangements—Arrangements with Paul B. Carousso and Marie D. Hlavaty”. We provided these arrangements to assure the retention of these officers and in the absence of any other contractual severance arrangements. We believe that the post-termination payments and benefits are competitively reasonable and reflective of Mr. Carousso’s and Ms. Hlavaty’s value and performance to us.

Change in Control under Long-Term Incentive Plans and Awards. Under the 2003 Plan and the 2004 Plan, upon the occurrence of a “change in control” of us, the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain performance measures have been achieved. All options granted to the named executive officers are fully vested. The 7,000 restricted shares granted to Mr. Larson in September 2010 are subject to earlier vesting in the event of a change in control transaction.

The 2010 LTIP awards provide for certain vesting under certain circumstances in connection with a change in control.

Our long-term incentive arrangements and equity-based incentive plans and awards are discussed in “—Equity-based Compensation” and “—Equity-based Incentive Plans” and change in control payments under the plans and awards are discussed and quantified in “—Termination, Severance and Change of Control Arrangements”.

Executive Benefits

We provide the opportunity for our named executive officers and other executives to receive certain general health and welfare benefits on terms consistent with other eligible employees. We also offer participation in our defined contribution 401(k) plan with a company match on terms consistent with other eligible employees. We provide certain perquisites to the named executive officers, including car allowance, medical stipend to apply to reimburse medical expenses, periodic physicals and extended coverage under long-term disability insurance, and in the case of certain of the named executive officers, financial planning, a health club stipend and availability of our aircraft for occasional personal use (subject to reimbursement for the incremental cost for such use). We provide these benefits to offer additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. Neither our stock nor Visant Holdings’ stock is publicly traded and all of such stock is subject to agreements with Visant Holdings’ stockholders that limit a stockholder’s ability to transfer his or her equity for a period of time following grant.

Regulatory Considerations

The compensation cost to us of awarding equity is taken into account in considering awards under the equity or equity-based incentive programs. We have taken steps to structure and assure that the compensation programs and arrangements are in compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”). Bonuses paid under the annual incentive plans and compensation under the 2008 and 2010 LTIPs are taxable at the time paid to our executives.

Tax Gross-Up

Mr. Reisch’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Code. For more detailed information on gross-ups for excise taxes payable to Mr. Reisch, see “—Termination, Severance and Change of Control Arrangements—Employment Arrangements with Marc L. Reisch—Gross-Up Payments for Excise Taxes”.

Compensation Committee Interlocks and Insider Participation

During 2009 and to the present, our Compensation Committee has been comprised of Messrs. Burgstahler, Navab, Olson and Pieper. Mr. Navab served as Chairman of the Compensation Committee during 2009. Mr. Burgstahler assumed the chairmanship for 2010. For a description of the transactions between us and entities affiliated with members of the Compensation Committee, see the transactions described in “Certain Relationships and Related Transactions, and Director Independence”.

Summary Compensation Table

The following table presents compensation information for our fiscal year ended January 2, 2010, January 3, 2009 and December 29, 2007 paid to or accrued to the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Unit Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation		Total ($)
Marc L. Reisch	2009	$950,000	$—		$—	$—	$850,000	$543,471	$75,625	(7)	$2,419,096
Chairman, President and Chief Executive Officer, Visant Holdings and Visant	2008	$968,269	$—		$—	$—	$1,000,000	$323,838	$67,657		$2,359,764
	2007	$950,000	$—		$—	$—	$950,000	$254,435	$93,101		$2,247,536

Paul B. Carousso	2009	$280,000	$—		$—	$—	$140,000	$45,430	$30,871	(8)	$496,301
Senior Vice President Chief Financial Officer, Visant Holdings and Visant	2008	$281,635	$—		$144,322	$—	$170,000	$27,629	$25,276		$648,862
	2007	$264,039	$—		$—	$—	$125,000	$19,060	$26,043		$434,142

Marie D. Hlavaty	2009	$380,000	$—		$—	$—	$180,000	$86,615	$23,100	(9)	$669,715
Senior Vice President Chief Legal Officer and Secretary, Visant Holdings and Visant	2008	$374,808	$—		$190,554	$—	$225,000	$63,177	$23,271		$876,810
	2007	$330,000	$—		$—	$—	$200,000	$34,272	$23,525		$587,797

Timothy M. Larson	2009	$650,000	$—		$—	$—	$750,000	$108,956	$33,327	(10)	$1,542,283
President and Chief Executive Officer, Jostens	2008	$662,500	$500,000	(2)	$—	$1,006,395	$830,000	$81,589	$43,977		$3,124,461
	2007	$450,000	$500,000	(2)	$—	$—	$346,752	$19,981	$28,482		$1,345,215

(1)	Salary for fiscal year 2008 reflects a 53 week fiscal year.
(2)	Includes for each of 2007 and 2008, respectively, $500,000 representing bonuses paid to Mr. Larson pursuant to a letter agreement entered into between Mr. Larson and us on October 2, 2006, prior to Mr. Larson becoming President and Chief Executive Officer of Jostens, providing for bonuses to Mr. Larson in consideration of his extraordinary efforts and achievement on behalf of Jostens.
(3)	The amount in this column represents the aggregate grant date fair value of the shares of restricted Class A Common Stock computed in accordance with FASB ASC Topic 718. The difference between the aggregate grant date fair value used for FASB ASC Topic 718 and the aggregate grant date fair market value of the Class A Common Stock as established pursuant to the terms of the 2004 Plan and determined by a third party valuation is that the aggregate grant date fair value for purposes of FASB ASC Topic 718 is calculated in accordance with GAAP and the methodology to determine the fair market value under the 2004 Plan does not give effect to any premium for control or discount for minority interests or restrictions on transfers. Please see Note 15, Stock-based Compensation, to our consolidated financial statements for a description of the valuation. The restricted stock awards were made under the 2004 Plan, which is described under “—Equity-based Compensation”.
(4)	The amount in this column represents the aggregate grant date fair value of unit awards to Mr. Larson under the 2008 LTIP computed in accordance with FASB ASC Topic 718 and assumes achievement of performance levels at the minimum EBITDA target levels resulting in 50% vesting of all units which vest on the basis of performance. None of Messrs. Reisch and Carousso or Ms. Hlavaty vested in or received payment with respect to any award under the 2008 LTIP. Please see Note 15, Stock-based Compensation, to our consolidated financial statements for a description of the valuation. The 2008 LTIP is described under “—Equity-based Incentive Plans”.
(5)	The amounts represent earnings under the annual incentive compensation plan.
(6)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under our qualified, non-contributory pension plan, our unfunded supplemental ERISA excess retirement plan and an individual non-contributory unfunded supplemental retirement plan and, in the case of Mr. Reisch, the supplemental retirement benefit provided for under his employment agreement as of fiscal year end 2009. Please refer to the narrative descriptions of our pension plans under the Pension Benefits table. We currently have no deferred compensation plans.
(7)	Includes for 2009: $35,685 of premiums under a life insurance policy which are paid by us under the terms of Mr. Reisch’s employment agreement (the proceeds under the policy are payable to beneficiaries designated by Mr. Reisch); $9,800 representing regular employer matching contributions to our 401(k) plan; $13,680 representing a car allowance; and approximately $16,460 representing financial planning and executive medical expenses reimbursed by us, a health club stipend and cash credits offered to any employee who foregoes certain disability insurance benefits. We make available to Mr. Reisch the company aircraft for occasional personal use. In such cases, Mr. Reisch reimburses us for an amount equal to our incremental cost for such use. The calculation of the incremental cost for personal use of our company aircraft includes only variable costs incurred as a result of such flight activity. Incremental cost does not include fixed costs that are incurred regardless of Mr. Reisch’s use (for example aircraft insurance, maintenance, storage and flight crew salaries).
(8)	Includes for 2009: $9,800 representing regular employer matching contributions to our 401(k) plan; $10,200 representing a car allowance; and approximately $10,871 representing executive medical expenses reimbursed by us, a health club stipend and cash credits offered to any employee who foregoes certain disability insurance benefits.
(9)	Includes for 2009: $9,800 representing regular employer matching contributions to our 401(k) plan; $10,000 representing a car allowance; and approximately $3,300 representing executive medical expenses reimbursable by us, a health club stipend and cash credits offered to any employee who foregoes certain disability insurance benefits.
(10)	Includes for 2009: $9,800 representing regular employer matching contributions to our 401(k) plan; $21,600 representing a car allowance; and approximately $1,927 representing executive medical expenses reimbursed by us, and cash credits offered to any employee who foregoes certain disability insurance benefits.

Grants of Plan-Based Awards in 2009

The following table provides information with regard to the target level of annual cash incentive awards for our named executive officers for performance during 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Marc L. Reisch	N/A	$—	$1,000,000	$—
Paul B. Carousso	N/A	$—	$154,000	$—
Marie D. Hlavaty	N/A	$—	$209,000	$—
Timothy M. Larson	N/A	$—	$552,500	$—

(1)	Reflects the target award amounts under our annual incentive compensation plan for our named executive officers. The actual non-equity annual incentive compensation amount earned by each named executive officer in 2009 is shown in the “Summary Compensation Table” above.

Equity-based Compensation

2003 Plan. The 2003 Plan was approved by Visant Holdings’ Board of Directors and was effective as of October 30, 2003. The 2003 Plan permits the grant to key employees and certain other persons of stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of Visant Holdings and its subsidiaries and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to Visant Holdings and its subsidiaries. As of October 2, 2010, there were 288,010 shares in total available for grant under the 2003 Plan. The maximum grant to any one person shall not exceed 70,400 shares in the aggregate. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant, and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on DLJMBP III’s equity investment in Visant Holdings, all as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (1) any person or other entity (other than any of Visant Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof, becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Visant Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Visant Holdings (or its successor) normally entitled to vote for the election of directors of Visant Holdings or (2) the sale of all or substantially all of the property or assets of Holdco to any unaffiliated person or entity other than one of Visant Holdings’ subsidiaries is consummated. The Formation Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in a management stockholders agreement, dated July 29, 2003, by and among Visant Holdings and certain holders of the capital stock of Visant Holdings. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information learned in their employment and certain noncompetition obligations in connection with their receipt of options.

2004 Plan. In connection with the closing of the Formation Transactions, Visant Holdings established the 2004 Plan, which permits the grant to key employees and certain other persons of Visant Holdings and its subsidiaries of various equity-based awards, including stock options and restricted stock. The 2004 Plan provides for the issuance of a total of 510,230 shares of Class A Common Stock. As of October 2, 2010, there were 116,036 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which fully vested and became exercisable in annual installments through 2009 (for those options granted in 2004 and 2005), and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Visant Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Visant Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Visant Holdings with or into an unaffiliated person; in the case of each of clauses (1) through (3) above, if and only if any such event results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of Visant Holdings’ Board of Directors (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted.

All stock options, restricted shares and any common stock received upon the exercise of such equity awards or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of the purchase or grant of the award or common stock, as applicable, subject to certain exceptions;

•

a right of first refusal by Visant Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock which meets certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of the purchase or grant and a registered public offering, put rights by the stockholder with respect to Visant Holdings’ common stock and outstanding and exercisable stock options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of the purchase or grant, call rights by Visant Holdings with respect to Visant Holdings’ common stock and outstanding and exercisable stock options;

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	nondisclosure, noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

As of October 2, 2010, there were 283,606 options vested under the 2004 Plan and 2,000 options unvested and subject to future vesting.

Equity-based Incentive Plans

2008 LTIP. During 2008, we implemented the 2008 LTIP with respect to certain key employees. Under these arrangements, the employee was granted a target award based on a specified number of phantom share units, which provided for vesting on the basis of performance or time (and continued employment).

No participants in the 2008 LTIP, other than Jostens participants, vested in or received payments with respect to any award under the 2008 LTIP. Total payments of approximately $4.6 million were made to Jostens participants in respect of their vested awards under the 2008 LTIP in accordance with the plan.

2010 LTIP. During the first fiscal quarter of 2010, we implemented the 2010 LTIP with respect to certain key employees. Under these arrangements, the applicable executive was granted a target award, based on a specified number of phantom share units, half of which vests on the basis of performance (and continued employment) and the other half of which vests on the basis of time (and continued employment), regardless of whether the respective performance target(s) are met. Except under certain conditions described below, if the respective performance or service target is not achieved, or the executive resigns or suffers a termination of employment by us prior to the applicable date other than following a change in control, the applicable award is forfeited without payment. Each award also contains covenants with respect to confidentiality, noncompetition and nonsolicitation to which the executive is bound during his or her employment and for two years following termination of employment. The following summarizes the key terms of the various forms of 2010 LTIP awards.

Jostens. The awards granted to executives of our Jostens subsidiary are based on a two-year incentive period and the performance award vests if Jostens achieves a trailing twelve months’ EBITDA target measured as of the last day of fiscal year 2011, subject to the applicable executive’s continued employment through such measurement date. The time award vests based solely on the basis of the applicable executive’s continued employment through the last day of fiscal year 2011.

In the case of the executive’s termination by Jostens without cause due to the elimination of the executive’s position as a result of a restructuring or due to the executive’s permanent disability or death, in each case occurring after fiscal year 2010 and prior to any change in control, 100% of the executive’s time award will vest and all other unvested awards will be forfeited without payment therefor. In the case of the executive’s termination by Jostens without cause or by the executive for good reason or due to the executive’s permanent disability or death within two years following a change in control and prior to the last day of fiscal year 2011, 100% of the executive’s time award will vest and (i) 50% of the executive’s performance award will vest if such termination occurs on or before the last day of fiscal year 2010, or (ii) 100% of the executive’s performance award will vest if such termination occurs after the last day of fiscal year 2010 but prior to the last day of fiscal year 2011.

Visant and Other Subsidiaries. The awards granted to executives of Visant and its subsidiaries (other than Jostens) are based on an 18-month incentive period and performance awards vest based on achievement of a trailing twelve months’ EBITDA target measured as of the last day of the second fiscal quarter of 2011 and, in the case of a certain subset of our subsidiaries, a portion of the performance awards vest based on the achievement of certain other performance targets as of such measurement date, in any event subject to the executive’s continued employment through the applicable measurement date, provided that if the respective performance target is achieved as of the last day of fiscal year 2010 or the last day of the first fiscal quarter of 2011, the performance award applicable to such performance target will vest and become due and payable as of such earlier date. The time award vests solely on the basis of the executive’s continued employment through the last day of the second fiscal quarter of 2011.

In the case of an executive’s termination by us without cause or by the executive for good reason or due to the executive’s permanent disability or death within two years following a change in control and prior to the last day of the second fiscal quarter of 2011, 100% of the executive’s time award will vest. If such a termination occurs prior to September 30, 2010, 50% of the executive’s performance award will become vested (regardless of whether the respective performance target(s) are met), but if the termination occurs after September 30, 2010, the executive will have the opportunity to become vested in either 50% or 100% of the performance award provided that an applicable portion of the respective EBITDA performance target has been achieved (measured as of the last day of the fiscal month ended closest to the date of the employee’s termination). If a minimum applicable portion of the EBITDA performance target is not achieved, the unvested performance award will be forfeited without payment therefor.

Subject to the applicable vesting conditions, awards are settled in cash in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date (provided that following a change in control, the per share value of Class A Common Stock shall not be less than the price per share paid in respect of such common stock in the change in control) multiplied by the number of phantom share units in which the executive’s awards have vested, payable in a lump sum as soon as practicable following the vesting event, and in any event not later than March 14th of the calendar year following the calendar year in which such vesting event occurred, provided that, for Messrs. Reisch and Carousso and Ms. Hlavaty, payment with respect to a time award which vests in the ordinary course as of the last day of the second fiscal quarter of 2011 will not be due and payable until March 14, 2012, provided further, however, that in the event of a change in control which occurs prior to the last day of the second fiscal quarter of 2011, payments of any such vested time awards to Messrs. Reisch and Carousso and Ms. Hlavaty will be due and payable as soon as practicable on the earlier of the date of the executive’s termination by us without cause, by the executive for good reason or due to a permanent disability or death following the change in control or the last day of the second fiscal quarter of 2011 (so long as the executive continues to be employed on that date), and in the event of a change in control which occurs after the last day of the second fiscal quarter of 2011, payments for any such vested time awards to Messrs. Reisch and Carousso and Ms. Hlavaty will be due and payable on the earlier of the date of such change in control or the date on which the time award would otherwise be payable.

The terms “change in control”, “cause” and “good reason” are as defined in the 2010 LTIP agreements.

Employment Agreements and Arrangements

Employment Arrangements with Marc L. Reisch

General. Mr. Reisch’s employment agreement had an initial term to December 31, 2009. This agreement was most recently amended and restated in 2010 with a term in effect through December 31, 2010, and shall be automatically renewed thereafter for one year periods at the end of each renewal term unless either party provides written notice to the contrary, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. The employment agreement currently contains the following terms, under which Mr. Reisch serves as the Chairman of our Board of Directors and our Chief Executive Officer and President.

Mr. Reisch’s agreement provides for the payment of an annual base salary of $950,000, subject to increase at the sole discretion of Visant Holdings’ Board which shall at least annually review Mr. Reisch’s base salary, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a current target bonus opportunity of $1,050,000 (of which no less than 67% is to be based on certain EBITDA targets being achieved). However, in light of the incentive opportunity under the 2010 LTIP (as described below), Mr. Reisch will not be eligible to earn an additional annual bonus opportunity in respect of fiscal year 2010.

The employment agreement provides for our payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to beneficiaries designated by Mr. Reisch. Mr. Reisch is subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Reisch’s termination of employment. The employment agreement also includes a provision relating to the nondisclosure of confidential information.

Change in Control. Upon a change in control, the employment agreement (other than certain provisions which survive such a termination of the agreement) will automatically terminate and Mr. Reisch will be entitled to receive a lump sum payment equal to $4,200,000 in cash. In addition, if Mr. Reisch’s employment is terminated for any reason at any time on or after a change in control and the termination of the employment agreement: Mr. Reisch shall be entitled to receive (1) any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination and (2) so long as such date of termination occurs after fiscal year 2010 and such termination is not by us for cause, a lump sum payment equal to the pro-rated portion of the target annual cash bonus that Mr. Reisch may have been eligible to receive in respect of such fiscal year.

Termination by us for Cause or by Mr. Reisch without Good Reason. Under the employment agreement, termination for “cause” requires the affirmative vote of two-thirds of the members of our Board (or such higher percentage or procedures required under the 2004 Stockholders Agreement) and may be based on any of the following:

•	Mr. Reisch’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Reisch by us;

•	the willful or intentional engaging in conduct by Mr. Reisch that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Reisch of the employment agreement, the management stockholder’s agreement, the sale participation agreement, or the stock option agreement or restricted stock award agreement entered into in connection with the employment agreement, including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Reisch (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Under the employment agreement between us and Mr. Reisch, Mr. Reisch’s employment may be terminated by him for good reason. “Good reason” means:

•

a reduction in Mr. Reisch’s rate of base salary or annual incentive compensation opportunity (other than the ineligibility to earn an annual bonus pursuant to any annual incentive plan in respect of fiscal year 2010 and a general reduction in base salary or annual incentive compensation opportunities that affect all members of our senior management equally, which general reduction will only be implemented by our Board after consultation with Mr. Reisch);

•

a material reduction in Mr. Reisch’s duties and responsibilities, an adverse change in Mr. Reisch’s titles of chairman and chief executive officer or the assignment to Mr. Reisch of duties or responsibilities materially inconsistent with such titles; however, none of the foregoing will be deemed to occur by virtue of the removal of Mr. Reisch from the position of chairman of the board following the completion of a public offering of the Class A Common Stock meeting certain specified criteria; or

•	a transfer of Mr. Reisch’s primary workplace by more than 20 miles outside of Armonk, New York.

Notwithstanding the foregoing, “good reason” will not be deemed to exist unless Mr. Reisch provides us with written notice setting forth the event or circumstances giving rise to the good reason and we fail to cure such event or circumstance within 30 days following the date of such notice.

If Mr. Reisch’s employment were terminated by us for cause or by Mr. Reisch without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for a previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. In addition, Mr. Reisch would receive the supplemental retirement benefit described in the narrative following the

Pension Benefits table and the transfer of the life insurance policy described under “—Employment Agreements and Arrangements—Employment Arrangements with Marc L. Reisch—General” such that Mr. Reisch may assume the policy at his own expense. Also, Mr. Reisch would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination.

Termination by us without Cause or by Mr. Reisch for Good Reason. The employment agreement also provides that if Mr. Reisch is terminated by us without cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for good reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

•

any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination;

•

(1) a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Reisch was employed) annual bonus for the year of termination that he otherwise would have been entitled to receive had he remained employed, paid at such time such annual bonus would otherwise be payable, and (2) $4,200,000, payable in equal monthly installments over the 24-month period following the date of termination; and

•

(1) continued participation in welfare benefit plans (on the same terms in effect for active employees) until the earlier of two years after the date of termination and the date that Mr. Reisch becomes eligible for coverage under a comparable plan maintained by any subsequent employer, or (2) cash in an amount that allows him to purchase equivalent coverage for the same period.

Disability or Death. In the event that Mr. Reisch’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Reisch (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

•

any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination; and

•

a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Reisch was employed) portion of the annual bonus, if any, Mr. Reisch would have been entitled to receive for the year of termination, payable within 15 days after the date of termination.

Supplemental Retirement Benefits. The vested supplemental retirement benefits granted to Mr. Reisch are described in the narrative following the Pension Benefits table below.

Additional Post-Termination Medical Benefits. The post-termination medical benefits granted to Mr. Reisch are described in the narrative following the Pension Benefits table below.

Gross-Up Payments for Excise Taxes. Under the terms of the employment agreement, if it is determined that any payment, benefit or distribution to or for the benefit of Mr. Reisch would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being “contingent on a change in ownership or control” of his employer within the meaning of Section 280G of the Code, or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax, subject to certain notice and other requirements, then Mr. Reisch would be entitled to receive an additional payment or payments, or a “gross-up payment”. The gross-up payment would be equal to an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed relating to such taxes), Mr. Reisch would retain an amount equal to the excise tax (including any interest and penalties) imposed.

Stock Options. All of Mr. Reisch’s stock options were vested as of January 2, 2010 and therefore there would be no unvested options subject to acceleration in the event of a change in control of the Company.

Code Section 409A. Payments which Mr. Reisch may be entitled to under the employment agreement may be subject to deferral for a period of time under Section 409A of the Code, as may be necessary to prevent any acceleration or additional tax under Section 409A.

Employment Agreement with Timothy M. Larson

General. Jostens entered into an employment agreement with Timothy M. Larson, effective as of January 7, 2008, on the following terms, under which he serves as the President and Chief Executive Officer of Jostens. Mr. Larson’s employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Larson or by Jostens pursuant to the terms of the agreement. Mr. Larson’s agreement provides for the payment of an annual base salary of not less than $650,000, subject to increase after June 2009 at the sole discretion of our Board of Directors which shall review Mr. Larson’s base salary on at least an annual basis, plus an annual cash bonus opportunity between zero and 127% of his annual base salary, with a target bonus of 85% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets being achieved). Mr. Larson’s target bonus for 2010 was increased to 100% of his annual base salary. Mr. Larson also receives executive health benefits, reimbursement for financial counseling services (including financial planning, tax preparation, estate planning, and tax and investment planning software) in an aggregate amount not to exceed $1,500 annually and a monthly car allowance of $1,800. The agreement allows for certain payments and benefits upon termination without cause or for good reason, death, disability and a change in control.

Mr. Larson is subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Larson’s termination of employment. The employment agreement also includes a provision relating to the nondisclosure of confidential information.

Termination by us for Cause or by Mr. Larson without Good Reason. Under the employment agreement between us, Jostens and Mr. Larson, termination by us for “cause” may be based on any of the following:

•	Mr. Larson’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Larson by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Larson of the employment agreement, the management stockholder’s agreement, the sale participation agreement or the long term incentive agreement to be entered into in connection with the employment agreement including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Larson (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Also as defined in the employment agreement, “good reason” means:

•

a reduction in Mr. Larson’s rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation that affects all members of our senior management in substantially the same proportion, provided that Mr. Larson’s base salary is not reduced by more than 10%); a substantial reduction in Mr. Larson’s duties and responsibilities, an adverse change in Mr. Larson’s titles of president and chief executive officer of Jostens or the assignment to Mr. Larson of duties or responsibilities substantially inconsistent with such titles; or

•	a transfer of Mr. Larson’s primary workplace by more than 50 miles outside of Bloomington, Minnesota.

If Mr. Larson’s employment were terminated by us for cause or by Mr. Larson without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for the previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. Also, Mr. Larson would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination.

Termination by us without Cause or by Mr. Larson for Good Reason. If Mr. Larson is terminated by us without cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for good reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Larson without good reason:

•

(1) a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Larson was employed) portion of the annual bonus, if any, Mr. Larson would have been entitled to receive for the year of termination had he remained employed, paid at such time such annual bonus would otherwise be payable (the “Pro-Rata Bonus”), and (2) subject to his continued compliance with the restrictive covenants and his execution of a release of claims, an amount equal to the sum of (a) 24 months’ base salary at the rate in effect immediately prior to the date of termination plus (b) two times his target bonus for the year of termination, payable in equal monthly installments over the 24-month period following the date of termination; and

•

continued participation in health and welfare benefit plans (on the same terms as in effect for active employees) until the earlier of 24 months after the date of termination or the date that Mr. Larson becomes eligible for comparable coverage by any subsequent employer.

Disability or Death. In the event that Mr. Larson’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Larson (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Larson without good reason, the Pro-Rata Bonus.

Stock Options. All of Mr. Larson’s stock options were vested as of January 2, 2010 and therefore there would be no unvested options subject to acceleration in the event of a change in control of the Company.

Restricted Stock. Mr. Larson was granted 7,000 restricted shares on September 10, 2010, which are subject to vesting in full on the third anniversary of the grant or such earlier date in the event of a change in control transaction or a termination of Mr. Larson’s employment by us without cause, by him for good reason or due to his death or permanent disability.

Code Section 409A. Payments which Mr. Larson may be entitled to under the employment agreement may be subject to deferral for a period of time under Section 409A of the Code, as may be necessary to prevent any acceleration or additional tax under Section 409A.

Change in Control Agreements

On May 10, 2007, we entered into a change in control severance agreement with each of Paul B. Carousso, Senior Vice President, Chief Financial Officer, and Marie D. Hlavaty, Senior Vice President, Chief Legal Officer and Secretary. The change in control agreements were effective for an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) occurring during the term. The agreements allow for certain payments and benefits upon a change in control as described under “—Termination, Severance and Change of Control Arrangements—Arrangements with Paul B. Carousso and Marie D. Hlavaty.”

Outstanding Equity Awards at January 2, 2010

The following table presents information regarding unexercised stock options and unvested restricted stock, as well as units under the 2008 LTIP, as of January 2, 2010 (giving effect to vesting for fiscal year 2009) by each named executive officer.

	Option Awards					Stock Awards			Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity based Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity based Incentive Plan Awards Market or Payouts Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc L. Reisch	880	—	—	$30.09	1/20/2014	—		$—	—	—
	127,466	—	—	$39.07	10/4/2014	—		$—	—	—
	—	—	—	$—		—		$—	10,000		(6)

Paul B. Carousso	9,365	—	—	$39.07	3/17/2015	—		$—	—	—
	—	—	—	$—		—		$—	2,000		(6)
	—	—	—	—		600	(3)	$128,220	—	—

Marie D. Hlavaty	18,730	—	—	$39.07	3/17/2015	—		$—	—	—
	—	—	—	$—		—		$—	2,500		(6)
	—	—	—	$—		1,000	(3)	$213,700	—	—

Timothy M. Larson	2,552	—	—	$30.09	1/20/2014	—		$—	—	—
	16,649	—	—	$39.07	12/31/2015	—		$—	—	—
	—	—	—	$—		—		$—	6,500		(7)

(1)	Represents options that are vested and exercisable but not yet exercised.
(2)	There is no established public trading market for the Class A Common Stock and, therefore, the exercise prices listed in this column represent the fair market value of a share of the Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, based on an independent third party valuation, as of the grant date of the option (in each case the original option exercise price was adjusted in April 2006 in connection with the special dividend paid on the Class A Common Stock).
(3)	The restricted stock vested on January 15, 2010.
(4)	There is no established public trading market for the Class A Common Stock. For purposes of this table, the market value of shares that were not vested as of January 2, 2010 is calculated based on the fair market value of the Class A Common Stock of $213.70 per share as of January 2, 2010, as determined by the Compensation Committee of the Board of Directors under the 2004 Plan based on an independent third party valuation.
(5)	The amounts reported in this column represent the target award units granted in 2008 underlying the 2008 LTIP.
(6)	None of Messrs. Reisch and Carousso and Ms. Hlavaty vested in or received payment with respect to any award under the 2008 LTIP. A description of the 2008 LTIP unit award is included in “—Equity-based Incentive Plans”.
(7)	The 2008 LTIP target unit award granted to Mr. Larson consisted of 1,950 time vesting units and 4,550 performance vesting units. The award was settled in cash in 2010.

Option Exercises and Stock Vested in 2009

There were no stock options exercised or restricted stock awarded which vested during the 2009 fiscal year.

Pension Benefits in 2009

The following table presents the present value of accumulated pension benefits as of January 2, 2010.

Pension Benefits

	Jostens Pension Plan (1)			Jostens ERISA Excess Plan			Supplemental Executive Retirement Plan (SERP)			Reisch Contractual Retirement Benefit
Name	Number of Years Credited Service (#)	Present Value of Accum- ulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accum- ulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accum- ulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accum- ulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Marc L. Reisch	5.2	$69,193	$—	5.2	$482,331	$—	5.2	$613,450	$—	N/A	$394,761	$—
Paul B. Carousso	5.2	$31,001	$—	5.2	$20,862	$—	5.2	$81,368	$—	N/A	N/A	N/A
Marie D. Hlavaty	5.2	$46,484	$—	5.2	$61,765	$—	5.2	$160,618	$—	N/A	N/A	N/A
Timothy M. Larson	15.3	$66,375	$—	15.3	$98,554	$—	6.0	$163,963	$—	N/A	N/A	N/A

N/A- Not applicable

(1)	Messrs. Reisch, Carousso, Larson and Ms. Hlavaty participate in Plan D (which was merged into Plan C on December 31, 2008).
(2)	The present value of accumulated benefits is determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements and is net of any benefit to be received under any other qualified or non-qualified retirement plans.

Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D, which provides benefits for certain salaried employees. Plan D was merged into Pension Plan C on December 31, 2008, but the benefit formula remained the same after the merger. Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”). Benefits earned under the pension plan may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan pays the benefits that would have been provided from the pension plan but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

For the pension plan and the Jostens ERISA Excess Plan:

•

Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service. Employees who retire prior to age 65 are subject to an early retirement factor adjustment based on their age at benefit commencement. The reduction is 7.8% for each year between ages 62 and 65 and 4.2% for each year between 55 and 62.

•	The vesting period is five years or attainment of age 65.

•

The formula to determine retirement income benefits prior to January 1, 2006 (the grandfathered benefit), was based on a participant’s highest average annual cash compensation (W-2 earnings, excluding certain long term incentives and certain taxable allowances such as moving allowance) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of retirement. The grandfathered benefit formula is 0.85% of average annual salary up to Social Security covered compensation plus 1.50% of average annual salary in excess of Social Security covered compensation times years of benefit service (up to 35 maximum). Only those employees age 45 and over with more than 15 years of service as of December 31, 2005 are entitled to earn the grandfathered benefit formula for service after December 31, 2005. None of the named executive officers is eligible for the grandfathered benefit formula for service after December 31, 2005.

•

Effective January 1, 2006, the formula to determine an employee’s retirement income benefits for future service under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). Benefits earned under the grandfathered benefit formula prior to January 1, 2006 are retained and only benefits earned for future years are calculated under the revised formula. The formula for benefits earned after January 1, 2006 for the non-grandfathered participants is based on 1% of a participant’s cash compensation (W-2 compensation) for each year or partial year of benefit service beginning January 1, 2006.

•	The methods of payment upon retirement include, but are not limited to, life annuity, 50%, 75% or 100% joint and survivor annuity and life annuity with ten year certain.

•

There is a cap on the maximum annual salary that can be used to calculate the benefit accrual allowable under the pension plan. Additional salary over the cap is used to calculate the accrued benefit under the Jostens ERISA Excess Plan. No more than $245,000 of salary could be recognized in 2009 under the pension plan and this limitation will increase periodically as established by the IRS.

We also maintain non-contributory unfunded SERPs for certain named executive officers. Participants who retire after age 60 with at least seven calendar years of full-time employment service as an executive officer (as defined under the SERP) are eligible for a benefit equal to 1% of his/her base salary in effect at age 60, multiplied by the number of years in full-time employment as an executive officer, not to exceed 30 years. The result of the calculation is divided by 12 to arrive at a monthly benefit payment. Only service after age 30 and before age 60 is recognized under the SERP. If the employee’s employment is terminated for any reason other than death or total disability and after reaching age 55 and completing seven years of full-time employment service as an executive officer, but before reaching age 60, the employee shall be entitled to an early retirement benefit in equal monthly installments during his/her remaining lifetime, equal to 1% of the employee’s base salary in effect at termination, multiplied by the employee’s years of full-time employment service, not to exceed 30 years. In the event of a change in control, a participant is deemed to have completed at least seven years of service as an executive officer. Notwithstanding the foregoing, Marc Reisch is entitled to a lump sum of his benefit under the SERP, as described below, under the terms of the 2010 supplemental executive retirement plan. The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

On May 17, 2010, Visant Holdings and Jostens also entered into a 2010 supplemental executive retirement plan agreement with Mr. Reisch to provide for the vested supplemental retirement benefits originally granted under Mr. Reisch’s employment agreement. The benefits include the provision of certain post-termination medical benefits whereby Mr. Reisch and his eligible dependents are eligible for welfare benefits on equivalent terms as if Mr. Reisch had remained employed (either through continued participation in our medical insurance plans or through the purchase of a medical insurance program solely for the benefit of Mr. Reisch and his dependents). Coverage ends at the earlier of Mr. Reisch reaching age 65 or the date on which Mr. Reisch becomes eligible for comparable coverage from a subsequent employer, and in the case of his death, his then spouse is entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have reached age 65.

In addition, Mr. Reisch is also entitled to payment in a lump sum of a retirement benefit, on the earlier of the date he achieves age 65 or a date that is within 90 days following the date of his death. The benefit was previously provided for under the employment agreement with Mr. Reisch and is vested. The benefit is equal to, generally, 10% of the average of Mr. Reisch’s (1) base salary and (2) annual bonuses (excluding any transaction, signing or other non-recurring special bonuses) payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less the value of the benefits payable under the other qualified or non-qualified retirement plans.

Mr. Reisch’s supplemental retirement benefits described above and the non-contributory unfunded supplemental retirement plan maintained for Mr. Reisch pursuant to an amended and restated supplemental executive retirement agreement entered into in 2008 are subject to funding under an irrevocable grantor trust on the earlier to occur of a change in control or the last day of fiscal year 2010 (with such funding to be subject to true-up annually thereafter), the assets of which are to be used exclusively to pay benefits under these retirement plans for the benefit of Mr. Reisch. Upon reaching age 55 and satisfying certain service requirements, Mr. Reisch shall be entitled to a lump sum payment of the benefits under the SERP upon the earlier of his reaching age 60 and a date that is within 90 days following the date of his death or disability.

Nonqualified Deferred Compensation for 2009

None of the named executive officers receives any nonqualified deferred compensation.

Termination, Severance and Change of Control Arrangements

Post-termination Payments—Marc L. Reisch. The information below is provided to disclose hypothetical payments to Marc L. Reisch under various termination scenarios, assuming, in each situation, that Mr. Reisch was terminated on January 2, 2010 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding and are based on the terms of Mr. Reisch’s employment agreement in effect prior to its amendment and restatement on May 17, 2010.

Post-Termination Payments

Marc L. Reisch

	Voluntary Termination Without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($)		Termination in Connection with a Change in Control ($) (9)		Disability (4)		Death ($)
Severance	$—	$3,900,000	(5)	$3,900,000	(5)	$—		$—
Annual Incentive	$—	$850,000	(6)	$850,000	(6)	$850,000	(6)	$850,000	(6)
Long-Term Incentive Award	$—	$—		$2,137,000	(10)	$—		$—
Stock Options	(3)	(7)		(11)		(11)		(11)
Incremental Pension Benefits(1)	$—	$—		$—		$—		$620,417	(12)
Continuation of Welfare Benefits	$—	$25,727	(8)	$25,727	(8)	$—		$—
Additional Post-Termination Medical Benefits(2)	$80,230	$80,230		$80,230		$80,230		$55,708
Insurance	(4)	(4)		(4)		(4)		(4)

(1)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan, the SERP and the additional supplemental retirement benefit under the employment agreement with Mr. Reisch over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(2)	Represents the present value of the additional post-termination retiree medical benefits under Mr. Reisch’s employment agreement, determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements.
(3)	Vested options will terminate without payment.
(4)	Assumes the $10 million life insurance policy is transferred to Mr. Reisch, with future premiums to be paid by Mr. Reisch.
(5)	Payments due to Mr. Reisch in connection with a termination without cause or for good reason following a change in control equal two times the sum of Mr. Reisch’s annual base salary as of January 2, 2010 plus his target bonus for the year of termination, payable in 24 equal monthly installments.
(6)	Payable as a lump sum in connection with a termination without cause or for good reason or in the case of death or disability.
(7)	Vested options will be subject to call by us, at our option, for payment at the excess of fair market value of a share of Class A Common Stock over the exercise price for each option.
(8)	The table reflects the 2010 monthly premium payable by us for medical, dental and vision benefits in which Mr. Reisch and his dependents participated at January 2, 2010, multiplied by 24 months.

(9)	Subject to certain notice and other requirements, Mr. Reisch would be entitled to an additional payment (a gross-up) in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by us for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of our employment agreement with Mr. Reisch, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of us, within the meaning of Section 280G of the Code or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax. The payment would be in an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed with respect to those taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the excise tax imposed upon the gross-up available to cause the imposition of such taxes to be avoided, Mr. Reisch retains an amount equal to the excise tax (including any interest and penalties) imposed. However, there may be certain statutory exemptions based on our being a privately held Company that would avoid the imposition of the excise tax.
(10)	Payable as a lump sum. Value calculated is based on $213.70 per share (the fair market value of a share of Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 2, 2010 based on an independent third party valuation) multiplied by the number of target 2008 LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plans”.
(11)	Vested options will be subject to call by us, at our option, at the excess of fair market value of a share of Class A Common Stock over exercise price, or at the option of Mr. Reisch or his estate, subject to put to us at the same spread.
(12)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Post-termination Payments—Timothy M. Larson. The employment agreement with Mr. Larson allows for certain payments and benefits upon termination, death, disability and a change in control as described under “—Employment Agreements and Arrangements—Employment Agreement with Timothy M. Larson”. The information below is provided to disclose hypothetical payments to Timothy M. Larson under various termination scenarios, assuming, in each situation, that Mr. Larson was terminated on January 2, 2010 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Timothy M. Larson

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with good Reason or Involuntary Termination without Cause ($)		Termination in Connection with a Change in Control ($)		Disability ($)		Death ($)
Severance	$—	$2,405,000	(4)	$2,405,000	(4)	$—		$—
Annual Incentive	$—	$750,000	(5)	$750,000	(5)	$750,000	(5)	$750,000	(5)
Long-term Incentive Award	$—	$—		$1,389,050		$—		$—
Stock Options	(3)	(6)		(8)		(8)		(8)
Incremental Pension Benefits(1)	$8,050	$8,050		$8,050		$840,956		$1,056,586	(9)
Continuation of Welfare Benefits(2)	$—	$25,727		$25,727		$—		$—

(1)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements).
(2)	The table reflects the 2010 monthly premium payable by us for medical, dental and vision benefits in which Mr. Larson and his dependents participated at January 2, 2010, multiplied by 24 months.
(3)	Vested options will terminate without payment.

(4)	Payments due to Mr. Larson in connection with a termination without cause or for good reason following a change in control equal the sum of 24 months’ base salary at the rate in effect immediately prior to January 2, 2010 plus two times Mr. Larson’s target bonus for the year of termination, payable in 24 equal monthly installments.
(5)	Payable as a lump sum in connection with a termination without cause or for good reason or in the case of death or disability.
(6)	Vested options will be subject to call by us, at our option, for payment at the excess of fair market value of a share of Class A Common Stock over the exercise price for each option.
(7)	Payable as a lump sum. Value calculated is based on $213.70 per share (the fair market value of a share of Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 2, 2010 based on an independent third party valuation) multiplied by the number of target 2008 LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plans”.
(8)	Vested options will be subject to call by us, at our option, at the excess of fair market value of a share of Class A Common Stock over exercise price, or at the option of Mr. Larson or his estate, subject to put to us at the same spread.
(9)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Arrangements with Paul B. Carousso and Marie D. Hlavaty

Change in Control Severance Agreements. The change in control severance agreements between us and each of Paul B. Carousso, Senior Vice President, Chief Financial Officer, and Marie D. Hlavaty, Senior Vice President, Chief Legal Officer, provide for severance payments and benefits to the executive if, during the term of the agreement, his or her employment is terminated without cause or if the executive resigns with good reason within two years following a change in control. A “change in control” is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdco to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Visant Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Visant Holdings with or into an unaffiliated person, in each case if and only if any such event listed in (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The change in control agreements were effective for an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the agreements shall remain in effect for a period of two years following a change in control during the term.

“Cause” is defined as: the executive’s willful and continued failure to perform his or her material duties which continues beyond ten days after a written demand for substantial performance is delivered to the executive by us; the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates; the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or a material breach by the executive of the change in control agreement or any other agreement, including engaging in any action in breach of restrictive covenants which continues beyond ten days after a written demand to cure the breach is delivered by us to the executive (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

“Good reason” means: a reduction in the executive’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that the executive’s base salary is not reduced by more than 10%); a substantial reduction or adverse change in the executive’s duties and responsibilities; a transfer of the executive’s primary workplace by more than fifty miles outside his or her current workplace; our failure to cause our successor to assume our obligations under the change in control severance agreement; or our failure, or our successor’s failure, to maintain the change in control agreement for a two-year period following a change in control.

The severance payments and benefits under the change in control agreements are in lieu of any other severance benefits except as required by law and include an amount equal to one times the sum of (1) the executive’s then current annual base salary and (2) the higher of (a) an amount equal to the executive’s annual cash bonus at target for the year of termination or (b) an amount equal to the average bonus rate paid to the executive for the two years prior to termination multiplied by the executive’s then current annual base salary, payable over the twelve months following the date of termination (subject to deferral for a period of time under Section 409A of the Internal Revenue Code, as amended, as may be necessary to prevent any accelerated or additional tax under Section 409A). In addition, the executive would be entitled to: a lump sum amount equal to his or her annual target bonus for the year of termination, provided if termination is prior to September 30th, the amount shall be pro-rated for the portion of the year the executive was employed, payable at the time payments are otherwise made under the bonus plan; continued coverage under our group health benefits for twelve months (or earlier if otherwise covered by subsequent employer comparable benefits), or if plans are terminated or coverage is not permissible under law, a cash stipend in an equivalent amount to what we would otherwise pay for such executive’s group health continuation; and any other vested and accrued benefits under plans in which he or she participates and unreimbursed business expenses prior to the date of termination. The severance payments and benefits to be paid under the terms of the change in control agreements are subject to the executive entering into a severance agreement, including a general waiver and release of claims against us and our affiliates, and the executive’s continued compliance with the restrictive covenants to which the executives are otherwise bound pursuant to other agreements in place with us.

Stock Options. All of Mr. Carousso’s and Ms. Hlavaty’s stock options were vested as of January 2, 2010 and therefore there would be no unvested options subject to acceleration in the event of a change in control of the Company.

Accelerated Vesting of Restricted Stock. Mr. Carousso and Ms. Hlavaty held 600 and 1,000 shares of restricted stock, respectively, that would vest upon a termination by us without cause, by the executive with good reason, upon a change in control (whether or not his or her employment is terminated) or upon disability or death. If one of the foregoing events had occurred on January 2, 2010, Mr. Carousso and Ms. Hlavaty would have become fully vested in the stock with a value based on the fair market value of a share of Class A Common Stock on such date of $213.70. Such shares of restricted stock vested in full on January 15, 2010.

Post-termination Payments—Paul B. Carousso. The information below is provided to disclose hypothetical payments to Paul Carousso under various termination scenarios, assuming, in each situation, that Mr. Carousso was terminated on January 2, 2010 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Paul B. Carousso

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$434,000	(6)	$—	$—
Annual Incentive	$—	$—	$154,000	(7)	$—	$—
Long-term Incentive Award	$—	$—	$427,400	(8)	$—	$—
Stock Options	(4)	(5)	(9)		(9)	(9)
Restricted Stock(1)	$—	$128,220	$128,220		$128,220	$128,220
Incremental Pension Benefits(2)	$—	$—	$—		$27,740	$452,508	(10)
Continuation of Health Benefits(3)	$—	$—	$13,218		$—	$—

(1)	Represents $213.70 per share (the fair market value of a share of Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 2, 2010 based on an independent third party valuation) multiplied by the number of shares of restricted stock granted to Mr. Carousso, subject to vesting.

(2)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(3)	The table reflects the 2010 monthly premium payable by us for group health benefits in which Mr. Carousso and his dependents participated at January 2, 2010, multiplied by 12 months less the then applicable employee contribution.
(4)	Vested options will terminate without payment.
(5)	Vested options will be subject to call by us, at our option, at the excess of fair market value of Class A Common Stock over the exercise price for each option.
(6)	Payments due to Mr. Carousso in connection with a termination without cause or for good reason following a change in control equal the sum of (a) Mr. Carousso’s annual base salary as of January 2, 2010 and (b) Mr. Carousso’s target bonus for the year of termination, payable over 12 months in equal installments in accordance with our normal payroll practices.
(7)	Payable as a lump sum in connection with a termination without cause or for good reason following a change in control.
(8)	Payable as a lump sum. Value calculated is based on $213.70 per share multiplied by the number of target 2008 LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plans”.
(9)	Vested options will be subject to call by us, at our option, at the excess of fair market value of Class A Common Stock over exercise price, or at the option of Mr. Carousso or his estate, subject to put to us at the same spread.
(10)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability (as defined in the SERP).

Post-termination Payments—Marie D. Hlavaty. The information below is provided to disclose hypothetical payments to Marie Hlavaty under various termination scenarios, assuming, in each situation, that Ms. Hlavaty was terminated on January 2, 2010 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Marie D. Hlavaty

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$609,216	(6)	$—	$—
Annual Incentive	$—	$—	$209,000	(7)	$—	$—
Long-term Incentive Award	$—	$—	$534,250	(8)	$—	$—
Stock Options	(4)	(5)	(9)		(9)	(9)
Restricted Stock(1)	$—	$213,700	$213,700		$213,700	$213,700
Incremental Pension Benefits(2)	$—	$—	$—		$59,793	$491,133	(10)
Continuation of Health Benefits(3)	$—	$—	$4,035		$—	$—

(1)	Represents $213.70 per share (the fair market value of a share of Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 2, 2010 based on an independent third party valuation) multiplied by the number of shares of restricted stock granted to Ms. Hlavaty, subject to vesting.
(2)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).

(3)	The table reflects the 2010 monthly premium payable by us for group health benefits in which Ms. Hlavaty participated at January 2, 2010, multiplied by 12 months less the then applicable employee contribution.
(4)	Vested options will terminate without payment.
(5)	Vested options will be subject to call by us, at our option, at the excess of fair market value of Class A Common Stock over the exercise price for each option.
(6)	Payments due to Ms. Hlavaty in connection with a termination without cause or for good reason following a change in control equal the sum of (a) Ms. Hlavaty’s annual base salary as of January 2, 2010 and (b) an amount equal to the average bonus rate paid to Ms. Hlavaty for the two years prior to termination multiplied by Ms. Hlavaty’s annual base salary as of January 2, 2010, payable over 12 months in equal installments in accordance with our normal payroll practices.
(7)	Payable as a lump sum in connection with a termination without cause or for good reason following a change in control.
(8)	Payable as a lump sum. Value calculated is based on $213.70 per share multiplied by the number of target 2008 LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plans”.
(9)	Vested options will be subject to call by us, at our option, at the excess of fair market value of Class A Common Stock over exercise price, or at the option of Ms. Hlavaty or her estate, subject to put to us at the same spread.
(10)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to her total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Director Compensation

Other than George M.C. Fisher, our employee and non-employee directors are not eligible to receive any cash compensation for their service as our directors. Mr. Fisher’s services as a director are not incidental to his engagement by our Sponsors and he receives an annual fee of $50,000 in cash in consideration of his services. We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings.

As of January 2, 2010, the Class A Common Stock options previously granted to our current directors were fully vested and exercisable. Such outstanding options are as follows with respect to the number of underlying shares of Class A Common Stock: each of Messrs. Navab and Olson—2,081 shares; and Messrs. Burgstahler, Pieper and Fisher—3,122 shares. The options expire following the tenth anniversary of the grant date and are generally subject to the other terms of the equity incentive program applicable to other participants, including certain restrictions on transfer and sale. These options were granted at a fair market value of $96.10401 per share (the exercise price was reduced in connection with the dividend paid by Visant Holdings to its stockholders on April 4, 2006, to $39.07 per share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of Class A Common Stock and Visant Holdings’ Class C Common Stock (the “Class C Common Stock”) as of November 9, 2010 by (1) each person we believe owns beneficially more than five percent of Visant Holdings’ outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all directors and current executive officers as a group.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of Class	Shares(1)		Percent of Class
KKR and related funds(2)	2,664,356	44.6%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	44.6%	—		—
David F. Burgstahler(4)(8)	3,122	*	—		—
Alexander Navab(2)(3)(8)	2,081	*	—		—
Tagar C. Olson(2)(3)(8)	2,081	*	—		—
Charles P. Pieper(4)(8)	3,122	*	—		—
George M.C. Fisher(2)(3)(5)(6)(8)	6,244	*	—		—
Susan C. Schnabel(4)	—	*	—		—
Marc L. Reisch(7)(8)(9)	175,170	2.9%	—		—
Marie D. Hlavaty(7)(8)	25,520	*	—		—
Paul B. Carousso(7)(8)	12,803	*	—		—
Timothy M. Larson(7)(8)(10)	26,222	*	—		—
Directors and executive officers (10 persons) as a group(2)(3)(4)(5)(6)(7)(8)(9)(10)	256,365	4.2%	—		—

*	Indicates less than one percent.
(1)	The amounts and percentages of Visant Holdings’ common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)

Reflects 2,664,356 shares of the Class A Common Stock and one share of the Class C Common Stock owned by Fusion Acquisition LLC. KKR Millennium Fund L.P. is the managing member of Fusion Acquisition LLC. As the sole general partner of KKR Millennium Fund L.P., KKR Associates Millennium L.P. may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities held by KKR Millennium Fund L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities held by KKR Millennium Fund L.P. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings L.P. Each person, other than the record holder, disclaims beneficial ownership of the securities held by KKR

Millennium Fund L.P. Mr. George M.C. Fisher is a director of Visant Holdings and Visant and is a senior advisor of KKR. Messrs. Alexander Navab and Tagar C. Olson are directors of Visant Holdings and Visant and are executives of KKR and/or its affiliates. Messrs. Fisher, Navab and Olson disclaim beneficial ownership of any shares beneficially owned by affiliates of KKR. The address of the above holders is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)	The contribution agreement entered into in connection with the Formation Transactions provided that KKR receive one share of the Class C Common Stock, which, together with its shares of the Class A Common Stock, provides KKR with approximately 49.2% of Visant Holdings’ voting interest. Messrs Fisher, Navab and Olson disclaim beneficial ownership of these shares.
(4)	Includes 2,664,357 shares held by DLJMBP III, DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which are private equity funds that form part of Credit Suisse’s Asset Management Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three “Offshore Partners” entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Each of Mr. Charles P. Pieper and Ms. Susan C. Schnabel is a director of Visant Holdings and Visant and an employee of Credit Suisse’s Asset Management Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares and disclaims beneficial ownership. The address for Mr. Pieper is 11 Madison Avenue, New York, NY 10010. The address for Ms. Schnabel is Credit Suisse, 2121 Avenue of the Stars, Suite 3000, Los Angeles, CA 90067. Mr. Burgstahler, the President of Avista Capital Partners and a former partner of DLJMBP III, was appointed by Credit Suisse to serve as a director of Visant Holdings and Visant. Mr. Burgstahler disclaims beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.
(5)	Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares. A family trust, of which Mr. Fisher’s wife serves as trustee, also has an indirect interest through a limited partnership that is an affiliate of Fusion, in less than one percent (1%) of the Class A Common Stock.
(6)	The address for Mr. George Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(7)	The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Mr. Larson is c/o Jostens, Inc., 3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435.
(8)	Includes shares underlying stock options, which are all currently exercisable. Mr. Pieper has assigned the economic benefit of his options to DLJMBP III.
(9)	Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.
(10)	Includes 7,000 restricted shares granted to Mr. Larson on September 10, 2010, which are subject to vesting in full on the third anniversary of the grant or such earlier date in the event of a change in control transaction or a termination of Mr. Larson’s employment by us without cause, by him for good reason or due to his death or permanent disability. The number of shares includes 7,021 shares held by the Larson Trust, of which Mr. Larson is a trustee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Sponsors

Stockholders Agreement

In connection with the Formation Transactions, Visant Holdings entered into the 2004 Stockholders Agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things:

•

the right of each of the Investor Entities to designate a certain number of directors to Visant Holdings’ board of directors for so long as they hold a certain amount of Visant Holdings’ common stock. Of the eight members of Visant Holdings’ board of directors, KKR and DLJMBP III each has the right to designate four of Visant Holdings’ directors (currently three KKR and three DLJMBP III designees serve on Visant Holdings’ board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on the transfer of Visant Holdings’ common stock held by the Investor Entities for a period of four years after the completion of the Formation Transactions, after which, if Visant Holdings has not completed an initial public offering, any Investor Entity wishing to sell any of Visant Holdings’ common stock held by it must first offer to sell such stock to Visant Holdings and the other Investor Entities, provided that, if Visant Holdings completes an initial public offering during the four years after the completion of the Formation Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of Visant Holdings’ common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” Visant Holdings’ common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by Visant Holdings; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with Holdco, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Formation Transactions.

Management Services Agreement

In connection with the Formation Transactions, Visant Holdings entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services. Under the management services agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. Visant Holdings incurred $2.6 million of advisory fees from the Sponsors for the nine months ended October 2, 2010. Visant Holdings incurred advisory fees from the Sponsors of $3.4 million for each of the years ended January 2, 2010 and January 3, 2009 and $3.2 million for the year ended December 29, 2007. The management services agreement also provides that Visant Holdings will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Formation Transactions, Visant Holdings entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of Visant Holdings’ common stock held by them.

Other

KKR Capstone is a team of operational professionals who work exclusively with KKR’s investment professionals and portfolio company management teams to enhance and strengthen operations in KKR’s portfolio companies. We have retained KKR Capstone from time to time to provide certain of our businesses with consulting services primarily to help identify and implement operational improvements and other strategic efforts within our businesses. There were no services rendered or payments made for the nine months ended October 2, 2010 or for the year ended January 2, 2010. We paid approximately $0.5 million in 2008 for the services provided by KKR Capstone with no payments made in 2007. An affiliate of KKR Capstone has an ownership interest in Visant Holdings.

An affiliate of Credit Suisse Securities (USA) LLC acted as an agent and was a lender under the Old Credit Facilities and received a portion of the proceeds from the Refinancing. Affiliates of Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC act as lenders and/or as agents under the New Credit Facilities and were initial purchasers of the outstanding notes, for which they received and will receive customary fees and expenses. Each of Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC is an affiliate of one of our Sponsors.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may avail ourselves of the terms and conditions of the CoreTrust purchasing organization. In addition to other vendors we purchase from under the CoreTrust group purchasing program, beginning in 2010 we avail ourselves of a prescription drug benefit program and related services through the CoreTrust program. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including Visant, the benefit of utilizing the CoreTrust group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on the products and services purchased by us and other parties and CoreTrust shares a portion of such fees with the KKR affiliate.

We participate in providing, with an affiliate of First Data Corporation (“First Data”), integrated marketing programs to third parties from time to time. The terms of the arrangement between us and First Data have been negotiated on an arm’s length basis. First Data is also owned and controlled by affiliates of KKR and Tagar C. Olson, a member of our board of directors, is a director of First Data. Based on the applicable guidance, we record our portion of the profits from such “collaborative arrangement” as revenue. We are not permitted, in accordance with the applicable accounting guidance, to present the sales, cost of sales or marketing expenses related to the sales transactions with third parties because First Data is the “principal participant” in the “collaborative arrangement”. For the nine months ended October 2, 2010, the amount of revenue that we recognized through this arrangement was not material to our financial statements. We did not recognize any revenue through this arrangement for the year ended January 2, 2010.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, we, Visant Holdings, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMBP Funds”) and certain of the DLJMBP Funds’ co-investors entered into a stock purchase and stockholders’ agreement (the “Syndicate Stockholders Agreement”), pursuant to which the DLJMBP Funds sold to the co-investors shares of: (1) the Class A Common Stock, (2) Visant Holdings’ Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) our 8% Senior Redeemable Preferred Stock, which has since been repurchased.

•	The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by us, Visant Holdings or Jostens to any of the DLJMBP Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMBP Funds sell shares.

Management Stockholders Agreement

In July 2003, Visant Holdings, the DLJMBP Funds and certain members of management entered into a stockholders’ agreement that contains certain provisions which, among other things:

•	restrict the ability of the management stockholders to transfer their shares;

•	provide for certain tag-along and drag-along rights;

•	provide certain call and put rights;

•

grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by us, Visant Holdings or Jostens to any of the DLJMBP Funds or their successors prior to an initial public offering;

•	grant the DLJMBP Funds six demand registration rights; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMBP Funds sell shares.

Other

For a description of the management stockholder’s agreements and sale participation agreements entered into with certain members of management in connection with the Formation Transactions, see “Management—Equity-based Compensation”.

Review and Approval of Transactions with Related Parties

Under its responsibilities set forth in its charter, our Audit Committee reviews and approves all related party transactions, as required by applicable law, rules or regulations or under our material indebtedness agreements and otherwise to the extent it deems necessary or appropriate. The 2004 Stockholders Agreement also requires the consent of the stockholders party thereto to certain related party transactions.

Under our Code of Conduct, we require the disclosure by employees of situations or transactions that reasonably would be expected to give rise to a conflict of interest. Any such situation or transaction should be avoided unless specifically approved and appropriate controls provided for. The Code of Conduct also provides that conflicts of interest may be waived for our directors, executive officers or other principal financial officers only by our Board of Directors or an appropriate committee of the Board.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facilities

In connection with the closing of the offering of the outstanding notes, Visant entered into a new credit agreement among Visant, as borrower, Jostens Canada Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as guarantor, the lenders from time to time parties thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Credit Suisse AG, Toronto Branch, as Canadian administrative agent, for the New Term Loan Facility in an aggregate amount of $1,250.0 million which matures in 2016, the New Revolving Credit Facility consisting of a $165.0 million U.S. revolving credit facility available to Visant and its subsidiaries and a $10.0 million Canadian revolving credit facility available to Jostens Canada which expires in 2015. The borrowing capacity under the New Revolving Credit Facility can also be used for the issuance of up to $35.0 million of letters of credit (inclusive of a Canadian letter of credit facility). The New Credit Facilities allow Visant, subject to certain conditions, to incur additional term loans under the New Term Loan Credit Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million, which additional term loans will have the same security and guarantees as the New Term Loan Credit Facility. Amounts borrowed under the New Term Loan Credit Facility that are repaid or prepaid may not be reborrowed.

Visant’s obligations under the New Credit Facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary and all of Visant’s material current and future wholly-owned domestic subsidiaries. The obligations of Jostens Canada under the New Credit Facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary, Visant, Visant’s material current and future domestic wholly-owned subsidiaries and by any future Canadian subsidiaries of Visant. Visant’s obligations under the New Credit Facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements, in each case with lenders or affiliates of lenders), are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries (and excludes the stock of all other foreign subsidiaries); and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets (subject to an exception for up to $125.0 million of assets).

The obligations of Jostens Canada under the New Credit Facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada and any future Canadian subsidiaries of Visant.

The New Credit Facilities require that Visant not exceed a maximum total leverage ratio, that it meet a minimum interest coverage ratio and that it abide by a maximum capital expenditure limitation. In addition, the New Credit Facilities contain certain restrictive covenants which, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness and liens, pay dividends, prepay subordinated and senior unsecured debt, make investments, merge or consolidate, change the business, amend the terms of its subordinated and senior unsecured debt, engage in certain dispositions of assets, enter into sale and leaseback transactions, engage in certain transactions with affiliates and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to applicable grace periods, as appropriate.

The dividend restrictions under the New Credit Facilities apply only to Visant and Visant Secondary, and essentially prohibit all dividends other than (1) dividends used by Visant Holdings to repurchase shares under management and employee compensation plans, (2) other dividends so long as the amount thereof does not exceed $50.0 million plus an additional amount based on Visant’s excess cash flow (subject to a senior secured leverage-based incurrence test) and the amount of any capital contributions received by Visant after the effective date of the New Credit Facilities and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The borrowings under the New Credit Facilities bear a variable interest rate based upon either LIBOR or an alternative base rate (“ABR”) based upon the greatest of (1) the federal funds effective rate plus 0.5%, (2) the prime rate and (3) LIBOR plus 1.00%. The interest rate per year on the New Term Loan Credit Facility is ABR or LIBOR plus the applicable spread. The New Term Loan Credit Facility amortizes on a quarterly basis commencing in December 2010 and matures in December 2016 with amortization prior to the maturity date to be at 1.0% of the initial principal amount per year. In addition, transaction fees and related costs of $35.2 million associated with the New Credit Facilities are capitalized and amortized as interest expense over the life of the New Credit Facilities.

The interest rate per year on the New Revolving Credit Facility is LIBOR plus 5.25% or ABR plus 4.25% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 5.25% or the Canadian prime rate plus 4.25% (subject to a floor of the one-month Canadian Dealer Offered Rate plus 1.0%), in each case, with step-downs based on the total leverage ratio.

To the extent that the interest rates on our borrowings under the New Credit Facilities are determined by reference to LIBOR, the LIBOR component of such interest rates is subject to a LIBOR floor of 1.75%.

The New Term Loan Credit Facility is subject to a 1% prepayment premium in the event of certain repricing events within one year of the effective date of the New Credit Facilities.

Visant pays a commitment fee to the lenders under the New Revolving Credit Facility in respect of unutilized commitments thereunder, such commitment fee being subject to a decrease should Visant’s leverage ratio decrease below a certain designated level. Visant also pays customary letter of credit fees under the New Revolving Credit Facility.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the guarantors have entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than 240 days after the closing date of the offering of the outstanding notes, to consummate the exchange offer no later than 40 business days after such registration statement has become effective and to hold the exchange offer open for at least 30 days, or longer, if required by the federal securities laws. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the exchange and registration rights agreement. The outstanding notes were issued on September 22, 2010.

Under the circumstances set forth below, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes on or prior to 90 days after filing such shelf registration statement (but no earlier than 240 days following the closing date of the offering of the outstanding notes) and keep such shelf registration statement continuously effective until the later of (A) the date on which no broker-dealer making a market in the exchange notes is deemed to be an affiliate of us and (B) the earlier of the second anniversary of the effective date of the shelf registration statement or such earlier time as there are no longer any Registrable Securities (as defined in the exchange and registration rights agreement) outstanding. These circumstances include:

•	if we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; and

•

if any holder of Registrable Securities notifies us prior to the 20th business day following consummation of the exchange offer that (A) such holder was prohibited by law or SEC policy from participating in the exchange offer, (B) such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Registrable Securities acquired directly from us or one of our affiliates or is a broker-dealer or one of its affiliates who is deemed to be an affiliate of us and intends to make a market in the exchange notes.

Under the exchange and registration rights agreement, in the event that (i) we and the guarantors have not filed the exchange offer registration statement or shelf registration statement on or before the date on which such registration statement is required to be filed as described above, or (ii) such exchange offer registration statement or shelf registration statement has not become effective or been declared effective by the SEC within the time periods described above, or (iii) the exchange offer has not been consummated within 60 business days after the initial effective date of the exchange offer registration statement relating to the exchange offer (if the exchange offer is then required to be made) or (iv) if any exchange offer registration statement or shelf registration statement is filed and declared effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the exchange and registration rights agreement) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iv), a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”, then, special interest shall accrue in an amount equal to $0.05 per week per $1,000 principal amount of Registrable Securities held by such holder for the first 90 days of the Registration Default Period. The amount of special interest shall increase by an additional $0.05 per week per $1,000 principal amount of Registrable Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of special interest for all

Registration Defaults of $0.20 per week per $1,000 principal amount of Registrable Securities. A copy of the exchange and registration rights agreement has been filed, or incorporated by reference, as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution”.

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are properly tendered and not withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue exchange notes in principal amounts identical to outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest upon our failure to fulfill our obligations under the exchange and registration rights agreement to complete the exchange offer, or file, and cause to be effective, a registration statement, if required thereby, within the specified time period described above. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of the Exchange Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $750.0 million aggregate principal amount of the 10.00% Senior Notes due 2017 are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture and the exchange and registration rights agreement, subject to transfer restrictions, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer”.

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on,                     , 2011. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer and refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer”, “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or

•	deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant. DTC is referred to herein as a “book-entry transfer facility”.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”.

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows: :

By Registered, Certified Mail or Regular Mail: U.S. Bank Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance	By Facsimile Transmission (eligible institutions only): (651) 495-8158 Telephone Inquiries: (800) 934-6802	By Overnight Courier or Hand Delivery: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st Fl—Bond Drop Window St. Paul, Minnesota 55107 Attention: Specialized Finance

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The exchange and registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent fees for its services and its out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee, concession or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

The outstanding notes were, and the exchange notes will be, issued under an indenture (the “Indenture”), dated as of September 22, 2010, among Visant Corporation, as Issuer, all of the Issuer’s direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the “Guarantors”), and U.S. Bank National Association, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “Certain Definitions”. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this “Description of the Exchange Notes”,

•	the terms “Issuer”, “we” and “our” refer, only to Visant Corporation, and not to any of its Subsidiaries or parent companies;

•	the term “Guarantor” refers to each Restricted Subsidiary that Guarantees the notes; and

•	the term “notes” refers to the outstanding notes and the exchange notes.

The notes are:

•	unsecured senior obligations of the Issuer;

•	effectively subordinated to the obligations under the Senior Credit Facilities to the extent of the value of the collateral provided thereunder;

•	senior in right of payment to any existing or future Subordinated Indebtedness of the Issuer;

•	guaranteed by each Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. All of the Issuer’s Domestic Subsidiaries that guarantee the Senior Credit Facilities also guarantee the notes. Each of the Guarantees is a general unsecured obligation of the relevant Guarantor and ranks equal in right of payment to all existing and future Senior Indebtedness of such Guarantor and is effectively subordinated with respect to such Guarantor’s guarantee of our indebtedness under the Senior Credit Facilities and such Guarantor’s other Secured Indebtedness to the extent of the value of any collateral provided by such Guarantor. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer’s Subsidiaries was a Restricted Subsidiary and each such Subsidiary, other than the following Subsidiaries, was a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada
Arcade Europe, S.a.r.l.	France
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
Retail Concepts Corp.	New York
Retail Communications Corp.	New York
Jaguar Advanced Graphics Group Inc.	New York
Encapsulation Services, Inc.	New Jersey

The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received”.

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Any Guarantee by a Guarantor of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i)(a) any sale, exchange or transfer (by merger or otherwise) of all of the Issuer’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b) the release or discharge of the guarantee by such Guarantor which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

(c) if the Issuer properly designates such Guarantor as an Unrestricted Subsidiary,

(d) exercise of the legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture, or

(e) as described under “—Amendment, Supplement and Waivers”; and

(ii) such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the notes and the Guarantees are unsecured and rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors (including obligations with respect to the Senior Credit Facilities) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

As of October 2, 2010:

(1) the Issuer’s Senior Indebtedness was approximately $2,109.0 million, including $1,359.0 million of secured Indebtedness (inclusive of the Issuer’s guarantees of $16.5 million of capital lease and equipment financing arrangements); and

(2) the Senior Indebtedness of the Guarantors was approximately $2,109.0 million, including $1,359.0 million of secured Indebtedness (inclusive of $16.5 million of secured capital lease obligations). Substantially all of the Senior Indebtedness of the Guarantors consists of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities and with respect to the notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain circumstances, such Indebtedness may be secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain Covenants—Liens”.

Liabilities of Subsidiaries versus Notes

All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under “Guarantees”, Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As of October 2, 2010, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $14.9 million, including trade payables and excluding intercompany liabilities. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred and preferred stock issued in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence or issuance by such subsidiaries of liabilities that are not considered Indebtedness or Disqualified Stock under the Indenture. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Principal, Maturity and Interest

The Issuer issued $750.0 million of notes in a private transaction that was not subject to the registration requirements of the Securities Act. The notes will mature on October 1, 2017. The Issuer may issue additional notes from time to time under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any Additional Notes that are actually issued.

Interest on the notes accrues at the rate of 10.00% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2011, to Holders of record on the immediately preceding March 15 and September 15, as the case may be. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York is the office of the trustee maintained for such purpose. The notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders”. We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

At any time prior to October 1, 2013, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2013, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2013	107.50%
2014	105.00%
2015	102.50%
2016 and thereafter	100.000%

In addition, until October 1, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 110.00% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

The Issuer may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

With respect to any partial redemption of notes made pursuant to the Indenture, if less than all of the notes are to be redeemed at any given time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, any notice of redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be redeemed.

A new note in principal amount equal to the unredeemed portion of any note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest shall cease to accrue on notes or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control”, and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its affiliates) becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is contractually prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute a Default under the Indenture.

The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control event that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases of the notes.

In the event that we make a Change of Control Payment, the paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer (or any of its direct or indirect parent companies) and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain

Covenants—Liens”. Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) of the Issuer or any such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all such Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

(c) any Designated Noncash Consideration received by the Issuer or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.00% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

(1) to permanently repay

(w) Obligations under a Credit Facility to the extent such Obligations were incurred under paragraph (a) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, and to correspondingly reduce any outstanding commitments with respect thereto;

(x) Obligations under Senior Secured Indebtedness of the Issuer or a Guarantor, and to correspondingly reduce any outstanding commitments with respect thereto;

(y) Obligations under the notes or any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that if the Issuer or any Restricted Subsidiary shall so repay any such other Senior Indebtedness, the Issuer will equally and ratably reduce Obligations under the notes by, at its option, (A) redeeming notes as described under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of notes to be repurchased or (C) purchasing notes through open market purchases, at a price equal to or higher than 100% of the principal amount thereof, in a manner that complies with the Indenture and applicable securities law; or

(z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary that is not a Guarantor); or

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures, (c) acquisitions of other property or assets, in the case of each of (a), (b) and (c), either (i) used or useful in a Similar Business or (ii) that replace the businesses, properties and assets that are the subject of such Asset Sale; provided that a binding commitment to make such an investment shall be treated as a permitted application of the Net Proceeds pursuant to this clause (2) from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an “Acceptable Commitment”) and such Net Proceeds are ultimately applied to make such investment and, in the event any Acceptable Commitment (including any Subsequent Acceptable Commitment) is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment to make such an investment by the later of (x) the date that is six months following the date of such cancelation or termination or (y) the last day of the applicable Asset Sale Proceeds Application Period (such commitment, a “Subsequent Acceptable Commitment”) and such Net Proceeds are ultimately applied to make such investment.

To the extent of the balance of any Net Proceeds not applied as permitted by clauses (1) and (2) above (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”), the Issuer shall, prior to the expiration of the Asset Sale Proceeds Application Period, make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, the amount of the accreted value thereof at such time, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture; provided that, the Issuer shall not be required to make an Asset Sale Offer (other than an offer pursuant to subclause (y) of clause (1) above) until such time as the aggregate Excess Proceeds from all Asset Sales that have not been offered to Holders of the notes through an Asset Sale Offer (or an offer pursuant to subclause (y) of clause (1) above) exceeds $30.0 million. In the event that the Issuer or a Restricted Subsidiary prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Issuer or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid.

Any Asset Sale Offer shall be commenced by the Issuer mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds in any manner not prohibited by the Indenture. If the aggregate principal amount of notes and, if applicable, Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its affiliates) becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is contractually prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute a Default under the Indenture.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3) “—Transactions with Affiliates”;

(4) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “Repurchase at the Option of Holders—Asset Sales”; and

(7) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. On the Reversion Date, all Liens created, incurred or assumed during the Suspension Period in compliance with the Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments”.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, other than

(A) Indebtedness permitted under clauses (g) and (h) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) from the issue or sale of

(x) Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of

(A) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, and

(B) Designated Preferred Stock

and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

(y) debt securities of the Issuer or a Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Issuer;

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and the Restricted Subsidiaries, or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

(D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6)(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the

Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock, or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided that, in the case of each of (A), (B) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock, following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(12) distributions or payments of Receivables Fees;

(13)(i) any Restricted Payment used to pay fees and expenses owed to Affiliates, in each case to the extent permitted by clause (3) or (12) of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or an Asset Sale Offer, as the case may be, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company in amounts required for any direct or indirect parent company to pay

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

(D) general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries; and

(16) any Restricted Payment made in connection with the Refinancing Transactions, including related fees and expenses;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided further that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries (other than the Guarantors) shall not exceed $100.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,525.0 million outstanding at any one time; provided that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than the Guarantors) pursuant to this clause (a) may not exceed $100.0 million outstanding at any one time;

(b) Indebtedness represented by the notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto);

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to Refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 6.00% of Total Assets;

(e) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that

(1) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)), and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(h) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

(1) any such Indebtedness is made pursuant to an intercompany note and

(2) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or commodity pricing risk;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $100.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

(m) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”); provided, that such Refinancing Indebtedness

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced,

(2) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated to the notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and

(3) shall not include

(x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

(y) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor, or

(z) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

(n) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(2) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(p) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(q)(1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(r) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed, in the aggregate, at any one time outstanding 5.0% of the Total Assets of the Foreign Subsidiaries.

For purposes of determining compliance with this covenant:

(a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (r) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date after giving effect to the Transactions will be treated as incurred under clause (a) of the preceding paragraph; and

(b) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(A)(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is an Asset Sale that is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales”.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

(b) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)(i) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors and (ii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Issuer in good faith;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(8) the Refinancing Transactions and the payment of all fees and expenses related to the Refinancing Transactions, in each case, as disclosed in the Offering Document;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith; and

(14) investments by the Investors in securities of the Issuer or any Restricted Subsidiary so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)(1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(2) the Indenture and the notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the board of directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Issuer in good faith, to make scheduled payments of cash interest on the notes when due;

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special purpose Restricted Subsidiary formed in connection with a Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(c) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

(1) such Guarantee has been duly executed and authorized and

(2) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

(a) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K for a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q for a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make such information available to prospective purchasers of notes (for example, by posting such information on its public website), in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

(3) failure by the Issuer or any Guarantor to comply with its obligations under the first paragraph of “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4) failure by the Issuer or any Restricted Subsidiary to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the notes then outstanding with any of its obligations in the covenants described above under “Repurchase at the Option of Holders—Change of Control” (other than a failure to purchase notes) or “Repurchase at the Option of Holders—Asset Sales” (other than a failure to purchase notes) or under “Certain Covenants” under “—Limitation on Restricted Payments”, “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, “—Liens”, “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”, “—Transactions with Affiliates” or “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5) failure by the Issuer or any Restricted Subsidiary to comply for 120 days after notice by the Trustee or the holders of not less than 30% in principal amount of the notes then outstanding with any of its obligations in the covenant described above under “Certain Covenants—Reports and Other Information”;

(6) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

(7) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(8) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(10) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (9) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (9) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the interest of the Holders of such notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (7) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the

Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

(a) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)(1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” and other than the notice provisions);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes; or

(9) make any change in the ranking of any note or Guarantee that would adversely affect the Holders;

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to provide for the issuance of Additional Notes in accordance with the Indenture;

(11) to add a Guarantor under the Indenture;

(12) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

(13) to amend the provisions of the Indenture relating to the transfer and legending of notes; provided that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture is executed, we are required to mail to the Holders of the notes a notice briefly describing such amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2013 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on the note through October 1, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

“Applicable Ratio Calculation Date” means the applicable date of calculation for (x) the Debt to EBITDA Ratio, (y) the Consolidated Net Secured Debt Ratio or (z) the Fixed Charge Coverage Ratio, as the case may be.

“Applicable Ratio Measurement Period” means the most recently ended four fiscal quarters immediately preceding the Applicable Ratio Calculation Date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems or issues, in the case of any calculation of the Debt to EBITDA Ratio, any item included in the definition of “Consolidated Total Indebtedness”, or, in the case of any calculation of the Consolidated Net Secured Debt Ratio, any item included in the definition of “Consolidated Total Secured Indebtedness”, subsequent to the commencement of the Applicable Ratio Measurement Period for which the Debt to EBITDA or Consolidated Net Secured Debt Ratio is being calculated but prior to or simultaneous with the Applicable Ratio Calculation Date, then the Debt to EBITDA Ratio or Consolidated Net Secured Debt Ratio, as applicable, shall be calculated to give pro forma effect to such incurrence, assumption, guarantee, redemption or issuance of the item in question, as if the same had occurred at the beginning of the Applicable Ratio Measurement Period. In addition to the foregoing, any computations or pro forma calculations made pursuant to the “Debt to EBITDA” or “Consolidated Net Secured Debt Ratio” definitions shall be made on a pro forma basis in the same manner as the pro forma adjustments required in determining the Fixed Charge Coverage Ratio.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the board of directors of the Issuer or any committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1) United States dollars,

(2) Canadian dollars,

(3)(a) euro or any national currency of any participating member state in the European Union or,

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

(10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) at any time, the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; or
(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (excluding amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments, any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to ASC 815 (formerly, Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”) and amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees, but including the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness), and

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges and the Jostens Acquisition shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7) effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to the Jostens Acquisition and any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Secured Debt Ratio” means, for any period, the ratio of (1) Consolidated Total Secured Indebtedness as of the Applicable Ratio Calculation Date less the aggregate amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries at such date to (2) EBITDA of the Issuer for the Applicable Ratio Measurement Period; provided that, for purposes of the calculation of the Consolidated Net Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens”, the Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being Incurred as of the Applicable Ratio Calculation Date and any subsequent Incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the price at which such Disqualified Stock or preferred stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or preferred stock cannot be so redeemed or repurchased, the Fair Market Value of such Disqualified Stock or preferred stock, in each case, determined on any date on which Consolidated Total Indebtedness shall be required to be determined.

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness that is Secured Indebtedness as of such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit, securities or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”).

“Debt to EBITDA Ratio” means, for any period, the ratio of (1) Consolidated Total Indebtedness as of the Applicable Ratio Calculation Date to (2) EBITDA of the Issuer for the Applicable Ratio Measurement Period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated

Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par and non-cash interest payments), plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes and the Senior Credit Facilities and (ii) any amendment or other modification of the notes, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

(f) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

(i) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(j) costs of surety bonds incurred in such period in connection with financing activities;

(2) decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as the case may be

(b) without duplication, the Historical Adjustments incurred in such period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Issuer from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”.

“Existing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the board of directors of the Issuer, whose determination will be conclusive for all purposes under the Indenture and the notes and, if the Fair Market Value is determined to exceed $15.0 million, will be evidenced by a Board Resolution; provided that, for the purposes of clause (c)(5) under “Certain Covenants—Limitation on Restricted Payments”, if the Fair Market Value of the Investment in the Unrestricted Subsidiary in question is so determined to be in excess of $25.0 million, such determination must be confirmed in writing by an independent investment banking firm of nationally recognized standing,

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Ratio Calculation Date, the ratio of (1) EBITDA of such Person for the Applicable Ratio Measurement Period to (2) the Fixed Charges of such Person for such Applicable Ratio Measurement Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Applicable Ratio Measurement Period but prior to or simultaneously with the Applicable Ratio Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the Applicable Ratio Measurement Period or subsequent to such Applicable Ratio Measurement Period and on or prior to or simultaneously with the Applicable Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Ratio Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Ratio Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

(1) gains (losses) from the early extinguishment of Indebtedness;

(2) the cumulative effect of a change in accounting principles;

(3) gains (losses), net of tax, from disposed or discontinued operations;

(4) non-cash adjustments to LIFO reserves;

(5) gains (losses) attributable to the disposition of fixed assets; and

(6) other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

“Holder” means a holder of the notes.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and the Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and KKR Capital Markets LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”,

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investors” means Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P. and each of their respective Affiliates.

“Issue Date” means September 22, 2010.

“Issuer” means Visant Corporation, a Delaware corporation, and its successors.

“Jostens Acquisition” means the acquisition of Jostens, Inc. and its subsidiaries by affiliates of DLJ Merchant Banking Partners III, L.P. on July 29, 2003.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by the Issuer or a Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Document” means the confidential offering circular dated September 13, 2010, pursuant to which the initial notes were offered to potential purchasers.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means

(a) any Investment in the Issuer or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) any Investment acquired by the Issuer or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

(2) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant;

(h) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 6.50% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(j) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(k) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.50% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

(o) advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

(p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (d) or (r) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that, (x) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or Refinanced under such clause (d); and (y) in the case of clause (r), such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries incurring such Indebtedness;

(7) Liens existing on the Issue Date (other than Liens incurred in connection with the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (20) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens to secure Indebtedness incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Consolidated Net Secured Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be no greater than 3.50 to 1.0; and

(21) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any Restricted Subsidiary sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Transactions” means, the consummation of any of the following transactions (1) the entering into of the Senior Credit Facilities on the Issue Date; (2) the issuance of the notes pursuant to the Indenture; (3) the repayment in full of any amounts outstanding under that certain Credit Agreement entered into on October 4, 2006, among Jostens IH Corp., Jostens Canada Ltd., Jostens Secondary Holdings Corp., Credit Suisse First Boston and General Electric Capital Corporation (as the same has been amended from time to time); (4) the consummation of the Tender Offers and any payment by the Issuer (whether directly or indirectly through Visant Secondary and Visant Holdings) to the holders of Old Notes in exchange for Old Notes tendered pursuant to the Tender Offers; (5) any payment by the Issuer (whether directly or indirectly through Visant Secondary and Visant Holdings) to the holders of Old Notes in exchange for Old Notes not tendered pursuant to the Tender Offers, whether through direct repurchases or redemptions thereof; (6) the payment of dividends by the Issuer to Visant Secondary for the purposes of funding, through Visant Holdings, a one-time special dividend and dividend-equivalent payment to Visant Holdings’ equityholders and optionholders in an amount not to exceed the amount authorized for such purpose by the boards of directors of the Issuer and Visant Holdings, as described in the Offering Document; and (7) the payment of fees and expenses in relation to the foregoing, in the case of each of the foregoing clauses (3) through (7), using the net proceeds of the transactions described in the foregoing clauses (1) and (2).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or the Restricted Subsidiaries in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means, for any Person, but without duplication (i) Indebtedness of such Person that is secured by a Lien and (ii) all Capitalized Lease Obligations of such Person.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Agreement entered into as of September 22, 2010 by and among the Issuer, Visant Secondary, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse AG, as Administrative Agent, and Credit Suisse AG, Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” above).

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of the Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the notes or the Guarantee of such Person, as the case may be;

provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary of the Issuer;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Indebtedness” means Senior Indebtedness that is Secured Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Subordinated Indebtedness” means

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated, as the case may be.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2013; provided that if the period from the redemption date to October 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which Visant, a guarantor or any of the initial purchasers of the outstanding notes are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the outstanding or the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding or the exchange notes (and the exchange of outstanding notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the outstanding notes or the exchange notes (and holding or disposing the outstanding notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding and disposition of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes).

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and, except in certain circumstances, the expenses of counsel and other advisors of the holders and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund.

EXPERTS

The consolidated financial statements and consolidated financial statement schedule of Visant Holding Corp. and subsidiaries and of Visant Corporation and subsidiaries as of January 2, 2010 and January 3, 2009 and for the years ended January 2, 2010, January 3, 2009 and December 29, 2007 included in this Prospectus, and the effectiveness of Visant Holding Corp. and subsidiaries’ and of Visant Corporation and subsidiaries’ internal control over financial reporting as of January 2, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports included herein. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VISANT HOLDING CORP. AND SUBSIDIARIES

VISANT CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Visant Corporation

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (the “Company”) as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended January 2, 2010. Our audits also included the consolidated financial statement schedule included in the Prospectus. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of January 2, 2010 and January 3, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 2, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 1, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 1, 2010

(December 1, 2010 as to the effects of the debt recapitalization and subsequent dividend described in Note 20)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Visant Holding Corp.

Armonk, New York

We have audited the internal control over financial reporting of Visant Holding Corp. and subsidiaries (the “Company”) as of January 2, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January, 2, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended January 2, 2010 of the Company and our report dated April 1, 2010 (December 1, 2010 as to the effects of the debt recapitalization and subsequent dividend described in Note 20) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 1, 2010

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2009	2008	2007
Net sales	$1,255,325	$1,365,560	$1,270,210
Cost of products sold	588,783	675,801	623,046

Gross profit	666,542	689,759	647,164
Selling and administrative expenses	452,893	472,097	426,740
(Gain) loss on disposal of fixed assets	(1,405)	958	629
Special charges	14,486	14,433	2,922

Operating income	200,568	202,271	216,873
Interest income	(233)	(900)	(1,122)
Interest expense	113,591	126,151	145,126

Income before income taxes	87,210	77,020	72,869
Provision for income taxes	33,418	30,704	29,102

Income from continuing operations	53,792	46,316	43,767
Income from discontinued operations, net of tax	—	—	110,732

Net income	$53,792	$46,316	$154,499

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands, except number of shares	2009	2008
ASSETS
Cash and cash equivalents	$113,330	$118,273
Accounts receivable, net	113,274	138,919
Inventories, net	102,749	104,226
Salespersons overdrafts, net of allowance of $8,737 and $8,144, respectively	28,518	28,046
Income tax receivable	2,645	4,710
Prepaid expenses and other current assets	18,242	20,085
Deferred income taxes	14,521	14,923

Total current assets	393,279	429,182

Property, plant and equipment	441,985	422,138
Less accumulated depreciation	(231,153)	(200,376)

Property, plant and equipment, net	210,832	221,762
Goodwill	1,004,317	1,006,014
Intangibles, net	550,630	602,462
Deferred financing costs, net	20,053	25,108
Other assets	13,732	15,201
Prepaid pension costs	4,855	3,981

Total assets	$2,197,698	$2,303,710

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$196	$137,000
Accounts payable	48,017	54,529
Accrued employee compensation and related taxes	42,555	43,496
Commissions payable	21,956	22,870
Customer deposits	183,975	183,869
Income taxes payable	628	—
Current portion of long-term debt and capital leases	1,862	—
Interest payable	15,122	14,632
Other accrued liabilities	29,476	35,047

Total current liabilities	343,787	491,443

Long-term debt and capital leases—less current maturities	1,421,631	1,413,700
Deferred income taxes	150,352	161,323
Pension liabilities, net	55,755	57,462
Other noncurrent liabilities	40,870	40,192

Total liabilities	2,012,395	2,164,120

Mezzanine equity	9,147	9,823

Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,964,690 and 5,978,629 at January 2, 2010 and January 3, 2009, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at January 2, 2010 and January 3, 2009
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at January 2, 2010 and January 3, 2009	60	60
Additional paid-in-capital	173,568	175,579
Accumulated earnings (deficit)	33,813	(19,979)
Treasury stock	(4,138)	(336)
Accumulated other comprehensive loss	(27,147)	(25,557)

Total stockholders’ equity	176,156	129,767

Total liabilities, mezzanine equity and stockholders’ equity	$2,197,698	$2,303,710

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2009	2008	2007
Net income	$53,792	$46,316	$154,499
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	—	(110,732)
Depreciation	43,999	44,320	37,385
Amortization of intangible assets	57,944	58,033	48,902
Amortization of debt discount, premium and deferred financing costs	7,848	29,120	37,610
Other amortization	602	665	669
Deferred income taxes	(5,243)	1,768	(21,491)
(Gain) loss on disposal of fixed assets	(1,405)	958	629
Stock-based compensation	1,277	8,054	1,040
Excess tax benefit from share based arrangements	(2,909)	(621)	—
Loss on asset impairments	6,036	2,680	—
Other	1,212	3,136	—
Changes in assets and liabilities:
Accounts receivable	26,348	12,765	14,548
Inventories	2,969	3,651	7,510
Salespersons overdrafts	(315)	492	(1,219)
Prepaid expenses and other current assets	3,574	(382)	1,151
Accounts payable and accrued expenses	(953)	(164)	(16,133)
Customer deposits	(956)	94	12,351
Commissions payable	(966)	(511)	1,184
Income taxes receivable	5,360	3,567	5,022
Interest payable	490	2,359	(954)
Other	(22,074)	(10,434)	(7,514)

Net cash provided by operating activities of continuing operations	176,630	205,866	164,457
Net cash used in operating activities of discontinued operations	—	—	(5,147)

Net cash provided by operating activities	176,630	205,866	159,310

Purchases of property, plant and equipment	(46,138)	(52,352)	(56,370)
Proceeds from sale of property and equipment	3,491	1,791	1,936
Acquisition of businesses, net of cash acquired	(869)	(221,600)	(58,328)
Additions to intangibles	(917)	(1,799)	(2,224)
Other investing activities, net	—	(341)	(461)

Net cash used in investing activities of continuing operations	(44,433)	(274,301)	(115,447)
Net cash provided by investing activities of discontinued operations	—	—	396,090

Net cash (used in) provided by investing activities	(44,433)	(274,301)	280,643

Net decrease in book overdrafts	—	(941)	—
Short-term (repayments) borrowings	(135,931)	136,286	714
Repurchase of common stock and payments for stock-based awards	(9,453)	(8,426)	(755)
Principal payments on long-term debt and capital lease obligations	(78)	—	(400,000)
Proceeds from issuance of long-term debt and capital leases	8,394	—	—
Excess tax benefit from share based arrangements	2,909	621	—
Debt financing costs	(2,784)	—	—

Net cash (used in) provided by financing activities	(136,943)	127,540	(400,041)

Effect of exchange rate changes on cash and cash equivalents	(197)	(542)	1,020

(Decrease) increase in cash and cash equivalents	(4,943)	58,563	40,932
Cash and cash equivalents, beginning of period	118,273	59,710	18,778

Cash and cash equivalents, end of period	$113,330	$118,273	$59,710

Supplemental information:
Interest paid	$105,087	$93,889	$107,820
Income taxes paid, net of refunds	$33,040	$24,026	$57,031

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common shares		Additional paid-in- capital	Treasury Stock	Accumulated (deficit) earnings	Accumulated other comprehensive income (loss)	Total
In thousands	Number	Amount
Balance—December 30, 2006	5,977	$60	$175,427	$—	$(222,993)	$1,117	$(46,389)

Net income					154,499		154,499
Cumulative effect of income tax accounting change					1,481		1,481
Cumulative translation adjustment						(206)	(206)
Repurchase of treasury stock	(1)			(238)			(238)
Minimum pension liability						108	108

Comprehensive income							155,644
Reclass to mezzanine equity			(51)				(51)
Recognition of funded status for defined benefit plans						32,387	32,387
Stock-based compensation expense			518				518

Balance—December 29, 2007	5,976	$60	$175,894	$(238)	$(67,013)	$33,406	$142,109

Net income					46,316		46,316
Cumulative translation adjustment						2,779	2,779
Repurchase of treasury stock	(4)			(1,080)			(1,080)
Reissuance of treasury stock for net share settlement of common stock	4		(1,496)	982			(514)
Tax benefit of stock-based compensation expense			621				621
Minimum pension liability, net						29	29
Pension and other postretirement benefit adjustments						(61,771)	(61,771)

Comprehensive income							(13,620)
Reclass to mezzanine equity			(56)				(56)
Recognition of measurement date change for defined benefit plans					718		718
Issuance of common stock	3						—
Stock-based compensation expense			616				616

Balance—January 3, 2009	5,979	$60	$175,579	$(336)	$(19,979)	$(25,557)	$129,767

Net income					53,792		53,792
Cumulative translation adjustment						1,078	1,078
Repurchase of treasury stock	(35)			(7,048)			(7,048)
Reissuance of treasury stock for net share settlement of common stock	15		(6,133)	3,246			(2,887)
Tax benefit of stock-based compensation expense			2,909				2,909
Pension and other postretirement benefit adjustments						(2,668)	(2,668)

Comprehensive income							45,176
Reclass to mezzanine equity			677				677
Issuance of common stock	6						—
Stock-based compensation expense			536				536

Balance—January 2, 2010	5,965	$60	$173,568	$(4,138)	$33,813	$(27,147)	$176,156

The accompanying notes are an integral part of the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Visant Corporation

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Corporation and subsidiaries (the “Company”) as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended January 2, 2010. Our audits also included the consolidated financial statement schedule included in the Prospectus. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of January 2, 2010 and January 3, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 2, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 1, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 1, 2010

(December 1, 2010 as to the effects of the debt recapitalization and subsequent dividend described in Note 20)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Visant Corporation

Armonk, New York

We have audited the internal control over financial reporting of Visant Corporation and subsidiaries (the “Company”) as of January 2, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January, 2, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended January 2, 2010 of the Company and our report dated April 1, 2010 (December 1, 2010 as to the effects of the debt recapitalization and subsequent dividend described in Note 20) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 1, 2010

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2009	2008	2007
Net sales	$1,255,325	$1,365,560	$1,270,210
Cost of products sold	588,783	675,801	623,046

Gross profit	666,542	689,759	647,164
Selling and administrative expenses	451,303	463,563	425,521
(Gain) loss on disposal of fixed assets	(1,405)	958	629
Special charges	14,486	14,433	2,922

Operating income	202,158	210,805	218,092
Interest income	(233)	(897)	(1,118)
Interest expense	55,522	70,007	91,303

Income before income taxes	146,869	141,695	127,907
Provision for income taxes	56,209	54,647	49,742

Income from continuing operations	90,660	87,048	78,165
Income from discontinued operations, net of tax	—	—	110,732

Net income	$90,660	$87,048	$188,897

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands, except number of shares	2009	2008
ASSETS
Cash and cash equivalents	$113,093	$117,601
Accounts receivable, net	113,274	138,919
Inventories, net	102,749	104,226
Salespersons overdrafts, net of allowance of $8,737 and $8,144, respectively	28,518	28,046
Prepaid expenses and other current assets	18,242	20,133
Deferred income taxes	14,521	14,923

Total current assets	390,397	423,848

Property, plant and equipment	441,985	422,138
Less accumulated depreciation	(231,153)	(200,376)

Property, plant and equipment, net	210,832	221,762
Goodwill	1,004,317	1,006,014
Intangibles, net	550,630	602,462
Deferred financing costs, net	12,484	15,605
Other assets	13,732	15,201
Prepaid pension costs	4,855	3,981

Total assets	$2,187,247	$2,288,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$196	$137,000
Accounts payable	48,017	54,529
Accrued employee compensation and related taxes	42,555	43,496
Commissions payable	21,956	22,870
Customer deposits	183,975	183,869
Income taxes payable	1,643	3,034
Interest payable	10,458	10,112
Current portion of long-term debt and capital leases	1,862	—
Other accrued liabilities	29,471	35,047

Total current liabilities	340,133	489,957

Long-term debt and capital leases—less current maturities	824,431	816,500
Deferred income taxes	188,035	198,018
Pension liabilities, net	55,755	57,462
Other noncurrent liabilities	39,091	39,635

Total liabilities	1,447,445	1,601,572

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at January 2, 2010 and January 3, 2009	—	—
Common stock $.01 par value; authorized 1,000 shares; issued and outstanding at January 2, 2010 and January 3, 2009	—	—
Additional paid-in-capital	570,180	606,749
Accumulated earnings	196,769	106,109
Accumulated other comprehensive loss	(27,147)	(25,557)

Total stockholder’s equity	739,802	687,301

Total liabilities and stockholder’s equity	$2,187,247	$2,288,873

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2009	2008	2007
Net income	$90,660	$87,048	$188,897
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	—	(110,732)
Depreciation	43,999	44,320	37,385
Amortization of intangible assets	57,944	58,033	48,902
Amortization of debt discount, premium and deferred financing costs	5,914	5,636	14,329
Other amortization	602	665	669
Deferred income taxes	(4,284)	10,191	(12,944)
(Gain) loss on disposal of fixed assets	(1,405)	958	629
Loss on asset impairments	6,036	2,680	—
Other	1,212	3,136	—
Changes in assets and liabilities:
Accounts receivable	26,348	12,765	14,548
Inventories	2,969	3,651	7,510
Salespersons overdrafts	(315)	492	(1,219)
Prepaid expenses and other current assets	3,574	(382)	1,151
Accounts payable and accrued expenses	(953)	(164)	(16,133)
Customer deposits	(956)	94	12,351
Commissions payable	(966)	(511)	1,184
Income taxes payable	(1,604)	2,596	3,902
Interest payable	346	331	(869)
Other	(22,031)	(10,358)	(7,070)

Net cash provided by operating activities of continuing operations	207,090	221,181	182,490
Net cash used in operating activities of discontinued operations	—	—	(5,147)

Net cash provided by operating activities	207,090	221,181	177,343

Purchases of property, plant and equipment	(46,138)	(52,352)	(56,370)
Proceeds from sale of property and equipment	3,491	1,791	1,936
Acquisition of businesses, net of cash acquired	(869)	(221,600)	(58,328)
Additions to intangibles	(917)	(1,799)	(2,224)
Other investing activities, net	—	(341)	(461)

Net cash used in investing activities of continuing operations	(44,433)	(274,301)	(115,447)
Net cash provided by investing activities of discontinued operations	—	—	396,090

Net cash (used in) provided by investing activities	(44,433)	(274,301)	280,643

Net decrease in book overdrafts	—	(941)	—
Short-term (repayments) borrowings	(135,931)	136,286	714
Principal payments on long-term debt and capital lease obligations	(78)	—	(400,000)
Proceeds from issuance of long-term debt and capital leases	8,394	—	—
Distribution to stockholder	(36,569)	(23,224)	(18,621)
Debt financing costs	(2,784)	—	—

Net cash (used in) provided by financing activities	(166,968)	112,121	(417,907)

Effect of exchange rate changes on cash and cash equivalents	(197)	(542)	1,020

(Decrease) increase in cash and cash equivalents	(4,508)	58,459	41,099
Cash and cash equivalents, beginning of period	117,601	59,142	18,043

Cash and cash equivalents, end of period	$113,093	$117,601	$59,142

Supplemental information:
Interest paid	$49,124	$62,264	$77,195
Income taxes paid, net of refunds	$33,040	$30,755	$57,031

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Common shares		Additional paid-in- capital	Accumulated (deficit) earnings	Accumulated other comprehensive income (loss)	Total
In thousands	Number	Amount
Balance—December 30, 2006	1	$—	$648,599	$(172,035)	$1,117	$477,681

Net income				188,897		188,897
Cumulative effect of income tax accounting change				1,481		1,481
Cumulative translation adjustment					(206)	(206)
Minimum pension liability					108	108

Comprehensive income						190,280
Recognition of funded status for defined benefit plans					32,387	32,387
Distribution to Visant Holding Corp.			(18,626)			(18,626)

Balance—December 29, 2007	1	$—	$629,973	$18,343	$33,406	$681,722

Net income				87,048		87,048
Cumulative translation adjustment					2,779	2,779
Minimum pension liability, net					29	29
Pension and other postretirement benefit adjustments					(61,771)	(61,771)

Comprehensive income						28,085
Recognition of measurement date change for defined benefit plans				718		718
Distribution to Visant Holding Corp.			(23,224)			(23,224)

Balance—January 3, 2009	1	$—	$606,749	$106,109	$(25,557)	$687,301

Net income				90,660		90,660
Cumulative translation adjustment					1,078	1,078
Pension and other postretirement benefit adjustments					(2,668)	(2,668)

Comprehensive income						89,070
Distribution to Visant Holding Corp.			(36,569)			(36,569)

Balance—January 2, 2010	1	$—	$570,180	$196,769	$(27,147)	$739,802

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Description of Business

The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. The Company sells products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

Basis of Presentation

The consolidated financial statements included herein are:

•	Visant Holding Corp. and its wholly-owned subsidiaries (“Holdings”) which includes Visant Corporation (Visant); and

•	Visant and its wholly-owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than stock compensation expense, interest expense and the related income tax effect of certain indebtedness of Holdings, including Holdings’ senior discount notes, which had an accreted value of $247.2 million as of January 2, 2010 and January 3, 2009, including interest thereon, and $350.0 million of Holdings’ 8.75% senior notes due 2013.

All intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31st and as a result, a 53rd week is added approximately every sixth year. The Company’s 2009 fiscal year ended on January 2, 2010. Fiscal 2009 and 2007 each consisted of 52 weeks, and the Company’s 2008 fiscal year included a 53rd week. While quarters normally consist of 13-week periods, the fourth quarter of fiscal 2008 included a 14th week.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized (1) when products are shipped (if shipped free on board “FOB” shipping point), (2) when products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Cost of Products Sold

Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $5.5 million for 2009, $6.3 million for 2008 and $7.1 million for 2007.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. Arcade’s products utilize specific grades of paper and foil laminates for which we rely on limited suppliers with whom we do not have written supply agreements in place.

Derivative Financial Instruments

The Company recognizes all derivatives on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion, if any, of a derivative’s change in fair value is recognized in earnings in the current period. The Company did not enter into such transactions for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007.

Stock-Based Compensation

The Company recognizes compensation expense related to all equity awards granted including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. For the years ended

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

January 2, 2010, January 3, 2009 and December 29, 2007, the Company recognized compensation expense related to stock options and the 2008 LTIP of approximately $1.3 million, $8.1 million and $1.0 million, respectively, which is included in selling and administrative expenses. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a purchase feature pursuant to which, in the event the holder’s employment terminates as a result of the death or permanent disability (as defined in the agreement) of the holder, the holder (or his/her estate, in the case of death) has the option to require Holdings to purchase the common shares or vested options from the holder (estate) and settle the amounts in cash. Equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of January 2, 2010 and January 3, 2009, respectively.

Cash and Cash Equivalents

All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation considers historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer’s ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation considers historical return experience, changes in customer demand and acceptance of the Company’s products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service for each sales representative. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation considers historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative’s ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence adjustments are provided as necessary in order to approximate inventories at market value. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger or when recording an impairment. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Assets acquired under capital leases are depreciated using a straight-line method over the estimated useful life of the asset and is included in depreciation expense.

Capitalization of Internal-Use Software

Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

The Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of fiscal year 2009 and there were no indications of impairment.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Impairment of Long-Lived Assets

An impairment loss on long-lived assets, including intangible assets with finite lives, are recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. For fiscal year 2009, the Company recorded approximately $6.0 million mainly in connection with the closures of the Winston-Salem, North Carolina facility, the Pennsauken, New Jersey facility and the Attleboro, Massachusetts facility. For fiscal year 2008, the company recorded a $1.1 million impairment loss related to the closure of the Pennsauken, New Jersey building and a $1.6 million impairment loss related to the closure of the Chattanooga, Tennessee building. Refer to Note 3, Restructuring Activity and Other Special Charges, for further details.

Customer Deposits

Amounts received from customers in the form of cash down payments to purchase goods and services are recorded as a liability until the goods or services are delivered.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the current period, the changes in deferred taxes during the year, and the effect of changes in the tax reserve requirements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant judgment is required in determining the Company’s income tax expense. Uncertain tax positions are evaluated under the more likely than not threshold for financial statement recognition and measurement for tax positions taken or expected to be taken in a tax return. The Company reviews its tax positions quarterly and adjusts its tax reserve balances as more information becomes available. See also Note 13, Income Taxes, for additional information on the provision for income taxes.

All interest and penalties on income tax assessments are recorded as income tax expense, and all interest income in connection with income tax refunds is recorded as a reduction of income tax expense.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years ended 2009, 2008 and 2007, the provision for the total net warranty costs are $4.9 million, $4.7 million and $4.5 million, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs in the accompanying consolidated balance sheets were approximately $0.6 million as of January 2, 2010 and January 3, 2009.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. The standard requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined. The Company adopted the standard as of the beginning of fiscal year 2008, with the exception of the application to non-recurring non-financial assets and non-financial liabilities. The Company adopted the standard for non-financial assets and non-financial liabilities as of the beginning of fiscal year 2009. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis. The Company’s adoption of the standard for non-financial assets and non-financial liabilities did not have a material impact on its financial statements.

In December 2007 the FASB issued, and in April 2009 amended, a new business combinations standard, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. This standard was effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances for the first annual reporting period beginning after December 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009 and it did not have a material impact on its financial statements.

In December 2007, the FASB issued new accounting standards governing the accounting for and reporting on noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things: that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. This standard was effective as of the Company’s 2009 fiscal year. The Company adopted this standard as of the beginning of fiscal year 2009 and it did not have a material impact on its financial statements.

In March 2008, the FASB issued an accounting standard to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. The standard applies to all derivative instruments, as well as related hedged items, bifurcated derivatives and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to this standard must provide more robust qualitative disclosures and expanded quantitative disclosures. The standard was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009 and it did not have a material impact on its financial statements.

In April 2008, the FASB issued an accounting standard that amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies to (1) intangible assets that are acquired individually or with a group

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The standard also requires expanded disclosures related to the determination of intangible asset useful lives. The standard was effective for fiscal years beginning after December 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009 and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that changes the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of the impairment to be recorded in earnings. The standard was effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009 and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that requires fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. This standard was effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009 and it did not have a material impact on its financial statements.

In April 2009, the FASB issued an accounting standard that provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. This standard was effective for interim and annual periods ending after June 15, 2009. The Company adopted this standard for the quarter ended July 4, 2009 and it did not have a material impact on its financial statements.

In May 2009, the FASB issued an accounting standard that establishes the principles for subsequent events that are evaluated for each interim and annual period. Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Under this standard, consistent with prior practice, an entity must recognize the effect of subsequent events on its financial condition that existed at the balance sheet date. Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date will be disclosed in a footnote. The Company adopted this standard as of the quarter ended July 4, 2009 and, accordingly, evaluated all subsequent events through the date of issuance of the Company’s financial statements, for potential recognition or disclosure in the Company’s consolidated financial statements. The Company’s adoption of this standard did not have a material impact on its financial statements.

In June 2009, the FASB issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of GAAP such that the ASC became the single source of authoritative non-governmental US GAAP. The ASC did not change GAAP, but it did, however, change the applicable citations and naming conventions used when referencing generally accepted accounting principles. This standard was effective for interim and annual periods ending after September 15, 2009. The Company adopted this standard for the quarter ended October 3, 2009 and it did not have a material impact on its financial statements.

In December 2008, the FASB issued an accounting standard that provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. This standard was effective for fiscal years ending after December 15, 2009. The Company adopted this standard for the fiscal year 2009 and it did not have a material impact on its financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2.	Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the “Transactions”).

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”) and DLJMBP III owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of January 2, 2010, affiliates of KKR and DLJMBP III (the “Sponsors”) held approximately 49.1% and 41.1%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.7% of the economic interests. As of January 2, 2010, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.4% of the voting interests and approximately 1.5% of the economic interests of Holdings.

3.	Restructuring Activity and Other Special Charges

For the year ended January 2, 2010, the Company recorded $8.5 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $1.0 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.3 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston Salem, North Carolina Memory Book facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment reported $3.2 million of costs related to facility consolidation activity and other reductions in force, which included $2.6 million of severance and related benefits for associated headcount reductions, and $0.6 million of other facility consolidation costs. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. The associated employee headcount reductions related to the above actions were 92, 227 and 154 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Special charges of $14.4 million for the year ended January 3, 2009 included $7.6 million of restructuring costs and $6.8 million of other special charges. The Marketing and Publishing Services segment incurred $3.7 million of restructuring costs related to the closure of the Pennsauken, New Jersey facilities, $2.0 million of restructuring costs related to the consolidation of the Chattanooga, Tennessee facilities and $0.3 million of other severance and related benefits. The Scholastic segment incurred $0.7 million of severance and related benefits in connection with the restructuring of certain Jostens international operations, $0.4 million of severance and related benefits associated with other headcount reductions and less than $0.1 million of costs related to the closure of the Attleboro, Massachusetts facility. Our Memory Book segment incurred $0.5 million of severance and related benefits associated with headcount reductions. Other special charges included $3.1 million of non-cash write-offs in our Scholastic segment related to accumulated foreign currency translation balances and $0.3 million related to

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

the impairment of certain asset balances associated with the closure of certain international operations. Also included were $3.3 million of charges in our Marketing and Publishing Services segment in connection with the closure of the Pennsauken, New Jersey and consolidation of the Chattanooga, Tennessee facilities which included $2.7 million for non-cash asset impairment charges. Additionally, Visant incurred $0.1 million of other severance and related benefits charges. Headcount reductions related to these activities totaled 330, 28 and 35 for the Marketing and Publishing Services, Scholastic and Memory Book segments, respectively.

For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. The net severance costs and related benefits of $1.9 million consisted of $1.7 for Scholastic and $0.2 million for Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for Scholastic and Marketing and Publishing Services segments, respectively.

Restructuring accruals of $3.2 million as of January 2, 2010 and $2.4 million as of January 3, 2009 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of January 2, 2010 included amounts provided for severance and related benefits related to headcount reductions in Scholastic, Memory Book and Marketing and Publishing Services segments.

On a cumulative basis through January 2, 2010, the Company incurred $18.4 million of employee severance costs related to the 2007, 2008 and 2009 initiatives, which affected 1,040 employees. To date, the Company has paid $15.2 million in cash related to these initiatives.

Changes in the restructuring accruals during fiscal 2009 were as follows:

In thousands	2009 Initiatives	2008 Initiatives	2007 Initiatives	Total
Balance at January 3, 2009	$—	$2,395	$33	$2,428
Restructuring charges	7,893	578	(26)	8,445
Severance paid	(4,790)	(2,911)	(7)	(7,708)

Balance at January 2, 2010	$3,103	$62	$—	$3,165

The Company expects the majority of the remaining balances to be paid during 2010.

4.	Acquisitions

On July 22, 2009, the Company acquired certain assets of Rennoc Corporation (“Rennoc”), a privately-held company located in Vineland, New Jersey. The purchase price of the assets acquired was approximately $2.3 million. Rennoc was a producer of letter jackets and sports apparel. The results of the acquired Rennoc assets are reported as part of the Scholastic segment from the date of acquisition. The estimated fair value of the identifiable intangible assets, which related solely to customer relationships, is $0.7 million and will be amortized over a two-year period. There was no goodwill recognized as a result of this acquisition.

On April 1, 2008, the Company announced the completion of the acquisition of Phoenix Color Corp. (“Phoenix Color”), a book component manufacturer, including cash on hand of $1.3 million and restrictive covenants with certain key Phoenix Color stockholders, for approximately $221.5 million in cash. The acquisition was accomplished through a merger of a wholly owned subsidiary of Visant and Phoenix Color, with Phoenix Color as the surviving entity. All outstanding indebtedness of Phoenix Color was repaid by Phoenix

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Color in connection with the closing of the merger. The results of the Phoenix Color operations are reported as part of the Marketing and Publishing Services segment from the acquisition date, and as such, all of its goodwill is allocated to that segment. None of the goodwill or intangible assets will be amortizable for tax purposes.

The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

The allocation of the purchase price for the Phoenix Color acquisition was as follows:

In thousands
Current assets	$38,366
Property, plant and equipment	29,132
Intangible assets	138,267
Goodwill	67,946
Long-term assets	855
Current liabilities	(10,939)
Long-term liabilities	(42,145)

$221,482

In connection with the purchase accounting related to the acquisition of Phoenix Color, the intangible assets and goodwill approximated $206.2 million which consisted of:

In thousands
Customer relationships	$104,000
Trademarks	18,000
Restrictive covenants	16,267
Goodwill	67,946

$206,213

Customer relationships are being amortized over a fifteen-year period. The restrictive covenants are being amortized over the average life of the respective agreements, of which the average term is three years.

These acquisitions, both individually and in the aggregate, are not considered material to the Company’s results of operations, financial position or cash flows.

5.	Accumulated Other Comprehensive Income (Loss)

The following amounts were included in determining accumulated other comprehensive income (loss) for the years indicated:

In thousands	Foreign currency translation	Minimum pension liability	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income (loss)
Balance at December 30, 2006	$1,254	$(137)	$—	$1,117
Fiscal 2007 period change	(206)	108	32,387	32,289

Balance at December 29, 2007	1,048	(29)	32,387	33,406
Fiscal 2008 period change	2,779	29	(61,771)	(58,963)

Balance at January 3, 2009	3,827	—	(29,384)	(25,557)
Fiscal 2009 period change	1,078	—	(2,668)	(1,590)

Balance at January 2, 2010	$4,905	$—	$(32,052)	$(27,147)

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

6.	Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	2009	2008
Trade receivables	$125,870	$151,250
Allowance for doubtful accounts	(5,085)	(4,308)
Allowance for sales returns	(7,511)	(8,023)

Accounts receivable, net	$113,274	$138,919

Net inventories were comprised of the following:

In thousands	2009	2008
Raw materials and supplies	$36,091	$43,491
Work-in-process	35,456	33,990
Finished goods	31,202	26,745

Inventories, net	$102,749	$104,226

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of a certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its consolidated financial statements. The value of consigned inventory at January 2, 2010 and January 3, 2009 was $27.7 million and $22.2 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for both 2009 and 2008 and $0.5 million for 2007. The obligations under the consignment agreement are guaranteed by Visant.

7.	Fair Value Measurements

The Company measures fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including the Company’s own credit risk.

The disclosure requirements around fair value establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which are determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•

Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

•

Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis.

In addition to financial assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record non-financial assets and liabilities at fair value on a nonrecurring basis. For 2009, assets that were recorded at fair value on a nonrecurring basis were as a result of impairment charges. The Company recorded impairment charges of approximately $6.0 million mainly in connection with the closures of the Winston-Salem, North Carolina facility, the Pennsauken, New Jersey facilities and the Attleboro, Massachusetts facility, of which $1.4 million was in connection with a building sold during the year. The fair value for the long-lived assets held and used was based on the present value of discounted cash flows based on the highest and best use as well as third party quotes obtained in the open market. The fair value for the long-lived assets held for sale and sold was based on quoted purchase agreements with third parties. The following table provides information by level for non-financial assets and liabilities that were measured at fair value during 2009 on a nonrecurring basis.

In thousands		Fair Value Measurements Using			Total Loss
	Fair Value	Quoted Prices in Active Market for Identical Assets Level 1	Significant Other Observable Input Level 2	Significant Unobservable Inputs Level 3
	January 2, 2010
Long-lived assets held and used	$3,285			$3,285	$4,219
Long-lived assets held for sale and sold	$1,200		$1,200		$1,817

In addition to the methods and assumptions the Company used to record the fair value of non-financial instruments as discussed above, the Company used the following methods and assumptions to estimate the fair value of its financial instruments, which are not recorded as fair value on the balance sheet as of January 2, 2010. As of October 3, 2009, the fair value of the Holdings discount notes, Holdings senior notes and Visant senior subordinated notes was based on quoted market prices of these notes and the fair value of the Term Loan C facility was estimated based on quoted market prices of comparable instruments. The fair value of the Holdings discount notes, with a principal amount of $247.2 million, approximated $255.5 million at January 2, 2010. The fair value of the Holdings senior notes, with a principal amount of $350 million, approximated $361.4 million at January 2, 2010. The fair value of the Visant senior subordinated notes, with a principal amount of $500 million, approximated $503.1 million at January 2, 2010. The fair value of the Term Loan C facility, with a principal amount of $316.5 million, approximated $310.2 million at January 2, 2010. Refer to Note 10, Debt, for additional disclosure in relation to the debt instruments.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

8.	Property, Plant and Equipment

Net property, plant and equipment, which include capital lease assets, consisted of the following:

In thousands	2009	2008
Land	$13,793	$13,310
Buildings	61,702	64,183
Machinery and equipment	296,936	290,288
Capitalized software	43,172	35,322
Transportation equipment	145	504
Furniture and fixtures	22,271	7,217
Construction in progress	3,966	11,314

Total property, plant and equipment	441,985	422,138
Less accumulated depreciation and amortization	(231,153)	(200,376)

Property, plant and equipment, net	$210,832	$221,762

Depreciation expense was $44.0 million for 2009, $44.3 million for 2008 and $37.4 million for 2007. Amortization related to capitalized software was included in depreciation expense and totaled $4.4 million for 2009, $3.1 million for 2008 and $2.7 million for 2007.

The Company recorded gross machinery and equipment under capital leases totaling $9.5 million and accumulated depreciation on assets under capital leases of $1.0 million as of January 2, 2010.

9.	Goodwill and Other Intangible Assets

Goodwill

The change in the carrying amount of goodwill is as follows:

In thousands	Scholastic	Memory Book	Marketing and Publishing Services	Total
Balance at January 3, 2009	$305,806	$391,407	$308,801	$1,006,014
Reduction in goodwill	—	—	(1,843)	(1,843)
Currency translation	—	146	—	146

Balance at January 2, 2010	$305,806	$391,553	$306,958	$1,004,317

Reduction in goodwill during 2009 related to the finalization of the Phoenix Color purchase price allocation that primarily related to a release of cash from escrow that reduced the purchase price.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Other Intangible Assets

Information regarding other intangible assets as of January 2, 2010 and January 3, 2009 is as follows:

		2009			2008
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(212,414)	$117,586	$330,000	$(179,540)	$150,460
Internally developed software	2 to 5 years	9,800	(9,800)	—	10,700	(10,700)	—
Patented/unpatented technology	3 years	20,211	(17,692)	2,519	20,029	(16,721)	3,308
Customer relationships	4 to 40 years	162,789	(33,808)	128,981	161,313	(22,415)	138,898
Restrictive covenants	3 to 10 years	81,009	(47,945)	33,064	91,241	(49,925)	41,316

		603,809	(321,659)	282,150	613,283	(279,301)	333,982
Trademarks	Indefinite	268,480	—	268,480	268,480	—	268,480

		$872,289	$(321,659)	$550,630	$881,763	$(279,301)	$602,462

Amortization expense related to other intangible assets was $57.9 million for 2009, $58.0 million for 2008 and $48.9 million for 2007. For 2009, approximately $14.7 million of fully amortized restrictive covenants and $0.9 million of internal software development were written off.

Based on the intangible assets in service as of January 2, 2010, estimated amortization expense for each of the five succeeding fiscal years is $55.3 million for 2010, $52.2 million for 2011, $49.3 million for 2012, $32.7 million for 2013 and $12.1 million for 2014.

The Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of 2009, and there were no indications of impairment. At the end of 2009 and 2008 the value of goodwill and indefinite-lived intangible totaled approximately $1.3 billion for both periods.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

10.	Debt

As of the end of 2009 and 2008, the Company’s debt obligations consisted of the following:

In thousands	2009	2008
Holdings:
Senior discount notes, 10.25% fixed rate with semi-annual interest payments of $12.7 million, principal due and payable at maturity—December 2013	$247,200	$247,200
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity—December 2013	350,000	350,000
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 2.23% at January 2, 2010 and 2.45% at January 3, 2009, with semi-annual interest payments, principal due and payable at maturity—October 2011	316,500	316,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,413,700	1,413,700
Borrowings under our revolving credit facility	—	137,000
Borrowings related to equipment financing arrangements	1,069	—
Capital lease obligations	8,920	—

Total Debt	$1,423,689	$1,550,700

Maturities of the Company’s debt obligations as of the end of 2009 are as follows:

In thousands
Holdings:
2013	$597,200
Visant:
2010	2,058
2011	318,469
2012	502,022
2013	2,009
2014	1,931
Thereafter	—

Total debt	$1,423,689

Holdings Senior Discount Notes and Senior Notes

On December 2, 2003, the Company issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the “Holdings discount notes”) due December 2013 for gross proceeds of $150.0 million.

The Holdings discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company’s subsidiaries, including its senior secured credit facilities and the Visant senior subordinated notes, and are not guaranteed. Cash interest began accruing on the Holdings discount notes in December 2008 and thereafter, cash interest on the Holdings discount notes accrues at a rate of 10.25% per

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

annum and became payable semiannually in arrears commencing June 1, 2009. Prior to December 2008, interest accreted on the Holdings discount notes in the form of an increase in the principal amount of the notes. The Holdings discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The Holdings discount notes will mature on December 1, 2013. The Holdings discount notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

The discount accretion has been amortized to interest expense through 2008 and during 2008 and 2007, the amount of interest expense related to the discount accretion was $21.6 million and $21.5 million, respectively. As discussed in Note 13, Income Taxes, interest on the Holdings discount notes is not deductible for income tax purposes until it is paid. In addition, transaction fees and related costs of $5.7 million associated with the Holdings discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

At the end of the first quarter of 2006, Holdings issued $350.0 million of 8.75% Senior Notes (the “Holdings senior notes”) due 2013, with settlement on April 4, 2006. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders of Holdings, which was paid on April 4, 2006. The Holdings senior notes are unsecured and are not guaranteed by any of the Company’s subsidiaries and are subordinate in right of payment to all of Holdings’ existing and future secured indebtedness and indebtedness of its subsidiaries, and senior in right of payment to all of Holdings’ existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The senior notes became redeemable at the option of Holdings on December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

The transaction fees and related costs of $9.7 million associated with the Holdings senior notes were capitalized and are being amortized as interest expense through 2013.

The indentures governing the Holdings discount notes and Holdings senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings’ or any of its restricted subsidiaries’ equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Senior Secured Credit Facility

On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270.0 million, originally consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term B loan facility and $250.0 million revolving credit facilities. Visant’s senior secured credit facilities allow the Company, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On December 21, 2004, Visant entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the “Credit Agreement”). The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

During 2007, the Company voluntarily prepaid $400.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loans A facility and Term Loan C facility for 2006 through mid-2011. With these pre-payments, the outstanding balance under the Term Loan C facility was reduced to $316.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed.

On May 28, 2009, Visant entered into Amendment No. 2 (the “Second Amendment”) to the senior secured credit facilities.

The Second Amendment provides for the following:

•

An extension of the termination date of the revolving credit commitments until September 4, 2011, provided that if the consolidated gross senior secured leverage ratio for the four quarter period ending as of the last day of Visant’s fiscal quarter ending closest to June 30, 2011 is less than 0.75 to 1.00, then such maturity date shall be January 4, 2012; provided, however, that if all tranche C term loans outstanding under the Credit Agreement shall not have been fully repaid and/or refinanced on or prior to October 4, 2011, the maturity date of the revolving credit commitments shall be October 4, 2011 without regard to whether the consolidated gross senior secured leverage ratio condition referred to above has been met. The consolidated gross senior secured leverage ratio is defined as (1) the sum of (a) the aggregate principal amount of term loans and revolving credit commitments (whether used or unused) under the Credit Agreement, (b) with certain exceptions, the principal amount of all other secured indebtedness of Visant and its subsidiaries and (c) the outstanding capitalized lease obligations of Visant and its subsidiaries to (2) consolidated EBITDA.

•

A reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million (comprised of a commitment of $95.0 million under the U.S. revolving credit facility and a commitment of $5.0 million under the Canadian revolving credit facility).

•

An increase in the pricing on all revolving credit and swingline loans from and after the date of the Second Amendment, with such loans bearing interest, at Visant’s option (except in the case of swingline loans, which in all cases will bear interest at the alternate base rate plus 3.00% per annum), at either adjusted LIBOR (with a minimum adjusted LIBOR of 2.00% per annum) plus 4.00% per annum or the alternate base rate plus 3.00% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum).

•	An increase in the commitment fee rate to 0.75% per annum for unfunded revolving credit commitments.

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company’s subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant’s net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

Borrowings under the senior secured credit facilities bear interest as follows:

•

Revolving credit facilities: at our option (except in the case of swingline loans, which in all cases will bear interest at the alternate base rate plus 3.00% per annum), at either adjusted LIBOR (with a minimum adjusted LIBOR of 2.00% per annum) plus 4.00% per annum or the alternate base rate plus 3.00% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum); and

•

Term Loan C facility: at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios. Borrowings under the Term Loan C facility currently bear interest, at our option, at LIBOR plus 2.00% per annum or the alternate base rate plus 1.00% per annum, subject to adjustment based on the pricing grid.

The transaction fees and released costs of $2.7 million associated with the amendment were capitalized and are being amortized as interest expense through 2011.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Term Loan C facility amortizes on a semi-annual basis commencing on July 1, 2005 and matures on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

The annualized weighted average interest rates on short term borrowings under the revolving credit facilities were 2.3%, 4.5% and 8.1% for the fiscal years ending January 2, 2010, January 3, 2009 and December 29, 2007 respectively.

Visant Senior Subordinated Notes

On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the “Visant notes”) due October 2012.

The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes became redeemable at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant’s or any restricted subsidiary’s equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

Additional Information

The indentures governing the Holdings discount notes, the Holdings senior notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on the Company’s ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

Visant’s senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of January 2, 2010, the Company had $1.1 million outstanding related to equipment financing arrangements and $8.9 million in capital lease obligations.

As of January 2, 2010, there was $13.3 million outstanding in the form of letters of credit, leaving $86.7 million available under the $100.0 million revolving credit facilities.

As of January 2, 2010, the Company was in compliance with all covenants under its material debt obligations.

11.	Derivative Financial Instruments and Hedging Activities

The Company’s involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. The Company did not enter into any such transactions for the fiscal years ended January 2, 2010, January 3, 2009 and December 29, 2007.

12.	Commitments and Contingencies

Leases

Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense for continuing operations was $7.5 million for 2009, $7.8 million for 2008 and $7.3 million for 2007. Future minimum lease payments under the leases are as follows:

In thousands	Operating Leases	Capital Leases
2010	$5,790	$2,197
2011	5,243	2,194
2012	4,619	2,130
2013	2,434	1,994
2014	1,304	1,825
Thereafter	3,248	—

Total minimum lease payments	$22,638	$10,340

Less interest expense		(1,420)

Capital lease obligations		$8,920

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. In fiscal year 2009, the Company entered into purchase commitment contracts totaling $18.6 million with delivery dates occurring through 2010. The forward purchase contracts are considered normal purchases and therefore not subject to the requirements of derivative accounting. As of the end of 2009, the fair market value of open precious metal forward contracts was $18.4 million based on quoted future prices for each contract.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Environmental

Our operations are subject to a variety of federal, state, local and foreign laws and regulations governing emissions to air, discharge to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time we may be involved in remedial and compliance efforts.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs during the period of December 2006 through May 2007, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty notice, Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens has filed various petitions with Customs disputing Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, Customs has withdrawn its penalty notice but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty-free status and has extended an offer in compromise for Customs’ consideration to resolve the matter. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens has agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired, to June 20, 2010. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any additional potential liability pending further communication with Customs. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

Our Jostens subsidiary is a party to litigations pending in the Western District of Oklahoma, the District Court, Tulsa County, and the District Court, Oklahoma County, Oklahoma and in the 15th Judicial District Court, Parish of Lafayette, Louisiana with Herff Jones related to the engagement by Jostens (or its independent sales representatives) of certain independent sales representatives from such competitor and a litigation pending in Oklahoma against an associate of one of Jostens’ independent sales representatives and Jostens by one of its former sales representatives (the “Former Sales Representative”) on similar matters. In addition to the matters pending against Jostens (and certain of its independent sales representatives or their associates), Jostens also has pending certain claims and counterclaims against Herff Jones and the Former Sales Representative relating to similar matters. Certain of the litigations are scheduled to proceed to trial later in 2010. Continued discovery is

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

pending and the cost of the defense and pursuit of its claims during 2009 was significant and is expected to be significant in 2010 as the parties move to trial on certain of the matters. Jostens intends to continue to contest vigorously any and all claims against it in each of the matters and to pursue any relief available to it and has recorded no accrual for potential liability pending further discovery and motion for summary judgment.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.	Income Taxes

Holdings files a consolidated federal income tax return which includes Visant and its domestic subsidiaries. Holdings and its subsidiaries file state tax returns on a consolidated or a separate subsidiary basis as required in the applicable jurisdictions.

Holdings

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Holdings consist of:

In thousands	2009	2008	2007
Domestic	$80,959	$70,234	$66,511
Foreign	6,251	6,786	6,358

Income before income taxes	$87,210	$77,020	$72,869

Federal	$31,989	$21,677	$39,621
State	9,874	8,679	8,822
Foreign	1,203	1,491	2,059

Total current income taxes	43,066	31,847	50,502
Deferred	(9,648)	(1,143)	(21,400)

Provision for income taxes	$33,418	$30,704	$29,102

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2009		2008		2007
Federal tax at statutory rate	$30,524	35.0%	$26,957	35.0%	$25,504	35.0%
State tax, net of federal tax benefit	5,536	6.3%	3,709	4.8%	3,497	4.8%
State deferred tax rate change, net of federal benefit	366	0.4%	1,268	1.6%	1,198	1.6%
Foreign tax credits generated, net	(2,205)	(2.5%)	(1,331)	(1.7%)	(1,996)	(2.7%)
Foreign earnings repatriation, net	2,947	3.4%	2,260	2.9%	1,926	2.6%
Domestic manufacturing deduction	(1,619)	(1.9%)	(1,254)	(1.6%)	(2,667)	(3.7%)
(Decrease) increase in deferred tax valuation allowance	(380)	(0.4%)	(102)	(0.1%)	1,432	2.0%
Other differences, net	(1,751)	(2.0%)	(803)	(1.0%)	208	0.3%

Provision for income taxes	$33,418	38.3%	$30,704	39.9%	$29,102	39.9%

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2009	2008
Tax depreciation in excess of book	$(25,273)	$(18,850)
Basis difference on property, plant and equipment	(4,810)	(5,914)
Capitalized software development costs	(3,782)	(3,268)
Pension benefits	(6,362)	(5,163)
Basis difference on intangible assets	(201,321)	(218,795)
Other	(4,266)	(4,357)

Deferred tax liabilities	(245,814)	(256,347)

Reserves for accounts receivable and salespersons overdrafts	8,209	8,177
Reserves for employee benefits	18,869	19,428
Other reserves not recognized for tax purposes	5,888	5,371
Foreign tax credit carryforwards	14,351	14,731
Net operating loss and state tax credit carryforwards	11,612	12,820
Basis difference on pension liabilities	16,687	16,607
Amortization of original issue discount	36,370	35,913
Other	12,348	11,631

Deferred tax assets	124,334	124,678
Valuation allowance	(14,351)	(14,731)

Deferred tax assets, net	109,983	109,947

Net deferred tax liability	$(135,831)	$(146,400)

Visant

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Visant consist of:

In thousands	2009	2008	2007
Domestic	$140,618	$134,909	$121,549
Foreign	6,251	6,786	6,358

Income before income taxes	$146,869	$141,695	$127,907

Federal	$51,651	$36,102	$50,761
State	12,044	9,774	9,775
Foreign	1,203	1,491	2,059

Total current income taxes	64,898	47,367	62,595
Deferred	(8,689)	7,280	(12,853)

Provision for income taxes	$56,209	$54,647	$49,742

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2009		2008		2007
Federal tax at statutory rate	$51,404	35.0%	$49,593	35.0%	$44,767	35.0%
State tax, net of federal tax benefit	6,980	4.7%	4,970	3.5%	4,537	3.5%
State deferred tax rate change, net of federal benefit	833	0.6%	1,314	0.9%	1,535	1.2%
Foreign tax credits generated, net	(2,205)	(1.5%)	(1,331)	(0.9%)	(1,996)	(1.5%)
Foreign earnings repatriation, net	2,947	2.0%	2,260	1.6%	1,926	1.5%
Domestic manufacturing deduction	(1,619)	(1.1%)	(1,254)	(0.9%)	(2,667)	(2.1%)
(Decrease) increase in deferred tax valuation allowance	(380)	(0.2%)	(102)	(0.1%)	1,432	1.1%
Other differences, net	(1,751)	(1.2%)	(803)	(0.5%)	208	0.2%

Provision for income taxes	$56,209	38.3%	$54,647	38.6%	$49,742	38.9%

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2009	2008
Tax depreciation in excess of book	$(25,273)	$(18,850)
Basis difference on property, plant and equipment	(4,810)	(5,914)
Capitalized software development costs	(3,782)	(3,268)
Pension benefits	(6,362)	(5,163)
Basis difference on intangible assets	(201,321)	(218,795)
Other	(4,266)	(4,326)

Deferred tax liabilities	(245,814)	(256,316)

Reserves for accounts receivable and salespersons overdrafts	8,209	8,177
Reserves for employee benefits	18,869	19,428
Other reserves not recognized for tax purposes	5,888	5,371
Foreign tax credit carryforwards	14,351	14,731
Net operating loss and state tax credit carryforwards	11,612	12,820
Basis difference on pension liabilities	16,687	16,607
Other	11,035	10,818

Deferred tax assets	86,651	87,952
Valuation allowance	(14,351)	(14,731)

Deferred tax assets, net	72,300	73,221

Net deferred tax liability	$(173,514)	$(183,095)

Effective at the beginning of 2007, the FASB issued an accounting standard that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The standard requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of this standard, the Company made a change in accounting policy for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of this standard, all interest and penalties on income tax assessments have been recorded as income tax expense.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Included in the results of operations for 2009 was $4.5 million of net gross tax accruals, $0.5 million of net gross interest and penalty accruals, and $4.4 million of net deferred tax credits for unrecognized tax benefits. At January 2, 2010, the Company’s gross unrecognized tax benefit liability consisted of $20.3 million including interest and penalty accruals of $2.7 million. Substantially all of the liability was included in noncurrent liabilities except for $0.2 million which was included in income taxes payable. The Company’s net unrecognized tax benefits that, if recognized, would affect the effective tax rate were $9.6 million including net interest and penalty accruals of $2.5 million at January 2, 2010.

Included in the results of operations for 2008 was $3.2 million of net gross tax accruals, $0.2 million of net gross interest and penalty accruals, and $3.3 million of net deferred tax credits for unrecognized tax benefits. At January 3, 2009, the Company’s gross unrecognized tax benefit liability was included in noncurrent liabilities and totaled $16.0 million including interest and penalty accruals of $2.3 million.

The unrecognized tax benefit liability at December 31, 2006, the date of the Company’s adoption of the new accounting standard, was $12.4 million including $1.9 million of gross interest and penalty accruals. In connection with the adoption, the Company recorded a $1.4 million increase to beginning retained earnings and a $2.3 million decrease to goodwill, with a corresponding reduction of $3.7 million in the existing reserve balance for uncertain tax positions. These adjustments were required to adjust from the Company’s previous method of accounting for income tax loss contingencies to the method prescribed under the new standard. The adjustment to goodwill related to a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003. During 2007, the Company reduced its unrecognized tax benefit liability by $5.5 million because a tax position from 2003 was no longer subject to examination by taxing authorities. Approximately $4.3 million of the decrease reduced goodwill because the tax position related to a pre-acquisition contingency in connection with the Jostens merger transaction in July 2003. Included in the results of operations for 2007 was $0.4 million of net gross tax accruals, $0.1 million of net gross interest and penalty reductions, and $0.2 million of net deferred tax credits.

The reconciliation of the total gross amount recorded for unrecognized tax benefits for Holdings and Visant is as follows:

In thousands	2009	2008	2007
Balance at beginning of period	$13,659	$7,084	$10,520
Gross increases—tax positions in prior periods	230	3,622	—
Gross decreases—tax position in prior periods	(321)	(140)	(391)
Gross increases—current period tax positions	4,807	3,168	1,635
Settlements—(payments) refunds	(85)	203	(199)
Lapse of statute of limitations	(645)	(278)	(4,481)

Balance at end of period	$17,645	$13,659	$7,084

The Company’s income tax filings for 2005 to 2008 are subject to examination in the U.S federal tax jurisdiction. During 2009 the Company agreed to certain audit adjustments in connection with the Internal Revenue Service (“IRS”) examination of the Company’s tax filings for 2005 and 2006. The settlement resulted in only minor adjustments. The IRS also proposed certain transfer price adjustments for which the Company disagreed in order to preserve its right to seek relief from double taxation with the applicable U.S. and French tax authorities. During 2008 the IRS concluded its examination of two pre-acquisition tax filings for one of the Company’s subsidiaries for 2004, resulting in only minor adjustments. The Company is also subject to examination in state and foreign tax jurisdictions for the 2004 to 2008 periods, none of which was individually

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

material. During 2009 the Company filed a notice of objection with the Canadian Revenue Agency (“CRA”) in connection with the CRA’s reassessment of tax years 1996 and 1997 for issues related to transfer pricing. The Company was notified in February 2010 that the CRA withdrew its original assessment for both tax periods and will refund approximately $0.7 million of tax and interest previously paid by the Company. The effect of the CRA’s decision will be recorded in the Company’s results of operations during its first fiscal quarter of 2010. The Company’s Canadian income tax filings for 2007 and 2008 are currently under examination by the CRA. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and in all applicable jurisdictions. Due primarily to the potential for resolution of the Company’s current U.S. federal examination and the expiration of the related statute of limitations, it is reasonably possible that the Company’s gross unrecognized tax benefit liability could change within the next twelve months by a range of zero to $9.0 million.

In May 2009 and February 2010, President Obama’s administration proposed significant changes to U.S. tax laws for U.S. corporations doing business outside the United States, including a proposal to defer certain tax deductions allocable to non-U.S. earnings until those earnings are repatriated. It is unclear whether the proposed tax changes will be enacted or, if enacted, what the ultimate scope of the changes will be. If enacted as currently proposed, the Company does not believe that there will be a material adverse tax effect because the Company’s repatriation practice is to distribute substantially all of its non-U.S. earnings on an annual basis.

As described in Note 4, Acquisitions, the Company through a merger acquired the common stock of Phoenix Color on April 1, 2008. In connection with the acquisition, the Company recorded net deferred tax liabilities of $21.7 million including $11.6 million of deferred tax assets for the value of federal and state net operating loss carryforwards. During 2009 the Company was advised that an amended return was required for a pre-acquisition period for Phoenix Color. As a result of filing the amended tax return, the Company recorded a $0.6 million tax benefit in its results of operations which increased the acquired net operating loss by $1.5 million. After adjusting for the effects of the amended pre-acquisition tax return, the adjusted acquired federal net operating loss was approximately $32.3 million. As of January 2, 2010, the remaining net operating loss carryforward was approximately $27.4 million and expires in years 2019 through 2027.
During 2009, the Company repatriated $5.5 million of earnings from its foreign subsidiaries. The Company does not provide for deferred income taxes on undistributed earnings of foreign subsidiaries because such earnings are considered to be permanently reinvested and it is not practicable to estimate the amount of tax that may be payable upon any such distribution. The amount of permanently reinvested earnings totaled $6.2 million at January 2, 2010 compared with $6.4 million at January 3, 2009. At the end of 2009, the Company had foreign tax credit carryforwards totaling $14.3 million of which approximately $11.4 million expire in 2012 and the remaining $2.9 million expire in years 2013 through 2019. For 2009 and 2008, the Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

During 2009 and 2008, the Company adjusted the effective tax rate at which it expects deferred tax assets and liabilities to be realized or settled in the future. The effect of the adjustment for 2009 was to increase income tax expense from continuing operations by $0.4 million for Holdings and $0.8 million for Visant, respectively. The effect of the adjustment for 2008 was to increase income tax expense from continuing operations by $1.3 million for both Holdings and Visant. The change in effective tax rates was required to reflect the effect of the Company’s 2008 and 2007 state income tax returns and the effects of certain changes in state tax laws.

As described in Note 10, Debt, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount (“OID”) and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Cash interest began accruing on the senior discount notes in December 2008, and thereafter cash interest accrues at a rate of 10.25% per annum and is payable semi-annually in arrears, commencing June 1, 2009. Prior to December 2008, interest accreted on the senior discount notes in the form of an increase in the principal amount of the notes. Holdings has provided deferred income taxes of approximately $36.4 million on $97.2 million of OID accrued through December 2009.

14.	Benefit Plans

Pension and Other Postretirement Benefits

Jostens has noncontributory defined benefit pension plans that cover nearly all employees hired by Jostens and Visant prior to December 31, 2005. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens’ qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

Effective December 31, 2005, the pension plans were closed to newly hired nonunion employees. Pension benefits for current salaried nonunion employees were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006 except for certain grandfathered employees who met specified age and service requirements as of December 31, 2005. Effective July 1, 2008 and January 1, 2008 the pension plans covering Jostens’ employees covered under respective collective bargaining agreements were closed to new hires.

Jostens also provides certain medical benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006 in connection with coverage under Medicare Part D. Visant is obligated for certain post-retirement benefits under the employment agreement with its Chief Executive Officer.

Eligible employees from Lehigh participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. The plan provides benefits based on years of service and final average compensation. Effective December 31, 2006, the pension plan was closed to hourly nonunion employees hired after December 31, 2006 and benefit accruals were frozen for all salaried nonunion employees.

In addition, Lehigh maintains an unfunded supplemental retirement plan (SERP) for certain key executives of Lehigh. This SERP no longer has any active participants accruing benefits under it. Lehigh and Arcade also contribute to multi-employer pension plans for certain employees covered by collective bargaining agreements. Contribution amounts are determined by the respective collective bargaining agreement subject to escalation and we do not administer or control the funds in any way.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2009 and 2008 as well as the funded status and amounts both recognized in the balance sheets as of January 2, 2010 and January 3, 2009, for all defined benefit plans combined and retiree welfare plans. The information presented for the 2009 plan year and 2008 plan year is based on a measurement date of January 2, 2010 and January 3, 2009, respectively. Furthermore, the Jostens plans represent 87% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2009, with benefits for Lehigh representing 13% of the liability and 10% of the assets.

	Pension benefits		Postretirement benefits
In thousands	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation, beginning of period	$273,466	$260,439	$2,065	$2,378
Service cost	4,970	5,597	8	10
Interest cost	17,320	16,495	124	137
Actuarial gain (loss)	18,294	2,308	(56)	163
Benefit payments and administrative expenses	(15,206)	(14,092)	(731)	(1,081)
Plan participants’ contributions	—	—	462	495
Other adjustments: change in measurement date	—	2,719	—	(37)

Benefit obligation, end of period	$298,844	$273,466	$1,872	$2,065

Change in plan assets
Fair value of plan assets, beginning of period	$219,775	$300,063	$—	$—
Actual return on plan assets	40,742	(52,380)	—	—
Company contributions	2,190	2,137	269	586
Benefit payments and administrative expenses	(15,206)	(14,092)	(731)	(1,081)
Plan participants’ contributions	—	—	462	495
Other adjustments: change in measurement date	—	(15,953)	—	—

Fair value of plan assets, end of period	$247,501	$219,775	$—	$—

Funded status, over-funded plans	$4,855	$3,981	$—	$—
Funded status, under-funded plans	(56,198)	(57,673)	(1,872)	(2,065)

Net funded status	$(51,343)	$(53,692)	$(1,872)	$(2,065)

Amounts recognized in the balance sheets:
Non-current assets	$4,855	$3,981	$—	$—
Current liabilities	(2,033)	(1,978)	(282)	(298)
Non-current liabilities	(54,165)	(55,695)	(1,590)	(1,767)

Net pension amounts recognized on Consolidated Balance Sheets	$(51,343)	$(53,692)	$(1,872)	$(2,065)

Amounts in Accumulated Other Comprehensive Income
Net loss	$57,849	$54,413	$371	$451
Prior service credits	(3,133)	(3,877)	(2,197)	(2,475)

Other comprehensive income—total	$54,716	$50,536	$(1,826)	$(2,024)

Amortization expense expected to be recognized during next fiscal year
Net loss	$37	$—	$19	$23
Prior service credits	(744)	(744)	(277)	(277)

Total amortizations	$(707)	$(744)	$(258)	$(254)

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

During 2009, the discount rate assumption changed from 6.50% to 6.00% for the pension plans and for the postretirement plans, which resulted in an increase in liability. Asset returns in 2009 were above the assumed return and salary increases were lower than expected. The plans’ experience resulted in a net loss for 2009.

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $292.0 million and $265.9 million at the end of 2009 and 2008, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

Non-qualified retirement benefits, included in the tables above, with obligations in excess of plan assets were as follows:

In thousands	2009	2008
Projected benefit obligation	$28,054	$25,904
Accumulated benefit obligation	$26,893	$24,426
Fair value of plan assets	$—	$—

In total, the qualified pension plans have a projected benefit obligation in excess of the fair value of plan assets as of year-end 2009.

Net periodic benefit income of the pension and other postretirement benefit plans included the following components:

	Pension benefits
In thousands	2009	2008
Service cost	$4,970	$5,597
Interest cost	17,320	16,495
Expected return on plan assets	(25,883)	(25,961)
Amortization of prior year service cost	(744)	(744)
Amortization of net actuarial loss	—	(22)

Net periodic benefit income	$(4,337)	$(4,635)

	Postretirement benefits
In thousands	2009	2008
Service cost	$8	$10
Interest cost	124	137
Amortization of prior year service cost	(277)	(277)
Amortization of net actuarial loss	24	13

Net periodic benefit income	$(121)	$(117)

Assumptions

Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2009	2008	2009	2008
Discount rate:
Jostens	6.00%	6.50%	6.00%	6.50%
Lehigh	6.00%	6.50%	N/A	N/A
Rate of compensation increase:
Jostens	5.50%	5.75%	N/A	N/A
Lehigh	N/A	2.50%	N/A	N/A

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2009	2008	2009	2008
Discount rate:
Jostens	6.50%	6.50%	6.50%	6.25%
Lehigh	6.50%	6.50%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.00%/9.25%	9.00%/9.50%	N/A	N/A
Lehigh	9.25%	9.50%	N/A	N/A
Rate of compensation increase:
Jostens	5.75%	5.75%	N/A	N/A
Lehigh	2.50%	2.50%	N/A	N/A

We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2009	2008
Health care cost trend rate assumed for next year	7.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012

Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2009, a one percentage point change in the assumed health care cost trend rates would have the following effects:

In thousands	Impact of 1% Increase	Impact of 1% Decrease
Effect on total of service and interest cost components	$7	$(6)
Effect on postretirement benefit obligation	$96	$(88)

Plan Assets

Our weighted-average asset allocations for the pension plans as of the measurement dates of January 3, 2009 and January 2, 2010, by asset category, are as follows:

Asset Category	2009	2008
Equity securities	59.8%	58.4%
Debt securities	30.8%	31.5%
Other	9.4%	10.1%

Total	100%	100%

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For 2009 and 2008, the other asset category currently represents the SEI Opportunity Collective Fund (the “Trust”) that has been established by SEI Trust Company (the “Trustee”) as a vehicle through which employee benefit plans may invest in hedged investment strategies. Investment in the Trust is open only to fiduciary-managed, Internal Revenue Code section 401(a) tax-qualified retirement plans or governmental retirement plans that are “accredited investors” under the Securities Act of 1933 and “qualified purchasers” under the Investment Company Act of 1940 (“Eligible Plans”). The Trustee anticipates that substantially all of the Trust’s assets will be invested in the SEI Offshore Opportunity Fund II, Ltd (the “Fund”), which, in turn, intends to invest in various private investment funds (“Hedge Funds”), many of which will pursue hedged investment strategies. The Offshore II Fund’s objective is to seek to achieve an attractive risk-adjusted return with moderate volatility and moderate directional market exposure over a full market cycle.

As of July 31, 2007, the Company’s pension plan assets were transferred to SEI, a portfolio manager, in order to deploy a modified investment strategy. In the fourth quarter of 2007, the target asset allocation was changed after careful consideration, including to take into account plan liabilities and plan funded status. A total return investment approach is employed under which a mix of equities, fixed income and other investments are used to maximize the long-term return of plan assets for a prudent level of risk. The investment portfolio contains a diversified blend of investments within each category. Furthermore, equity investments are diversified across U.S. and non-U.S. securities.

The fair values of the defined benefit assets at January 2, 2010, by asset class are as follows:

In thousands	Fair Value	Fair Value Measurements Using
		Quoted Prices in Active Market for Identical Assets Level 1 (9)	Significant Other Observable Input Level 2 (9)	Significant Unobservable Inputs Level 3 (9)
	January 2, 2010
Equity Securities
Large Cap Disciplined (1)	$77,414	$77,414
Small/ Mid Cap (2)	$19,459	$19,459
Intl/ World Equity (3)	$51,027	$51,027
Debt Securities
Core Fixed Income (4)	$2,090	$2,090
Long Duration Fund (5)	$41,030	$41,030
High Yield Bond Fund (6)	$21,004	$21,004
Emerging Markets Debt (7)	$12,097	$12,097
Other
Hedge Funds of Funds (8)	$23,380			$23,380

Total	$247,501	$224,121	$—	$23,380

Notes:

(1)	The fund invests in equity securities of large companies and in portfolio strategies designed to correlate to a portfolio composed of large-cap equity securities. The value is based on quoted prices in active markets.
(2)	This fund invests in equity securities of small-to-mid cap companies. The value is based on quoted prices in active markets.
(3)	This fund invests primarily in common stock and other equity securities located outside the U.S. The value is based on quoted prices in active markets.
(4)	The fund invests in fixed-income funds which seek to provide current income consistent with the preservation of capital. The value is based on quoted prices in active markets.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5)	The fund invests in other fixed-income securities, including US agency, corporate and structured securities. The value is based on quoted prices in active markets.
(6)	This fund invests at least 80% of its net assets in high-yield fixed-income securities. The fund will invest primarily in fixed-income securities below investment grade, including corporate bonds and debentures, convertible and preferred securities and zero-coupon obligations. The value is based on quoted prices in active markets.
(7)	This fund will invest at least 80% of its net assets in fixed-income securities and emerging market issuers. The fund will invest primarily in US dollar-denominated debt securities of government, government-related and corporate issuers in emerging-market countries, as well as entities organized to restructure the outstanding debt of such issuers. The value is based on quoted prices in active markets.
(8)	The hedge fund of funds is an absolute return fund designed to create consistent returns with low correlation and sensitivity to movement in the equity and bond markets. The fund utilizes a combination of strategies including: credit hedging, convertible bond hedging, distressed debt, equity market neutral, long short equity, merger arbitrage, short biased, global macro, multi strategy, sovereign debt and mortgage hedging.
(9)	Refer to Note 7, Fair Value Measurements, for definitions of the three levels of fair value measurements.

The following represents a rollforward of the hedge funds of funds:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Hedge Funds of Funds
Beginning Balance as of January 3, 2009	$22,693
Actual return on plan assets	687
Purchase, sales and settlements	—
Transfers in/out of Level 3	—

Ending Balance as of January 2, 2010	$23,380

Contributions

The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. There were no contributions required to be made under the plans for 2009. Due to the funded status of the qualified plans, there are no projected contributions for 2010. The funded status of our plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and regulatory requirements as in effect from time to time. Our pension income associated with the pension plans will decrease and the pension expense and cash contributions associated with pension plans will increase in future periods. The total contributions expected to be paid in 2010 include $2.1 million to the nonqualified pension plans and $0.3 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Benefit Payments

Estimated benefit payments under the pension and postretirement benefit plans are as follow:

In thousands	Pension benefits	Postretirement benefits
2010	$15,873	$290
2011	16,707	269
2012	17,391	256
2013	18,449	234
2014	19,238	221
2015 through 2019	108,570	821

Total estimated payments	$196,228	$2,091

401(k) Plans

We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans’ eligibility requirements. Under certain of the plans we provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, we have provided discretionary profit sharing contributions in the past and we may do so in the future. The aggregate matching and other contributions for the continuing operations were $6.1 million for 2009, $6.0 million for 2008 and $5.7 million for 2007. The aggregate matching contributions for disposed discontinued operations’ 401(k) savings plans were $0.9 million for 2007.

On October 1, 2007, the Visant 401(k) Retirement Savings Plan was amended to allow for the participation of individuals employed by Memory Book Acquisition LLC. On January 3, 2009, we merged the Visual Systems, Inc. Profit Sharing & 401(k) Plan into the Visant 401(k) Retirement Savings Plan. In addition on January 3, 2009, we merged the Neff Company 401(k) Plan & Trust into the Lehigh Press Investment Opportunity Plan and renamed the Plan the Lehigh & Neff 401(k) Retirement Savings Plan.

On April 14, 2008, following the acquisition of Phoenix Color, the Phoenix Color Corp. Employees’ Stock Bonus and Ownership Plan, established as a profit sharing plan for employees of Phoenix Color and its subsidiaries, was merged into the Phoenix Color Corp. Employees’ Savings and Investment Plan, which is a 401(k) savings plan maintained for the employees of Phoenix Color and its subsidiaries.

15.	Stock-based Compensation

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. As of January 2, 2010 there were 288,010 shares available for grant under the 2003 Plan. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of January 2, 2010 there were 114,940 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which fully vested and became exercisable in annual installments through 2009 (for those options granted in 2004 and 2005), and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and sale participation agreement. As of January 2, 2010, there were 286,277 options vested under the 2004 Plan and 3,000 unvested and subject to vesting.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

During 2008 we implemented long-term phantom share incentive arrangements with certain key employees (the “2008 LTIP”). Under these arrangements the executive is granted a target award based on a specified number of phantom share units, which vests on the basis of performance or time (and continued employment).

The performance-based award vests if we (or the respective subsidiary) achieve a minimum threshold trailing twelve months’ EBITDA target measured as of the last day of our fiscal quarter ended closest to June 30, 2010, subject to the executive’s continued employment through such measurement date. The award vests as follows:

EBITDA Target	Below Threshold	Threshold	Target	Maximum
Percentage of target award vesting	0%	50%	100%	200%

If the threshold EBITDA target is not achieved or the executive either resigns or suffers a termination of employment by us prior to the measurement date other than in connection with a change in control of us, the award granted to the executive is forfeited without payment.

Subject to these vesting conditions, the award is settled in cash in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of 2008 LTIP phantom share units in which the executive vests, payable in a lump sum as soon as practicable following the measurement date and in any event not later than December 31, 2010.

In the case of the executive’s termination by us without cause or by the executive for good reason or due to the executive’s permanent disability or death within twelve months following a change in control (as defined in the 2004 Plan) and prior to the last day of the fiscal quarter closest to June 30, 2010, in each case before the measurement date, the executive will vest in the target award and the lump sum cash payment in respect of the award will be made based on the fair market value of the Class A Common Stock as of such date, payable as soon as practicable but in any event not later than March 14th of the calendar year following the calendar year in which the termination occurs.

In addition to the performance vesting described above, certain 2008 LTIP arrangements may also contain a time vesting component such that a portion of the award vests based solely on the basis of the executive’s continued employment through the respective measurement date.

Each award also contains covenants with respect to confidentiality, noncompetition and nonsolicitation to which the executive is bound during his or her employment and for two years following termination of employment.

There is no established public market for the Holdings Class A Common Stock. The fair market value of the Class A Common Stock is established pursuant to the terms of the 2004 Plan and determined by a third party valuation, and the methodology to determine the fair market value under the incentive plans does not give effect to any premium for control or discount for minority interests or restrictions on transfers. Fair value includes any premium for control or discount for minority interests or restrictions on transfers. We used a discounted cash flow analysis and selected public company analysis to determine the enterprise value and share price for Holdings Class A Common Stock.

Effective January 1, 2006, the Company adopted FASB’s amended share-based payment standard, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of the amendment, the Company used the minimum value method in its share-based payment pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted prior to 2006 will be prospectively accounted for under amended share-based payments guidance. Accordingly, no incremental compensation cost was recognized as a result of the modification.

The Company had granted non-employee awards to the Company’s directors and to certain related parties, as disclosed in Note 18, Related Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded in 2007.

For the year ended January 2, 2010, January 3, 2009 and December 29, 2007, the Company recognized total compensation expense related to stock options and the 2008 LTIP of approximately $1.3 million, $8.1 million and $1.0 million, respectively, which is included in selling, general and administrative expenses.

For the year ended January 2, 2010, there were no issuances of restricted shares. For the year ended January 3, 2009, Holdings issued, subject to vesting, a total of 2,600 restricted shares of Holdings’ Class A Common Stock to three officers of the Company under the 2004 Plan.

For the year ended January 2, 2010, there were no issuances of stock options. For the year ended January 3, 2009, the Company granted an aggregate of 4,403 options under the 2004 Plan to certain employees of the Company or its subsidiaries. The per-share weighted-average fair value of stock options granted during fiscal 2008 and fiscal 2007 was $53.73 and $40.73, respectively, on the date of grant using the Black-Scholes option pricing model. The Company employs the simplified method in order to calculate the term that an option is expected to be outstanding. The simplified method is employed as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been outstanding.

The following key assumptions were used to value options issued:

	2008	2007
Expected Life	6.3 years	6.0 years
Expected Volatility	28.8%	29.7%
Dividend Yield	—	—
Risk-free Interest Rate	3.1%	4.6%

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted- average exercise price
Outstanding at January 3, 2009	341	$46.66
Exercised	(41)	$36.52
Granted	—	$—
Forfeited	(1)	$248.25
Cancelled	—	$—

Outstanding at January 2, 2010	299	$47.64

Vested or expected to vest at January 2, 2010	299	$47.64

Exercisable at January 2, 2010	296	$45.63

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The exercise prices for options granted prior to April 2006 have been adjusted to reflect the special dividend declared in April 2006.

The weighted average remaining contractual life of outstanding options at January 2, 2010 was approximately 5.6 years.

16.	Business Segments

Our three reportable segments consist of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

Scholastic

The Scholastic segment provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, and our subsequent acquisitions in 2009 and 2010 in the varsity jacket business we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Jostens provides services in conjunction with the publication, marketing, sale and production of memory books, and related products that help people tell their stories and chronicle important events. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

year-to-year basis. Jostens also offers online memory book products and related services, including for which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events and memories.

Marketing and Publishing Services

The Marketing and Publishing Services segment provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services primarily targeted at the direct marketing sector. We are also a leading producer of book components and supplemental materials such as decorative covers and overhead transparencies for educational and trade publishers. With over a 100-year history, Arcade Marketing pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities may offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

The following table presents information of Holdings by business segment:

In thousands	2009	2008	2007
Net sales
Scholastic	$462,718	$472,405	$465,439
Memory Book	386,848	393,309	372,063
Marketing and Publishing Services	406,032	501,374	434,057
Inter-segment eliminations	(273)	(1,528)	(1,349)

	$1,255,325	$1,365,560	$1,270,210

Operating income
Scholastic	$44,940	$36,744	$51,312
Memory Book	105,274	99,090	89,108
Marketing and Publishing Services	50,354	66,437	76,453

	$200,568	$202,271	$216,873

Interest, net
Scholastic	$42,323	$44,414	$54,095
Memory Book	35,639	36,943	42,729
Marketing and Publishing Services	35,396	43,894	47,180

	$113,358	$125,251	$144,004

Depreciation and Amortization
Scholastic	$29,198	$27,850	$26,794
Memory Book	38,989	38,430	36,330
Marketing and Publishing Services	34,358	36,738	23,832

	$102,545	$103,018	$86,956

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In thousands	2009	2008	2007
Capital expenditures
Scholastic	$11,099	$9,825	$10,117
Memory Book	13,633	17,750	17,253
Marketing and Publishing Services	21,406	24,777	29,000

	$46,138	$52,352	$56,370

Goodwill
Scholastic	$305,806	$305,806	$305,438
Memory Book	391,553	391,407	391,119
Marketing and Publishing Services	306,958	308,801	239,012

	$1,004,317	$1,006,014	$935,569

Intangible assets
Scholastic	$219,604	$190,643	$231,251
Memory Book	163,445	228,182	223,265
Marketing and Publishing Services	167,581	183,637	60,827

	$550,630	$602,462	$515,343

Total assets
Scholastic	$842,041	$706,107	$804,514
Memory Book	643,614	822,254	793,075
Marketing and Publishing Services	712,043	775,349	514,085

	$2,197,698	$2,303,710	$2,111,674

Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2009, 2008 and 2007.

The following table presents net sales by class of similar products and certain geographic information:

In thousands	2009	2008	2007
Net sales by classes of similar products
Memory book and yearbook products and services	$386,783	$391,981	$370,952
Class ring and jewelry products	208,260	219,407	220,380
Graduation and affinity products	254,458	252,998	245,059
Sampling products and services	139,506	191,546	196,478
Direct marketing products and services	111,460	135,130	144,663
Book components	154,858	174,498	92,678

	$1,255,325	$1,365,560	$1,270,210

Net sales by geographic area
United States	$1,186,840	$1,282,852	$1,187,204
Canada	25,053	26,292	28,516
France	13,097	23,912	17,052
Other	30,335	32,504	37,438

	$1,255,325	$1,365,560	$1,270,210

Net property, plant and equipment and intangible assets by geographic area
United States	$1,763,717	$1,828,760	$1,630,532
Other, primarily Canada	2,062	1,478	1,491

	$1,765,779	$1,830,238	$1,632,023

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

17.	Common Stock

Holdings’ common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings’ charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

(i)	initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

(ii)	thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

(iii)	if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

18.	Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

In connection with the Transactions, we entered into a stockholders agreement (the “2004 Stockholders Agreement”) with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things,

•	a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. KKR and DLJMBP III each

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

has the right to designate up to four directors to our board of directors (and currently three KKR and two DLJMP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” our common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We incurred advisory fees to the Sponsors of $3.4 million for each of the years ended January 2, 2010 and January 3, 2009 and $3.2 million for the year ended December 29, 2007. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

KKR Capstone is a team of operational professionals who work exclusively with KKR’s investment professionals and portfolio company management teams to enhance and strengthen operations in KKR’s portfolio companies. We have retained KKR Capstone from time to time to provide certain of our businesses with consulting services primarily to help identify and implement operational improvements and other strategic efforts within our businesses. There were no services rendered or payments made in 2009. We paid approximately $0.5 million in 2008 for the services provided by KKR Capstone with no payments made in 2007. An affiliate of KKR Capstone has an ownership interest in Holdings.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may avail ourselves of the terms and conditions of the CoreTrust purchasing organization. In addition to other vendors we purchase from under the CoreTrust group purchasing program, beginning in 2010 we are providing a prescription drug benefit program and related services through the CoreTrust program. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, the benefit of utilizing the CoreTrust group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on the products and services purchased by us and other parties and CoreTrust shares a portion of such fees with the KKR affiliate.

We participate in providing, with an affiliate of First Data Corporation (“First Data”), integrated marketing programs to third parties from time to time. The terms of the arrangement between us and First Data have been negotiated on an arm’s length basis. First Data is also owned and controlled by affiliates of KKR and Tagar C. Olson, a member of our board of directors, is a director of First Data.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMB Funds”) and certain of the DLJMB Funds’ co-investors entered into a stock purchase and stockholders’ agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant’s 8% Senior Redeemable Preferred Stock, which have since been repurchased.

The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Equity Incentive Plans and Management Stockholders Agreement

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and became effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefore. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of January 2, 2010, there were 114,940 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation,

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case, if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of purchase/ grant, subject to certain exceptions;

•	a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of purchase/grant and a registered public offering, put rights by the stockholder with respect to Holdings stock and outstanding and exercisable options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of purchase/grant, call rights by the Company with respect to Holdings stock and outstanding and exercisable options;

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

19.	Condensed Consolidating Guarantor Information

As discussed in Note 10, Debt, Visant’s obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,225,182	$51,567	$(21,424)	$1,255,325
Cost of products sold	—	579,219	30,936	(21,372)	588,783

Gross profit	—	645,963	20,631	(52)	666,542
Selling and administrative expenses	—	437,118	14,185	—	451,303
Gain on disposal of fixed assets	—	(1,405)	—	—	(1,405)
Special charges	(1)	14,465	22	—	14,486

Operating income	1	195,785	6,424	(52)	202,158
Net interest expense	67,193	41,815	173	(53,892)	55,289

(Loss) income before income taxes	(67,192)	153,970	6,251	53,840	146,869
(Benefit from) provision for income taxes	(4,244)	59,412	1,061	(20)	56,209

(Loss) income from operations	(62,948)	94,558	5,190	53,860	90,660
Equity (earnings) loss in subsidiary, net of tax	(153,608)	(5,190)	—	158,798	—

Net income	$90,660	$99,748	$5,190	$(104,938)	$90,660

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,319,127	$67,438	$(21,005)	$1,365,560
Cost of products sold	—	654,270	42,633	(21,102)	675,801

Gross profit	—	664,857	24,805	97	689,759
Selling and administrative expenses	156	445,764	17,643	—	463,563
Loss on disposal of fixed assets	—	958	—	—	958
Special charges	121	11,176	3,136	—	14,433

Operating (loss) income	(277)	206,959	4,026	97	210,805
Net interest expense	73,110	57,615	70	(61,685)	69,110

(Loss) income before income taxes	(73,387)	149,344	3,956	61,782	141,695
(Benefit from) provision for income taxes	(4,820)	58,029	1,400	38	54,647

(Loss) income from operations	(68,567)	91,315	2,556	61,744	87,048
Equity (earnings) loss in subsidiary, net of tax	(155,615)	(2,556)	—	158,171	—

Net income	$87,048	$93,871	$2,556	$(96,427)	$87,048

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2007

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,233,445	$63,151	$(26,386)	$1,270,210
Cost of products sold	—	610,126	39,328	(26,408)	623,046

Gross profit	—	623,319	23,823	22	647,164
Selling and administrative expenses	(723)	409,212	17,032	—	425,521
Loss on disposal of fixed assets	—	629	—	—	629
Special charges	237	2,685	—	—	2,922

Operating income	486	210,793	6,791	22	218,092
Net interest expense	85,006	81,282	7	(76,110)	90,185

(Loss) income before income taxes	(84,520)	129,511	6,784	76,132	127,907
(Benefit from) provision for income taxes	(3,106)	50,272	2,567	9	49,742

(Loss) income from continuing operations	(81,414)	79,239	4,217	76,123	78,165
Equity (earnings) loss in subsidiary, net of tax	(172,051)	(4,194)	—	176,245	—
Income (loss) from discontinued operations, net	98,260	12,495	(23)	—	110,732

Net income	$188,897	$95,928	$4,194	$(100,122)	$188,897

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$98,340	$3,825	$10,928	$—	$113,093
Accounts receivable, net	1,611	105,819	5,844	—	113,274
Inventories, net	—	100,879	1,992	(122)	102,749
Salespersons overdrafts, net	—	27,551	967	—	28,518
Prepaid expenses and other current assets	1,914	16,025	303	—	18,242
Intercompany receivable	647	12,207	—	(12,854)	—
Deferred income taxes	(440)	14,908	53	—	14,521

Total current assets	102,072	281,214	20,087	(12,976)	390,397
Property, plant and equipment, net	499	210,278	55	—	210,832
Goodwill	—	982,212	22,105	—	1,004,317
Intangibles, net	—	541,366	9,264	—	550,630
Deferred financing costs, net	12,484	—	—	—	12,484
Intercompany receivable	1,053,724	375,902	48,497	(1,478,123)	—
Other assets	1,496	12,158	78	—	13,732
Investment in subsidiaries	752,596	84,461	—	(837,057)	—
Prepaid pension costs	—	4,855	—	—	4,855

	$1,922,871	$2,492,446	$100,086	$(2,328,156)	$2,187,247

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$—	$196	$—	$—	$196
Accounts payable	2,410	43,027	2,580	—	48,017
Accrued employee compensation and related taxes	8,351	32,183	2,021	—	42,555
Customer deposits	—	175,633	8,342	—	183,975
Commissions payable	—	21,204	752	—	21,956
Income taxes (receivable) payable	(1,211)	1,271	1,630	(47)	1,643
Interest payable	10,292	166	—	—	10,458
Current portion of long-term debt and capital leases	6	1,849	7	—	1,862
Intercompany payable (receivable)	4,983	7,965	(93)	(12,855)	—
Other accrued liabilities	152	28,748	571	—	29,471

Total current liabilities	24,983	312,242	15,810	(12,902)	340,133
Long-term debt and capital leases, less current maturities	816,510	7,908	13	—	824,431
Intercompany payable	328,785	1,149,412	—	(1,478,197)	—
Deferred income taxes	(10,048)	198,281	(198)	—	188,035
Pension liabilities, net	675	55,080	—	—	55,755
Other noncurrent liabilities	22,164	16,927	—	—	39,091

Total liabilities	1,183,069	1,739,850	15,625	(1,491,099)	1,447,445
Stockholder’s equity	739,802	752,596	84,461	(837,057)	739,802

	$1,922,871	$2,492,446	$100,086	$(2,328,156)	$2,187,247

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$102,517	$6,499	$8,585	$—	$117,601
Accounts receivable, net	984	124,897	13,038	—	138,919
Inventories, net	—	102,921	1,375	(70)	104,226
Salespersons overdrafts, net	—	27,204	842	—	28,046
Prepaid expenses and other current assets	2,423	17,154	508	—	20,085
Intercompany receivable	5,946	43,144	—	(49,042)	48
Deferred income taxes	(491)	15,414	—	—	14,923

Total current assets	111,379	337,233	24,348	(49,112)	423,848
Property, plant and equipment, net	719	220,965	78	—	221,762
Goodwill	—	984,055	21,959	—	1,006,014
Intangibles, net	—	593,198	9,264	—	602,462
Deferred financing costs, net	15,605	—	—	—	15,605
Intercompany receivable	1,139,709	174,935	43,353	(1,357,997)	—
Other assets	1,990	13,132	79	—	15,201
Investment in subsidiaries	654,438	79,271	—	(733,709)	—
Prepaid pension costs	—	3,981	—	—	3,981

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$—	$—	$—	$137,000
Accounts payable	2,934	48,342	3,257	(4)	54,529
Accrued employee compensation and related taxes	7,827	33,617	2,052	—	43,496
Customer deposits	—	177,035	6,834	—	183,869
Commissions payable	—	22,159	711	—	22,870
Income taxes payable (receivable)	8,455	(6,755)	1,361	(27)	3,034
Interest payable	10,096	16	—	—	10,112
Intercompany payable	9,886	38,500	4,008	(52,394)	—
Other accrued liabilities	1,443	31,890	1,714	—	35,047

Total current liabilities	177,641	344,804	19,937	(52,425)	489,957
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable	226,151	1,128,533	—	(1,354,684)	—
Deferred income taxes	(2,443)	200,588	(127)	—	198,018
Pension liabilities, net	74	57,388	—	—	57,462
Other noncurrent liabilities	18,616	21,019	—	—	39,635

Total liabilities	1,236,539	1,752,332	19,810	(1,407,109)	1,601,572
Stockholder’s equity	687,301	654,438	79,271	(733,709)	687,301

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$90,660	$99,748	$5,190	$(104,938)	90,660
Other cash (used in) provided by operating activities	(109,842)	119,575	(1,596)	108,293	116,430

Net cash (used in) provided by operating activities	(19,182)	219,323	3,594	3,355	207,090
Purchases of property, plant and equipment	—	(46,136)	(2)	—	(46,138)
Additions to intangibles	—	(917)	—	—	(917)
Proceeds from sale of property and equipment	—	3,491	—	—	3,491
Acquisition of business, net of cash acquired	1,432	(2,301)	—	—	(869)

Net cash provided by (used in) investing activities	1,432	(45,863)	(2)	—	(44,433)
Short-term (repayments) borrowings	(137,000)	1,069	—	—	(135,931)
Principal payments on long-term debt	—	(71)	(7)	—	(78)
Proceeds from issuance of long-term debt	—	8,394	—	—	8,394
Intercompany payable (receivable)	189,839	(186,484)	—	(3,355)	—
Distribution to shareholder	(36,569)	—	—	—	(36,569)
Debt financing costs	(2,697)	(44)	(43)	—	(2,784)
Other financing activities	—	1,002	(1,002)		—

Net cash used in financing activities	13,573	(176,134)	(1,052)	(3,355)	(166,968)
Effect of exchange rate changes on cash and cash equivalents	—	—	(197)	—	(197)

(Decrease) increase in cash and cash equivalents	(4,177)	(2,674)	2,343	—	(4,508)
Cash and cash equivalents, beginning of period	102,517	6,499	8,585	—	117,601

Cash and cash equivalents, end of period	$98,340	$3,825	$10,928	$—	$113,093

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$87,048	$93,871	$2,556	$(96,427)	87,048
Other cash (used in) provided by operating activities	(44,254)	89,244	751	88,392	134,133

Net cash provided by operating activities	42,794	183,115	3,307	(8,035)	221,181
Purchases of property, plant and equipment	—	(52,333)	(19)	—	(52,352)
Additions to intangibles	—	(1,799)	—	—	(1,799)
Proceeds from sale of property and equipment	—	1,779	12	—	1,791
Acquisition of business, net of cash acquired	(222,949)	1,349	—	—	(221,600)
Other investing activities, net	1	(342)	—	—	(341)

Net cash used in investing activities	(222,948)	(51,346)	(7)	—	(274,301)
Book overdrafts	—	(941)	—	—	(941)
Short-term borrowings (repayments)	137,000	—	(714)	—	136,286
Intercompany payable (receivable)	128,168	(136,203)	—	8,035	—
Distribution to shareholder	(23,224)	—	—	—	(23,224)
Other financing activities, net	—	1,059	(1,059)	—	—

Net cash provided by (used in) financing activities	241,944	(136,085)	(1,773)	8,035	112,121
Effect of exchange rate changes on cash and cash equivalents	—	—	(542)	—	(542)

Increase (decrease) in cash and cash equivalents	61,790	(4,316)	985	—	58,459
Cash and cash equivalents, beginning of period	40,727	10,815	7,600	—	59,142

Cash and cash equivalents, end of period	$102,517	$6,499	$8,585	$—	$117,601

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2007

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$188,897	$95,928	$4,194	$(100,122)	$188,897
Other cash (used in) provided by operating activities	(183,854)	88,619	(9,189)	98,017	(6,407)
Net cash used in discontinued operations	(1,205)	(3,942)	—	—	(5,147)

Net cash provided by (used in) operating activities	3,838	180,605	(4,995)	(2,105)	177,343
Purchases of property, plant, and equipment	(31)	(56,273)	(66)	—	(56,370)
Additions to intangibles	—	(2,224)	—	—	(2,224)
Proceeds from sale of property and equipment	—	1,936	—	—	1,936
Acquisition of business, net of cash acquired	(61,361)	3,033	—	—	(58,328)
Other investing activities, net	—	(461)	—	—	(461)
Net cash provided by (used in) discontinued operations	401,781	(5,691)	—	—	396,090

Net cash provided by (used in) investing activities	340,389	(59,680)	(66)	—	280,643
Short-term borrowings	—	—	714	—	714
Principal payments on long-term debt	(400,000)	—	—	—	(400,000)
Intercompany payable (receivable)	113,414	(115,509)	—	2,095	—
Distribution to shareholder	(18,621)	—	—	—	(18,621)
Other financing activities, net	—	1,144	(1,144)	—	—

Net cash used in financing activities	(305,207)	(114,365)	(430)	2,095	(417,907)
Effect of exchange rate changes on cash and cash equivalents	—	(20)	1,030	10	1,020

Increase (decrease) in cash and cash equivalents	39,020	6,540	(4,461)	—	41,099
Cash and cash equivalents, beginning of period	1,707	4,275	12,061	—	18,043

Cash and cash equivalents, end of period	$40,727	$10,815	$7,600	$—	$59,142

20.	Subsequent Events

On February 1, 2010, the Company purchased the stock of Rock Creek Athletics, Inc. (“Rock Creek”) (producer of varsity jackets) for approximately $4.6 million in cash. Rock Creek is a producer of letter jackets. The results of the acquired Rock Creek operations will be reported as part of the Scholastic segment from the date of acquisition.

On February 26, 2010, the Board of Directors of Holdings declared an extraordinary cash distribution in the aggregate amount of $137.7 million (inclusive of the distribution to holders of vested stock options as described below), or $22.00 per share (the “Distribution”) on Holdings’ outstanding common stock. The Distribution was payable on March 1, 2010 to stockholders of record on February 26, 2010 (the “Record Date”). The Distribution was funded from cash on hand. In connection with the Distribution, Holdings made a cash payment to holders of vested stock options for the Common Stock, granted pursuant to Holdings’ equity incentive plans. The cash

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

payment on the vested stock options equaled (x) the product of (i) the number of shares of Common Stock subject to such options outstanding on the Record Date multiplied by (ii) the per share amount of the Distribution, minus (y) any applicable withholding taxes. Holdings reduced the per share exercise price as permitted under the applicable equity incentive plans of any unvested options outstanding as of the Record Date by the per share Distribution amount paid.

On March 2, 2010, the Company announced the execution of a pre-acquisition agreement to make a cash offer to acquire all of the issued and outstanding common shares of Intergold Ltd. at $0.16 (Cdn) per share. On March 16, 2010, the Company announced that the offer to purchase and other related offer documents had been mailed to Intergold shareholders. Intergold designs, manufactures and markets precious and non-precious metal custom recognition and fashion jewelry, including for the scholastic and champion sports segments. This proposed acquisition would complement our existing Scholastic business.

The Company amended the precious metal consignment arrangement with a major financial institution described in Note 6, Accounts Receivable and Inventory, as of March 9, 2010 to increase the maximum dollar value in consigned inventory from $32.5 million to $45.0 million.

As of March 31, 2010 the Company implemented long-term phantom-share incentive arrangements with certain key employees (the “2010 LTIP”). Under these arrangements the executive is granted a target award based on a specified number of phantom share units, half of which vests on the basis of performance (and continued employment) and the other half of which vests on the basis of time (and continued employment), regardless of whether the respective performance target(s) are met.

Visant consummated refinancing transactions prior to the end of its fiscal third quarter 2010, on September 22, 2010. In connection with the refinancing, Visant sold in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act, $750.0 million aggregate principal amount of 10.00% Senior Notes due 2017 (the “New Senior Notes”) and Visant together with certain of its subsidiaries entered into a $1,250.0 million term loan B facility maturing in 2016 (the “New Term Loan Facility”), and a $175.0 million revolving credit facility expiring in 2015. The proceeds from the New Term Loan Facility and the offering of the New Senior Notes were used to (1) repay in full Visant’s outstanding borrowings under its senior secured credit facilities, which facilities would have otherwise begun maturing in October 2011, (2) repurchase through cash tender offers or redeem, directly or through Holdings, approximately $1,097.2 million aggregate principal amount of existing notes, (3) pay a dividend of approximately $517.0 million from Visant to Visant Secondary Holdings Corp., which in turn paid a dividend to Holdings in equivalent amount, and Holdings used such dividend to make dividend and dividend-equivalent payments to its common stockholders and optionholders, and (4) pay fees and expenses incurred in connection with the foregoing. In connection with the refinancing transactions, the Company recognized an aggregate loss on repurchase and redemption of $37.7 million.

FINANCIAL STATEMENT SCHEDULE

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries

	Allowance for uncollectible accounts(1)	Allowance for sales returns(2)	Salesperson overdraft reserve(1)
Balance, December 30, 2006	$2,726	$7,278	$12,621

Charged to expense	1,626	24,281	1,541
Deductions	1,048	24,679	4,193

Balance, December 29, 2007	$3,304	$6,880	$9,969

Charged to expense	2,549	25,880	928
Deductions	1,545	24,737	2,753

Balance, January 3, 2009	$4,308	$8,023	$8,144

Charged to expense	2,219	24,486	2,875
Deductions	1,442	24,998	2,282

Balance, January 2, 2010	$5,085	$7,511	$8,737

(1)	Deductions represent uncollectible accounts written off, net of recoveries
(2)	Deductions represent returns processed against reserve

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	October 2,	October 3,	October 2,	October 3,
In thousands	2010	2009	2010	2009
Net sales	$224,287	$235,901	$989,389	$1,000,273
Cost of products sold	120,585	128,071	451,104	462,342

Gross profit	103,702	107,830	538,285	537,931
Selling and administrative expenses	92,368	92,959	347,353	338,644
(Gain) loss on disposal of fixed assets	(303)	(223)	203	(453)
Special charges	995	2,395	3,383	14,816

Operating income	10,642	12,699	187,346	184,924
Interest expense, net	31,444	27,894	87,699	85,543
Loss on repurchase and redemption of debt	37,680	—	37,680	—

(Loss) income before income taxes	(58,482)	(15,195)	61,967	99,381
(Benefit from) provision for income taxes	(13,503)	(7,105)	31,169	37,523

Net (loss) income	$(44,979)	$(8,090)	$30,798	$61,858

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 2,	January 2,
In thousands, except share amounts	2010	2010
ASSETS
Cash and cash equivalents	$11,282	$113,330
Accounts receivable, net	125,573	113,274
Inventories	90,184	102,749
Salespersons overdrafts, net of allowance of $9,482 and $8,737, respectively	30,536	28,518
Income taxes receivable	2,561	2,645
Prepaid expenses and other current assets	13,133	18,242
Deferred income taxes	28,337	14,521

Total current assets	301,606	393,279

Property, plant and equipment	469,515	441,985
Less accumulated depreciation	(255,379)	(231,153)

Property, plant and equipment, net	214,136	210,832
Goodwill	1,008,428	1,004,317
Intangibles, net	517,201	550,630
Deferred financing costs, net	50,775	20,053
Deferred income taxes	2,605	—
Other assets	16,525	13,732
Prepaid pension costs	4,855	4,855

Total assets	$2,116,131	$2,197,698

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ (DEFICIT) EQUITY
Short-term borrowings	$92,500	$196
Accounts payable	53,038	48,017
Accrued employee compensation and related taxes	32,301	42,555
Commissions payable	8,058	21,956
Customer deposits	53,944	183,975
Income taxes payable	349	628
Current portion of long-term debt and capital leases	16,208	1,862
Interest payable	5,099	15,122
Other accrued liabilities	28,118	29,476

Total current liabilities	289,615	343,787

Long-term debt and capital leases — less current maturities	1,975,418	1,421,631
Deferred income taxes	178,062	150,352
Pension liabilities, net	52,026	55,755
Other noncurrent liabilities	49,402	40,870

Total liabilities	2,544,523	2,012,395

Mezzanine equity	8,564	9,147
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,967,265 and 5,964,690 shares at October 2, 2010 and January 2, 2010
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at October 2, 2010 and January 2, 2010
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at October 2, 2010 and January 2, 2010	60	60
Additional paid-in-capital	9,545	173,568
Accumulated (deficit) earnings	(413,701)	33,813
Treasury stock	(5,129)	(4,138)
Accumulated other comprehensive loss	(27,731)	(27,147)

Total stockholders’ (deficit) equity	(436,956)	176,156

Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$2,116,131	$2,197,698

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	October 2,	October 3,
In thousands	2010	2009
Net income	$30,798	$61,858
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	33,904	32,035
Amortization of intangible assets	43,008	43,414
Amortization of debt discount, premium and deferred financing costs	5,609	6,024
Other amortization	391	460
Deferred income taxes	12,429	(13,858)
Loss on repurchase and redemption of debt	14,778	—
Loss (gain) on disposal of fixed assets	203	(453)
Stock-based compensation	10,045	575
Excess tax benefit from share-based arrangements	(53)	(2,909)
Loss on asset impairments	198	6,036
Changes in assets and liabilities:
Accounts receivable	(10,421)	13,385
Inventories	14,061	15,667
Salespersons overdrafts	(1,999)	(814)
Prepaid expenses and other current assets	4,034	13,451
Accounts payable and accrued expenses	(10,621)	2,651
Customer deposits	(130,246)	(129,161)
Commissions payable	(13,952)	(15,278)
Income taxes payable/receivable	11,602	40,414
Interest payable	(10,023)	4,949
Other	(8,520)	(13,509)

Net cash (used in) provided by operating activities	(4,775)	64,937

Purchases of property, plant and equipment	(43,163)	(37,047)
Proceeds from sale of property and equipment	659	3,042
Acquisition of business, net of cash acquired	(9,906)	(869)
Additions to intangibles	(741)	(553)
Other investing activities, net	8	(1)

Net cash used in investing activities	(53,143)	(35,428)

Short-term borrowings	308,700	5,296
Short-term repayments	(216,200)	(137,000)
Repurchase of common stock and payments for stock-based awards	(1,017)	(5,796)
Principal payments on long-term debt and capital lease obligations	(1,416,280)	—
Proceeds from issuance of long-term debt and capital leases	1,983,234	—
Proceeds from issuance of common stock	30	—
Excess tax benefit from share-based arrangements	53	2,909
Distribution to stockholders	(654,741)	—
Debt financing costs	(47,585)	(2,619)

Net cash used in financing activities	(43,806)	(137,210)

Effect of exchange rate changes on cash and cash equivalents	(324)	(441)

Decrease in cash and cash equivalents	(102,048)	(108,142)
Cash and cash equivalents, beginning of period	113,330	118,273

Cash and cash equivalents, end of period	$11,282	$10,131

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	October 2,	October 3,	October 2,	October 3,
In thousands	2010	2009	2010	2009
Net sales	$224,287	$235,901	$989,389	$1,000,273
Cost of products sold	120,585	128,071	451,104	462,342

Gross profit	103,702	107,830	538,285	537,931
Selling and administrative expenses	98,374	92,717	347,313	337,771
(Gain) loss on disposal of fixed assets	(303)	(223)	203	(453)
Special charges	995	2,395	3,383	14,816

Operating income	4,636	12,941	187,386	185,797
Interest expense, net	18,372	13,419	45,675	41,975
Loss on repurchase and redemption of debt	9,693	—	9,693	—

(Loss) income before income taxes	(23,429)	(478)	132,018	143,822
(Benefit from) provision for income taxes	(1,861)	(1,306)	55,951	54,420

Net (loss) income	$(21,568)	$828	$76,067	$89,402

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 2,	January 2,
In thousands, except share amounts	2010	2010
ASSETS
Cash and cash equivalents	$9,514	$113,093
Accounts receivable, net	125,573	113,274
Inventories	90,184	102,749
Salespersons overdrafts, net of allowance of $9,482 and $8,737, respectively	30,536	28,518
Prepaid expenses and other current assets	13,098	18,242
Deferred income taxes	17,856	14,521

Total current assets	286,761	390,397

Property, plant and equipment	469,515	441,985
Less accumulated depreciation	(255,379)	(231,153)

Property, plant and equipment, net	214,136	210,832
Goodwill	1,008,428	1,004,317
Intangibles, net	517,201	550,630
Deferred financing costs, net	50,775	12,484
Deferred income taxes	2,605	—
Other assets	16,525	13,732
Prepaid pension costs	4,855	4,855

Total assets	$2,101,286	$2,187,247

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Short-term borrowings	$92,500	$196
Accounts payable	53,037	48,017
Accrued employee compensation and related taxes	32,301	42,555
Commissions payable	8,058	21,956
Customer deposits	53,944	183,975
Income taxes payable	46,276	1,643
Current portion of long-term debt and capital leases	16,208	1,862
Interest payable	5,099	10,458
Other accrued liabilities	27,156	29,471

Total current liabilities	334,579	340,133

Long-term debt and capital leases — less current maturities	1,975,418	824,431
Deferred income taxes	179,054	188,035
Pension liabilities, net	52,026	55,755
Other noncurrent liabilities	48,585	39,091

Total liabilities	2,589,662	1,447,445

Mezzanine equity	30	—
Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at October 2, 2010 and January 2, 2010	—	—
Common stock $.01 par value; authorized 1,000 shares; 1,000 shares issued and outstanding at October 2, 2010 and January 2, 2010	—	—
Additional paid-in-capital	40	570,180
Accumulated (deficit) earnings	(460,715)	196,769
Accumulated other comprehensive loss	(27,731)	(27,147)

Total stockholder’s (deficit) equity	(488,406)	739,802

Total liabilities and stockholder’s (deficit) equity	$2,101,286	$2,187,247

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	October 2,	October 3,
In thousands	2010	2009
Net income	$76,067	$89,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,904	32,035
Amortization of intangible assets	43,008	43,414
Amortization of debt discount, premium and deferred financing costs	4,211	4,574
Other amortization	391	460
Deferred income taxes	(13,772)	(13,431)
Loss on repurchase and redemption of debt	8,607	—
Loss (gain) on disposal of fixed assets	203	(453)
Stock-based compensation	10,045	—
Loss on asset impairments	198	6,036
Changes in assets and liabilities:
Accounts receivable	(10,421)	13,385
Inventories	14,061	15,667
Salespersons overdrafts	(1,999)	(814)
Prepaid expenses and other current assets	4,069	13,451
Accounts payable and accrued expenses	(10,622)	2,650
Customer deposits	(130,246)	(129,161)
Commissions payable	(13,952)	(15,278)
Income taxes payable	44,665	39,087
Interest payable	(5,359)	(9,185)
Other	(8,508)	(13,485)

Net cash provided by operating activities	44,550	78,354

Purchases of property, plant and equipment	(43,163)	(37,047)
Proceeds from sale of property and equipment	659	3,042
Acquisition of business, net of cash acquired	(9,906)	(869)
Additions to intangibles	(741)	(553)
Other investing activities, net	8	(1)

Net cash used in investing activities	(53,143)	(35,428)

Short-term borrowings	308,700	5,296
Short-term repayments	(216,200)	(137,000)
Principal payments on long-term debt and capital lease obligations	(819,080)	—
Proceeds from issuance of long-term debt and capital leases	1,983,234	—
Distribution to stockholder	(1,303,731)	(15,981)
Debt financing costs	(47,585)	(2,619)

Net cash used in financing activities	(94,662)	(150,304)

Effect of exchange rate changes on cash and cash equivalents	(324)	(441)

Decrease in cash and cash equivalents	(103,579)	(107,819)
Cash and cash equivalents, beginning of period	113,093	117,601

Cash and cash equivalents, end of period	$9,514	$9,782

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Overview and Basis of Presentation

Overview

The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. The Company sells products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, the availability of school funding, product and service offerings and quality and price.

Basis of Presentation

The unaudited condensed consolidated financial statements included herein are:

•	Visant Holding Corp. and its wholly-owned subsidiaries (“Holdings”) which includes Visant Corporation (“Visant”); and

•	Visant and its wholly-owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than on a historical basis for stock compensation expense, interest expense and the related income tax effect of certain indebtedness of Holdings.

All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements of Holdings and Visant, and their respective subsidiaries, are presented pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) in accordance with disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in Holdings’ and Visant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.	Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized (1) when products are shipped (if shipped free on board “FOB” shipping point), (2) when products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

Cost of products sold primarily includes the cost of paper, precious metals and other raw materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $2.8 million and $1.7 million for the quarters ended October 2, 2010 and October 3, 2009, respectively. Advertising expense totaled $6.1 million for the nine months ended October 2, 2010 and $4.5 million for the nine months ended October 3, 2009.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year. The total net warranty costs on rings were $0.8 million and $0.7 million for the three-month periods ended October 2, 2010 and October 3, 2009, respectively. For the nine months ended October 2, 2010 and October 3, 2009, the total net warranty costs were $3.6 million and $3.4 million, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the condensed consolidated balance sheets were approximately $0.6 million as of each of October 2, 2010 and January 2, 2010.

Stock-based Compensation

The Company recognizes compensation expense related to all equity awards granted, including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. The Company recognized total stock-based compensation expense of approximately $4.1 million and $0.2 million for the three-month periods ended October 2, 2010 and October 3, 2009, respectively, which was included in selling and administrative expenses. Stock-based compensation expense totaled $10.0 million and $0.6 million for the nine-month periods ended October 2, 2010 and October 3, 2009, respectively. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a purchase feature pursuant to which, in the event the holder’s employment terminates as a result of the death or permanent disability (as defined in the agreement) of the holder, the holder (or his/her estate, in the case of death) has the option to require Holdings to purchase the common shares or vested options from the holder (estate) and settle the amounts in cash. Equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of October 2, 2010 and January 2, 2010, respectively.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Recently Adopted Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance which expands the required disclosures about fair value measurements. This guidance requires (1) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements along with the reasons for such transfers, (2) information about purchases, sales, issuances and settlements to be presented separately in the reconciliation for Level 3 fair value measurements, (3) fair value measurement disclosures for each class of assets and liabilities and (4) disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for fair value measurements that fall in either Level 2 or Level 3. This guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The Company’s adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

In February 2010, the FASB issued guidance related to events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance amends existing standards to address potential conflicts with SEC guidance and refines the scope of the reissuance disclosure requirements to include revised financial statements only. Under this guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated. The Company’s adoption of this guidance did not have a material impact on its condensed consolidated financial statements.

3.	The Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) completed a series of transactions which created a marketing and publishing services enterprise, servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments (the “Transactions”) through the combination of Jostens, Inc. (“Jostens”), Von Hoffmann Holdings, Inc. and its subsidiaries (“Von Hoffmann”) and AKI, Inc. and its subsidiaries (“Arcade”).

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”), and DLJMBP III owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of Holdings, DLJMBP III and certain of its affiliates held equity interests representing approximately 41.0% of Holdings’ voting interest and 45.0% of Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. As of October 2, 2010, an affiliate of KKR and DLJMBP III and certain of its affiliates (the “Sponsors”) held approximately 49.1% and 41.1%, respectively, of Holdings’ voting interest, while each held approximately 44.6% of Holdings’ economic interest. As of October 2, 2010, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.4% of the voting interest and approximately 1.7% of the economic interest of Holdings.

4.	Restructuring Activity and Other Special Charges

During the three months ended October 2, 2010, the Company recorded $0.9 million of restructuring costs and $0.1 million of other special charges. The Scholastic segments incurred $0.4 million of severance and related benefits for headcount reductions associated with the closure of the Unadilla, Georgia facility and $0.1 million of

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

other facility closure costs. The Marketing and Publishing Services segments incurred $0.1 million of severance and related benefits for headcount reductions associated with reductions in force and $0.4 million of costs associated with the exit of certain leased office space. The associated employee headcount reductions related to the above actions were two and 84 in the Marketing and Publishing Services and Scholastic segments, respectively.

For the nine-month period ended October 2, 2010, the Company recorded $3.2 million of restructuring costs and $0.2 million of other special charges. Restructuring costs for the nine months ended October 2, 2010 included $1.6 million and $0.5 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.3 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.2 million in the aggregate of non-cash asset impairment charges in the Scholastic and Marketing and Publishing Services segments. The associated employee headcount reductions were 142, 13 and 23 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

During the three months ended October 3, 2009, the Company recorded $0.8 million of restructuring costs and $1.6 million of other special charges. The Memory Book segment incurred $0.1 million of severance and related benefits associated with the closure of the Winston-Salem, North Carolina facility. The Scholastic segment incurred $0.2 million of severance and related benefits associated with the closure of the Marysville, Ohio chenille letter manufacturing facility. The Marketing and Publishing Services segment incurred $0.2 million of restructuring costs for severance and related benefits associated with the closure of the Baltimore, Maryland facility, $0.1 million of other shutdown related costs and $0.2 million of other severance and related benefits. Other special charges for the three months ended October 3, 2009 included $1.6 million of non-cash facility related asset impairment charges in the Memory Book segment associated with the closure of the Winston-Salem, North Carolina facility. The associated employee headcount reductions related to the above actions were 17 in the Marketing and Publishing Services segment.

For the nine-month period ended October 3, 2009, the Company recorded $8.8 million of restructuring costs and $6.0 million of other special charges. Restructuring charges included $0.9 million of cost reduction initiatives and severance and related benefits in the Scholastic segment and $4.2 million of severance and related benefits for associated headcount reductions in connection with the closure of the Winston Salem, North Carolina facility and certain other reductions in force in the Memory Book segment. Additionally, the Marketing and Publishing Services segment incurred $2.0 million of severance and related benefits for associated headcount reductions in connection with the closure of its Baltimore, Maryland facility, $0.3 million of restructuring costs associated with the closure of the Pennsauken, New Jersey facilities, $0.3 million of other shutdown related costs and $1.1 million of other severance and related benefits associated with cost reduction initiatives. Other special charges included $0.5 million of non-cash asset impairment charges in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $4.1 million of non-cash asset impairment charges in the Memory Book segment related to the closure of the Winston-Salem, North Carolina facility. Additionally, the Marketing and Publishing Services segment reported $1.4 million of non-cash costs related to asset impairment charges. The associated employee headcount reductions related to the above actions were 17, 231 and 156 in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Restructuring accruals of $2.0 million and $3.2 million as of October 2, 2010 and January 2, 2010, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance and related benefits related to headcount reductions in the Scholastic, Memory Book and Marketing and Publishing Services segments.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

On a cumulative basis through October 2, 2010, the Company incurred $19.2 million of employee severance and related benefit costs associated with the 2010, 2009 and 2008 cost savings initiatives, which affected 1,044 employees. The Company has paid $17.2 million in cash related to these cost savings initiatives.

Changes in the restructuring accruals during the first nine months of 2010 were as follows:

In thousands	2010 Initiatives	2009 Initiatives	2008 Initiatives	Total
Balance at January 2, 2010	$—	$3,103	$62	$3,165
Restructuring charges	2,830	355	—	3,185
Severance and related benefits paid	(1,536)	(2,735)	(62)	(4,333)

Balance at October 2, 2010	$1,294	$723	$—	$2,017

The Company expects the majority of the remaining severance and related benefits associated with the 2010 and 2009 initiatives to be paid by the end of 2011.

5.	Acquisitions

2010 Acquisitions

On February 1, 2010, the Company purchased all of the outstanding common stock of Rock Creek Athletics, Inc. (“Rock Creek”) for a total purchase price of $5.4 million, including $4.7 million paid in cash at closing and subsequent working capital adjustment, and $0.7 million related to a contingent consideration arrangement subject to Rock Creek achieving a certain revenue target through December 2010 to be paid in March 2011. Rock Creek is a producer of varsity jackets and is complementary to the Company’s awards and team jackets business. The results of the acquired Rock Creek operations are reported as part of the Scholastic segment from the date of acquisition. None of the goodwill or intangible assets will be amortized for tax purposes.

On April 21, 2010, the Company announced it had acquired, through a wholly owned subsidiary of Jostens, approximately 96 percent of the issued and outstanding common shares of Intergold Ltd. (“Intergold”) in connection with a cash offer to acquire all of the issued and outstanding common shares of Intergold. The Company subsequently exercised its right to acquire the remaining common shares pursuant to the compulsory acquisition provisions of the Business Corporations Act (Alberta). The total purchase price of $5.9 million included $4.4 million paid in cash at closing and $1.5 million of assumed debt. Intergold designs, manufactures and sells precious and non-precious metal custom recognition and fashion jewelry, including for the scholastic and champion sports segments. The results of the acquired Intergold operations are reported as part of the Scholastic segment from the date of acquisition. None of the goodwill or intangible assets will be amortized for tax purposes.

On July 13, 2010, the Company acquired certain assets of Daden Group, Inc. (a producer of varsity jackets under the DeLong brand) (the “Daden Assets”). The total purchase price of $0.8 million was paid in cash at closing, inclusive of $0.2 million from an earn-out provision, subject to a working capital adjustment. The results of the acquired operations are reported as part of the Scholastic segment from the date of acquisition. The estimated fair value of the identifiable intangible assets, which relate solely to customer relationships, is $0.3 million and will be amortized over a two-year period. There was no goodwill recognized as a result of this acquisition.

The aggregate cost of the acquisitions was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

The allocation of the purchase price for the Rock Creek, Intergold and Daden acquisitions was as follows:

In thousands	October 2, 2010
Current assets	$3,242
Property, plant and equipment	1,104
Intangible assets	5,920
Goodwill	4,088
Long-term assets	2,486
Current liabilities	(2,772)
Long-term liabilities	(1,884)

$12,184

In connection with the purchase accounting related to the acquisitions of Rock Creek, Intergold and the Daden Assets, the intangible assets and goodwill approximated $10.0 million and consisted of:

In thousands	October 2, 2010
Customer relationships	$5,437
Trademarks (definite lived)	483
Goodwill	4,088

$10,008

Customer relationships for the Rock Creek, Intergold, and Daden Assets acquisitions are being amortized on a straight line basis over a three-, ten- and two-year period, respectively. Trademarks related to the Intergold acquisition are being amortized on a straight line basis over a 20 year period.

2009 Acquisition

On July 22, 2009, the Company acquired certain assets of Rennoc Corporation (“Rennoc”), a privately-held company located in Vineland, New Jersey. The purchase price of the assets acquired was approximately $2.3 million. Rennoc was a producer of letter jackets and sports apparel. The results of the acquired Rennoc operations are reported as part of the Scholastic segment from the date of acquisition. The estimated fair value of the identifiable intangible assets, which related solely to customer relationships, is $0.7 million and will be amortized over a two-year period. There was no goodwill recognized as a result of this acquisition.

These acquisitions, both individually and in the aggregate, are not considered material to the Company’s results of operations, financial position or cash flows.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6.	Other Comprehensive (Loss) Income

The following amounts were included in determining comprehensive (loss) income for Holdings as of the dates indicated:

	Three months ended		Nine months ended
In thousands	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net (loss) income	$(44,979)	$(8,090)	$30,798	$61,858
Change in cumulative translation adjustment	744	205	(145)	966
Pension and other postretirement benefit plans, net of tax	(147)	(151)	(439)	(453)

Comprehensive (loss) income	$(44,382)	$(8,036)	$30,214	$62,371

The following amounts were included in determining comprehensive (loss) income for Visant as of the dates indicated:

	Three months ended		Nine months ended
In thousands	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net (loss) income	$(21,568)	$828	$76,067	$89,402
Change in cumulative translation adjustment	744	205	(145)	966
Pension and other postretirement benefit plans, net of tax	(147)	(151)	(439)	(453)

Comprehensive (loss) income	$(20,971)	$882	$75,483	$89,915

7.	Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	October 2, 2010	January 2, 2010
Trade receivables	$135,578	$125,870
Allowance for doubtful accounts	(5,209)	(5,085)
Allowance for sales returns	(4,796)	(7,511)

Accounts receivable, net	$125,573	$113,274

Inventories were comprised of the following:

In thousands	October 2, 2010	January 2, 2010
Raw materials and supplies	$39,704	$36,091
Work-in-process	24,641	35,456
Finished goods	25,839	31,202

Inventories	$90,184	$102,749

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of a certain specified quantity of precious metals and $45.0 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at October 2, 2010 and January 2, 2010 was $31.8 million and $27.7 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to the facility of $0.3 million and $0.1 million for the three-month periods ended October 2, 2010 and October 3, 2009 respectively. The consignment fees expensed for the nine-months ended October 2, 2010 and October 3, 2009 were $0.7 and $0.4 million, respectively. The obligations under the consignment agreement are guaranteed by Visant.

8.	Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including the Company’s own credit risk.

The Fair Value Measurements and Disclosures authoritative guidance expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which are determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1 — inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•

Level 2 — inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis except as noted in Note 11, Derivative Financial Instruments and Hedging Activities.

In addition to financial assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record non-financial assets and liabilities at fair value on a nonrecurring basis. During the nine months ended October 2, 2010, assets that were recorded at fair value on a nonrecurring basis were as a result of impairment charges. Long-lived assets were measured at fair value on a nonrecurring basis using Level 3 inputs

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

as defined in the fair value hierarchy. For the nine-month period ended October 2, 2010, long-lived assets with a carrying amount of $0.2 million exceeded the expected cash flows and were written down to their fair value of $0, resulting in an impairment charge of $0.2 million. The following table provides information by level for non-financial assets and liabilities that were measured at fair value during 2010 on a nonrecurring basis.

	Fair Value	Fair Value Measurements Using
		Quoted Prices in Active Market for Identical Assets Level 1	Significant Other Observable Input Level 2	Significant Unobservable Inputs Level 3	Total Loss
In thousands	October 2, 2010
Long-lived assets	$—	—	—	$198	$198

In addition to the methods and assumptions the Company uses to record the fair value of financial and non-financial instruments as discussed above, the Company used the following methods and assumptions to estimate the fair value of its financial instruments, which are not recorded at fair value on the balance sheet as of October 2, 2010. As of October 2, 2010, the fair value of the term loan B facility under Visant’s senior secured credit facilities was estimated based on quoted market prices for comparable instruments. The fair value of the term loan B facility, with a principal amount of $1,250.0 million, approximated $1,258.3 million. As of October 2, 2010, the fair value of the Visant 10.00% senior notes due 2017 (the “New Senior Notes”) was estimated based on quoted market prices. The fair value of the New Senior Notes, with a principal amount of $750.0 million, approximated $774.4 million.

As of January 2, 2010, the fair value of each of Holdings’ then outstanding senior discount notes and senior notes and Visant’s then outstanding senior subordinated notes was based on respective quoted market prices and the fair value of the then outstanding term loan C facility was estimated based on quoted market prices for comparable instruments. The fair value of such Holdings’ senior discount notes, with a principal amount of $247.2 million at maturity, approximated $255.5 million at January 2, 2010. The fair value of such Holdings’ senior notes, with a principal amount of $350.0 million, approximated $361.4 million at January 2, 2010. The fair value of such Visant senior subordinated notes, with a principal amount of $500.0 million, approximated $503.1 million at January 2, 2010. The fair value of such term loan C facility, with a principal amount of $316.5 million, approximated $310.2 million at January 2, 2010. Refer to Note 10, Debt, for additional disclosure in relation to the debt instruments and the refinancing of our debt in September 2010.

9.	Goodwill and Other Intangible Assets

The change in the carrying amount of goodwill is as follows:

In thousands	Scholastic	Memory Book	Marketing and Publishing Services	Total
Balance at January 2, 2010	$305,806	$391,553	$306,958	$1,004,317
Goodwill additions during the period	4,088	—	—	4,088
Reduction in goodwill	—	—	—	—
Currency translation	(14)	37	—	23

Balance at October 2, 2010	$309,880	$391,590	$306,958	$1,008,428

Additions to goodwill during the nine months ended October 2, 2010 relate to the Rock Creek and Intergold acquisitions.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Information regarding other intangible assets is as follows:

		October 2, 2010			January 2, 2010
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(237,069)	$92,931	$330,000	$(212,414)	$117,586
Internally developed software	2 to 5 years	9,800	(9,800)	—	9,800	(9,800)	—
Patented/unpatented technology	3 years	20,289	(18,351)	1,938	20,211	(17,692)	2,519
Customer relationships	4 to 40 years	161,340	(36,237)	125,103	162,789	(33,808)	128,981
Trademarks (definite lived)	20 years	480	(10)	470	—	—	—
Restrictive covenants	3 to 10 years	66,458	(38,179)	28,279	81,009	(47,945)	33,064

		588,367	(339,646)	248,721	603,809	(321,659)	282,150
Trademarks	Indefinite	268,480	—	268,480	268,480	—	268,480

		$856,847	$(339,646)	$517,201	$872,289	$(321,659)	$550,630

Amortization expense related to other intangible assets was $14.2 million and $14.6 million for the three months ended October 2, 2010 and October 3, 2009, respectively. For the nine months ended October 2, 2010 and October 3, 2009, amortization expense related to other intangible assets was $43.0 million and $43.4 million, respectively. During the nine-month period ended October 2, 2010, approximately $25.7 million of fully amortized customer relationships and restrictive covenants were written off.

Based on intangible assets in service as of October 2, 2010, estimated amortization expense for the remainder of fiscal 2010 and each of the five succeeding fiscal years is $14.1 million, $54.5 million, $51.5 million, $33.4 million, $12.8 million and $12.0 million, respectively.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.	Debt

Debt consists of the following:

In thousands	October 2, 2010	January 2, 2010
Holdings:
Senior discount notes, 10.25% fixed rate, with semi-annual interest payments of $12.7 million, paid in full September 2010	$—	$247,200
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, paid in full September 2010	—	350,000
Visant:
Borrowings under senior secured credit facility:
Term Loan C, variable rate, 2.23% at January 2, 2010 with semi-annual interest payments, paid in full September 2010	—	316,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, paid in full September 2010	—	500,000
Borrowings under senior secured credit facilities, net of original issue discount of $24.9 million:
Term Loan B, variable rate, 7.00% at October 2, 2010 with amortization of principal and interest payments due quarterly, principal due and payable at maturity- December 2016	1,225,120	—
Senior notes, 10.00% fixed rate, with semi-annual interest payments of $37.5 million in April and October, principal due and payable at maturity- October 2017	750,000	—

	1,975,120	1,413,700
Borrowings under senior secured revolving credit facilities	92,500	—
Borrowings related to equipment financing arrangements	7,651	1,069
Capital lease obligations	8,855	8,920

Total Debt	$2,084,126	$1,423,689

The 2010 Refinancing; Debt Before the 2010 Refinancing

In connection with the Transactions, Visant entered into senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of $150.0 million of a term loan A facility, an $870.0 million term loan B facility and $250.0 million of revolving credit facilities (the “Old Credit Facilities”), and issued $500.0 million aggregate principal amount of 7.625% senior subordinated notes due 2012 (the “Senior Subordinated Notes”). Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million, including the redemption value of certain remaining redeemable preferred stock. All outstanding obligations under the term loan A facility were repaid by the end of fiscal 2005. In 2007, we prepaid $400.0 million of scheduled payments under the term loan C facility with the proceeds generated from the sale of the Von Hoffmann businesses. With these pre-payments, the outstanding balance under the term loan C facility was reduced to $316.5 million. On May 28, 2009, we entered into an amendment which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. The Old Credit Facilities were replaced by the New Credit Facilities described below.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

On December 2, 2003, Holdings issued $247.2 million in principal amount at maturity of 10.25% senior discount notes due 2013 (the “Senior Discount Notes”) for gross proceeds of $150.0 million. At the end of the first quarter of 2006, Holdings issued $350.0 million of 8.75% senior notes due 2013 (the “Senior Notes” and together with the Senior Subordinated Notes and the Senior Discount Notes, the “Old Notes”), with settlement on April 4, 2006.

In connection with the refinancing consummated by Visant, prior to the end of our fiscal third quarter 2010, on September 22, 2010 (the “2010 Refinancing”), Visant sold in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act, $750.0 million aggregate principal amount of 10.00% Senior Notes due 2017 (the “New Senior Notes”) and entered into a $1,250.0 million term loan B facility maturing in 2016 (the “New Term Loan Facility”), and a $175.0 million revolving credit facility expiring in 2015 (the “New Revolving Credit Facility, and together with the New Term Loan Facility, the “New Credit Facilities”). A portion of the proceeds from the New Term Loan Facility and the offering of the New Senior Notes were used by Visant to (1) repay in full the Old Credit Facilities, or (2) repurchase directly or through Holdings the outstanding Senior Discount Notes, Senior Notes and Senior Subordinated Notes pursuant to tender offers made in respect of the Old Notes or by satisfaction and discharge of the Old Notes directly or through Holdings by delivering to the applicable trustee, for the respective series of Old Notes in trust, amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption pursuant to notices of redemption given by Holdings or Visant, as applicable, with respect to the respective series of Old Notes.

Debt After the 2010 Refinancing

The New Credit Facilities are among Visant, as borrower, Jostens Canada Ltd. (“Jostens Canada”), as Canadian borrower, Visant Secondary Holdings Corp. (“Visant Secondary”), as guarantor, the lenders from time to time parties thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Credit Suisse AG, Toronto Branch, as Canadian administrative agent, for the New Term Loan Facility in an aggregate amount of $1,250.0 million, the New Revolving Credit Facility consisting of a $165.0 million U.S. revolving credit facility available to Visant and its subsidiaries and a $10.0 million Canadian revolving credit facility available to Jostens Canada. The borrowing capacity under the New Revolving Credit Facility can also be used for the issuance of up to $35.0 million of letters of credit (inclusive of a Canadian letter of credit facility). The New Credit Facilities allow Visant, subject to certain conditions, to incur additional term loans under the New Term Loan Credit Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million, which additional term loans will have the same security and guarantees as the New Term Loan Credit Facility. Amounts borrowed under the New Term Loan Credit Facility that are repaid or prepaid may not be reborrowed.

Visant’s obligations under the New Credit Facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary and all of Visant’s material current and future wholly-owned domestic subsidiaries. The obligations of Jostens Canada under the New Credit Facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary, Visant, Visant’s material current and future domestic wholly-owned subsidiaries and by any future Canadian subsidiaries of Visant. Visant’s obligations under the New Credit Facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements, in each case with lenders or affiliates of lenders), are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

65% of the capital stock of “first-tier” foreign subsidiaries (and excludes the stock of all other foreign subsidiaries); and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets (subject to an exception for up to $125.0 million of assets).

The obligations of Jostens Canada under the New Credit Facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada and any future Canadian subsidiaries of Visant.

The New Credit Facilities require that Visant not exceed a maximum total leverage ratio, that it meet a minimum interest coverage ratio and that it abide by a maximum capital expenditure limitation. In addition, the New Credit Facilities contain certain restrictive covenants which, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness and liens, pay dividends, prepay subordinated and senior unsecured debt, make investments, merge or consolidate, change the business, amend the terms of its subordinated and senior unsecured debt, engage in certain dispositions of assets, enter into sale and leaseback transactions, engage in certain transactions with affiliates and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to applicable grace periods, as appropriate.

The dividend restrictions under the New Credit Facilities apply only to Visant and Visant Secondary, and essentially prohibit all dividends other than (1) dividends used by Holdings to repurchase shares under management and employee compensation plans, (2) other dividends so long as the amount thereof does not exceed $50.0 million plus an additional amount based on Visant’s excess cash flow (subject to a senior secured leverage-based incurrence test) and the amount of any capital contributions received by Visant after the effective date of the New Credit Facilities and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The borrowings under the New Credit Facilities bear a variable interest rate based upon either LIBOR or an alternative base rate (“ABR”) based upon the greatest of (1) the federal funds effective rate plus 0.5%, (2) the prime rate and (3) LIBOR plus 1.00%. The interest rate per year on the New Term Loan Credit Facility is ABR or LIBOR plus the applicable spread. The New Term Loan Credit Facility amortizes on a quarterly basis commencing in December 2010 and matures in December 2016 with amortization prior to the maturity date to be at 1.0% of the initial principal amount per year. In addition, transaction fees and related costs of $35.2 million associated with the New Credit Facilities are capitalized and amortized as interest expense over the life of the New Credit Facilities.

The interest rate per year on the New Revolving Credit Facility is LIBOR plus 5.25% or ABR plus 4.25% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 5.25% or the Canadian prime rate plus 4.25% (subject to a floor of the one-month Canadian Dealer Offered Rate plus 1.0%), in each case, with step-downs based on the total leverage ratio.

To the extent that the interest rates on our borrowings under the New Credit Facilities are determined by reference to LIBOR, the LIBOR component of such interest rates is subject to a LIBOR floor of 1.75%.

The New Term Loan Credit Facility is subject to a 1% prepayment premium in the event of certain repricing events within one year of the effective date of the New Credit Facilities.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Visant pays a commitment fee to the lenders under the New Revolving Credit Facility in respect of unutilized commitments thereunder, such commitment fee being subject to a decrease should Visant’s leverage ratio decrease below a certain designated level. Visant also pays customary letter of credit fees under the New Revolving Credit Facility.

On September 22, 2010, in connection with the private placement of the New Senior Notes, Visant and the U.S. Subsidiary Guarantors (as defined below) entered into an Indenture among Visant, the U.S. Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The New Senior Notes are guaranteed on a senior unsecured basis by each of Visant’s existing and future domestic wholly-owned subsidiaries (“U.S. Subsidiary Guarantors”). Interest on the notes accrues at the rate of 10.00% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2011, to holders of record on the immediately preceding March 15 and September 15.

The New Senior Notes are senior unsecured obligations of Visant and the U.S. Subsidiary Guarantors and rank (i) equally in right of payment with any existing and future senior unsecured indebtedness of Visant and the U.S. Subsidiary Guarantors; (ii) senior to all of Visant’s and the U.S. Subsidiary Guarantors’ existing and any of Visant’s and the U.S. Subsidiary Guarantors’ future subordinated indebtedness; (iii) effectively junior to all of Visant’s existing and future secured obligations and the existing and future secured obligations of the U.S. Subsidiary Guarantors, including indebtedness under the New Credit Facilities, to the extent of the value of the assets securing such obligations; and (iv) structurally subordinated to all liabilities of Visant’s existing and future subsidiaries that do not guarantee the New Senior Notes.

The New Senior Notes are redeemable, in whole or in part, at any time: (i) on or after October 1, 2013, at a redemption price equal to 107.50% of the principal amount thereof; (ii) on or after October 1, 2014, at a redemption price equal to 105.00% of the principal amount thereof; (iii) on or after October 1, 2015, at a redemption price equal to 102.50% of the principal amount thereof; and (iv) on or after October 1, 2016 and thereafter, at a redemption price equal to 100.00% of the principal amount thereof, plus, in each case, accrued and unpaid interest and additional interest, if any. In addition, Visant may redeem up to 35% of the aggregate of the principal amount of the New Senior Notes at any time on or prior to October 1, 2013 with the net cash proceeds from certain equity offerings at a price equal to 110.00% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any. Visant may also redeem some or all of the notes before October 1, 2013 at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, together with accrued and unpaid interest and additional interest, if any. Upon the occurrence of certain change of control events, Visant must offer to purchase the New Senior Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. In addition, transaction fees and related costs of $15.8 million associated with the New Senior Notes are capitalized and amortized as interest expense over the life of the New Senior Notes.

The Indenture contains restrictive covenants that limit among other things, the ability of Visant and its restricted subsidiaries to (i) incur additional indebtedness or issue certain preferred stock, (ii) pay dividends on or make other distributions or repurchase capital stock or make other restricted payments, (iii) make investments, (iv) limit dividends or other payments by restricted subsidiaries to Visant or other restricted subsidiaries, (v) create liens on pari passu or subordinated indebtedness without securing the notes, (vi) sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of Visant’s assets, (vii) enter into certain transactions with affiliates and (viii) designate Visant’s subsidiaries as unrestricted subsidiaries. The Indenture also contains customary events of default, including the failure to make timely payments on the New Senior Notes or other material indebtedness, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

In connection with the consummation of the offering of the New Senior Notes, Visant and the U.S. Subsidiary Guarantors also entered into an exchange and registration rights agreement (the “Registration Rights Agreement”) among Visant, the U.S. Subsidiary Guarantors and the representatives for the initial purchasers named therein, relating to, among other things, the exchange offer for the New Senior Notes and the related guarantees. Pursuant to the Registration Rights Agreement, Visant and the U.S. Subsidiary Guarantors have agreed to use all commercially reasonable efforts to register with the Securities and Exchange Commission notes and guarantees having substantially identical terms as the New Senior Notes (except for provisions relating to the transfer restrictions and payment of additional interest, which would otherwise apply in certain circumstances relating to Registration Defaults, as defined and described below) and the related guarantees as part of an offer to exchange such registered notes for the New Senior Notes (the “Exchange Offer”). Visant and the U.S. Subsidiary Guarantors are expected to cause the Exchange Offer to be completed or, if required under special circumstances, to have a shelf registration statement declared effective, within 240 days after the original issue date of the New Senior Notes. If this obligation is not satisfied (a “Registration Default”), the annual interest rate on the New Senior Notes will increase by $0.05 per week per $1,000 principal amount of the New Senior Notes for the first 90-day period during which a Registration Default continues, and by an additional $0.05 per week per $1,000 principal amount of the New Senior Notes with respect to each subsequent 90-day period, up to a maximum amount of additional interest for all Registration Defaults of $0.20 per week per $1,000 principal amount of the New Senior Notes. If the Registration Default is corrected, the applicable interest rate on such New Senior Notes will revert to the original level.

As of October 2, 2010, there were $92.5 million of short-term borrowings outstanding and $13.3 million in the form of outstanding letters of credit leaving $69.2 million available for borrowing under the New Revolving Credit Facility. The Company is obligated to pay commitment fees of 0.75% on the unused portion of the New Revolving Credit Facility, with step-down to 0.50% if the total leverage ratio is below 5.00 to 1.00.

As of October 2, 2010, the Company was in compliance with all covenants under its material debt obligations.

11.	Derivative Financial Instruments and Hedging Activities

The Company’s involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. The Company has entered into foreign currency forward contracts for certain forecasted transactions denominated in Euros in order to manage the volatility associated with these transactions and limit the Company’s exposure to currency fluctuations between the contract date and ultimate settlement. The foreign currency forward contracts were not designated as hedges, and accordingly, the fair value gains or losses from these foreign currency derivatives are recognized currently in the Condensed Consolidated Statements of Operations. The aggregate notional value of the forward contracts at October 2, 2010 was $1.9 million. The fair value of foreign currency forward contracts was determined to be Level 2 under the fair value hierarchy and is valued using market exchange rates. The Company did not enter into any such transactions during the fiscal year ended January 2, 2010.

At October 2, 2010, the total fair value of the Company’s forward contracts and the accounts in the Condensed Consolidated Balance Sheets in which the fair value amounts are included are shown below:

In thousands
Fair Value of Derivative Instruments Not Designated as Hedging Instruments	Classification in the Consolidated Consolidated Balance Sheets	October 2, 2010	January 2, 2010
Foreign currency forward contracts	Prepaid expenses and other current assets	$231	$—

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

The pre-tax gains related to derivatives not designated as hedges recognized in the Condensed Consolidated Statements of Operations for the three and nine months ended October 2, 2010 and October 3, 2009 are shown below:

In thousands
Gain on Derivatives Not Designated as Hedges	Classification in Condensed Consolidated Statement Of Operations	Three months ended
		October 2, 2010	October 3, 2009
Foreign currency forward contracts	Selling, General and Administrative Expenses	$151	$—

In thousands
Gain on Derivatives Not Designated as Hedges	Classification in Condensed Consolidated Statement Of Operations	Nine months ended
		October 2, 2010	October 3, 2009
Foreign currency forward contracts	Selling, General and Administrative Expenses	$231	$—

12.	Commitments and Contingencies

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. As of October 2, 2010, the Company had purchase commitments totaling $11.9 million with delivery dates occurring through 2011. The forward purchase contracts are considered normal purchases and therefore are not subject to the requirements of derivative accounting.

Environmental

Our operations are subject to a variety of federal, state, local and foreign laws and regulations governing emissions to air, discharge to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time the Company may be involved in remedial and compliance efforts.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“U.S. Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with U.S. Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors was that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, U.S. Customs may impose interest and penalties on the loss of revenue, if any was determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to U.S. Customs. U.S. Customs’ allegations indicated that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to U.S. Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from U.S. Customs during the period of December 2006 through May 2007, Jostens learned that U.S. Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

notice, U.S. Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens filed various petitions with U.S. Customs disputing U.S. Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, U.S. Customs withdrew its penalty notice but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for U.S. Customs’ consideration supporting its determination that the subject imports at the time of entry were entitled to duty-free status and extended an offer in compromise for U.S. Customs’ consideration to resolve the matter. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired. Based on recent settlement discussions with U.S. Customs, we tendered an offer in compromise, including the remission of funds to Customs to satisfy the settlement, in final resolution of this matter and certain other proceedings with U.S. Customs. The offer in compromise has been accepted by U.S. Customs Headquarters and the matter is closed.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.	Income Taxes

The Company has recorded an income tax provision for the nine months ended October 2, 2010 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates for 2010 are 49.7% and 42.1% for Holdings and Visant, respectively, before consideration of the effects of $0.4 million of net tax and interest accruals considered a current period tax expense. The Company’s effective tax rate increased significantly as a result of the 2010 Refinancing and is described in Note 10, Debt. Redemption of Holdings’ Senior Discount Notes resulted in $97.2 million of tax deferred original issue discount becoming currently deductible. Along with the impact of certain other refinancing expenses in connection with the 2010 Refinancing, Holdings is expected to report a consolidated federal taxable loss for 2010 and, accordingly, will not be eligible for the favorable domestic manufacturing deduction. The tax rate increase was also caused by unfavorable state income tax effects resulting from the distribution of profits and losses among the Company’s subsidiaries.

The net current period tax expense includes a $0.6 million net tax benefit to reflect the decision by the Canada Revenue Agency (“CRA”) during 2010 to withdraw its transfer price assessment for the taxable periods 1996 and 1997. The net current period tax expense also includes $0.7 million of net tax and interest expense accruals for unrecognized tax benefits and $0.3 million of other net income tax adjustments considered a current period tax expense. The combined effect of the annual estimated consolidated tax rates and the net current period tax adjustments resulted in effective tax rates of 50.3% and 42.4% for Holdings and Visant, respectively, for the nine-month period ended October 2, 2010.

For the comparable nine-month period ended October 3, 2009, the effective rates of income tax expense for Holdings and Visant were 37.8% for both companies. The increase in effective income tax rates from 2009 to 2010 was due to the loss of the deduction for domestic manufacturing as a result of the redemption of the Senior Discount Notes as part of the 2010 Refinancing in September 2010 and due to state income tax effects resulting from the distribution of profits and losses among the Company’s subsidiaries.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

In May 2009 and February 2010, President Obama’s administration proposed significant changes to U.S. tax laws for U.S. corporations doing business outside the United States, including a proposal to defer certain tax deductions allocable to non-U.S. earnings until those earnings are repatriated. It is unclear whether the proposed tax changes will be enacted or, if enacted, what the ultimate scope of the changes will be. If enacted as currently proposed, the Company does not believe the changes will have a material adverse tax effect on its results because the Company’s repatriation practice is to distribute substantially all of its non-U.S. earnings on an annual basis.

During the nine–month period ended October 2, 2010, the Company provided net tax and interest accruals for unrecognized tax benefits of $0.7 million consisting of $0.9 million of current income tax expense and $0.2 million of deferred income tax benefit. At October 2, 2010, the Company’s unrecognized tax benefit liability totaled $21.0 million, including interest and penalty accruals of $3.3 million. Substantially all of this liability was included in non-current liabilities except for $0.3 million which was included in income taxes payable. At January 2, 2010, the Company’s unrecognized tax benefit liability totaled $20.3 million, including interest and penalty accruals of $2.7 million.

The Company’s income tax filings for 2005 to 2009 are subject to examination in the U.S. federal tax jurisdiction. During 2009, the Company agreed to certain audit adjustments in connection with the Internal Revenue Service (“IRS”) examination of the Company’s tax filings for 2005 and 2006. The settlement resulted in only minor adjustments. The IRS also proposed certain transfer price adjustments for which the Company disagreed in order to preserve its right to seek relief from double taxation with the applicable U.S. and French tax authorities. The Company is also subject to examination in state and certain foreign tax jurisdictions for the 2004 to 2009 periods, none of which was individually material. During the nine months ended October 2, 2010, the Company was notified that the CRA had withdrawn its original transfer price assessment for years 1996 and 1997 and would refund approximately $0.6 million of tax and interest previously paid by the Company. As a result of the CRA’s decision, the Company is no longer pursuing efforts to seek relief from double taxation. The Company’s Canadian income tax filings for 2007 and 2008 are currently under examination by the CRA. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and in all applicable jurisdictions. Due to the potential for resolution of the Company’s current federal examination and the expiration of the related statute of limitations, it is reasonably possible that the Company’s gross unrecognized tax benefit liability could change within the next twelve months by a range of zero to $9.1 million.

14.	Benefit Plans

Pension and Other Postretirement Benefit Plans

Net periodic benefit income for pension and other postretirement benefit plans is presented below:

	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
In thousands	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Service cost	$1,249	$1,212	$2	$2
Interest cost	4,364	4,324	26	31
Expected return on plan assets	(6,368)	(6,471)	—	—
Amortization of prior service cost	(186)	(186)	(69)	(69)
Amortization of net actuarial loss	9	—	5	6

Net periodic benefit income	$(932)	$(1,121)	$(36)	$(30)

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

	Pension benefits		Postretirement benefits
	Nine months ended		Nine months ended
In thousands	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Service cost	$3,747	$3,636	$6	$6
Interest cost	13,092	12,972	78	93
Expected return on plan assets	(19,104)	(19,413)	—	—
Amortization of prior service cost	(558)	(558)	(207)	(207)
Amortization of net actuarial loss	27	—	15	18

Net periodic benefit income	$(2,796)	$(3,363)	$(108)	$(90)

As of January 2, 2010, the Company did not expect to have an obligation to contribute to its qualified pension plans in 2010 due to the funded status of the plans. This expectation had not changed as of October 2, 2010, but the Company continues to monitor its obligation in light of market conditions. For the nine months ended October 2, 2010, the Company did not make any contributions to its qualified pension plans and contributed $1.7 million and $0.2 million to its non-qualified pension plans and postretirement welfare plans, respectively. The contributions to the non-qualified pension and the postretirement welfare plans were consistent with the amounts anticipated as of January 2, 2010.

15.	Stock-based Compensation

2003 Stock Incentive Plan

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by Holdings’ Board of Directors and was effective as of October 30, 2003. The 2003 Plan permits Holdings to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of Holdings and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to Holdings. As of October 2, 2010, there were 288,010 shares available for grant under the 2003 Plan. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant, and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return DLJMBP III’s equity investment in Holdings, all as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof, becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

options are subject to certain transfer and other restrictions set forth in a management stockholders agreement dated July 29, 2003, by and among Holdings and certain holders of the capital stock of Holdings. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information learned in their employment and certain non-competition obligations in connection with their receipt of options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

2004 Stock Option Plan

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits Holdings to grant key employees and certain other persons of Holdings and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for the issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of October 2, 2010, there were 116,036 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which fully vested and became exercisable in annual installments through 2009 (for those options granted in 2004 and 2005), and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; in the case of each of clauses (i) through (iii) above, if and only if any such event results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of Holdings’ Board of Directors (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted. All stock options, restricted shares and any common stock received upon the exercise of such equity awards or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement. As of October 2, 2010, there were 283,606 options vested under the 2004 Plan and 2,000 options unvested and subject to future vesting.

On March 1, 2010 and September 22, 2010, stockholders/optionholders received extraordinary cash distributions in respect of their shares or options issued under the 2003 Plan or the 2004 Plan. See below under Common Stock for additional information regarding the extraordinary cash distributions.

2008 LTIP

During 2008, Holdings implemented long-term phantom share incentive arrangements with certain key employees (the “2008 LTIP”). Under these arrangements, the employee was granted a target award based on a specified number of phantom share units, which provided for vesting on the basis of performance or time (and continued employment).

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

No participants in the 2008 LTIP, other than Jostens participants, vested in or received payments with respect to any award under the 2008 LTIP. At the beginning of the fourth quarter of 2010, total payments of approximately $4.6 million were made to Jostens participants in respect of their vested awards under the 2008 LTIP.

2010 LTIP

During the first fiscal quarter of 2010, Holdings implemented long-term phantom share incentive arrangements with respect to certain key employees (the “2010 LTIP”). Under these arrangements, the applicable executive was granted a target award, based on a specified number of phantom share units, half of which vests on the basis of performance (and continued employment) and the other half of which vests on the basis of time (and continued employment), regardless of whether the respective performance target(s) are met. Except under certain conditions described below, if the respective performance or service target is not achieved, or the executive resigns or suffers a termination of employment by Holdings prior to the applicable date other than following a change in control, the applicable award is forfeited without payment. Each award also contains covenants with respect to confidentiality, noncompetition and nonsolicitation to which the executive is bound during his or her employment and for two years following termination of employment. The following summarizes the key terms of the various forms of 2010 LTIP awards.

Jostens. The awards granted to executives of our Jostens subsidiary are based on a two-year incentive period, and the performance award vests if Jostens achieves a trailing twelve months’ EBITDA target measured as of the last day of fiscal year 2011, subject to the applicable executive’s continued employment through such measurement date. The time award vests based solely on the basis of the applicable executive’s continued employment through the last day of fiscal year 2011.

In the case of the executive’s termination by Holdings without cause due to the elimination of the executive’s position as a result of a restructuring or due to the executive’s permanent disability or death, in each case occurring after fiscal year 2010 and prior to any change in control, 100% of the executive’s time award will vest and all other unvested awards will be forfeited without payment therefor. In the case of the executive’s termination by Holdings without cause or by the executive for good reason or due to the executive’s permanent disability or death within two years following a change in control and prior to the last day of fiscal year 2011, 100% of the executive’s time award will vest and (i) 50% of the executive’s performance award will vest if such termination occurs on or before the last day of fiscal year 2010, or (ii) 100% of the executive’s performance award will vest if such termination occurs after the last day of fiscal year 2010 but prior to the last day of fiscal year 2011.

Visant and Other Subsidiaries. The awards granted to executives of Visant and its subsidiaries (other than Jostens) are based on an 18-month incentive period and performance awards vest based on achievement of a trailing twelve months’ EBITDA target measured as of the last day of the second fiscal quarter of 2011 and, in the case of a certain subset of Holdings’ subsidiaries, a portion of the performance awards vest based on the achievement of certain other performance targets as of such measurement date, in any event subject to the executive’s continued employment through the applicable measurement date, provided that if the respective performance target is achieved as of the last day of fiscal year 2010 or the last day of the first fiscal quarter of 2011, the performance award applicable to such performance target will vest and become due and payable as of such earlier date. The time award vests solely on the basis of the executive’s continued employment through the last day of the second fiscal quarter of 2011.

In the case of an executive’s termination by Holdings without cause or by the executive for good reason or due to the executive’s permanent disability or death within two years following a change in control and prior to

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

the last day of the second fiscal quarter of 2011, 100% of the executive’s time award will vest. If such a termination were to occur prior to September 30, 2010, 50% of the executive’s performance award will become vested (regardless of whether the respective performance target(s) are met), but if the termination occurs after September 30, 2010, the executive will have the opportunity to become vested in either 50% or 100% of the performance award provided that an applicable portion of the respective EBITDA performance target has been achieved (measured as of the last day of the fiscal month ended closest to the date of the employee’s termination). If a minimum applicable portion of the EBITDA performance target is not achieved, the unvested performance award will be forfeited without payment therefor.

Subject to the applicable vesting conditions, the awards are settled in cash in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date (provided that following a change in control, the per share value of Class A Common Stock shall not be less than the price per share paid in respect of such common stock in the change in control) multiplied by the number of phantom share units in which the executive’s awards have vested, payable in a lump sum as soon as practicable following the vesting event, and in any event not later than March 14th of the calendar year following the calendar year in which such vesting event occurred.

Common Stock

There is no established public market for the Holdings Class A Common Stock. The fair market value of the Class A Common Stock is established pursuant to the terms of the 2004 Plan and determined by a third party valuation, and the methodology to determine the fair market value under our equity incentive plans does not give effect to any premium for control or discount for minority interests or restrictions on transfers. Fair value includes any premium for control or discount for minority interests or restrictions on transfers. The Company used a discounted cash flow analysis and selected public company analysis to determine the enterprise value and share price for Holdings Class A Common Stock.

On February 26, 2010, the Board of Directors of Holdings declared an extraordinary cash distribution in the aggregate amount of $137.7 million (inclusive of the dividend equivalent payment to holders of vested stock options), or $22.00 per share (the “February 2010 Distribution”) on Holdings’ outstanding common stock. The February 2010 Distribution was paid on March 1, 2010 to stockholders of record on February 26, 2010. The February 2010 Distribution was funded from cash on hand.

On September 20, 2010, the Board of Directors of Holdings declared an extraordinary cash distribution in the aggregate amount of $517.0 million (inclusive of the distribution to holders of vested stock options) of $82.55 per share (the “September 2010 Distribution” and together with the February 2010 Distribution, the “Distributions”) on Holdings’ outstanding common stock. The September Distribution was paid on September 22, 2010 to stockholders of record on September 20, 2010 and was funded from the net proceeds of the 2010 Refinancing.

In connection with the Distributions, Holdings made cash payments to holders of vested stock options for the Common Stock granted pursuant to Holdings’ equity incentive plans. The cash payments on the vested stock options equaled (x) the product of (i) the number of shares of Holdings Class A Common Stock subject to such options outstanding on the applicable record date multiplied by (ii) the per share amount of the distribution, minus (y) any applicable withholding taxes. Holdings reduced the per share exercise price as permitted under the applicable equity incentive plans of any unvested options outstanding as of the applicable record date by the per share distribution amounts paid. The 2003 Plan and 2004 Plan and/or underlying stock option agreements contain

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the Distributions, and the incremental compensation cost, defined as the difference in the fair value of the award immediately before and after the Distributions, was calculated as zero. As a result of the above Distributions, no incremental compensation cost was recognized.

For the three months ended October 2, 2010 and October 3, 2009, the Company recognized total stock-based compensation expense of approximately $4.1 million and $0.2 million, respectively, which is included in selling, general and administrative expenses. Stock-based compensation expense totaled $10.0 million and $0.6 million for the nine-month periods ended October 2, 2010 and October 3, 2009, respectively.

During the three months ended and nine months ended October 2, 2010, Holdings issued, subject to vesting, a total of 7,000 restricted shares of Holdings’ Class A Common Stock to one officer of the Company under the 2004 Plan. For the nine months ended October 3, 2009, there were no issuances of restricted shares.

As of October 2, 2010, $1.3 million of total unrecognized stock-based compensation expense related to restricted shares is expected to be recognized over a weighted-average period of 3.0 years.

In each of the nine-month periods ended October 2, 2010 and October 3, 2009, there were no issuances of stock options.

Stock Options

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted - average exercise price
Outstanding at January 2, 2010	299	$47.64
Exercised	(1)	$39.07
Granted	—	$—
Forfeited/Expired	(2)	$130.45
Cancelled	(1)	$169.15

Outstanding at October 2, 2010	295	$46.64

Vested or expected to vest at October 2, 2010	295	$46.64

Exercisable at October 2, 2010	293	$45.32

The exercise prices for options that were unvested as of the applicable record date have been adjusted to reflect the Distributions.

The weighted average remaining contractual life of outstanding options at October 2, 2010 was approximately 4.5 years. As of October 2, 2010, $0.1 million of total unrecognized stock-based compensation expense related to stock options is expected to be recognized over a weighted-average period of 1.9 years.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

LTIPs

The following table summarizes 2008 LTIP and 2010 LTIP award activity for Holdings:

Units in thousands	2008 LTIP	2010 LTIP
Outstanding at January 2, 2010	40	—
Granted	—	112
Forfeited	—	—
Cancelled	(22)	—

Outstanding at October 2, 2010	18	112

Vested or expected to vest at October 2, 2010	18	79

As of October 2, 2010, $10.1 million of aggregate total unrecognized stock-based compensation expense related to the 2010 LTIP is expected to be recognized over a weighted-average period of 0.9 years.

No participants in the 2008 LTIP, other than Jostens participants, vested in or will receive payments with respect to any award under the 2008 LTIP.

16.	Business Segments

Our three reportable segments consist of:

•

Scholastic — provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book — provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services — provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

The following table presents information on Holdings by business segment:

	Three months ended
In thousands	October 2, 2010	October 3, 2009	$ Change	% Change
Net sales
Scholastic	$42,544	$43,232	$(688)	(1.6%)
Memory Book	74,663	77,690	(3,027)	(3.9%)
Marketing and Publishing Services	107,080	114,979	(7,899)	(6.9%)

	$224,287	$235,901	$(11,614)	(4.9%)

Operating (loss) income
Scholastic	$(21,223)	$(17,033)	$(4,190)	(24.6%)
Memory Book	14,361	11,691	2,670	22.8%
Marketing and Publishing Services	17,504	18,041	(537)	(3.0%)

	$10,642	$12,699	$(2,057)	(16.2%)

Depreciation and Amortization
Scholastic	$7,633	$6,943	$690	9.9%
Memory Book	9,614	9,687	(73)	(0.8%)
Marketing and Publishing Services	8,400	8,524	(124)	(1.5%)

	$25,647	$25,154	$493	2.0%

	Nine months ended
In thousands	October 2, 2010	October 3, 2009	$ Change	% Change
Net sales
Scholastic	$331,949	$324,986	$6,963	2.1%
Memory Book	358,351	369,470	(11,119)	(3.0%)
Marketing and Publishing Services	299,108	306,090	(6,982)	(2.3%)
Inter-segment eliminations	(19)	(273)	254	NM

	$989,389	$1,000,273	$(10,884)	(1.1%)

Operating income
Scholastic	$12,031	$28,919	$(16,888)	(58.4%)
Memory Book	130,194	119,523	10,671	8.9%
Marketing and Publishing Services	45,121	36,482	8,639	23.7%

	$187,346	$184,924	$2,422	1.3%

Depreciation and Amortization
Scholastic	$22,984	$21,114	$1,870	8.9%
Memory Book	29,077	29,276	(199)	(0.7%)
Marketing and Publishing Services	25,242	25,519	(277)	(1.1%)

	$77,303	$75,909	$1,394	1.8%

NM = Not meaningful

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

17.	Related Party Transactions

Management Services Agreement

In connection with the Transactions, Holdings entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services. Under the management services agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. Holdings incurred $0.9 million and $0.8 million of advisory fees from the Sponsors for each of the three months ended October 2, 2010 and October 3, 2009, respectively. Holdings incurred $2.6 million and $2.5 million of advisory fees from the Sponsors for each of the nine months ended October 2, 2010 and October 3, 2009, respectively. The management services agreement also provides that Holdings will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Other

KKR Capstone is a team of operational professionals who work exclusively with KKR’s investment professionals and portfolio company management teams to enhance and strengthen operations in KKR’s portfolio companies. We have retained KKR Capstone from time to time to provide certain of our businesses with consulting services primarily to help identify and implement operational improvements and other strategic efforts within our businesses. There were no services rendered or payments made for the three and nine month periods ended October 2, 2010 and October 3, 2009. An affiliate of KKR Capstone has an ownership interest in Holdings.

An affiliate of Credit Suisse Securities (USA) LLC acted as an agent and was a lender under the Old Credit Facilities and received a portion of the proceeds from the 2010 Refinancing. Affiliates of Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC act as lenders and/or as agents under the New Credit Facilities and were initial purchasers of the New Senior Notes, for which they received and will receive customary fees and expenses. Each of Credit Suisse Securities (USA) LLC and KKR Capital Markets LLC is an affiliate of one of our Sponsors.

The Company is party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which it may avail itself of the terms and conditions of the CoreTrust purchasing organization. In addition to other vendors the Company purchases from under the CoreTrust group purchasing program, beginning in 2010 the Company avails itself of a prescription drug benefit program and related services through the CoreTrust program. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including Visant, the benefit of utilizing the CoreTrust group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on the products and services purchased by the Company and other parties and CoreTrust shares a portion of such fees with the KKR affiliate.

The Company participates in providing, with an affiliate of First Data Corporation (“First Data”), integrated marketing programs to third parties from time to time. The terms of the arrangement between the Company and First Data have been negotiated on an arm’s length basis. First Data is also owned and controlled by affiliates of KKR, and Tagar C. Olson, a member of the Company’s board of directors, is a director of First Data. Based on the applicable guidance, the Company records its portion of the profits from such “collaborative arrangement” as revenue. The Company is not permitted, in accordance with the applicable accounting guidance, to present the

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

sales, cost of sales or marketing expenses related to the sales transactions with third parties because First Data is the “principal participant” in the “collaborative arrangement.” For the three and nine months ended October 2, 2010, the amount of revenue that the Company recognized from this arrangement was not material to its financial statements. The Company did not recognize any revenue from this arrangement for the year ended January 2, 2010.

18.	Condensed Consolidating Guarantor Information

As discussed in Note 10, Debt, Visant’s obligations under the New Credit Facilities and the New Senior Notes are guaranteed by certain of its wholly-owned subsidiaries (the “Guarantors”) on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Three months ended October 2, 2010

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$232,115	$17,263	$(25,091)	$224,287
Cost of products sold	—	135,199	10,499	(25,113)	120,585

Gross profit	—	96,916	6,764	22	103,702
Selling and administrative expenses	2,899	91,356	4,119	—	98,374
Gain on sale of assets	—	(303)	—	—	(303)
Special charges	—	995	—	—	995

Operating (loss) income	(2,899)	4,868	2,645	22	4,636
Loss on repurchase and redemption of debt	9,693	—	—	—	9,693

(Loss) income before interest and taxes	(12,592)	4,868	2,645	22	(5,057)
Net interest expense	17,514	13,102	29	(12,273)	18,372

(Loss) income before income taxes	(30,106)	(8,234)	2,616	12,295	(23,429)
Provision for (benefit from) income taxes	1,904	(4,605)	832	8	(1,861)

(Loss) income from operations	(32,010)	(3,629)	1,784	12,287	(21,568)
Equity (earnings) in subsidiary, net of tax	(10,442)	(1,784)	—	12,226	—

Net (loss) income	$(21,568)	$(1,845)	$1,784	$61	$(21,568)

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Three months ended October 3, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$225,852	$16,464	$(6,415)	$235,901
Cost of products sold	—	124,445	10,216	(6,590)	128,071

Gross profit	—	101,407	6,248	175	107,830
Selling and administrative expenses	(153)	88,987	3,883	—	92,717
Gain on sale of assets	—	(223)	—	—	(223)
Special charges	(1)	2,374	22	—	2,395

Operating income	154	10,269	2,343	175	12,941
Net interest expense	16,665	10,535	18	(13,799)	13,419

(Loss) income before income taxes	(16,511)	(266)	2,325	13,974	(478)
(Benefit from) provision for income taxes	(835)	(1,306)	767	68	(1,306)

(Loss) income from operations	(15,676)	1,040	1,558	13,906	828
Equity (earnings) loss in subsidiary, net of tax	(16,504)	(1,558)	—	18,062	—

Net income	$828	$2,598	$1,558	$(4,156)	$828

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Nine months ended October 2, 2010

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$992,651	$46,491	$(49,753)	$989,389
Cost of products sold	—	472,472	28,321	(49,689)	451,104

Gross profit	—	520,179	18,170	(64)	538,285
Selling and administrative expenses	2,692	332,467	12,154	—	347,313
Loss on sale of assets	—	203	—	—	203
Special charges	—	3,383	—	—	3,383

Operating (loss) income	(2,692)	184,126	6,016	(64)	187,386
Loss on repurchase and redemption of debt	9,693	—	—	—	9,693

(Loss) income before interest and taxes	(12,385)	184,126	6,016	(64)	177,693
Net interest expense	43,283	37,703	(9)	(35,302)	45,675

(Loss) income before income taxes	(55,668)	146,423	6,025	35,238	132,018
Provision for income taxes	1,733	53,047	1,196	(25)	55,951

(Loss) income from operations	(57,401)	93,376	4,829	35,263	76,067
Equity (earnings) in subsidiary, net of tax	(133,468)	(4,829)	—	138,297	—

Net income	$76,067	$98,205	$4,829	$(103,034)	$76,067

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Nine months ended October 3, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$976,222	$41,010	$(16,959)	$1,000,273
Cost of products sold	—	453,750	25,384	(16,792)	462,342

Gross profit	—	522,472	15,626	(167)	537,931
Selling and administrative expenses	(398)	327,883	10,286	—	337,771
Gain on sale of assets	—	(453)	—	—	(453)
Special charges	(1)	14,795	22	—	14,816

Operating income	399	180,247	5,318	(167)	185,797
Net interest expense	50,045	31,686	146	(39,902)	41,975

(Loss) income before income taxes	(49,646)	148,561	5,172	39,735	143,822
(Benefit from) provision for income taxes	(1,387)	54,355	1,517	(65)	54,420

(Loss) income from operations	(48,259)	94,206	3,655	39,800	89,402
Equity (earnings) loss in subsidiary, net of tax	(137,661)	(3,655)	—	141,316	—

Net income	$89,402	$97,861	$3,655	$(101,516)	$89,402

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)

October 2, 2010

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$3,572	$2,106	$3,836	$—	$9,514
Accounts receivable, net	1,000	112,822	11,751	—	125,573
Inventories	—	86,364	4,006	(186)	90,184
Salespersons overdrafts, net	—	29,509	1,027	—	30,536
Prepaid expenses and other current assets	677	11,697	724	—	13,098
Intercompany receivable	13,819	11,876	—	(25,695)	—
Deferred income taxes	2,647	15,145	64	—	17,856

Total current assets	21,715	269,519	21,408	(25,881)	286,761
Property, plant and equipment, net	369	213,015	752	—	214,136
Goodwill	—	983,905	24,523	—	1,008,428
Intangibles, net	—	506,675	10,526	—	517,201
Deferred financing costs, net	50,775	—	—	—	50,775
Deferred income taxes	—	—	2,605	—	2,605
Intercompany receivable	1,120,154	431,805	47,127	(1,599,086)	—
Other assets	1,272	15,168	85	—	16,525
Investment in subsidiaries	850,362	89,145	—	(939,507)	—
Prepaid pension costs	—	4,855	—	—	4,855

	$2,044,647	$2,514,087	$107,026	$(2,564,474)	$2,101,286

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Short-term borrowings	$92,500	$—	$—	$—	$92,500
Accounts payable	7,369	41,399	4,268	1	53,037
Accrued employee compensation	7,176	23,250	1,875	—	32,301
Customer deposits	—	49,948	3,996	—	53,944
Commissions payable	—	7,193	865	—	8,058
Income taxes payable	(11,905)	56,050	2,203	(72)	46,276
Interest payable	5,060	31	8	—	5,099
Current portion of long-term debt and capital leases	12,512	3,689	7	—	16,208
Intercompany payable	3,798	18,938	2,960	(25,696)	—
Other accrued liabilities	8,192	18,325	639	—	27,156

Total current liabilities	124,702	218,823	16,821	(25,767)	334,579
Long-term debt and capital leases, less current maturities	1,962,637	12,773	8	—	1,975,418
Intercompany payable	431,805	1,167,395	—	(1,599,200)	—
Deferred income taxes	(9,929)	188,983	—	—	179,054
Pension liabilities, net	(747)	52,773	—	—	52,026
Other noncurrent liabilities	24,555	22,978	1,052	—	48,585

Total liabilities	2,533,023	1,663,725	17,881	(1,624,967)	2,589,662
Mezzanine equity	30	—	—	—	30
Stockholder’s (deficit) equity	(488,406)	850,362	89,145	(939,507)	(488,406)

	$2,044,647	$2,514,087	$107,026	$(2,564,474)	$2,101,286

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

January 2, 2010

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$98,340	$3,825	$10,928	$—	$113,093
Accounts receivable, net	1,611	105,819	5,844	—	113,274
Inventories	—	100,879	1,992	(122)	102,749
Salespersons overdrafts, net	—	27,551	967	—	28,518
Prepaid expenses and other current assets	1,914	16,025	303	—	18,242
Intercompany receivable	647	12,207	—	(12,854)	—
Deferred income taxes	(440)	14,908	53	—	14,521

Total current assets	102,072	281,214	20,087	(12,976)	390,397
Property, plant and equipment, net	499	210,278	55	—	210,832
Goodwill	—	982,212	22,105	—	1,004,317
Intangibles, net	—	541,366	9,264	—	550,630
Deferred financing costs, net	12,484	—	—	—	12,484
Intercompany receivable	1,053,724	375,902	48,497	(1,478,123)	—
Other assets	1,496	12,158	78	—	13,732
Investment in subsidiaries	752,596	84,461	—	(837,057)	—
Prepaid pension costs	—	4,855	—	—	4,855

	$1,922,871	$2,492,446	$100,086	$(2,328,156)	$2,187,247

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$—	$196	$—	$—	$196
Accounts payable	2,410	43,027	2,580	—	48,017
Accrued employee compensation and related taxes	8,351	32,183	2,021	—	42,555
Customer deposits	—	175,633	8,342	—	183,975
Commissions payable	—	21,204	752	—	21,956
Income taxes (receivable) payable	(1,211)	1,271	1,630	(47)	1,643
Interest payable	10,292	166	—	—	10,458
Current portion of long-term debt and capital leases	6	1,849	7	—	1,862
Intercompany payable (receivable)	4,983	7,965	(93)	(12,855)	—
Other accrued liabilities	152	28,748	571	—	29,471

Total current liabilities	24,983	312,242	15,810	(12,902)	340,133
Long-term debt and capital leases - less current maturities	816,510	7,908	13	—	824,431
Intercompany payable	328,785	1,149,412	—	(1,478,197)	—
Deferred income taxes	(10,048)	198,281	(198)	—	188,035
Pension liabilities, net	675	55,080	—	—	55,755
Other noncurrent liabilities	22,164	16,927	—	—	39,091

Total liabilities	1,183,069	1,739,850	15,625	(1,491,099)	1,447,445
Stockholder’s equity	739,802	752,596	84,461	(837,057)	739,802

	$1,922,871	$2,492,446	$100,086	$(2,328,156)	$2,187,247

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

Nine months ended October 2, 2010

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$76,067	$98,205	$4,829	$(103,034)	76,067
Other cash used in operating activities	(98,013)	(25,511)	(11,028)	103,035	(31,517)

Net cash (used in) provided by operating activities	(21,946)	72,694	(6,199)	1	44,550
Purchases of property, plant and equipment	—	(43,163)	—	—	(43,163)
Additions to intangibles	—	(741)	—	—	(741)
Proceeds from sale of property and equipment	—	659	—	—	659
Acquisition of business, net of cash acquired	—	(9,906)	—	—	(9,906)
Other investing activities, net	—	8	—	—	8

Net cash used in investing activities	—	(53,143)	—	—	(53,143)
Short-term borrowings	308,700	—	—	—	308,700
Short-term repayments	(216,200)	—	—	—	(216,200)
Principal payments on long-term debt	(816,508)	(2,003)	(569)	—	(819,080)
Proceeds from issuance of long-term debt	1,975,000	8,234	—	—	1,983,234
Intercompany payable (receivable)	27,502	(27,501)	—	(1)	—
Distribution to shareholder	(1,303,731)	—	—	—	(1,303,731)
Debt financing costs	(47,585)	—	—	—	(47,585)

Net cash used in financing activities	(72,822)	(21,270)	(569)	(1)	(94,662)
Effect of exchange rate changes on cash and cash equivalents	—	—	(324)	—	(324)

Decrease in cash and cash equivalents	(94,768)	(1,719)	(7,092)	—	(103,579)
Cash and cash equivalents, beginning of period	98,340	3,825	10,928	—	113,093

Cash and cash equivalents, end of period	$3,572	$2,106	$3,836	$—	$9,514

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

Nine months ended October 3, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$89,402	$97,861	$3,655	$(101,516)	89,402
Other cash (used in) provided by operating activities	(125,707)	18,386	(8,599)	104,872	(11,048)

Net cash (used in) provided by operating activities	(36,305)	116,247	(4,944)	3,356	78,354
Purchases of property, plant and equipment	—	(37,045)	(2)	—	(37,047)
Additions to intangibles	—	(553)	—	—	(553)
Proceeds from sale of property and equipment	—	3,042	—	—	3,042
Acquisition of business, net of cash acquired	1,432	(2,301)	—	—	(869)
Other investing activities, net	—	(1)	—	—	(1)

Net cash provided by (used in) investing activities	1,432	(36,858)	(2)	—	(35,428)
Short-term repayments	(132,500)	796	—	—	(131,704)
Intercompany payable (receivable)	88,008	(84,652)	—	(3,356)	—
Distribution to stockholder	(15,981)	—	—	—	(15,981)
Debt financing costs	(2,532)	(44)	(43)	—	(2,619)

Net cash used in financing activities	(63,005)	(83,900)	(43)	(3,356)	(150,304)
Effect of exchange rate changes on cash and cash equivalents	—	—	(441)	—	(441)

Decrease in cash and cash equivalents	(97,878)	(4,511)	(5,430)	—	(107,819)
Cash and cash equivalents, beginning of period	102,517	6,499	8,585	—	117,601

Cash and cash equivalents, end of period	$4,639	$1,988	$3,155	$—	$9,782

PROSPECTUS

Offer to exchange

$750,000,000 principal amount of our 10.00% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 10.00% Senior Notes due 2017.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.

II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Holdco against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Delaware Registrants

Visant Corporation, AKI, Inc., Neff Holding Company, PCC Express, Inc. and Phoenix Color Corp. are incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of Visant Corporation and each of Visant Corporation’s guarantors incorporated in Delaware and listed above provide indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the fullest extent permitted by the DGCL, as amended from time to time.

Dixon Direct LLC, Memory Book Acquisition LLC and The Lehigh Press LLC are formed under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act, as amended, grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability agreements of Dixon Direct LLC, Memory Book Acquisition Company LLC and The Lehigh Press LLC provide exculpation to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, against liability to the company or any other member or manager of the company for any act or omission, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, or (3) any transactions from which the individual derived an improper personal benefit. In addition, the limited liability agreements of Dixon Direct LLC, Memory Book Acquisition Company LLC and The Lehigh Press LLC provide that indemnification may be provided to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, who was or is a party to any action, suit or proceeding, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, (3) any transactions from which the individual derived an improper personal benefit, or (4) a criminal act or proceeding where reasonable cause is present to believe that the individual’s conduct was unlawful.

Iowa Registrant

Rock Creek Athletics, Inc. is incorporated under the laws of Iowa.

Section 851 of the Iowa Business Corporation Act (the “IBCA”) provides that a corporation has the power to indemnify its directors against liabilities incurred by reason of such person serving in the capacity of director, if such person acted (a) in good faith, (b) in a manner reasonably believed by the individual to be, in the case of conduct in the person’s capacity as a director, in the best interests of the corporation, or, in all other cases, at least not opposed to the best interests of the corporation, and (c) in the case of any criminal proceeding, without reasonable cause to believe that his or her conduct was unlawful. Section 852 of the IBCA requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The foregoing indemnity provisions notwithstanding, a corporation may not indemnify a director in connection with (a) any actions brought by or in the right of the corporation, except for reasonable expenses incurred, or (b) any proceeding with respect to conduct for which the person is adjudged to be liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.

Section 856 of the IBCA provides that a corporation has the power to indemnify its officers to the same extent as directors may be indemnified under Section 851, and to such further extent as provided in the corporation’s articles of incorporation, bylaws or by resolution of the corporation’s board of directors. Further, Section 856 requires a corporation to indemnify an officer to the same extent that the corporation is required to indemnify a director under Section 852. Notwithstanding the forgoing indemnity provisions, a corporation may not indemnify an officer in connection with (a) any action brought by or in the right of the corporation, except reasonable expenses incurred, (b) liability arising out of conduct that constitutes receipt of a financial benefit to which the officer was not entitled, (c) liability arising out of conduct that constitutes an intentional infliction of harm against the corporation or the shareholders, or (d) liability arising out of conduct that constitutes an intentional violation of criminal law.

The articles of incorporation for Rock Creek Athletics, Inc. provide that the corporation shall be required to indemnify an individual made a party to a proceeding because the individual was an officer, director, agent, or employee against liability if the conditions of Sections 490.851 and 490.855 of the IBCA are met. The by-laws for Rock Creek Athletics, Inc. provide that any person with respect to whom corporations are empowered to grant indemnification under the IBCA shall be entitled to the full benefits by reason of past or present services as a director, officer, employee or agent of Rock Creek Athletics, Inc. and/or past or present services at the request of Rock Creek Athletics, Inc. in any other capacity.

Maryland Registrant

Phoenix (Md.) Realty, LLC is formed under the laws of Maryland.

Section 4A-203 of the Maryland Limited Liability Company Act permits a Maryland limited liability company, unless otherwise provided by law or its articles of organization or operating agreement, to indemnify any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act constituted willful misconduct or recklessness.

Phoenix (Md.) Realty, LLC’s operating agreement requires it to indemnify, to the fullest extent permitted by Maryland law as if it were a Maryland corporation, any managers and officers, including (without limitation) the advance of expenses, and permits it to indemnify other employees and agents to the extent authorized by the Board of Managers. Section 2-418 of the Maryland General Corporation Law (“MGCL”) requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

In addition, Phoenix (Md.) Realty, LLC’s operating agreement provides that, to the fullest extent permitted by Maryland law, no manager or officer may be personally liable to Phoenix (Md.) Realty, LLC or its members for money damages, and no amendment to Phoenix (Md.) Realty, LLC’s operating agreement or By-laws or repeal of any of their respective provisions will limit or eliminate the limitation of liability provision. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Additionally, Phoenix (Md.) Realty, LLC’s By-laws provide that any indemnification or advancement of expenses shall be made promptly, and in any event within 60 days, upon the written request of the manager or officer seeking indemnification or advancement of expenses. Any costs and expenses incurred by an indemnified party in establishing his or her right to indemnification shall be reimbursed by Phoenix (Md.) Realty, LLC. The By-laws also provide that indemnification and advancement of expenses provided by the Articles of Organization, Operating Agreement and By-laws (i) are not exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled to under any law, agreement, vote of members or disinterested managers or other provisions that is consistent with law; and (ii) will continue in respect of all events occurring while a person was an officer or director and will inure to the benefit of the estate, heirs, executors and administrators of such person. Phoenix (Md.) Realty, LLC will not be liable for any claim for indemnification made by a manager or officer to the extent such manager or officer has received payment under any insurance policy, agreement or otherwise, of the amounts otherwise indemnifiable pursuant to the By-laws. The By-laws further provide that all rights to indemnification and advance of expenses shall be deemed a contract between Phoenix (Md.) Realty, LLC and the manager or officer who serves in such capacity. No amendment of the indemnification provisions of the By-laws may diminish the rights of any person entitled to indemnification with respect to events occurring or claims made before the adoption of such amendment or claims made after the adoption of such amendment in respect of events occurring before its adoption. Finally, the By-laws provide that any repeal or modification of the By-laws shall not in any way diminish any right to indemnification or advancement of expenses of such Manager or officer or the obligations of Phoenix (Md.) Realty, LLC arising under the By-laws with respect to events occurring, or claims made, while the indemnification provision is in force.

Minnesota Registrant

Jostens, Inc. is incorporated under the laws of the State of Minnesota.

Unless stated otherwise in the articles of incorporation or by-laws, Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•	has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

•	acted in good faith;

•	received no improper benefit;

•	in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in such person’s official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

Jostens, Inc.’s articles of incorporation and bylaws provide that Jostens, Inc. shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

The MBCA states that a person made or threatened to be made a party to a proceeding (as described above) is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. The applicability of this provision may be limited by a corporation’s articles of incorporation or bylaws. However, Jostens, Inc.’s articles of incorporation and bylaws are silent with regard to the advancement of expenses.

Jostens, Inc.’s articles of incorporation state that no director shall be personally liable to Jostens, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

Ohio Registrant

Neff Motivation, Inc. is incorporated under the laws of Ohio.

Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made to any director or officer in respect of any claim, issue, or matter as to which (1) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (2) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

Neff Motivation, Inc. has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers to the fullest extent provided by, or permissible under, Section 1701.13(E). Neff Motivation, Inc. is specifically authorized to take any and all further action to effectuate any indemnification of any director or officer that any Ohio corporation may have the power to take by any vote of the shareholders, vote of disinterested directors, by any agreement, or otherwise. Neff Motivation, Inc. may purchase and maintain contracts insuring the company against any liability to directors and officers they may incur under the above provisions for indemnification.

Wisconsin Registrant

Visual Systems, Inc. is incorporated under the laws of Wisconsin.

Under Section 180.0851 of the Wisconsin Business Corporation Law, a corporation shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the registrant and such breach or failure to perform constitutes: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the corporation’s articles of incorporation or bylaws.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Visual Systems, Inc.’s by-laws provide that every person who is or was a director or officer, and any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, shall be indemnified by Visual Systems, Inc., except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged to have been guilty of fraud in the performance of his duty as such officer or director. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such director or officer is guilty of fraud in the performance of his duties, if such director or officer was acting in good faith in what he considered to be the best interests of the corporation and with no reasonable cause to believe that the action was illegal.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description

2.1	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company, incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on January 5, 2007.

2.2	Agreement and Plan of Merger, dated as of February 11, 2008, by and among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSorsa, as stockholders’ representative and the stockholders signatory thereto, incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on February 15, 2008.

3.1	Second Amended and Restated Certificate of Incorporation of Visant Holding Corp. (f/k/a Jostens Holding Corp.), incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp., incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

3.3	By-Laws of Visant Holding Corp., incorporated by reference to Visant Holding Corp.’s Form S-4/A (file no. 333-112055), filed on February 2, 2004.

3.4	Certificate of Incorporation of Visant Secondary Holdings Corp. (f/k/a Jostens Secondary Holding Corp.), incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

3.5	Certificate of Amendment of the Certificate of Incorporation of Visant Secondary Holdings Corp., incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

Exhibit Number	Exhibit Description

3.6	By-Laws of Visant Secondary Holding Corp., incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

3.7	Amended and Restated Certificate of Incorporation of Visant Corporation (f/k/a Jostens IH Corp.), incorporated by reference to Visant Corporation’s Form S-4 (file no. 333-120386), filed on November 12, 2004.

3.8	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Visant Corporation, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

3.9	By-Laws of Visant Corporation, incorporated by reference to Visant Corporation’s Form S-4 (file no. 333-120386), filed on November 12, 2004.

3.10	Form of Amended and Restated Articles of Incorporation of Jostens, Inc., incorporated by reference to Jostens, Inc.’s Form 10-Q, filed on November 12, 2003

3.11*	By-Laws of Jostens, Inc.

3.12*	Certificate of Formation of The Lehigh Press LLC.

3.13*	Limited Liability Company Agreement of The Lehigh Press LLC.

3.14	Certificate of Amendment of Amended and Restated and Certificate of Incorporation of AKI, Inc. (f/k/a Arcade Marketing, Inc.), incorporated by reference to AKI, Inc.’s Form S-4/A (file no. 333-60989), filed on November 13, 1998.

3.15	By-Laws of AKI, Inc., incorporated by reference to AKI, Inc.’s Form S-4 (file no. 333-60989), filed on August 7, 1998.

3.16*	Certificate of Formation of Dixon Direct LLC.

3.17*	Limited Liability Company Agreement of Dixon Direct LLC.

3.18	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of Neff Holding Company, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-142678), filed on May 7, 2007.

3.19	By-Laws of Neff Holding Company, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-142678), filed on May 7, 2007.

3.20	Amended Articles of Incorporation of Neff Motivation, Inc., incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-142678), filed on May 7, 2007.

3.21	Amended Code of Regulations of Neff Motivation, Inc., incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-142678), filed on May 7, 2007.

3.22	Certificate of Formation of Memory Book Acquisition Company LLC, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.23	Limited Liability Company Agreement of Memory Book Acquisition Company LLC, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.24	Certificate of Incorporation of PCC Express, Inc., incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.25	By-Laws of PCC Express, Inc. , incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.26	Certificate of Incorporation of Phoenix Color Corp. (f/k/a Phoenix Merger Corp.), incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

Exhibit Number	Exhibit Description

3.27	Amended and Restated By-Laws of Phoenix Color Corp., incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.28	Articles of Organization of Phoenix (Md.) Realty, LLC, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.29	Operating Agreement of Phoenix (Md.) Realty, LLC, incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.30	Articles of Incorporation of Visual Systems, Inc. (f/k/a Newberg Acquisition, Inc.), incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.31	By-Laws of Visual Systems, Inc. (f/k/a Newbury Acquisition, Inc.), incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed on May 20, 2008.

3.32	Articles of Amendment to the Articles of Incorporation and Articles of Incorporation of Rock Creek Athletics, Inc., incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2010.

3.33	By-Laws of Rock Creek Athletics, Inc., incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2010.

4.1	Indenture, dated September 22, 2010, among Visant Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee, incorporated by reference to Visant Corporation’s Form 8-K, filed on September 27, 2010.

4.2	Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the guarantors party thereto, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and KKR Capital Markets LLC, incorporated by reference to Visant Corporation’s Form 8-K, filed on September 27, 2010.

4.3	Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the Stockholders named therein, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

4.4	Form of 10.00% Senior Notes due 2017 (included in Exhibit 4.1).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Sheri K. Hank, counsel to Jostens, Inc.

5.3*	Opinion of Calfee, Halter & Griswold LLP.

5.4*	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC.

5.5*	Opinion of Reinhart Boerner Van Deuren s.c.

5.6*	Opinion of Simmons Perrine Moyer Bergman PLC.

10.1	Credit Agreement, dated as of September 22, 2010, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse AG, as Administrative Agent, Credit Suisse AG Toronto Branch, as Canadian Administrative Agent, Credit Suisse Securities (USA) LLC, as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Lending Partners LLC, as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, Banc of America Securities LLC, Barclays Capital, Deutsche Bank Securities Inc. and KKR Capital Markets LLC, as Co-Arrangers and Joint Bookrunners, Banc of America Securities LLC, Barclays Bank plc, Deutsche Bank AG New York Branch and KKR Capital Markets LLC, as Co-Documentation Agents, and certain other lending institutions from time to time parties thereto, incorporated by reference to Visant Corporation’s Form 8-K, filed on September 27, 2010 .

Exhibit Number	Exhibit Description

10.2	Stock Purchase and Stockholders’ Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 28, 2004.

10.3	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003, incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q, filed on November 10, 2003.

10.4**	Jostens, Inc. Executive Severance Pay Plan-2003 Revision, effective February 26, 2003, incorporated by reference to Jostens, Inc.’s Form 10-K, filed on April 1, 2004.

10.5**	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000, incorporated by reference to Jostens, Inc.’s Form S-4 (file no. 333-45006), filed on September 1, 2000.

10.6**	Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of January 6, 2005, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-4/A (file no. 333-112055), filed on February 14, 2005.

10.7**	Second Amended and Restated Employment Agreement, dated as of May 17, 2010, between Visant Holding Corp. and Marc L. Reisch, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed May 18, 2010.

10.8**	Marc L. Reisch 2010 Supplemental Executive Retirement Plan, dated May 17, 2010, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on May 18, 2010.

10.9**	Marc L. Reisch 2010 Supplemental Executive Retirement Plan Form of Trust Agreement, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on May 18, 2010.

10.10**	Management Stockholder’s Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.11**	Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.12**	Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.13**	Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.14	Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-4/A (file no. 333-112055), filed on February 14, 2005.

10.15	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc., incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.16**	Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

Exhibit Number	Exhibit Description

10.17**	Form of Management Stockholder’s Agreement, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

10.18**	Form of Sale Participation Agreement, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

10.19**	Form of Visant Holding Corp. Stock Option Agreement, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

10.20**	Form of Jostens, Inc. Stock Option Agreement, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2005.

10.21**	Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated March 22, 2006, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 30, 2006.

10.22**	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003, incorporated by reference to Jostens, Inc.’s Form 10-K, filed on April 1, 2004.

10.23**	Form of Amended and Restated Agreement entered into with respect to Executive Supplemental Retirement Plan, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2009.

10.24**	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Paul B. Carousso, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on May 14, 2007.

10.25**	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Marie D. Hlavaty, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on May 14, 2007.

10.26**	Employment Agreement dated as of January 7, 2008 by and among Visant Corporation, Jostens, Inc. and Timothy Larson incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 26, 2008.

10.27**	Award Letter to Timothy M. Larson, dated as of April 1, 2008, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-1/A (file no. 333-142680), filed on May 20, 2008.

10.28**	Form of Restricted Stock Award Agreement, incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-1/A (file no. 333-142680), filed on May 20, 2008.

10.29**	Form of 2008 Long-Term Incentive Award Letter, incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 12, 2008.

10.30**	Form of 2010 Long-Term Incentive Award Letter, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2010.

10.31**	Form of 2010 Jostens, Inc. Long-Term Incentive Award Letter, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2010.

10.32**	Amendment to the Jostens Holding Corp. 2003 Stock Incentive Plan, incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2010.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1*	Subsidiaries of Visant Corporation.

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

Exhibit Number	Exhibit Description

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included in signature pages of this prospectus).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee under the Indenture, dated as of September 22, 2010, among Visant Corporation, the guarantors party thereto and U.S. Bank National Association, as Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

**	Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings.

(a) Each of the undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	Each of the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

VISANT CORPORATION

/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chairman, President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2010

/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	December 9, 2010

/s/ GEORGE M.C. FISHER George M.C. Fisher	Director	December 9, 2010

Signature	Title	Date

/s/ ALEXANDER NAVAB Alexander Navab	Director	December 9, 2010

/s/ TAGAR C. OLSON Tagar C. Olson	Director	December 9, 2010

/s/ CHARLES P. PIEPER Charles P. Pieper	Director	December 9, 2010

/s/ SUSAN C. SCHNABEL Susan C. Schnabel	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of December, 2010.

AKI, Inc.

/s/ DEBRA LEIPMAN-YALE
Name:	Debra Leipman-Yale
Title:	President

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DEBRA LEIPMAN-YALE Debra Leipman-Yale	President (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Director	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

Dixon Direct LLC

/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer and Manager (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Manager (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

Visual Systems, Inc.

/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Director (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 9th day of December, 2010.

Jostens, Inc.

/s/ TIMOTHY LARSON
Name:	Timothy Larson
Title:	President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY LARSON Timothy Larson	President and Chief Executive Officer (Principal Executive Officer)	December 9, 2010

/s/ JAMES SIMPSON James Simpson	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Director	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

Memory Book Acquisition LLC

/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer and Manager (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Manager (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of Ohio, on this 9th day of December, 2010.

Neff Holding Company
Neff Motivation, Inc.
Rock Creek Athletics, Inc.

/s/ ANDREW HANNAH
Name:	Andrew Hannah
Title:	President

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW HANNAH Andrew Hannah	President (Principal Executive Officer)	December 9, 2010

/s/ SUSAN KNORE Susan Knore	Vice President, Finance (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Director	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Director	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

PCC Express, Inc.

/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Director (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Director	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

Phoenix (Md.) Realty, LLC

/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Manager (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Manager	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on this 9th day of December, 2010.

Phoenix Color Corp.

/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Director (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARC L. REISCH Marc L. Reisch	Director	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on this 9th day of December, 2010.

The Lehigh Press LLC

/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Paul B. Carousso and Marie D. Hlavaty, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, a Registration Statement on Form S-4 and any amendments, including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), relating to an offer to exchange 10.00% Senior Notes due 2017 (the “Notes”) of Visant Corporation and any Market-Maker Registration Statement on Form S-1 and any amendments including post-effective amendments thereto related to the Notes and any other notes described therein, as contemplated under the Exchange and Registration Rights Agreement, dated September 22, 2010, among Visant Corporation, the subsidiary guarantors party thereto and the initial purchasers of the Notes, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the Notes pursuant to such Registration Statement on Form S-4 and such Market-Maker Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement on Form S-4 or Market Maker Registration Statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC L. REISCH Marc L. Reisch	President, Chief Executive Officer and Manager (Principal Executive Officer)	December 9, 2010

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President and Manager (Principal Financial and Accounting Officer)	December 9, 2010

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	December 9, 2010